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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 30, 2012

Registration 333-183628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.
(Exact name of registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	6719 (Primary Standard Industrial Classification Code Number)	91-1969407 (I.R.S. Employer Identification Number)

10885 N.E. 4th Street, Suite 1200
Bellevue, Washington 98004
(425) 454-6363
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steve Secrist
Vice President, General Counsel and Chief Ethics and Compliance Officer
Puget Energy, Inc.
10885 N.E. 4th Street, Suite 1200
Bellevue, Washington 98004
(425) 454-6363
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

5.625% Senior Secured Notes due 2022	$450,000,000	100%	$450,000,000	$51,570(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2)
Equals the aggregate principal amount of the securities being registered.

(3)
Previously paid in connection with the initial filing of this Registration Statement.

P R O S P E C T U S

Puget Energy, Inc.

OFFER TO EXCHANGE ITS
5.625% Senior Secured Notes due 2022
that have been registered under the Securities Act of 1933, as amended for any and all of its outstanding
5.625% Senior Secured Notes due 2022
that were issued and sold in a transaction
exempt from registration
under the Securities Act of 1933, as amended

          Puget Energy, Inc., a Washington corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $450 million in aggregate principal amount of its 5.625% Senior Secured Notes due 2022, which we refer to as the "exchange notes," for the same principal amount of its outstanding 5.625% Senior Secured Notes due 2022, which we refer to as the "original notes." We refer to the original notes and the exchange notes, collectively, as the "Notes." The original notes are and the exchange notes will be senior secured obligations and rank and will rank pari passu in right of payment with all of our existing and future senior secured indebtedness and will rank senior to all of our future subordinated indebtedness. Subject to certain exceptions, the Notes are and will be secured by a security interest in (i) substantially all of our assets, which for all practical purposes consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, Puget Sound Energy, Inc. ("PSE") and (ii) all of our equity interests owned by our parent company, Puget Equico LLC ("Puget Equico"). These same assets also secure our obligations under our senior secured credit facility on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis.

          The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidated damages. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see "Description of Notes."

          The exchange offer will expire at 5:00 p.m. New York City time, on November 30, 2012, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

          The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended, or the Securities Act. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes. We do not intend to apply for listing of either the original notes or the exchange notes on any exchange or market.

          Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 180 days following the consummation of the exchange offer (or until such broker-dealer is no longer required to deliver a prospectus) in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

          Investing in the exchange notes involves certain risks. Please read "Risk Factors" beginning on page 12 of this prospectus.

          This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about October 30, 2012.

          Neither the Securities and Exchange Commission, or the SEC or the Commission, nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2012.

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by Puget Energy. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Puget Energy since the date hereof of this prospectus.

i

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "future," "intends," "may," "might," "plans," "potential," "predicts," "projects," "should," "will likely result," "will continue" or similar expressions are intended to identify certain of these forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events.

        Forward-looking statements reflect current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us and PSE, as applicable, to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

        In addition to other factors and matters discussed elsewhere in this prospectus, some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  •
  Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), with respect to allowed rates of return, cost recovery, financing, industry and rate structures, transmission and generation business structures within PSE, acquisition and disposal of assets and facilities, operation, maintenance and construction of electric generating facilities, natural gas and electric distribution and transmission facilities, licensing of hydroelectric operations and natural gas storage facilities, recovery of other capital investments, recovery of power and natural gas costs, recovery of regulatory assets, implementation of energy efficiency programs and present or prospective wholesale and retail competition;

  •
  Failure of PSE to comply with the FERC or the Washington Commission standards and/or rules, which could result in penalties based on the discretion of either commission;

  •
  Findings of noncompliance with electric reliability standards developed by the North American Electric Reliability Corporation or the Western Electricity Coordinating Council for users, owners and operators of the power system, which could result in penalties;

  •
  Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or byproducts of electric generation (including coal ash or other substances), natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

  •
  The ability to recover costs arising from changes in enacted federal, state or local tax laws in a timely manner;

  •
  Changes in tax law, related regulations or differing interpretation or enforcement of applicable law by the Internal Revenue Service (IRS) or other taxing jurisdiction;

  •
  Inability to realize deferred tax assets and use production tax credits (PTCs) due to insufficient future taxable income;

  •
  Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires and landslides, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

  •
  Commodity price risks associated with procuring natural gas and power in wholesale markets or counterparties extending credit to PSE without collateral posting requirements;

  •
  Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede PSE's ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

  •
  Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

  •
  The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

  •
  PSE electric or natural gas distribution system failure, which may impact PSE's ability to deliver energy supply to its customers;

  •
  Changes in climate or weather conditions in the Pacific Northwest, which could have effects on customer usage and PSE's revenue and expenses;

  •
  Regional or national weather, which can have a potentially serious impact on PSE's ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

  •
  Variable hydrological conditions, which can impact streamflow and PSE's ability to generate electricity from hydroelectric facilities;

  •
  Electric plant generation and transmission system outages, which can have an adverse impact on PSE's expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

  •
  The ability of a natural gas or electric plant to operate as intended;

  •
  The ability to renew contracts for electric and natural gas supply and the price of renewal;

  •
  Blackouts or large curtailments of transmission systems, whether PSE's or others', which can affect PSE's ability to deliver power or natural gas to its customers and generating facilities;

  •
  The ability to restart generation following a regional transmission disruption;

  •
  The failure of the interstate natural gas pipeline delivering to PSE's system, which may impact PSE's ability to adequately deliver natural gas supply or electric power to its customers;

  •
  Industrial, commercial and residential growth and demographic patterns in the service territories of PSE;

  •
  General economic conditions in the Pacific Northwest, which may impact customer consumption or affect PSE's accounts receivable;

  •
  The loss of significant customers, changes in the business of significant customers or the condemnation of PSE's facilities, which may result in changes in demand for PSE's services;

  •
  The failure of information systems or the failure to secure information system data, which may impact the operations and cost of PSE's customer service, generation, distribution and transmission;

  •
  The impact of acts of God, terrorism, flu pandemic or similar significant events;

  •
  Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

  •
  Employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

  •
  The ability to obtain insurance coverage and the cost of such insurance;

  •
  The ability to maintain effective internal controls over financial reporting and operational processes;

  •
  Changes in Puget Energy's or PSE's credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Energy or PSE generally, or the failure to comply with the covenants in Puget Energy's or PSE's credit facilities, which would limit Puget Energy's and PSE's ability to utilize such facilities for capital; and

  •
  Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of PSE's retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult "Risk Factors" included elsewhere in this prospectus.

PROSPECTUS SUMMARY

        This section contains a general summary of certain of the information contained in this prospectus and does not include all of the information that may be important to you in making your investment decision. You should read this entire offering memorandum, including the "Risk Factors" section and the financial statements and notes to those statements contained in this prospectus before making an investment decision. See "Where You Can Find More Information." As used herein, unless otherwise stated or indicated by context, references to "we," "our" and "us" refer to Puget Energy, Inc. References to "PSE" are to Puget Sound Energy, Inc., our wholly owned subsidiary.

 Puget Energy, Inc.

Overview

        We are an energy services holding company incorporated in the state of Washington in 1999. All of our operations are conducted through our subsidiary PSE. We have no significant assets other than the common stock of PSE.

        In February 2009, we completed our merger with Puget Holdings LLC ("Puget Holdings"), as a result of which we are an indirect wholly owned subsidiary of Puget Holdings. Puget Holdings is owned by a consortium of the following long-term infrastructure investors (the "Consortium"): Macquarie Infrastructure Partners I ("MIP I"), Macquarie Infrastructure Partners II ("MIP II"), Macquarie Capital Group Limited ("MCAP"), Macquarie-FSS Infrastructure Trust (which, together with MIP I, MIP II and MCAP, owned 45.5% of Puget Holdings as of June 30, 2012), the Canada Pension Plan Investment Board (which owned 31.6% of Puget Holdings as of June 30, 2012), the British Columbia Investment Management Corporation (which owned 15.8% of Puget Holdings as of June 30, 2012) and the Alberta Investment Management Corporation (which owned 7.1% of Puget Holdings as of June 30, 2012).

        We are the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution, generation and natural gas distribution. Our business strategy is to generate stable cash flows by offering reliable electric and natural gas service in a cost-effective manner through PSE.

        PSE furnishes electric and natural gas services to residential and commercial customers within a service territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington. At June 30, 2012, PSE had approximately 1,088,868 electric customers, of which approximately 88.3% were residential customers, 11.0% were commercial customers and 0.7% were industrial, transportation and other customers. At June 30, 2012, PSE had approximately 762,942 gas customers, of which approximately 92.6% were residential customers, 7.1% were commercial customers and 0.3% were industrial and transportation customers.

        PSE is affected by various seasonal weather patterns and therefore, utility revenues and associated expenses are not generated evenly during the year. Energy usage varies seasonally and monthly, primarily as a result of weather conditions. PSE experiences its highest retail energy sales in the first and fourth quarters of the year. Sales of electricity to wholesale customers also vary by quarter and year depending principally upon fundamental market factors and weather conditions. PSE has a Purchased Gas Adjustment ("PGA") mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. PSE also has a Power Cost Adjustment ("PCA") mechanism in retail electric rates to recover variations in electricity costs on a shared basis with customers.

        Since all of our operations are conducted through PSE, our primary source of funds for the repayment of our indebtedness is dividends paid from PSE, which is subject to numerous restrictions on its ability to pay dividends, some of which derive from state corporate law, PSE's gas and electric mortgage indentures and its credit agreements, state regulations and commitments made to the Washington Commission in connection with the Washington Commission's order approving our merger with Puget Holdings.

        Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363. Our website address is www.pugetenergy.com. Information found on our website is not incorporated into or otherwise part of this prospectus.

Summary of the Exchange Offer

        In June 2012, we completed a private offering of the original notes. We received aggregate proceeds, before expenses, commissions and discounts, of $449,968,500 from the sale of the original notes.

        In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to use best efforts to cause an exchange offer registration statement of which this prospectus is a part to be declared effective by the SEC within 180 days of the issuance of the original notes as part of an exchange offer for the original notes. In an exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms as the original notes. The exchange notes will be accepted for clearance through The Depository Trust Company, or the DTC, and Clearstream Banking SA, or Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or Euroclear, with a new CUSIP and ISIN number and common code. You should read the discussions under the headings "The Exchange Offer," "Description of Notes," and "Book-Entry; Delivery and Form" respectively, for more information about the exchange offer and exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer	We are offering to exchange up to $450 million principal amount of the exchange notes for up to $450 million principal amount of the original notes. Original notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes promptly after the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time, on November 30, 2012, unless we decide to extend the expiration date. Please read "The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment" for more information about extending the expiration date.

Withdrawal of Tenders

You may withdraw your tender of original notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept original notes for exchange if there is a question as to whether the exchange offer would be unlawful.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered. Please read "The Exchange Offer—Conditions to the Exchange Offer" for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes

If your original notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• you are acquiring the exchange notes in the ordinary course of your business;
• you do not intend to participate in the distribution of the original notes or the exchange notes;
• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Special Procedures for Beneficial Owner

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures" if any of the following apply:
• you wish to tender your original notes but they are not immediately available;
• you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or
• you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.
Resales

Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• you are not our affiliate;
• you are acquiring the exchange notes in the ordinary course of your business;
• you do not intend to participate in the distribution of the original notes or the exchange notes;
• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes during the Exchange Offer Registration Period. See "Plan of Distribution."

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please see "Material United States Federal Income Tax Considerations."
Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See "The Exchange Offer—Transfer Taxes."

Registration Rights

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original notes. Please see "Description of Notes—Registration Rights; Additional Interest" for more information regarding your rights as a holder of the original notes.

The Exchange Agent

        We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. As described in more detail under the caption "The Exchange Offer—Procedures for Tendering," if you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Wells Fargo Bank, National Association

By Mail (Registered or Certified Mail Recommended), Overnight Courier orHand:	By Facsimile Transmission (for Eligible Institutions Only):	Confirm Receipt of Tenders by Telephone:
Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South, 12th Floor Minneapolis, MN 55402 ATTN: Bondholder Communications	(612) 667-6282	(800) 344-5128

The Exchange Notes

Issuer	Puget Energy, Inc.
Notes Offered	$450,000,000 aggregate principal amount of 5.625% Senior Secured Notes due 2022.
Maturity Date	July 15, 2022.
Interest Payment Dates	January 15 and July 15 of each year, beginning January 15, 2013.
Optional Redemption

At any time prior to April 15, 2022, we may, at our option, redeem the Notes in whole or in part, at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes then outstanding to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in either case, accrued and unpaid interest, including additional interest, thereon to the date of redemption.

At any time on or after April 15, 2022, we may, at our option, redeem the Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

Ranking	The Notes will be our senior secured obligations and will:

•

rank pari passu in right of payment, to the extent of the value of the Collateral securing the Notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility, our 6.500% Senior Secured Notes due 2020 and our 6.000% Senior Secured Notes due 2021 constitute our only other senior secured indebtedness);

• be senior in right of payment to any of our future subordinated indebtedness; and
• be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.
As of June 30, 2012, we had approximately $1.834 billion of senior secured debt outstanding, and PSE had approximately $3.524 billion of senior secured debt and other secured liabilities outstanding.
Collateral

Our obligations under the Notes will be secured by a security interest in substantially all of our assets and our equity interests owned by our parent company, Puget Equico, as provided in the indenture. The Collateral, as defined in the indenture, consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, PSE. These assets also secure our obligations under our senior secured credit facility and our existing senior secured notes on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis. See "Description of Notes—Security." The Collateral will exclude certain of our assets as more specifically set forth in the Collateral documents, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity.

Change of Control

Upon the occurrence of a change of control triggering event, each holder of the Notes will have the right, at the holder's option, to require us to repurchase all or any part of the holder's Notes at a purchase price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, including additional interest, if any, to the date of such purchase in accordance with the procedures set forth in the indenture. See "Description of Notes—Purchase of Notes Upon Change of Control Repurchase Event."

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further Notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the Notes offered by this prospectus. These further Notes may be consolidated and form a single series with the Notes offered by this prospectus.

Covenants

The indenture governing the Notes contains certain covenants that, among other things, restrict our ability to merge, consolidate or transfer or lease all or substantially all of our assets. These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption "Description of Notes—Certain Covenants."

Summary Consolidated Financial Information

        The following summary consolidated financial information for each of the three fiscal years in the periods ended December 31, 2011, 2010 and 2009 is derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2010 and December 31, 2011 are included in this prospectus. The summary consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the consolidated financial statements, the related notes, and other financial information, included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future period.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2009(1)	2010	2011	2011	2012
	(dollars in thousands)
Income statement data:
Operating revenue	$3,328,861	$3,122,217	$3,318,765	$1,752,268	$1,727,129
Operating expenses	2,818,588	2,813,983	2,843,825	1,419,431	1,358,232
Balance sheet and other data (at end of period):
Cash and cash equivalents	$78,527	$36,557	$37,235	$22,872	$16,133
Debt and preferred stock	4,377,698	4,889,713	5,302,367	5,001,632	5,375,633
Shareholders' equity	3,423,468	3,322,912	3,300,923	3,338,519	3,367,964
Cash flow statement data:
Net cash from operating activities	$1,068,345	$865,949	$1,010,328	$741,367	$545,857
Net cash from investing activities	(836,576)	(905,767)	(1,076,815)	(603,052)	(474,903)
Net cash from financing activities	(277,486)	(2,152)	67,165	(152,000)	(92,056)
Other financial data:
Capital expenditures	$775,688	$859,091	$976,513	$567,837	$398,900
EBITDA(2)	863,561	903,380	1,007,017	512,569	537,173

(1)
Income statement data, cash flow statement data, and other financial data for the fiscal year ended December 31, 2009 includes combined predecessor and successor company results following our 2009 merger.

(2)
EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short term, such as depreciation and amortization, taxation and interest expense, and unrealized gains or losses on derivative instruments. EBITDA measures our financial performance based on operational factors that management can influence in the short term, namely the cost structure and expenses of the organization.

EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate EBITDA include, but are not limited to:

  •
  the items excluded from the calculation of EBITDA generally represent income or expense items that may have a significant effect on our financial results;

  •
  items determined to be non-recurring in nature could, nevertheless, re-occur in the future;

  •
  EBITDA excludes certain tax payments that may represent a reduction in cash available to us;

  •
  EBITDA does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

    •
    EBITDA does not reflect the interest expense associated with, or the cash requirements necessary to service interest or principal payments on, our indebtedness.

  EBITDA is not an alternative to net income, income from continuing operations, or cash flows provided by or used in operating activities as calculated and presented in accordance with GAAP. You should not rely on EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation presented below, along with our consolidated statements of income, balance sheets, statements of comprehensive income and statements of cash flows. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, EBITDA as presented may differ from and may not be comparable to similarly titled measures used by other companies.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(dollars in thousands)
Consolidated Net Income	$186,771	$30,311	123,290	112,466	146,171
Consolidated Puget Energy Interest Expense (excluding AFUDC)	282,966	321,167	371,910	190,009	203,165
Consolidated Puget Energy Income Tax Expense	91,038	2,481	33,760	42,888	52,346
Consolidated Puget Energy Depreciation & Amortization	332,685	364,206	371,978	184,784	188,448
Conservation Amortization	66,467	90,109	107,646	56,084	62,921
Extraordinary or Non-cash Charges:
Consolidated Puget Energy ASC 815 Losses (Gains) on Derivative Instruments(1)	(152,734)	54,095	11,494	(50,113)	(59,350)
Unhedged Interest Rate Derivative Expense(2)	0	7,318	12,389	14,327	(13,398)
Tenaska Amortization(3)	32,147	36,955	40,051	0	0
PSE Bonneville Exchange Power Amortization	3,527	3,527	3,527	0	0
Consolidated Puget Energy Merger & Related Costs(4)	47,055	0	0	0	0
SO2 Emission Allowance Impairment(5)	0	7,876	0	0	0
California ISO Receivable Write-off(6)	0	17,763	0	0	0
PSE AFUDC(7)	(24,888)	(31,656)	(68,537)	(29,012)	(27,365)
Cash Interest Income(8)	(1,473)	(772)	(491)	(8,864)	(15,765)

EBITDA	863,561	903,380	1,007,017	512,569	537,173

(1)
Unrealized gains or losses on derivative instruments related to mark-to-market valuation of derivatives done in normal course of business to stabilize customer rates.

(2)
Unrealized loss on interest rate derivatives outstanding with no underlying debt resulting from repayments on Puget Energy term loan.

(3)
Amortization of the Tenaska gas contract restructuring regulatory asset.

(4)
Expenses related to Puget Energy's merger in February 2009 with Puget Holdings as described in this document.

(5)
Non-cash charge for decline in fair market value of SO2 emission allowances.

(6)
Partial write-off (per regulatory order) of regulatory asset related to the California Independent System Operator wholesale energy sales receivables dating to the California energy crisis; no amount remains.

(7)
Allowance for Funds Used During Construction is a regulatory non-cash return for financing capital projects before being placed in service.

(8)
On February 10, 2012, Puget Energy entered into a new credit agreement in which the definition and calculation of EBITDA changed. The EBITDA results reported for the six months ended June 30, 2011 and 2012 reflect the changed definition and calculation.

Ratio of Earnings to Fixed Charges

	Twelve Months Ended			Period from February 6, 2009 through December 31, 2009	Period from January 1, 2009 through February 5, 2009	Years Ended December 31,
	June 30, 2012	December 31, 2011	December 31, 2010
						2008	2007
Ratio of earnings to fixed charges	1.31x	1.23x	1.02x	1.87x	2.16x	1.94x	2.07x

RISK FACTORS

        You should carefully consider the following risks, as well as the other information contained in this prospectus, before exchanging the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known or currently deemed immaterial may also impair our business operations and our ability to service the Notes.

RISKS RELATING TO THE EXCHANGE OFFER

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:

  •
  The liquidity of any trading market that may develop;

  •
  The ability of holders to sell their exchange notes; or

  •
  The price at which the holders would be able to sell their exchange notes.

        The exchange notes will not be listed on any exchange or market. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

        Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

        In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

        We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

RISKS RELATING TO PUGET ENERGY'S CORPORATE STRUCTURE

As a holding company, we depend on PSE's ability to pay dividends.

        As a holding company with no significant operations of our own, the primary source of funds for the repayment of debt and other expenses, as well as payment of dividends to our shareholder, are cash dividends PSE pays us. PSE is a separate and distinct legal entity and has no obligation to pay any amounts to us, whether by dividends, loans or other payments. The ability of PSE to pay dividends or make distributions to us, and accordingly, our ability to pay interest on indebtedness or other expenses, will depend on PSE's earnings, capital requirements and general financial condition. If we do not receive adequate distributions from PSE, we may not be able to meet our obligations.

        The payment of dividends by PSE to us is restricted by provisions of certain covenants applicable to long-term debt contained in PSE's electric and natural gas mortgage indentures. In addition, beginning February 6, 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if its common equity ratio, calculated on a regulatory basis, is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE may not declare or make any distribution, unless on the date of distribution PSE's corporate credit/issuer rating is investment grade, or if its credit ratings are below investment grade, PSE's ratio of Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA") to interest expense for the four most recently ended fiscal quarters prior to such date is equal to or greater than three to one. The common equity ratio, calculated on a regulatory basis, was 48.3% at June 30, 2012 and the EBITDA to interest expense was 4.3 to 1.0 for the 12 months then ended.

        PSE's ability to pay dividends is also limited by the terms of its credit facilities, pursuant to which PSE is not permitted to pay dividends during any event of default (as defined in the facilities), or if the payment of dividends would result in an event of default (as defined in the facilities), such as failure to comply with certain financial covenants.

The Notes will be structurally subordinated to claims of creditors of PSE and our other subsidiaries.

        The Notes will be structurally subordinated to indebtedness and other liabilities of PSE and our other subsidiaries. Any right that we have pursuant to our equity interest in PSE to receive any assets of PSE upon the liquidation or reorganization of PSE, and the consequent rights of holders of the Notes to realize proceeds from the sale of PSE's assets, will be effectively subordinated to the claims of PSE's creditors, including trade creditors. Accordingly, in the event of a bankruptcy, liquidation or reorganization of PSE, PSE will pay the holders of its indebtedness and its trade creditors before it will be able to distribute any of its assets to us on account of our equity interest in PSE. The security interest in the pledged stock of PSE will not alter the effective subordination of the Notes to the claims of creditors of PSE.

RISKS RELATING TO PSE's BUSINESS

The actions of regulators can significantly affect PSE's earnings, liquidity and business activities.

        The rates that PSE is allowed to charge for its services are the single most important item influencing its financial position, results of operations and liquidity. PSE is highly regulated and the rates that it charges its wholesale and retail customers are determined by both the Washington Commission and the FERC. PSE is also subject to the regulatory authority of the Washington Commission with respect to accounting, operations, the issuance of securities and certain other matters, and the regulatory authority of the FERC with respect to the transmission of electric energy, the sale of electric energy at the wholesale level, accounting and certain other matters. Policies and regulatory actions by these regulators could have a material impact on PSE's financial position, results of operations and liquidity.

PSE's recovery of costs is subject to regulatory review and its operating income may be adversely affected if its costs are disallowed.

        The Washington Commission determines the rates PSE may charge to its electric retail customers based in part on historic test year costs plus normalized assumptions about rate year power costs, weather and hydrological conditions. Non-energy costs for natural gas retail customers are based on historic test year costs. If in a specific year PSE's costs are higher than what is allowed to be recovered in rates, revenues may not be sufficient to permit PSE to earn its allowed return or to cover its costs. In addition, the Washington Commission decides what level of expense and investment is reasonable and prudent in providing electric and natural gas service. If the Washington Commission decides that part of PSE's costs do not meet the standard, those costs may be disallowed partially or entirely and not recovered in rates. For the aforementioned reasons, the rates authorized by the Washington Commission may not be sufficient to earn the allowed return or recover the costs incurred by PSE in a given period.

The PCA mechanism, by which variations in PSE's power costs are apportioned between PSE and its customers pursuant to a graduated scale, could result in significant increases in PSE's expenses if power costs are significantly higher than the baseline rate.

        PSE has a PCA mechanism that provides for recovery of power costs from customers or refunding of power cost savings to customers, as those costs vary from the "power cost baseline" level of power costs which are set, in part, based on normalized assumptions about weather and hydrological conditions. Excess power costs or power cost savings will be apportioned between PSE and its customers pursuant to the graduated scale set forth in the PCA mechanism. As a result, if power costs are significantly higher than the baseline rate, PSE's expenses could significantly increase.

PSE may be unable to acquire energy supply resources to meet projected customer needs or may fail to successfully integrate such acquisitions.

        PSE projects that future energy needs will exceed current purchased and PSE-owned and controlled power resources. As part of PSE's business strategy, it plans to acquire additional electric generation and delivery infrastructure to meet customer needs. If PSE cannot acquire additional energy supply resources at a reasonable cost, it may be required to purchase additional power in the open market at a cost that could significantly increase its expenses thus reducing earnings and cash flows. Additionally, PSE may not be able to timely recover some or all of those increased expenses through ratemaking. While PSE expects to identify the benefits of new energy supply resources prior to their acquisition and integration, it may not be able to achieve the expected benefits of such energy supply sources.

PSE's cash flow and earnings could be adversely affected by potential high prices and volatile markets for purchased power, increased customer demand for energy, recurrence of low availability of hydroelectric resources, outages of its generating facilities or a failure to deliver on the part of its suppliers.

        The utility business involves many operating risks. If PSE's operating expenses, including the cost of purchased power and natural gas, significantly exceed the levels recovered from retail customers, its cash flow and earnings would be negatively affected. Factors which could cause purchased power and natural gas costs to be higher than anticipated include, but are not limited to, high prices in western wholesale markets during periods when PSE has insufficient energy resources to meet its load requirements and/or high volumes of energy purchased in wholesale markets at prices above the amount recovered in retail rates due to:

  •
  Below normal energy generated by PSE-owned hydroelectric resources due to low stream flow conditions or precipitation;

  •
  Extended outages of any of PSE-owned generating facilities or the transmission lines that deliver energy to load centers;

  •
  Failure to perform on the part of any party from which PSE purchases capacity or energy; and

  •
  The effects of large-scale natural disasters on a substantial portion of distribution infrastructure.

PSE's electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

        PSE owns and operates coal, natural gas-fired, hydroelectric, wind-powered and oil-fired generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels. Included among these risks are:

  •
  Increased prices for fuel and fuel transportation as existing contracts expire;

  •
  Facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply;

  •
  Disruptions in the delivery of fuel and lack of adequate inventories;

  •
  Labor disputes;

  •
  Inability to comply with regulatory or permit requirements;

  •
  Disruptions in the delivery of electricity;

  •
  Operator error or safety related stoppages;

  •
  Terrorist attacks; and

  •
  Catastrophic events such as fires, explosions, floods or acts of nature.

If PSE is unable to protect its information technology infrastructure against data corruption, cyber-based attacks or network security breaches, its operations could be disrupted.

        PSE operates in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure. Despite its implementation of security measures, its technology systems are vulnerable to disability, failures or unauthorized access due to hacking, viruses, acts of war or terrorism and other causes. If PSE's technology systems were to fail or be breached and PSE was unable to recover in a timely manner, it may be unable to fulfill critical business functions and sensitive, confidential and other data could be compromised, which could have a material adverse effect on PSE's results of operations, financial condition and cash flows. In addition, these cyber-based attacks could disrupt PSE's ability to produce or distribute some portion of our energy products and could affect the reliability or operability of the electric and natural gas systems.

PSE is subject to the commodity price, delivery and credit risks associated with the energy markets as well as to supply and price risks affecting PSE's construction and maintenance programs.

        In connection with matching loads and resources, PSE engages in wholesale sales and purchases of electric capacity and energy, and, accordingly, is subject to commodity price risk, delivery risk, credit risk and other risks associated with these activities. Credit risk includes the risk that counterparties owing PSE money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, PSE may be forced to enter into alternative arrangements. In that event, PSE's financial results could be adversely affected. Although PSE takes into account the expected probability of default by counterparties, the actual exposure to a default by a particular counterparty could be greater than predicted.

        Further, as a consequence of its electric generation construction and reconstruction programs and investments in its electric and gas distribution systems, PSE contracts to purchase substantial quantities of steel, cable, and similar materials, and thus is subject to supply and price risks affecting these items. To lower its financial exposure related to commodity price fluctuations, PSE may use forward delivery agreements, swaps and option contracts to hedge commodity price risk with a diverse group of counterparties. However, PSE does not always cover the entire exposure of its assets or positions to market price volatility, and the coverage will vary over time. To the extent PSE has unhedged positions or its hedging procedures do not work as planned, fluctuating commodity prices could adversely impact its results of operations.

Costs of compliance with environmental, climate change and endangered species laws are significant and the cost of compliance with new and emerging laws and regulations and the incurrence of associated liabilities could adversely affect PSE's results of operations.

        PSE's operations are subject to extensive federal, state and local laws and regulations relating to environmental, including air and climate protection, endangered species protection, remediation of contamination, waste handling and disposal, water protection and siting new facilities. To comply with these legal requirements, PSE must spend significant sums of money on measures including resource planning, remediation, monitoring, analysis, mitigation measures, pollution control equipment and emissions related abatement and fees. New environmental laws and regulations affecting PSE's operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to PSE or its facilities. Compliance with these or other future regulations could require significant expenditures by PSE and adversely affect PSE's financial position, results of operations, cash flows and liquidity. In addition, PSE may not be able to recover all of its costs for such expenditures through electric and natural gas rates at current levels in the future.

        With respect to endangered species laws, the listing or proposed listing of several species of salmon in the Pacific Northwest is causing a number of changes to the operations of hydroelectric generating facilities on Pacific Northwest rivers, including the Columbia River. These changes could reduce the amount, and increase the cost, of power generated by hydroelectric plants owned by PSE, or in which PSE has an interest, and increase the cost of the permitting process for these facilities.

        Under current law, PSE is also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that it currently owns or operates or has previously owned or operated. The incurrence of a material environmental liability or the new regulations governing such liability could result in substantial future costs and have a material adverse effect on PSE's results of operations and financial condition.

        Specific to climate change, Washington state has adopted both a renewable portfolio standard and greenhouse gas legislation, including an emission performance standard provision. PSE cannot yet determine the costs of compliance with the recently enacted legislation. Recent decisions related to climate change by the United States Supreme Court and the Environmental Protection Agency, together with efforts by Congress, have drawn greater attention to this issue at the federal, state and local level. While PSE cannot yet determine costs associated with these or future decisions or potential future legislation, there may be a significant impact on the cost of carbon-intensive coal generation, in particular.

PSE's operating results fluctuate on a seasonal and quarterly basis.

        PSE's business is seasonal and weather patterns can have a material impact on its revenues, expenses and operating results. Because natural gas is heavily used for residential and commercial heating, demand depends heavily on weather patterns in PSE's service territory, and a significant amount of natural gas revenue is recognized in the first and fourth quarters related to the heating season. However, conservation efforts may result in decreased customer demand, despite normal or lower than normal temperatures. Demand for electricity is also greater in the winter months associated with heating. Accordingly, PSE's operations have historically generated less revenues and income when weather conditions are milder in the winter. In the event that PSE experiences unusually mild winters, results of operations and financial condition could be adversely affected.

PSE may be adversely affected by extreme events in which PSE is not able to promptly respond and repair the electric and gas infrastructure system.

        PSE must maintain an emergency planning and training program to allow PSE to quickly respond to extreme events. Without emergency planning, PSE is subject to availability of outside contractors during an extreme event which may impact the quality of service provided to PSE's customers. In addition, a slow response to extreme events may have an adverse affect on earnings as customers may be without electricity and natural gas for an extended period of time.

PSE may be negatively affected by its inability to attract and retain professional and technical employees.

        PSE's ability to implement a workforce succession plan is dependent upon PSE's ability to employ and retain skilled professional and technical workers. Without a skilled workforce, PSE's ability to provide quality service to PSE's customers and to meet regulatory requirements could affect PSE's earnings.

PSE depends on an aging work force and third-party vendors to perform certain important services.

        PSE continues to be concerned about the availability and aging of skilled workers for special complex utility functions. PSE also hires third parties to perform a variety of normal business functions, such as power plant maintenance, data warehousing and management, electric transmission, electric and gas distribution construction and maintenance, certain billing and metering processes, call center overflow and credit and collections. The unavailability of skilled workers or unavailability of such vendors could adversely affect the quality and cost of PSE's gas and electric service and accordingly PSE's results of operations.

Poor performance of pension and postretirement benefit plan investments and other factors impacting plan costs could unfavorably impact PSE's cash flow and liquidity.

        PSE provides a defined benefit pension plan to PSE employees and postretirement benefits to certain PSE employees and former employees. Costs of providing these benefits are based in part on the value of the plan's assets and therefore, continued adverse market performance could result in lower rates of return for the investments that fund PSE's pension and postretirement benefits plans and could increase PSE's funding requirements related to the pension plans. Any contributions to PSE's plans in 2012 and beyond as well as the timing of the recovery of such contributions in general rate cases could impact PSE's cash flow and liquidity.

PSE may be adversely affected by its inability to successfully implement certain technology projects.

        PSE is currently undertaking a multi-year company-wide business process modernization effort which will replace existing software PSE currently uses for processing customer records and billing, mapping infrastructure assets and handling outage management tasks. These projects, are expected to be fully deployed by 2013, include: (1) a new Customer Information System intended to replace a PSE application that manages customer information and tracks outages; (2) a new Geospatial Information System intended to replace existing maps of our natural gas transmission and distribution systems with electronic databases; and (3) an Outage Management System expected to augment and improve PSE's ability to pinpoint the sources of electric system outages and respond to them more quickly, focus repair efforts and more accurately predict restoration times. Implementation of these information systems is complex, expensive and time consuming. If PSE does not successfully implement the new systems and new processes, or if the systems do not operate as intended, it could result in substantial disruptions to PSE's business, which could have a material adverse effect on our results of operations and financial condition.

RISKS RELATING TO OUR AND PSE'S BUSINESS

Puget Energy's and PSE's business is dependent on its ability to successfully access capital.

        We rely, and PSE relies, on access to internally generated funds, bank borrowings through multi-year committed credit facilities and short-term money markets as sources of liquidity and longer-term debt markets to fund PSE's utility construction program and other capital expenditure requirements of PSE. If we or PSE are unable to access capital on reasonable terms, our ability to pursue improvements or acquisitions, including generating capacity, which may be relied on for future growth and to otherwise implement our strategy, could be adversely affected. Capital and credit market disruptions, a downgrade of our or PSE's credit rating or the imposition of restrictions on borrowings under our or PSE's credit facilities in the event of a deterioration of financial ratios, may increase our and PSE's cost of borrowing or adversely affect the ability to access one or more financial markets.

The amount of Puget Energy's and PSE's debt could adversely affect its liquidity and results of operations.

        We and PSE have short-term and long-term debt, and may incur additional debt (including secured debt) in the future. We have access to a multi-year $1.0 billion revolving credit facility, secured by substantially all of our assets, of which $434.0 million was outstanding as of June 30, 2012. PSE has access to three unsecured credit facilities that provide, in the aggregate $1.15 billion in short-term borrowing capability. In addition, we have issued $1.4 billion in senior secured notes, whereas PSE, as of June 30, 2012 had approximately $3.774 billion outstanding under first mortgage bonds, pollution control bonds, senior notes and junior subordinated notes. Our and PSE's debt levels could have important effects on the business, including but not limited to:

  •
  making it difficult to satisfy obligations under the debt agreements and increasing the risk of default on the debt obligations;

  •
  making it difficult to fund non-debt service related operations of the business; and

  •
  limit our and PSE's financial flexibility, including our ability to borrow additional funds on favorable terms or at all.

A downgrade in Puget Energy's or PSE's credit rating could negatively affect their ability to access capital and the ability to hedge in wholesale markets.

        Although there are no rating downgrade provisions in our or PSE's credit facilities that would accelerate the maturity dates of outstanding debt, a downgrade in our or PSE's credit ratings could adversely affect the ability to renew existing or obtain access to new credit facilities and could increase the cost of such facilities. For example, under each of our and PSE's facilities, the borrowing spreads over the London Interbank Offered Rate ("LIBOR") and commitment fees increase if their respective corporate credit ratings decline. A downgrade in commercial paper ratings could increase the cost of commercial paper and limit or preclude PSE's ability to issue commercial paper under its current programs.

        Any downgrade below investment grade of PSE's corporate credit rating could cause counterparties in the wholesale electric, wholesale natural gas and financial derivative markets to request PSE to post a letter of credit or other collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security, all of which would expose PSE to additional costs.

We may be negatively affected by unfavorable changes in the tax laws or their interpretation.

        Changes in tax law, related regulations or differing interpretation or enforcement of applicable law by the IRS or other taxing jurisdiction could have a material adverse impact on our financial statements. The tax law, related regulations and case law are inherently complex. We must make judgments and interpretations about the application of the law when determining the provision for taxes. Disputes over interpretations of tax laws may be settled with the taxing authority in examination, upon appeal or through litigation. Our tax obligations include income, real estate, public utility, municipal, sales and use, business and occupation and employment-related taxes and ongoing appeals issues related to these taxes. These judgments may include reserves for potential adverse outcomes regarding tax positions that may be subject to challenge by the taxing authorities.

Potential legislation and regulatory actions could increase costs for us and PSE, reduce our and PSE's revenue and cash flow, or otherwise alter the way we conduct business.

        In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank) was signed into law. Title VII of the Dodd-Frank law gave regulators including the Commodities Futures Trading Commission (CFTC) and the Securities Exchange Commission the authority to create new oversight structures for derivative financial instruments, which were widely thought to have contributed to the 2008 financial crisis. The new legislation of certain over-the-counter swaps could expand collateral requirements of swaps, which may make it more costly for companies and/or limit our ability and the ability of PSE to enter into such transactions. Dodd-Frank amended section 2(h)(7) of the Commodities Exchange Act to provide an elective exemption from the clearing requirements of Title VII of the Dodd-Frank Act for any entity that is not a financial entity, is using swaps to hedge or mitigate commercial risk, and notifies the CFTC, in a manner set forth by the CFTC, how it generally meets its financial obligations associated with entering into non-cleared swaps. We are evaluating the legislation and the CFTC's implementation of it to determine its impact, if any, on our and PSE's hedging program, results of operations and liquidity. We will not know the full impact of the new legislation until the regulations are finalized.

RISKS RELATING TO THE NOTES

Proceeds from the Collateral may be inadequate to satisfy payments on the Notes.

        The value of the Collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. The proceeds of any sale of the Collateral following a default by us may not be sufficient to satisfy the amounts due on the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering, and the value of the interest of the holders of the Notes in the Collateral may not equal or exceed the principal amount of the Notes. The Collateral is by its nature illiquid, and therefore may not be able to be sold in a short period of time or at all.

        In addition, the indenture and our senior secured credit facility permit us to incur additional debt secured equally and ratably by the Collateral. Therefore, the value of the Collateral may be inadequate to satisfy the amounts due under our secured indebtedness, including our senior secured credit facility, our existing senior secured notes, the Notes and any future indebtedness secured by the Collateral.

It may be difficult to realize the value of the Collateral securing the Notes.

        The trustee's ability to foreclose on the Collateral on behalf of the holders of the Notes may be subject to perfection, the consent of third parties, regulatory approvals, priority issues and other practical problems associated with the realization of the trustee's security interest in the Collateral. We cannot assure holders of the Notes that any consents or approvals will be given if required and, therefore, the trustee may not have the ability to foreclose upon those assets or assume or transfer the right to those assets.

        In addition, bankruptcy laws may limit the ability of the trustee to realize value from the Collateral. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the Notes would be prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval.

The indenture permits us to incur additional debt.

        The indenture governing the Notes does not place any limitation on the amount of debt that may be incurred by us or PSE. We may therefore incur a significant amount of additional debt, including secured debt secured equally and ratably by the Collateral, as described under "Description of Notes—Security." PSE may also incur additional debt, which could affect its ability to pay dividends to us. The incurrence of additional debt may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of the Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn.

We may incur additional indebtedness that may share in the liens on the Collateral securing the Notes, which will dilute the value of the Collateral.

        The Collateral currently secures the senior secured credit facility and our existing senior secured notes. Under the terms of the indenture governing the Notes, we also will be permitted in the future to incur additional indebtedness and other obligations that may be secured by additional liens on the Collateral securing the Notes. Any additional obligations secured by a lien on the Collateral will dilute the value of the Collateral securing the Notes. See "Description of Notes—Security."

        The proceeds from the sale of all such Collateral may not be sufficient to satisfy the amounts outstanding under the Notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the Notes, then holders (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets, if any.

        To the extent a security interest in any of the Collateral is created or perfected following the date of the issuance of the Notes, the security interest would remain at risk of being voided as a preferential transfer by a trustee in bankruptcy or being subject to the liens of intervening creditors.

The imposition of certain permitted liens could adversely affect the value of the Collateral.

        The Collateral securing the Notes will be subject to liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the Collateral securing the Notes as well as the ability of the directing agent to realize or foreclose on such Collateral. The Collateral that will secure the Notes also secures our obligations under our senior secured credit facility and our existing senior secured notes and may also secure future indebtedness and other obligations of ours to the extent permitted by the indenture and the security documents. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by this Collateral. To the extent we incur any permitted liens, the liens of holders may not be first priority.

You will have limited rights to enforce remedies under the security documents, and the Collateral may be released without your consent in certain circumstances.

        A collateral agent has been appointed by the holders of the liens on the Collateral, and such collateral agent (directly or through co-agents or sub-agents) is authorized to enforce all liens on the Collateral on behalf of the authorized representatives for the holders of the obligations secured by liens on the Collateral, including holders of Notes. Under the terms of the security documents, subject to certain exceptions, for so long as the senior secured credit facility remains outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the collateral agent under the senior secured credit facility. Accordingly, during such time, the collateral agent under our senior secured credit facility will have a right to control all remedies and the taking of other actions related to the Collateral, including the release thereof, without the consent of holders and the trustee under the indenture governing the Notes.

        In addition, in the event the senior secured credit facility is no longer outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the authorized representative for the holders of the largest class of outstanding obligations secured by liens on the Collateral, which may or may not be the Notes. We will be permitted under the terms of the indenture to incur additional indebtedness secured on an equal basis with the Notes. As a result, the Notes may not ever represent the largest class of any remaining obligations secured by liens on the Collateral. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

        In addition, all Collateral sold or otherwise disposed of in accordance with the terms of the documents governing the first lien obligations will automatically be released from the lien securing the Notes and the lien securing the other secured obligations. Accordingly, any such sale may result in a release of the Collateral subject to such sale or disposition.

        Under the collateral agency agreement, the authorized representative of the holders may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared Collateral to secure that financing, subject to conditions and limited exceptions.

        After such a filing, the value of the Collateral could materially deteriorate, and holders would be unable to raise an objection.

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, as a result, there may not be sufficient Collateral to pay all or any of the Notes.

        The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount that may be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and of the electric transmission, distribution and generation and natural gas distribution industries, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value.

        Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be "commercially reasonable." If a court were to determine that any aspect of the collateral agent's exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the Notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

There are certain circumstances other than repayment or discharge of the Notes under which certain Collateral securing the Notes can be released without consent of the trustee or the holders.

        Under certain circumstances, certain Collateral securing the Notes can be released without consent of the trustee or the holders, including:

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  upon a sale or other disposition of such Collateral in a transaction not prohibited under the indenture, or

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  a release of less than a material portion of the Collateral, if consent to the release of all liens on such Collateral has been given by the required voting parties under the Collateral Agency Agreement, which do not include the trustee or holders of the Notes; however, release of a material portion or more of the Collateral will require unanimous consent of the voting parties under the Collateral Agency Agreement, which does include the trustee.

        Any of these events will reduce the aggregate value of the Collateral securing the Notes.

We will in most cases have control over certain Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes.

        The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the Notes (other than capital stock that has been pledged). So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent for the holders, conduct ordinary course activities with respect to Collateral (other than capital stock that has been pledged), such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the Collateral, our control over the Collateral may be diminished.

Your security interests in certain items of present and future Collateral may not be perfected. Even if your security interests in certain items of Collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

        The security interests will not be perfected with respect to certain items of Collateral that cannot be perfected by the filing of financing statements. Security interests in Collateral such as deposit accounts, which require other actions, may not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that the security interests in any items of Collateral are unperfected, the rights of holders with respect to such Collateral will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

There are certain categories of property that are excluded from the Collateral.

        Certain categories of assets are excluded from the Collateral securing the Notes. Excluded assets include, among other categories, any asset, and any rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of any law, any provision or condition of any agreement. The rights of holders with respect to such excluded property will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

Intervening creditors may have a perfected security interest in the Collateral.

        The Collateral is subject to liens permitted under the terms of our senior secured credit facility and the indenture governing the Notes whether arising before, on or after the date the Notes are issued. There is a risk that there may be a creditor whose liens are permitted under our senior secured credit facility or the indenture governing the Notes or other intervening creditor that has a perfected security interest in the Collateral securing the Notes, and if there is such an intervening creditor, the lien of such creditor, whether or not permitted under our senior secured credit facility or the indenture governing the Notes, may be entitled to a higher priority than the liens securing the Notes. The existence of any liens securing intervening creditors, including liens permitted under the senior secured credit facility or the indenture governing the Notes and incurred or perfected prior to the liens securing the Notes, could adversely affect the value of the Collateral securing the Notes as well as the ability of the directing agent to realize or foreclose on such Collateral.

        The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be permitted by the senior secured credit facility or the indenture governing the Notes. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral as well as the ability of the directing agent to realize or foreclose on the Collateral for the benefit of holders. Any such exceptions, defects, encumbrances, liens and imperfections could adversely affect the value of the Collateral that will secure the Notes as well as the ability of the directing agent to realize or foreclose on the Collateral for the benefit of holders.

Rights of holders in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

        The security interest in the Collateral securing the Notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the holders will monitor, or that we will inform the trustee or the collateral agent for the holders of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired property. The trustee and the collateral agent for the holders have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings.

        The right and ability of the directing agent or collateral agent for the holders to repossess and dispose of the Collateral securing the Notes upon an event of default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the directing agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the holders, is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the directing agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment of loss of value of the Collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, holders would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

Any future pledge of Collateral might be voidable in bankruptcy.

        Any future pledge of Collateral in favor of the collateral agent for holders, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits holders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the Notes, subordinate claims in respect of the Notes and require holders to return payments received and, if that occurs, you may not receive any payments on the Notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the delivery of the Notes could be voided as a fraudulent transfer or conveyance if (a) we or Puget Equico, as applicable, issued the Notes or granted securing interests on assets with the intent of hindering, delaying or defrauding creditors or (b) we or Puget Equico, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or granted securing interests on assets and, in the case of (b) only, one of the following is also true at the time thereof:

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  we or Puget Equico, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes;

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  the issuance of the Notes left us or Puget Equico with an unreasonably small amount of capital to carry on the business;

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  we or Puget Equico intended to, or believed that we or Puget Equico would, incur debts beyond our or such Puget Equico's ability to pay such debts as they mature; or

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  we or Puget Equico was a defendant in an action for money damages, or had a judgment for money damages docketed against us or Puget Equico, in either case, after final judgment, the judgment is unsatisfied.

        A court would likely find that we or Puget Equico did not receive reasonably equivalent value or fair consideration for the Notes or granted securing interests on assets if we or Puget Equico did not substantially benefit directly or indirectly from the issuance of the Notes or the granting of security interests. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        We cannot be certain as to the standards a court would use to determine whether or not we or Puget Equico were solvent at the relevant time or, regardless of the standard that a court uses, that the granting of security interests would not be further subordinated to our or any of Puget Equico's other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        If a court were to find that the issuance of the Notes or granting or securing interests was a fraudulent transfer or conveyance, the court could void the payment obligation under the Notes or such securing interests or further subordinate the Notes or such security interests to presently existing and future indebtedness of ours or Puget Equico, or require holders to repay any amounts received with respect to such security interests. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

The value of the Collateral may not be sufficient to secure post-petition interest.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their respective security interests in their Collateral is greater than their respective pre-bankruptcy claims. Holders may be deemed to have an unsecured claim to the extent that the fair market value of the Collateral securing the Notes, together with the other obligations secured by the same lien, is less than the face amount of all obligations secured by the same lien. In such case, holders will not be entitled to post-petition interest under the U.S. Bankruptcy Code. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of the unsecured portion of the Notes to receive other "adequate protection" under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such a finding of undercollateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with the issuance of the Notes and, therefore, the value of the interests of holders in the Collateral may not equal or exceed the principal amount of the Notes and may not be sufficient to satisfy our obligations under all or any part of the Notes.

        In addition, under most circumstances, while you share equally and ratably with the other secured parties in all proceeds from any realization on the Collateral, subject to certain exceptions, you will not control the rights and remedies with respect to the Collateral upon an event of default and the exercise of any such rights and remedies following such an event of default will be made by the directing agent, acting at the direction of the collateral agent under our senior secured credit facility or the authorized representative of the largest outstanding debt secured by a pari passu lien on the Collateral.

We may not be able to repurchase the Notes upon a change in control or upon the exercise of the holders' options to require repurchase of the Notes.

        Upon the occurrence of specific types of change in control events, holders will have the right to require us to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, including additional interest, if any. In the event that we experience a change in control that results in a repurchase of the Notes or requires us to repurchase the Notes, we may not have sufficient financial resources to satisfy all of our obligations under the Notes. In addition, restrictions under our senior secured credit facility may not allow us to repurchase the Notes or otherwise refinance such indebtedness to satisfy our obligations.

An active trading market for the Notes may not develop.

        There is currently no public market for the Notes and we do not currently plan to list the Notes on any national securities exchange. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the Notes may not develop.

        The Notes have not been registered under the Securities Act or any state or foreign securities laws and until so registered, are subject to the restrictions on transfer and resale. We intend to use our reasonable best efforts to have this registration statement declared effective by the SEC. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by us for a variety of reasons. Failure to have this registration statement declared effective could adversely affect the liquidity and price of the Notes.

PRIVATE PLACEMENT

        We issued $450 million in principal amount of the original notes on June 12, 2012 to the initial purchasers of those notes and received proceeds that after deducting expenses and commissions represented an aggregate of approximately $444,744,000 in net proceeds. We issued the original notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We also agreed to use our best efforts to have the SEC declare the registration statement effective by December 9, 2012. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the "exchange offer."

Resale of Exchange Notes

        Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

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  you are not our affiliate within the meaning of Rule 405 under the Securities Act;

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  you are acquiring such exchange notes in the ordinary course of your business;

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  you do not intend to participate in the distribution of exchange notes; and

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  you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

        If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

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  cannot rely on such interpretations of the SEC staff; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

        Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered original notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

        The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes and with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

        The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

        As of the date of this prospectus, $450 million principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

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  will remain outstanding,

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  will continue to accrue interest, and,

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  will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

        If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "The Exchange Offer—Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

        We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on November 30, 2012, unless at our sole discretion we extend the offer.

Extensions, Delay in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. In the event of an extension of the exchange offer, we may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

        To extend the exchange offer, we will notify the exchange agent orally or in writing (if oral, to be promptly confirmed in writing) of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If any of the conditions described below under "The Exchange Offer—Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

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  to extend the exchange offer,

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  to delay accepting for exchange any original notes, or

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  to terminate the exchange offer.

        We will give oral or written notice (if oral, to be promptly confirmed in writing) of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement and we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

        Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer there is a question as to whether the exchange offer is permitted by applicable law.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

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  the representations described under "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution," and

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  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any original notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

  How to Tender Generally

        Only a holder of the original notes as determined by our records or those of the Trustee or DTC may tender original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

        To complete a physical tender, a holder must:

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  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

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  have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

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  mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

  •
  deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary—The Exchange Agent" prior to the expiration date.

        To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

        The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  How to Tender if You Are a Beneficial Owner

        If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in your name, or

  •
  obtain a properly completed bond power from the registered holder of your original notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

        You must have signatures on a letter of transmittal or a notice of withdrawal described below under "The Exchange Offer—Withdrawal of Tenders" guaranteed by an eligible institution unless the original notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution.

        An "eligible institution" is a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

        If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the original notes. An eligible institution must guarantee that signature.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  •
  DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

        We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue Exchange Notes

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  •
  original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent's account at DTC, and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Original Notes Not Accepted or Exchanged

        If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  you are acquiring the exchange notes in the ordinary course of your business;

  •
  you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, the distribution of the original notes or the exchange notes within the meaning of the Securities Act;

  •
  you are not our affiliate, as defined in Rule 405 under the Securities Act;

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

  •
  if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  •
  the tender is made through a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange, commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

  •
  stating that the tender is being made thereby, and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary—The Exchange Agent," and

  •
  the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the original notes to be withdrawn,

  •
  identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes,

  •
  be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

  •
  specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

        If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under "The Exchange Offer—Procedures for Tendering" at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  SEC registration fees for the exchange notes,

  •
  fees and expenses of the exchange agent and the trustee,

  •
  accounting and legal fees,

  •
  printing costs, and

  •
  related fees and expenses.

Transfer Taxes

        If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered,

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Accounting Treatment

        We will record the exchange notes at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. We have no obligation to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

        The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

 USE OF PROCEEDS

        We are making the exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

 CAPITALIZATION

        The following table presents our consolidated cash and cash equivalents and capitalization as of June 30, 2012 This table should be read in conjunction with the information contained in "Use of Proceeds" and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2012
As Adjusted
(in millions)
Cash and equivalents	$16.1
Short-term debt	38.0
PSE long-term debt	3,773.9
Puget Energy long-term debt(1)
Senior secured credit facility	434.0
Existing senior secured notes	950.0
5.625% senior secured notes due 2022	450.0
Equity	3,368.0

Total Capitalization(2)	$8,975.9

(1)
Excludes fair value accounting treatment from our financial statements where our long-term debt, comprised of our senior secured credit facility and term loan, is valued at $6.764 billion at June 30, 2012.

(2)
Differs from 10-Q balance sheet due to $(270.2) million merger related fair value adjustment.

SELECTED FINANCIAL INFORMATION

        The following tables show selected financial data. This information should be read in conjunction with the Management's Discussion and Analysis and the audited consolidated financial statements and the related notes incorporated herein by reference.

	SUCCESSOR(1)			PREDECESSOR(1)
	YEAR ENDED DECEMBER 31,				YEAR ENDED DECEMBER 31,
			FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
PUGET ENERGY SUMMARY OF OPERATIONS (DOLLARS IN THOUSANDS)
	2011	2010			2008	2007
Operating revenue	$3,318,765	$3,122,217	$2,925,148	$403,713	$3,357,773	$3,220,147
Operating income	474,940	308,234	474,863	35,410	382,748	441,034
Income from continuing operations	123,290	30,311	174,015	12,756	154,929	184,676
Net income	123,290	30,311	174,015	12,756	154,929	184,464
Basic earnings per common share from continuing operations	N/A	N/A	N/A	N/A	1.20	1.57
Basic earnings per common share	N/A	N/A	N/A	N/A	1.20	1.57
Diluted earnings per common share from continuing operations	N/A	N/A	N/A	N/A	1.19	1.56
Diluted earnings per common share	N/A	N/A	N/A	N/A	1.19	1.56

Dividends per common share	N/A	N/A	N/A	N/A	$1.00	$1.00
Book value per common share	N/A	N/A	N/A	N/A	17.53	19.45

Total assets at year end	$12,384,710	$11,929,336	$11,900,140	$8,594,836	$8,434,102	$7,598,736
Long-term debt	5,027,367	4,132,713	3,790,698	2,520,860	2,270,860	2,428,860
Preferred stock subject to mandatory redemption	—	—	—	—	1,889	1,889
Junior subordinated notes	250,000	250,000	250,000	250,000	250,000	250,000
Capital lease obligations	32,207	42,603	134,229	68,293	68,586	22,910

(1)
All of the operations of Puget Energy are conducted through its subsidiary PSE. "Predecessor" refers to the operations of Puget Energy and PSE prior to the consummation of the merger. "Successor" refers to the operations of Puget Energy and PSE subsequent to the merger. The merger was accounted for in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805. For a description of this transaction, see Note 3 to the consolidated financial statements included in Item 8 of this report.

MANAGEMENT'S DISCUSSION AND ANALYSIS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties, such as Puget Energy's and PSE's objectives, expectations and intentions. Words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "future," "intends," "may," "might," "plans," "potential," "predicts," "projects," "should," "will likely result," "will continue" and similar expressions are intended to identify certain of these forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Puget Energy's and PSE's actual results could differ materially from results that may be anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Forward-Looking Statements" and "Risk Factors" included elsewhere in this report. Except as required by law, neither Puget Energy nor PSE undertakes any obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made in this report and in Puget Energy's and PSE's other reports filed with the United States Securities and Exchange Commission (SEC) that attempt to advise interested parties of the risks and factors that may affect Puget Energy's and PSE's business, prospects and results of operations.

 Overview

        Puget Energy is an energy services holding company and all of its operations are conducted through its subsidiary PSE, a regulated electric and natural gas utility company. PSE is the largest electric and natural gas utility in the state of Washington, primarily engaged in the business of electric transmission, distribution and generation and natural gas distribution. Puget Energy's business strategy is to generate stable cash flows by offering reliable electric and natural gas service in a cost-effective manner through PSE. On February 6, 2009, Puget Holdings completed its merger with Puget Energy. Puget Holdings is a consortium of long-term infrastructure investors including Macquarie Infrastructure Partners I, Macquarie Infrastructure Partners II, Macquarie Capital Group Limited, Macquarie-FSS Infrastructure Trust, the Canada Pension Plan Investment Board, the British Columbia Investment Management Corporation, and the Alberta Investment Management Corporation. As a result of the merger, all of Puget Energy's common stock is indirectly owned by Puget Holdings. Puget Energy accounted for the merger as a business combination and all its assets and liabilities were recorded at fair value as of the merger date. PSE's basis of accounting continues to be on a historical basis and PSE's financial statements do not include any purchase accounting adjustments. Puget Energy and PSE are collectively referred to herein as "the Company."

        PSE generates revenue and cash flow primarily from the sale of electric and natural gas services to residential and commercial customers within a service territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington. To meet customer growth, to replace expiring power contracts and to meet Washington state's renewable energy portfolio standards, PSE is increasing energy efficiency programs to reduce the demand for additional energy generation and is pursuing additional renewable energy production resources (primarily wind) and base load natural gas-fired generation. The Company's external financing requirements principally reflect the cash needs of its construction program, its schedule of maturing debt and certain operational needs. PSE requires access to bank and capital markets to meet its financing needs.

        For the three and six months ended June 30, 2012 as compared to the same period in 2011, PSE's net income was affected by the following factors: (1) a decrease in electric and natural gas retail sales (2) lower power costs; (3) an increase in utility operations and maintenance primarily due to an increase in storm related expenses; and (4) an increase in unrealized gain in derivatives instruments for energy contracts.

        For the three and six months ended June 30, 2012 as compared to the same period in 2011, Puget Energy's net income was affected by PSE as noted above and the following factors: (1) an increase in interest expense on Puget Energy debt due to write-off of unamortized debt costs, mark-to-market on interest rate swap contracts and higher interest costs; and (2) higher gain on energy derivative instruments due to purchase accounting.

        Further detail on each of these primary drivers, as well as other factors affecting performance, is set forth in this "Overview" section, as well as in other sections of the Management's Discussion & Analysis.

        Factors and Trends Affecting PSE's Performance.    PSE's regulatory requirements and operational needs require the investment of substantial capital in 2012 and future years. Because PSE intends to seek recovery of these investments through the regulatory process, its financial results depend heavily upon favorable outcomes from that process. Further, PSE's financial performance is heavily influenced by general economic conditions in its service territory, which affect customer growth and use-per-customer and thus utility sales, as well as by its customers' conservation investments, which also tend to reduce energy sales. The principal business, economic and other factors that affect PSE's operations and financial performance include:

  •
  The rates PSE is allowed to charge for its services;

  •
  PSE's ability to recover fixed costs that are included in rates which are based on volume;

  •
  Weather conditions, including snow-pack affecting hydrological conditions;

  •
  Demand for electricity and natural gas among customers in PSE's service territory;

  •
  Regulatory decisions allowing PSE to recover costs, including purchased power and fuel costs, on a timely basis;

  •
  PSE's ability to supply electricity and natural gas, either through company-owned generation, purchase power contracts or by procuring natural gas or electricity in wholesale markets;

  •
  Availability and access to capital and the cost of capital;

  •
  Regulatory compliance costs, including those related to new and developing federal regulations of electric system reliability, state regulations of natural gas pipelines and federal, state and local environmental laws and regulations;

  •
  The impact of energy efficiency programs on sales and margins;

  •
  Wholesale commodity prices of electricity and natural gas;

  •
  Increasing depreciation and related property taxes; and

  •
  Federal, state, and local taxes.

        Regulation of PSE Rates and Recovery of PSE Costs.    The rates that PSE is allowed to charge for its services influence its financial condition, results of operations and liquidity. PSE is highly regulated and the rates that it charges its retail customers are approved by the Washington Utilities and Transportation Commission (Washington Commission). The Washington Commission requires these rates be determined based, to a large extent, on historic test year costs plus weather normalized assumptions about hydroelectric conditions and power costs in the relevant rate year. Incremental customer growth and sales typically do not provide sufficient revenue to cover year-to-year cost growth, thus rate increases are required. If, in a particular year, PSE's costs are higher than what is allowed to be recovered in rates, revenue may not be sufficient to permit PSE to earn its allowed return. In addition, the Washington Commission determines whether expenses and investments are reasonable and prudent in providing electric and natural gas service. If the Washington Commission determines that part of PSE's costs do not meet the standard applied, those costs may be disallowed partially or entirely and not recovered in rates.

        Weather Conditions.    Weather conditions in PSE's service territory have a significant impact on customer energy usage, affecting PSE's revenue and energy supply expenses. PSE's operating revenue and associated energy supply expenses are not generated evenly throughout the year. While both PSE's electric and natural gas sales are generally greatest during winter months, variations in energy usage by customers occur from season to season and month to month within a season, primarily as a result of weather conditions. PSE normally experiences its highest retail energy sales, and subsequently higher power costs, during the winter heating season in the first and fourth quarters of the year and its lowest sales in the third quarter of the year. Varying wholesale electric prices and the amount of hydroelectric energy supplies available to PSE also make quarter-to-quarter comparisons difficult. PSE reported lower customer usage in the six months ended June 30, 2012 primarily due to Pacific Northwest temperatures being warmer as compared to the same period in the prior year. The actual average temperature during the six months ended June 30, 2012 was 48.2 degrees, or 1.24 degrees warmer than the same period in the prior year. Although, the temperature during the six months ended June 30, 2012 was warmer than the same period in the prior year, the temperature is 1.66 cooler than the historical average.

        Customer Demand.    PSE expects the number of natural gas customers to grow at rates slightly above electric customers. PSE also expects energy usage by both residential electric and natural gas customers to continue a long-term trend of slow decline due to continued energy efficiency improvements and the effect of higher retail rates.

        Access to Debt Capital.    PSE relies on access to bank borrowings and short-term money markets as sources of liquidity and longer-term debt markets to fund its utility construction program, to meet maturing debt obligations and other capital expenditure requirements not satisfied by cash flow from its operations or equity investment from its parent, Puget Energy. Neither Puget Energy nor PSE have any debt outstanding whose maturity would accelerate upon a credit rating downgrade. However, a ratings downgrade could adversely affect the Company's ability to renew existing, or obtain access to, new credit facilities and could increase the cost of such facilities. For example, under Puget Energy's and PSE's credit facilities, the borrowing costs due to increase in credit spreads and commitment fees increase as their respective credit ratings decline. If PSE is unable to access debt capital on reasonable terms, its ability to pursue improvements or acquisitions, including generating capacity, which may be relied on for future growth and to otherwise implement its strategy, could be adversely affected. PSE monitors the credit environment and expects to continue to be able to access the capital markets to meet its short-term and long-term borrowing needs. PSE's credit facilities expire in 2014 and Puget Energy's senior secured credit facility expires in 2017. (See discussion on credit facilities in the section entitled "Financing Program—Credit Facilities and Commercial Paper" included below).

        Regulatory Compliance Costs and Expenditures.    PSE's operations are subject to extensive federal, state and local laws and regulations. These regulations cover electric system reliability, gas pipeline system safety and energy market transparency, among other areas. Environmental laws and regulations related to air and water quality, (including climate change) and endangered species protection, waste handling and disposal (including generation byproducts such as coal ash), remediation of contamination and siting new facilities also impact the Company's operations. PSE must spend significant amounts to fulfill requirements set by regulatory agencies, many of which have greatly expanded mandates, and on measures including, but not limited to, resource planning, remediation, monitoring, pollution control equipment and emissions-related abatement and fees in order to comply with these regulatory requirements.

        Compliance with these or other future regulations, such as those pertaining to climate change and generation by-products, could require significant capital expenditures by PSE and may adversely affect PSE's financial position, results of operations, cash flows and liquidity.

  OTHER CHALLENGES AND STRATEGIES

        Energy Supply.    As noted in PSE's Integrated Resource Plan (IRP), filed with the Washington Commission, PSE projects that future energy needs will exceed current resources from long-term power purchase agreements and Company-controlled power resources. The IRP identifies reductions in contractual supplies of energy and capacity available under certain long-term power purchase agreements, requiring replacement of supplies to meet projected demands. Therefore, PSE's IRP sets forth a multi-part strategy of implementing energy efficiency programs and pursuing additional renewable resources (primarily wind) and additional base load natural gas-fired generation to meet the growing needs of its customers. If PSE cannot acquire needed energy supply resources at a reasonable cost, it may be required to purchase additional power in the open market at a cost that could, in the absence of regulatory relief, significantly increase its expenses and reduce earnings and cash flows.

        Infrastructure Investment.    PSE is investing in its utility infrastructure and customer service functions in order to meet regulatory requirements, serve customers' energy needs and replace aging infrastructure. These investments and operating requirements give rise to significant growth in depreciation, amortization and operating expenses, which are not recovered through the ratemaking process in a timely manner. This "regulatory lag" is expected to continue for the foreseeable future.

        Operational Risks Associated With Generating Facilities.    PSE owns and operates coal, natural gas-fired, hydroelectric, wind-powered, solar and oil-fired generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels, including facility shutdowns due to equipment and process failures or fuel supply interruptions. PSE does not have business interruption insurance coverage to cover replacement power costs.

        Energy Efficiency Related Lost Sales Margin.    PSE's sales, margins, earnings and cash flow are adversely affected by its energy efficiency programs, many of which are mandated by law. The Company is evaluating strategies and other means to reduce or eliminate these adverse financial effects.

        Markets For Intangible Power Attributes.    The Company is actively engaged in monitoring the development of the commercial markets for such intangible power attributes as Renewable Energy Credits (RECs) and carbon financial instruments. The Company supports the development of regional and national markets for these products that are open, transparent and liquid.

 Results of Operations

Puget Sound Energy

        The following discussion should be read in conjunction with the unaudited consolidated financial statements and the related notes included elsewhere in this document. The following discussion provides the significant items that impacted PSE's results of operations:

	Three Months Ended June 30,			Six Months Ended June 30,
			Favorable/ (Unfavorable)			Favorable/ (Unfavorable)
Puget Sound Energy (Dollars in Thousands)	2012	2011		2012	2011
Operating revenue:
Electric
Residential sales	$251,735	$266,097	(5.4)%	$614,214	$635,413	(3.3)%
Commercial sales	198,621	198,732	(0.1)%	428,813	429,216	(0.1)%
Industrial sales	25,905	25,889	0.1%	53,857	53,384	0.9%
Other retail sales, including unbilled revenue	(9,996)	(9,496)	(5.3)%	(25,126)	(32,309)	(22.2)%

Total retail sales	466,265	481,222	(3.1)%	1,071,758	1,085,704	(1.3)%

Transportation sales	2,463	2,298	7.2%	4,935	4,839	2.0%
Sales to other utilities and marketers	1,390	5,495	(74.7)%	8,436	14,443	(41.6)%
Other	393	(1,294)	130.4%	(3,091)	(17,532)	82.4%

Total electric operating revenue	470,511	487,721	(3.5)%	1,082,038	1,087,454	(0.5)%

Gas
Residential sales	129,641	155,350	(16.5)%	426,436	436,965	(2.4)%
Commercial sales	63,972	74,712	(14.4)%	184,851	193,281	(4.4)%
Industrial sales	6,933	7,621	(9.0)%	17,818	18,697	(4.7)%

Total retail sales	200,546	237,683	(15.6)%	629,105	648,943	(3.1)%

Transportation sales	3,752	3,662	2.5%	7,673	7,388	3.9%
Other	3,525	3,669	(3.9)%	7,011	7,307	(4.1)%

Total gas operating revenue	207,823	245,014	(15.2)%	643,789	663,638	(3.0)%

Non-utility operating revenue	283	629	(55.0)%	1,302	1,865	(30.2)%

Total operating revenue	678,617	733,364	(7.5)%	1,727,129	1,752,957	(1.5)%

	Three Months Ended June 30,			Six Months Ended June 30,
			Favorable/ (Unfavorable)			Favorable/ (Unfavorable)
Puget Sound Energy (Dollars in Thousands)	2012	2011		2012	2011
Operating expenses:
Energy costs:
Purchased electricity	156,098	180,166	13.4%	355,213	408,207	13.0%
Electric generation fuel	19,861	25,886	23.3%	89,798	71,109	(26.3)%
Residential exchange	(15,302)	(15,293)	0.1%	(38,637)	(36,975)	4.5%
Purchased gas	96,462	127,174	24.1%	329,981	363,928	9.3%
Net unrealized (gain) loss on derivative instruments	(59,850)	(9,648)	*	(49,715)	(15,632)	*
Utility operations and maintenance	128,195	123,852	(3.5)%	256,241	241,820	(6.0)%
Non-utility expense and other	2,270	2,533	10.4%	5,500	5,880	6.5%
Depreciation	84,552	73,579	(14.9)%	163,558	148,361	(10.2)%
Amortization	11,547	18,450	37.4%	24,890	36,423	31.7%
Conservation amortization	28,518	23,871	(19.5)%	62,921	56,084	(12.2)%
Taxes other than income taxes	72,960	75,414	3.3%	172,830	175,935	1.8%

Total operating expenses	525,311	625,984	16.1%	1,372,580	1,455,140	(5.7)%

Operating income (loss)	153,306	107,380	42.8%	354,549	297,817	19.0%
Other income	18,329	15,677	16.9%	33,262	28,211	17.9%
Other expense	(1,947)	(1,278)	(52.3)%	(5,700)	(2,233)	(155.3)%
Interest expense	(57,729)	(50,245)	(14.9)%	(111,222)	(102,511)	(8.5)%

Income (loss) before income taxes	111,959	71,534	56.5%	270,889	221,284	22.4%
Income tax (benefit) expense	31,087	20,621	(50.8)%	77,301	66,932	(15.5)%

Net income (loss)	$80,872	$50,913	58.8%	$193,588	$154,352	25.4%

*
Not meaningful

NON-GAAP FINANCIAL MEASURES—Electric and Gas Margins

        The following discussion includes financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), as well as two other financial measures, electric margin and gas margin, that are considered "non-GAAP financial measures." Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of electric margin and gas margin is intended to supplement an understanding of PSE's operating performance. Electric margin and gas margin are used by PSE to determine whether PSE is collecting the appropriate amount of energy costs from its customers to allow recovery of operating costs. PSE's electric margin and gas margin measures may not be comparable to other companies' electric margin and gas margin measures. Furthermore, these measures are not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

Electric Margin

        Electric margin represents electric sales to retail and transportation customers less pass-through tariff items, revenue-sensitive taxes and the cost of generating and purchasing electric energy sold to customers, including transmission costs to bring electric energy to PSE's service territory. The following table displays the details of PSE's electric margin changes:

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent Change			Percent Change
Electric Margin (Dollars in Thousands)	2012	2011		2012	2011
Electric operating revenue(1)	$470,511	$487,721	(3.5)%	$1,082,038	$1,087,454	(0.5)%
Add (less): Other electric operating revenue	(392)	1,294	(130.3)	3,092	17,532	*
Less: Other electric operating revenue-gas supply resale	(1,381)	(5,976)	(76.9)	(4,578)	(38,645)	(88.2)%
Add (less): Other electric operating revenue-RECs & PTCs	(8,854)	(6,679)	32.6	(19,199)	(67)	*

Total electric revenue for margin	459,884	476,360	(3.5)	1,061,353	1,066,274	(0.5)%
Adjustments for amounts included in revenue:
Pass-through tariff items	(22,086)	(23,351)	(5.4)	(51,463)	(52,963)	(2.8)%
Pass-through revenue-sensitive taxes	(35,694)	(36,371)	(1.9)	(81,400)	(81,817)	(0.5)%

Net electric revenue for margin	402,104	416,638	(3.5)	928,490	931,494	(0.3)%

Minus power costs:
Purchased electricity(1)	(156,098)	(180,166)	(13.4)	(355,213)	(408,207)	(13.0)%
Electric generation fuel(1)	(19,861)	(25,886)	(23.3)	(89,798)	(71,109)	26.3%
Residential exchange(1)	15,302	15,293	0.1	38,637	36,975	4.5%

Total electric power costs	(160,657)	(190,759)	(15.8)	(406,374)	(442,341)	(8.1)%

Electric margin(2)	$241,447	$225,879	6.9%	$522,116	$489,153	6.7%

(1)
As reported on PSE's Consolidated Statement of Income.

(2)
Electric margin does not include any allocation for amortization/depreciation expense or electric generation operation and maintenance expense.

*
Percent change not applicable or meaningful.

        Electric margin increased $15.6 million and $33.0 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. Following is a discussion of significant items that impact electric operating revenue and electric energy costs which are included in electric margin:

Electric Operating Revenue

        Electric operating revenues decreased $17.2 million, or 3.5%, to $470.5 million from $487.7 million for the three months ended June 30, 2012, as compared to the same period in 2011. The decrease in operating revenues of $17.2 million for the three months ended June 30, 2012 was primarily due to lower electric retail sales of $15.0 million, lower sales to other utilities and marketers of $4.1 million, which were offset by higher miscellaneous operating revenues of $1.7 million. These items are discussed in detail below.

        Electric operating revenues decreased $5.4 million, or 0.5%, to $1,082.0 million from $1,087.5 million for the six months ended June 30, 2012 as compared to the same period in 2011. The decrease in operating revenues of $5.4 million for the six months ended June 30, 2012 was primarily due to lower electric retail sales of $14.0 million, lower sales to other utilities and marketers of $6.0 million, which were offset by higher miscellaneous operating revenues of $14.4 million. These items are discussed in detail below.

        Electric retail sales decreased $15.0 million, or 3.1%, to $466.3 million from $481.2 million for the three months ended June 30, 2012, as compared to the same period in 2011. The decrease in electric retail sales was primarily due to a $21.9 million decrease in retail electricity usage of 224,721 Megawatt Hour (MWhs), or 4.6%, as a result of warmer temperatures in PSE's service territory during the three months ended June 30, 2012 as compared to the same period in the prior year. Partially offsetting the decrease was a net increase in retail sales of $6.9 million due to the 3.2% electric rate increase effective May 14, 2012 and various pass through tariff items that have no impact on earnings. The net increase included tariff items, such as, the suspension of REC credits in 2011 which contributed $3.6 million in electric retail sales for the three months ended June 30, 2012. The REC credit to customers is offset in other electric operating revenue with no impact to earnings. PSE's customers received credits effective November 1, 2010 through April 30, 2011.

        Electric retail sales decreased $14.0 million, or 1.3%, to $1,071.8 million from $1,085.7 million for the six months ended June 30, 2012, as compared to the same period in 2011. The decrease in electric retail sales was primarily due to a $20.2 million decrease in retail electricity usage of 205,591 MWhs, or 1.9%, as a result of warmer temperatures in PSE's service territory during the six months ended June 30, 2012 as compared to the same period in the prior year. The actual temperature during the six months ended June 30, 2012 was 48.2 degrees, or 1.24 degrees warmer than the same period in the prior year. Although, the temperature during the six months ended June 30, 2012 was warmer than the same period in the prior year, the temperature was 1.66 cooler than the historical average. Partially offsetting the decrease was a $6.2 million net increase in retail sales due to the electric rate increase effective May 14, 2012 and various pass through tariff items that have no impact on earnings. The net increase included tariff items, such as, the suspension of REC credits in 2011 which contributed an increase of $20.2 million in electric retail sales for the six months ended June 30, 2012. The REC credit to customers is offset in other electric operating revenue with no impact to earnings. PSE's customers received credits effective November 1, 2010 through April 30, 2011.

        Sales to other utilities and marketers decreased $4.1 million and $6.0 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. These decreases were primarily due to a decline in market electricity prices which decreased revenue by $3.6 million and $5.5 million for the three and six months ended June 30, 2012.

        Other electric operating revenue increased $1.6 million and $14.4 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increases were primarily due to reductions to revenue offsets due to non-core gas sales of $4.6 million and $34.1 million for the three and six months ended June 30, 2012, respectively, and a reduction to revenue offsets which contributed increases of $19.0 million and $40.1 million, respectively, related to PTCs deferrals, which are deferred until PSE utilizes the tax credit on its tax return. Partially offsetting the increase was a decrease in REC revenue of $21.3 million and $59.3 million for the three and six months ended June 30, 2012, respectively. As discussed above, REC revenue is an offset of the REC credit provided to PSE's customers in electric retail sales with no impact to earnings.

Electric Energy Costs

        Purchased electricity expense decreased $24.1 million, or 13.4%, and $53.0 million, or 13.0%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease in purchased electricity expense for the three months ended June 30, 2012 was primarily the result of a decrease of $37.9 million related to the expiration of long-term firm contracts and a $5.4 million decrease related to energy agreements. Offsetting this decrease was a $3.6 million wholesale market offset cost related to Lower Snake River which is being deferred and included in purchased power. Also offsetting the decrease was a $16.2 million increase due to sharing of overrecovery of power costs with customers in accordance with the PCA mechanism customer sharing for the three months ended June 30, 2012, which reduced the customer PCA deferral.

        The $53.0 million decrease in purchased electricity expense for the six months ended June 30, 2012 was primarily the result of a decrease of $85.9 million related to the expiration of long-term firm contracts. Offsetting this decrease was a $1.8 million increase related to energy agreements and $8.4 million wholesale market offset cost related to Lower Snake River which is being deferred and included in purchased power. Also offsetting the decrease is a $21.0 million increase due to sharing of overrecovery of power costs with customers in accordance with the PCA mechanism customer sharing for the six months ended June 30, 2012, which reduced the customer PCA deferral.

        To meet customer demand, PSE economically dispatches resources in its power supply portfolio such as fossil-fuel generation, owned and contracted hydroelectric capacity and energy and long-term contracted power. However, depending principally upon availability of hydroelectric energy, plant availability, fuel prices and/or changing load as a result of weather, PSE may sell surplus power or purchase deficit power in the wholesale market. PSE manages its regulated power portfolio through short-term and intermediate-term off-system physical purchases and sales as well as through other risk management techniques.

        Electric generation fuel expense decreased $6.0 million, or 23.3%, and increased $18.7 million, or 26.3%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. PSE experienced a decrease in electric generation at coal plants of 211,680 MWhs, or 41.2% for the three months ended June 30, 2012. The decrease in coal generation reduced electric generation fuel by $3.7 million for the three months ended June 30, 2012. The decrease in electric generation at coal plants was primarily due to two coal plants that were taken offline for maintenance and remained offline as other sources of electric generation were considered more economical. Contributing to the decrease was $2.4 million due to lower wholesale gas prices related to the electricity generation from PSE's combustion turbine facilities.

        For the six months ended June 30, 2012 the increase was primarily due to increased generation from PSE's combustion turbine facilities due to lower hydroelectric generation of 575,776 MWhs, or 13.7%, and the decrease in electric generation at coal plants of 209,687 MWhs, or 12.8%. Although wholesale gas prices were lower, the increased electricity generation from PSE's combustion turbine facilities compared to the same period in the prior year contributed $23.3 million in expense. Offsetting the increase was $4.6 million decrease due to the decrease in coal plant generation. The decrease in electric generation at coal plants was primarily due to two coal plants that were taken offline for maintenance and remained offline as other sources of electric generation were considered more economical.

        Residential exchange credits increased $1.7 million, or 4.5%, for the six months ended June 30, 2012, as compared to the same period in 2011 as a result of higher electric residential and farm customer sales volumes associated with the Bonneville Power Administration (BPA) Residential Exchange Program (REP). The REP credit is a pass-through tariff item with a corresponding credit in electric operating revenue, with no impact on net income.

Natural Gas Margin

        Gas margin is natural gas sales to retail and transportation customers less pass-through tariff items and revenue-sensitive taxes and the cost of natural gas purchased, including transportation costs to bring natural gas to PSE's service territory. The following table displays the details of PSE's natural gas margin:

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent Change			Percent Change
Natural Gas Margin (Dollars in Thousands)	2012	2011		2012	2011
Gas operating revenue(1)	$207,823	$245,014	(15.2)%	$643,789	$663,638	20.8%
Less: Other gas operating revenue	(3,525)	(3,668)	(3.9)	(7,010)	(7,307)	(4.1)

Total gas revenue for margin	204,298	241,346	(15.4)	636,779	656,331	(3.0)
Adjustments for amounts included in revenue:
Pass-through tariff items	(10,838)	(5,122)	111.6	(22,332)	(14,169)	57.6
Pass-through revenue-sensitive taxes	(17,994)	(20,710)	(13.1)	(53,319)	(55,561)	(4.0)

Net gas revenue for margin	175,466	215,514	(18.6)	561,128	586,601	(4.3)

Minus purchased gas costs(1)	(96,462)	(127,174)	(24.1)	(329,981)	(363,928)	(9.3)

Natural gas margin(2)	$79,004	$88,340	(10.6)%	$231,147	$222,673	3.8%

(1)
As reported on PSE's Consolidated Statement of Income.

(2)
Gas margin does not include any allocation for amortization/depreciation expense or electric generation operations and maintenance expense.

        Natural gas margin decreased $9.4 million and increased $8.5 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. Following is a discussion of significant items of gas operating revenue and gas energy costs which are included in gas margin:

Gas Operating Revenue

        Gas operating revenues decreased $37.2 million, or 15.2%, to $207.8 million from $245.0 million for the three months ended June 30, 2012 as compared to the same period in 2011. The decrease in gas operating revenues of $37.2 million was due primarily to lower natural gas retail sales. These items are discussed in detail below.

        Gas operating revenues decreased $19.9 million, or 3.0%, to $643.8 million from $663.6 million for the six months ended June 30, 2012 as compared to the same period in 2011. The decrease in gas operating revenues of $19.9 million was due primarily to lower natural gas retail sales. These items are discussed in detail below.

        Natural gas retail sales decreased $37.1 million, or 15.6%, to $200.6 million from $237.7 million for the three months ended June 30, 2012 as compared to the same period in 2011. The decrease in natural gas retail sales for the three months ended June 30, 2012 as compared to the same period in 2011 was primarily due to a decrease of 34.8 million in therm sales, or 18.1% due to warmer temperatures that resulted in a $43.2 million decrease. Contributing to the decrease was a net $1.0 million decrease due to the gas rate increase effective May 14, 2012 and the PGA rate decrease effective November 1, 2011. Offsetting the decrease was a $6.9 million increase related to gas conservation revenues as a result of an approved accounting petition authorizing PSE to recover the costs associated with the Company's current 2012 gas conservation programs via transfers from amounts deferred for the over-recovery of commodity costs in the Company's PGA commodity account. This had no impact on earnings as conservation expense increased by the same amount.

        Natural gas retail sales decreased $19.8 million, or 3.1%, to $629.1 million from $648.9 million for the six months ended June 30, 2012 as compared to the same period in 2011. The decrease in natural gas retail sales for the six months ended June 30, 2012 as compared to the same period in 2011 was primarily due to a decrease of 12.3 million in therm sales, or 2.2%, due to warmer temperatures that resulted in a $14.5 million decrease. The average temperature during the six months ended June 30, 2012 was 48.2 degrees which was 1.24 degrees warmer than the same period in the prior year. Although the temperature during the six months ended June 30, 2012 was warmer than the same period in the prior year, the current period average temperature was still 1.66 degrees cooler than the historical average. Contributing to the decrease was a net $12.1 million decrease related to the gas rate increases effective April 1, 2011 and May 14, 2012 and the PGA rate decrease effective November 1, 2011. Partially offsetting these decreases was a $6.9 million increase in retail sales related to gas conservation revenues with no impact to earnings. The PGA mechanism passes through to customers increases or decreases in the natural gas supply portion of the natural gas service rates based upon changes in the price of natural gas purchased from producers and wholesale marketers or changes in natural gas pipeline transportation costs. PSE's net income is not affected by changes under the PGA mechanism.

Gas Energy Costs

        Purchased gas expenses decreased $30.7 million, or 24.1%, and $34.0 million, or 9.3%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease was primarily due to lower natural gas costs reflected in PGA rates effective November 1, 2011. Also contributing to the decrease was a decrease in customer usage of 18.1% as a result of warmer temperatures for the three months ended June 30, 2012 as compared to the same period in 2011.

        The PGA mechanism provides the rates used to determine natural gas costs based on customer usage. The rate decrease was the result of decreasing costs of wholesale natural gas. The PGA mechanism allows PSE to recover expected natural gas supply and transportation costs and defer, as a receivable or liability, any natural gas supply and transportation costs that exceed or fall short of this expected natural gas cost amount in PGA mechanism rates, including accrued interest. PSE is authorized by the Washington Commission to accrue carrying costs on PGA receivable and payable balances. A receivable balance in the PGA mechanism reflects an underrecovery of natural gas cost through rates. A payable balance reflects overrecovery of natural gas cost through rates. The PGA mechanism payable balance at June 30, 2012 was $49.6 million, which will be passed through to customers through a future PGA rate filing.

Other Operating Expenses

        Net unrealized gain on derivative instruments increased $50.2 million to a gain of $59.9 million during the three months ended June 30, 2012 from a gain of $9.7 million during the same period in 2011. Net unrealized gain on derivative instruments increased $34.1 million, to a gain of $49.7 million during the six months ended June 30, 2012 from a gain of $15.6 million during the same period in 2011. The gains were primarily due to a reversal of prior period losses on settled contracts offset by losses due to declining natural gas and wholesale electricity prices. The contracts that were recorded in previous periods as losses were reversed at settlement, leading to gains. Forward prices of electricity and natural gas increased by 4.5% and 1.0%, respectively, for the three months ended June 30, 2012 and decreased by 6.5% and 8.6%, respectively, for the six months ended June 30, 2012.

        Utility operations and maintenance expense increased $4.3 million, or 3.5%, and $14.4 million, or 6.0%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increase was primarily driven by increases in administration and general expenses of $2.2 million and $3.6 million for the three and six months ended June 30, 2012, respectively and electric transmission and distribution expenses of $2.2 and $7.8 million for the three and six months ended June 30, 2012, respectively. The six month ended June 30, 2012 increase in electric transmission and distribution expense was due primarily to the January storm. Additionally, PSE deferred as a regulatory asset for future recovery approximately $58.8 million in transmission and distribution expenses related to the January 2012 winter storm.

        Depreciation expense increased $11.0 million, or 14.9%, and $15.2 million, or 10.2%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increase for the three and six months ended June 30, 2012 was primarily due to additional capital expenditures placed into service, net of retirements.

        Amortization expense decreased $6.9 million, or 37.4%, and $11.5 million, or 31.7%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease is primarily due to the deferral of amortization related to the Lower Snake River project of $5.5 million and $9.4 million for the three and six months ended June 30, 2012, respectively. Additionally, a decrease of $1.0 million and $2.1 million for the three and six months ended June 30, 2012, respectively, related to the Goldendale deferred costs being fully amortized in 2011.

        Conservation amortization increased $4.6 million, or 19.5%, and $6.8 million, or 12.2%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increase was due to an approved accounting petition authorizing PSE to recover the costs associated with the Company's current 2012 gas conservation programs via transfers from amounts deferred for the over-recovery commodity costs in the Company's PGA commodity account. Conservation amortization is a pass-through tariff item with no impact on earnings.

        Taxes other than income taxes decreased $2.5 million, or 3.3%, and $3.1 million, or 1.8%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. For the three months ended June 30, 2012, the decrease was due primarily to a decrease in state and municipal taxes, which was partially offset by an increase in property taxes. For the six months ended June 30, 2012, the decrease was due to a decrease in state and municipal taxes.

Other Income and Interest Expense and Income Tax Expense

        Other Income increased $2.7 million, or 16.9%, and $5.1 million, or 17.9%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increase was primarily due to the carrying costs associated with the Lower Snake River accruing interest income of $15.8 million and $19.5 million for the three and six months ended June 30, 2012, respectively, as authorized by the Washington Commission. Partially offsetting the increase are decreases of $3.1 million and $1.6 million increase in Allowance for Funds Used During Construction (AFUDC) equity income for the three and six months ended June 30, 2012, respectively. Also offsetting the increase are decreases of $8.8 million and $10.9 million increase in regulatory interest for the three and six months ended June 30, 2012, respectively.

        Other Expense increased $3.5 million for the six months ended June 30, 2012 as compared to the same period in 2011. The increase was primarily due to a $2.4 million increase related to customer credits resulting from the outages due to the January 2012 winter storm.

        Interest Expense increased $7.5 million, or 14.9%, and $8.7 million, or 8.5%, for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The increase was primarily due to an increase in long term debt and the debt component of AFUDC which contributed $5.6 million and $7.5 million for the three and six months ended June 30, 2012, respectively.

        Income tax increased $10.5 million, or 50.8%, and $10.4 million, or 15.5%, for the three and for the six months ended June 30, 2012, respectively, as compared to the same period in 2011. The increase was primarily due to higher taxable income for the three and six months ended June 30, 2012, as compared to same periods in 2011.

Puget Energy

Summary Results of Operations

        All the operations of Puget Energy are conducted through its subsidiary PSE. Puget Energy's net income (loss) were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent Change			Percent Change
Benefit/(Expense) (Dollars in Thousands)	2012	2011		2012	2011
PSE net income (loss)	$80,872	$50,913	58.8%	193,588	$154,352	25.4%

Other operating revenue	—	(689)	*	—	(689)	*
Purchased electricity	—	145	*	—	288	*
Net unrealized gain on energy derivative instruments	4,226	7,347	(42.5)	9,635	34,482	(72.1)%
Non-utility expense and other	2,344	510	*	4,713	939	*
Other income	8	2	*	11	7	66.0
Non-hedging interest rate derivative expense	(7,297)	(25,412)	(71.3)	(6,770)	(25,460)	(73.7)%
Interest expense(1)	(33,548)	(51,119)	34.4	(79,961)	(75,497)	5.9%
Income tax benefit (expense)	11,087	23,338	(52.5)	24,955	24,044	3.8%

Puget Energy net income (loss)	$57,692	$5,035	*	$146,171	$112,466	30.3%

*
Not meaningful

(1)
Puget Energy's interest expense includes elimination adjustments of intercompany interest on short-term debt.

        Puget Energy's net income for the three months ended June 30, 2012 was $57.7 million with operating revenue of $678.6 million as compared to net income of $5.0 million with operating revenue of $732.7 million for the same period in 2011. Puget Energy's net income for the six months ended June 30, 2012 was $146.2 million with operating revenue of $1,727.1 million as compared to net income of $112.5 million with operating revenue of $1,752.3 million for the same period in 2011.

        The following are significant factors that impacted Puget Energy's net income which are not included in PSE's discussion:

        Net unrealized gain on derivative instruments decreased $3.1 million and $24.8 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011 due to the effects of purchase accounting on derivative contracts in other comprehensive income (OCI) of $2.7 million and $8.6 million respectively, and the fair value amortization of Normal Purchase Normal Sale (NPNS) derivative contracts of $0.4 million and $16.2 million, respectively.

        Non-utility expense and other increased $3.8 million for the six months ended June 30, 2012 as compared to the same period in 2011 due primarily to pension expense.

        Unhedged interest rate expense decreased $18.1 million and $18.7 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease was primarily a result of paying down a portion of a five-year term loan during the prior year. The five-year variable rate term loan was initially fully hedged; however, a portion of the hedge was unwound during the prior year and again in the first quarter of the current year.

        Interest expense decreased $18.1 million and increased $4.5 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease for the three months ended June 30, 2012 was primarily due to a $6.8 million increase in write-off in the same period during the prior year related to the unamortized issuance costs associated with the five-year term loan and capital expenditure credit facility. Also contributing to the decrease was a $22.7 million decrease related to mark-to-market on interest rate swap contracts. Partially offsetting the decrease was $9.9 million of interest expense related to higher fixed rate debt issuances and additional debt balances.

        The increase for the six months ended June 30, 2012 was primarily due to a $6.4 million increase in write-off related to the unamortized issuance costs associated with the five-year term loan and capital expenditure credit facility which were terminated on February 10, 2012. Also contributing to the increase was $12.7 million of interest expense related to higher fixed rate debt issuances and additional debt balances. Partially offsetting the increase was a $16.4 million decrease related to mark-to-market on interest rate swap contracts.

        Income tax benefit increased $12.3 million for the three months ended June 30, 2012 as compared to the same period in 2011 due primarily to a higher pre-tax loss.

CAPITAL RESOURCES AND LIQUIDITY

CAPITAL REQUIREMENTS

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        The following are PSE's and Puget Energy's aggregate contractual obligations as of December 31, 2011:

	PAYMENTS DUE PER PERIOD
CONTRACTUAL OBLIGATIONS (DOLLARS IN THOUSANDS)	TOTAL	2012	2013 - 2014	2015 - 2016	THEREAFTER
Energy purchase obligations(1)	$5,428,718	$875,362	$1,377,807	$1,070,421	$2,105,128
Long-term debt including interest(2)	9,172,751	227,602	467,060	838,275	7,639,814
Short-term debt including interest(7)(8)	55,076	55,076	—	—	—
Service contract obligations(3)	418,108	70,529	106,466	78,375	162,738
Non-cancelable operating leases(4)	128,095	13,873	27,095	27,889	59,238
PSE capital leases(4)	35,358	8,160	16,320	10,878	—
Pension and other benefits funding and payments(5)	72,392	30,291	7,955	9,041	25,105

Total PSE contractual cash obligations	$15,310,498	$1,280,893	$2,002,703	$2,034,879	$9,992,023

Long-term debt, including interest(6)	2,426,122	97,938	1,003,994	118,500	1,205,690
Less: Inter-company short-term debt and interest elimination(7)	(30,037)	(30,037)	—	—	—

Total Puget Energy contractual cash obligations	$17,706,583	$1,348,794	$3,006,697	$2,153,379	$11,197,713

(1)
Energy purchase contracts were entered into as part of PSE's obligation to serve retail electric and natural gas customers' energy requirements. As a result, costs are generally recovered either through base retail rates or adjustments to retail rates as part of the power and natural gas cost adjustment mechanisms.

(2)
For individual long-term debt maturities, see Note 7 to the consolidated financial statements for the fiscal quarter ended June 30, 2012 included in this prospectus. For Puget Energy the amount above excludes the fair value adjustments related to the merger.

(3)
Represents operational agreements, settlements and other contractual obligations with respect to generation, transmission and distribution facilities. These costs are generally recovered through base retail rates.

(4)
For additional information, see Note 10 to the consolidated financial statements for the fiscal quarter ended June 30, 2012 included in this prospectus.

(5)
Pension and other benefit expected contributions represent PSE's estimated cash contributions to the pension plan through 2016.

(6)
As of December 31, 2011, Puget Energy had fully drawn on a five-year term-loan with a balance of $298.0 million and incurred a $545.0 million draw under its $1.0 billion Puget Energy capital expenditure facility.

(7)
As of December 31, 2011, PSE has a revolving credit facility with Puget Energy in the form of a promissory note to borrow up to $30.0 million of which $30.0 million was drawn.

(8)
As of December 31, 2011, PSE had credit facilities totaling $1.15 billion of which $37.5 million had been drawn. These facilities consisted of $400.0 million to fund operating expenses, $400.0 million to fund capital expenditures and $350.0 million to support electric and natural gas hedging. In addition, a $12.5 million letter of credit was outstanding under the $400.0 million working capital facility.

        The following are PSE's and Puget Energy's aggregate availability under commercial commitments as of December 31, 2011:

	AMOUNT OF AVAILABLE COMMITMENTS EXPIRATION PER PERIOD
COMMERCIAL COMMITMENTS (DOLLARS IN THOUSANDS)	TOTAL	2012	2013 - 2014	2015 - 2016	THEREAFTER
PSE working capital facility(1)	$362,539	$—	$362,539	$—	$—
PSE capital expenditures facility(1)	400,000		400,000	—	—
PSE energy hedging facility(1)	350,000		350,000	—	—
Inter-company short-term debt(2)	—	—	—	—	—

Total PSE commercial commitments	$1,112,539	$—	$1,112,539	$—	$—

Puget Energy capital expenditures facility(3)	455,000	—	455,000	—	—
Less: Inter-company short-term debt elimination(2)	—	—	—	—	—

Total Puget Energy commercial commitments	$1,567,539	$—	$1,567,539	$—	$—

(1)
As of December 31, 2011, PSE had credit facilities totaling $1.15 billion of which $37.5 million had been drawn. These facilities consisted of $400.0 million to fund operating expenses, $400.0 million to fund capital expenditures and $350.0 million to support electric and natural gas hedging. In addition, a $12.5 million letter of credit was outstanding under the $400.0 million working capital facility.

(2)
As of December 31, 2011, PSE had a revolving credit facility with Puget Energy in the form of a promissory note to borrow up to $30.0 million of which $30.0 million was drawn.

(3)
As of December 31, 2011, Puget Energy had fully drawn on a five-year term-loan with a balance of $298.0 million and incurred a $545.0 million draw under its $1.0 billion Puget Energy capital expenditure facility.

        Since December 31, 2011, (1) PSE repaid $25.0 million under its working capital facility on January 30, 2012 offset by new borrowings of $38.0 million on March 30, 2012; (2) Puget Energy borrowed $864.0 million on February 10, 2012 under a new $1.0 billion, five-year revolving senior secured credit facility and concurrently repaid debt outstanding under Puget Energy's prior term loan of $298.0 million and capital expenditure credit facility of $545.0 million which were then terminated; (3) Puget Energy repaid $5.0 million outstanding on March 12, 2012 under the $1.0 billion, five-year revolving senior secured credit facility; and (4) Puget Energy issued $450.0 million of senior secured notes on June 15, 2012 and paid down $425.0 million outstanding under the $1.0 billion, five-year revolving senior secured credit facility.

        Contractual Obligations.    These changes increased contractual obligations by $54.0 million, net of redemptions due to a net increase in borrowings of $41.0 million at Puget Energy and $13.0 million at PSE.

        Commercial Commitments.    These changes increased available commercial commitments by $98.0 million. This is due to (1) an increase of $111.0 million due to the change in debt structure at Puget Energy from $545.0 million drawn under the prior $1.0 billion term loan capital expenditure credit facility to $434.0 million drawn under the new $1.0 billion, five-year senior secured credit facility and (2) an offsetting decrease of $13.0 million due to the net increase in funds borrowed under PSE's working capital facility.

CAPITAL RESOURCES

CASH FROM OPERATIONS

Puget Sound Energy

        Cash generated from operations for the six months ended June 30, 2012 decreased by $84.4 million from $650.8 million generated during the same period in 2011. The decrease in cash flow was primarily the result of the following:

  •
  In 2012, there was approximately $66.5 million of cash outflow for costs incurred related to the January winter storm of which $58.8 million was deferred for future recovery.

  •
  Tax refunds received decreased by $48.5 million in 2012.

  •
  Increase in payments of $34.7 million related to energy and operational costs.

  •
  Increase in payments for materials and supplies of $20.1 million due to primarily generation and electric plant inventory to support major construction projects.

  •
  Decrease in Tenaska regulatory asset in 2011 by $20.3 million and no Tenaska regulatory asset in 2012, caused a decrease in cash flow in 2012 as compared to 2011.

        The decrease in cash generated from operating activities in 2012 described above was partially offset by the following cash increases:

  •
  Increase in PCA recovery owed to customers in 2012 as compared to 2011, causing an increase in cash flow of $21.0 million.

  •
  Payments made in 2011 relating to transmission prepayments for the Lower Snake River project and the purchase of combustion turbine inventory that did not occur in 2012, which caused an increase in cash flow of approximately $18.0 million.

  •
  In 2012, PSE sold and deferred REC proceeds of $13.3 million and in 2011, PSE received REC proceeds of $1.9 million, which provided an increase in cash flow of $11.4 million.

        In addition, non cash items decreased approximately $13.2 million related to items such as depreciation, amortization, deferred income taxes and credits, and fair value adjustment related to derivative instruments.

PUGET ENERGY

        Cash generated from operations for the six months ended June 30, 2012 was $545.8 million, a decrease of $195.5 million from the $741.3 million generated during the six months ended June 30, 2011. The decrease included $84.4 million from the cash provided by the operating activities of PSE as previously discussed. The other factors contributing to the decrease included the following:

  •
  As a result of the merger, $47.4 million in derivative settlement payments were reclassified to financing activities during the six months ended June 30, 2012 as compared to $123.9 million during the same period in 2011, resulting in a decrease in operating cash flows of $76.5 million. This decrease was due to a decline in the number of contracts settled during 2012 as compared to the prior period. These contracts represent proceeds received from derivative instruments that included financing elements at the merger date.

  •
  Tax refund received by Puget Energy of $13.5 million in 2011 as compared to no refund received in 2012.

FINANCING PROGRAM

        The Company's external financing requirements principally reflect the cash needs of its construction program, its schedule of maturing debt and certain operational needs. The Company anticipates refinancing the redemption of bonds or other long-term borrowings with its credit facilities and/or the issuance of new long-term debt. Access to funds depends upon factors such as Puget Energy's and PSE's credit ratings, prevailing interest rates and investor receptivity to investing in the utility industry, Puget Energy and PSE.

CREDIT FACILITIES AND COMMERCIAL PAPER

        Proceeds from PSE's short-term borrowings and sales of commercial paper are used to provide working capital and the interim funding of utility construction programs. Puget Energy and PSE continue to have reasonable access to the capital and credit markets.

PUGET ENERGY CREDIT FACILITIES

        At the time of the merger in February 2009, Puget Energy entered into a $1.225 billion five-year term loan and a $1.0 billion five-year capital expenditure credit facility for funding capital expenditures. On February 10, 2012, Puget Energy entered into a $1.0 billion five-year revolving senior secured credit facility. As a revolving facility, amounts borrowed may be repaid without a reduction in the size of the facility. Initial borrowings under this facility were used to repay debt outstanding under the term loan and capital expenditure credit facility and those agreements were terminated. On June 15, 2012, Puget Energy issued $450.0 million of senior secured notes. Proceeds from the notes offering were used to pay down $425.0 million of the revolving senior secured credit facility balance resulting in an outstanding balance of $434.0 million as of June 30, 2012.

        The new senior secured credit facility contains usual and customary affirmative and negative covenants. The agreement also contains two financial covenants based on the following ratios: Group Funds From Operations (FFO) Coverage Ratio and Maximum Leverage Ratio, as defined in the agreement governing the senior secured credit facility. As of June 30, 2012, Puget Energy was in compliance with all applicable covenants.

        The senior secured credit facility provides Puget Energy the ability to borrow at different interest rate options and includes variable fee levels. Interest rates may be based on the prime rate or LIBOR, plus a spread based on Puget Energy's credit ratings. Puget Energy must pay a commitment fee on the unused portion of the facility. As of June 30, 2012, the spread over LIBOR was 2.0% and the commitment fee was 0.375%. Puget Energy entered into interest rate swap contracts to manage the interest rate risk associated with the credit facility (see Note 3 to the consolidated financial statements for the fiscal quarter ended June 30, 2012 and the "Interest Rate Risk" section in this Management's Discussion and Analysis).

DIVIDEND PAYMENT RESTRICTIONS

        The payment of dividends by PSE to Puget Energy is restricted by provisions of certain covenants applicable to long-term debt contained in PSE's electric and natural gas mortgage indentures. At June 30, 2012, approximately $472.5 million of unrestricted retained earnings was available for the payment of dividends under the most restrictive mortgage indenture covenant.

        Beginning February 6, 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if PSE's common equity ratio, calculated on a regulatory basis, is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE may not declare or make any distribution unless on the date of distribution PSE's corporate credit/issuer rating is investment grade, or, if its credit ratings are below investment grade, PSE's ratio of Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than 3 to one. The common equity ratio, calculated on a regulatory basis, was 48.3% at June 30, 2012 and the EBITDA to interest expense was 4.3 to one for the twelve months then ended.

        PSE's ability to pay dividends is also limited by the terms of its credit facilities pursuant to which PSE is not permitted to pay dividends during any Event of Default, or if the payment of dividends would result in an Event of Default (as defined in the facilities), such as failure to comply with certain financial covenants.

        Puget Energy's ability to pay dividends is also limited by the merger order issued by the Washington Commission. Pursuant to the merger order, Puget Energy may not declare or make a distribution unless on such date Puget Energy's ratio of consolidated EBITDA to consolidated interest expense for the four most recently ended fiscal quarters prior to such date is equal to or greater than 2 to one. At June 30, 2012, the EBITDA to interest expense was 2.5 to one for the 12 months then ended.

DEBT RESTRICTIVE COVENANTS

        The type and amount of future long-term financings for PSE are limited by provisions in PSE's credit agreements and mortgage indentures. Under its credit agreements, PSE's long-term debt issuances can not exceed $500.0 million per year, plus any amount needed to refinance maturing bonds. Unused amounts under this limitation may be carried forward into future years.

        PSE's ability to issue additional secured debt may also be limited by certain restrictions contained in its electric and natural gas mortgage indentures. Under the most restrictive tests, at June 30, 2012, PSE could issue:

  •
  Approximately $1.3 billion of additional first mortgage bonds under PSE's electric mortgage indenture based on approximately $2.1 billion of electric bondable property available for issuance, subject to an interest coverage ratio limitation of 2.0 times net earnings available for interest (as defined in the electric utility mortgage), which PSE exceeded at June 30, 2012; and

  •
  Approximately $221.0 million of additional first mortgage bonds under PSE's natural gas mortgage indenture based on approximately $368.3 million of gas bondable property available for issuance, subject to a combined gas and electric interest coverage test of 1.75 times net earnings available for interest and a gas interest coverage test of 2.0 times net earnings available for interest (as defined in the natural gas utility mortgage), both of which PSE exceeded at June 30, 2012.

        At June 30, 2012, PSE had approximately $6.0 billion in electric and natural gas ratebase to support the interest coverage ratio limitation test for net earnings available for interest.

        Upon approval of the merger in 2009, the Company was required to refinance its debt in place at the time of the merger. The Company has met this requirement as of June 30, 2012.

DESCRIPTION OF BUSINESS

GENERAL

        Puget Energy is an energy services holding company incorporated in the state of Washington in 1999. All of its operations are conducted through its subsidiary, PSE, a utility company. Puget Energy has no significant assets other than the stock of PSE.

        On February 6, 2009, Puget Holdings LLC (Puget Holdings) completed its merger with Puget Energy. Puget Holdings is a consortium of long-term infrastructure investors including Macquarie Infrastructure Partners I, Macquarie Infrastructure Partners II, Macquarie Capital Group Limited, Macquarie-FSS Infrastructure Trust, the Canada Pension Plan Investment Board, the British Columbia Investment Management Corporation and the Alberta Investment Management Corporation. As a result of the merger, all of Puget Energy's common stock is indirectly owned by Puget Holdings.

CORPORATE STRATEGY

        Puget Energy is the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution, generation and natural gas distribution. Puget Energy's business strategy is to generate stable earnings and cash flow by offering reliable electric and natural gas service in a cost-effective manner through PSE.

PUGET SOUND ENERGY, INC.

        PSE is a public utility incorporated in the state of Washington in 1960. PSE furnishes electric and natural gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region.

        The following table presents the number of PSE customers as of December 31, 2011 and 2010:

	ELECTRIC			GAS
	DECEMBER 31			DECEMBER 31
			PERCENT CHANGE			PERCENT CHANGE
	2011	2010		2011	2010
Customers:(1)
Residential	959,547	954,898	0.5%	704,134	696,988	1.0%
Commercial	119,610	118,706	0.8	54,106	53,981	0.2
Industrial	3,622	3,637	(0.4)	2,475	2,498	(0.9)
Other	3,503	3,451	1.5	180	169	6.5

Total	1,086,282	1,080,692	0.5%	760,895	753,636	1.0%

(1)
At December 31, 2011 approximately 379,874 customers purchased both electricity and natural gas from PSE.

        During 2011, PSE's billed retail and transportation revenue from electric utility operations were derived 53.5% from residential customers, 40.0% from commercial customers, 5.1% from industrial customers and 1.4% from other customers. PSE's retail revenue from natural gas utility operations were derived 65.9% from residential customers, 29.8% from commercial customers, 3.0% from industrial customers and 1.3% from transportation customers in 2011. During this period, the largest customer accounted for approximately 1.6% of PSE's operating revenue.

        PSE is affected by various seasonal weather patterns and therefore, utility revenue and associated expenses are not generated evenly during the year. Energy usage varies seasonally and monthly, primarily as a result of weather conditions. PSE experiences its highest retail energy sales in the first and fourth quarters of the year. Sales of electricity to wholesale customers also vary by quarter and year depending principally upon fundamental market factors and weather conditions. PSE has a Purchased Gas Adjustment (PGA) mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. PSE also has a Power Cost Adjustment (PCA) mechanism in retail electric rates to recover variations in electricity costs on a shared basis with customers.

        In the five-year period ended December 31, 2011, PSE's gross electric utility plant additions were $3.6 billion and retirements were $383.3 million. In the same five-year period, PSE's gross natural gas utility plant additions were $839.0 million and retirements were $125.0 million and PSE's gross common utility plant additions were $342.7 million and retirements were $290.3 million. Gross electric utility plant at December 31, 2011 was approximately $8.4 billion, which consisted of 43.0% distribution, 31.1% generation, 6.2% transmission and 19.7% general plant and other. Gross natural gas utility plant at December 31, 2011 was approximately $2.9 billion, which consisted of 93.7% distribution and 6.3% general plant and other. Gross common utility general and intangible plant at December 31, 2011 was approximately $518.3 million.

EMPLOYEES

        At December 31, 2011, Puget Energy had no employees and PSE had approximately 2,800 full-time employees. Approximately 1,240 PSE employees are represented by the United Association of Plumbers and Pipefitters (UA) and the International Brotherhood of Electrical Workers Union (IBEW). The current contracts with the UA and the IBEW expire September 30, 2013 and March 31, 2014, respectively.

CORPORATE LOCATION

        Puget Energy's and PSE's principal executive offices are located at 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004 and the telephone number is (425) 454-6363.

AVAILABLE INFORMATION

        The information required by Item 101(e) of Regulation S-K is incorporated herein by reference to the material under "Where You Can Find More Information" in this prospectus.

REGULATION AND RATES

        PSE is subject to the regulatory authority of: (1) the FERC with respect to the transmission of electricity, the sale of electricity at wholesale, accounting and certain other matters; and (2) the Washington Commission as to retail rates, accounting, the issuance of securities and certain other matters. PSE also must comply with mandatory electric system reliability standards developed by the NERC, the electric reliability organization certified by the FERC, which standards are enforced by the Western Electricity Coordinating Council in PSE's operating territory.

ENERGY EFFICIENCY

        PSE is required under Washington state law to pursue feasible, achievable cost-effective electric conservation. PSE offers programs designed to help new and existing residential, commercial and industrial customers use energy efficiently. PSE uses a variety of mechanisms including cost-effective financial incentives, information and technical services to enable customers to make energy efficient choices with respect to building design, equipment and building systems, appliance purchases and operating practices. As described below, PSE recovers the actual costs of electric and natural gas energy efficiency programs through a tracker mechanism (for natural gas) and a rider mechanism (for electric). However, the tracker and rider mechanisms do not provide for any cost recovery of lost sales margin associated with reduced energy sales. A lost margin adjustment is included in PSE's pending general rate case.

        PSE's rates are designed to capture most of the approved revenue requirements for fixed costs through volumetric rates. PSE fully recovers these costs only if its customers consume a certain level of natural gas and electricity. This level of consumption is typically established in the utility's most recently completed rate case based upon historical natural gas and electric volumes. When customers use less natural gas or electricity, whether due to conservation, weather or economic conditions, PSE's financial performance is negatively impacted because recovery of fixed costs is reduced in proportion to the reduction in natural gas or electric sales.

        Since 1995, PSE has been authorized by the Washington Commission to defer natural gas energy efficiency (or conservation) expenditures and recover them through a tracker mechanism. The tracker mechanism allows PSE to defer efficiency expenditures and recover them in rates over the subsequent year. The tracker mechanism also allows PSE to recover an allowance for funds used to conserve energy on any outstanding balance that is not currently being recovered in rates.

        Since May 1997, PSE has recovered direct electric energy efficiency (or conservation) expenditures through a rider mechanism. The rider mechanism allows PSE to defer the efficiency expenditures and amortize them to expense as PSE collects the efficiency expenditures in rates over a one-year period. As a result of the rider mechanism, direct electric energy efficiency expenditures are recovered. PSE does not earn a return on unamortized balances.

ENVIRONMENT

        PSE's operations, including generation, transmission, distribution, service and storage facilities, are subject to environmental laws and regulations by federal, state and local authorities. The primary areas of environmental law that have the potential to most significantly impact PSE's operations and costs include:

  AIR AND CLIMATE CHANGE PROTECTION

        PSE owns numerous thermal generation facilities, including seven natural gas plants and an ownership percentage of a coal plant in Colstrip, Montana (Colstrip). All these facilities are governed by the Clean Air Act (CAA) and all have CAA Title V operation permits that must be renewed every five years. These facilities also emit greenhouse gases (GHGs), and thus are also subject to any current or future GHG or climate change legislation or regulation. Colstrip represents PSE's most significant source of GHG emissions.

  SPECIES PROTECTION

        PSE owns three hydroelectric plants and three wind farms and numerous miles of above ground electric distribution and transmission lines which can be impacted by laws related to species protection. A number of species of fish have been listed as threatened or endangered under the Endangered Species Act (ESA), which influences hydroelectric operations, and may affect PSE operations, potentially representing cost exposure and operational constraints. Similarly, there are a number of avian and terrestrial species that have been listed as threatened or endangered under the ESA or are protected by the Migratory Bird Act. Designations of protected species under these two laws have the potential to influence operation of our wind farms and above ground transmission and distribution systems.

  REMEDIATION OF CONTAMINATION

        PSE and its predecessors are responsible for environmental remediation at various contaminated sites. These include properties currently and formerly owned by PSE, as well as third party owned properties in which hazardous substances were generated or released. Cleanup laws PSE may be subject to primarily include the Comprehensive Environmental Response, Compensation and Liability Act (federal) and the Model Toxics Control Act (state). These laws may hold liable any current or past owner, or operator of a contaminated site, as well as, any generator, arranger, transporter or disposer of regulated substances.

  HAZARDOUS AND SOLID WASTE AND PCB HANDLING AND DISPOSAL

        Related to certain operations, including power generation and transmission and distribution maintenance, PSE must handle and dispose of certain hazardous and solid wastes, as well as, Polychlorinated Biphenyls (PCB) contaminated wastes. These actions are regulated by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (federal), the Toxic Substances Control Act (federal), and the dangerous waste regulations (state) that impose complex requirements on handling and disposing of regulated substances.

  WATER PROTECTION

        PSE facilities that discharge wastewater or storm water, or store bulk petroleum products are governed by the Clean Water Act (federal and state) which includes the Oil Pollution Act amendments. This includes most all generation facilities (all of which have water discharges and some of which have bulk fuel storage), and due to recent changes in state storm water regulations also includes many other facilities and construction projects depending on drainage, facility or construction activities, and chemical, petroleum and material storage.

  SITING NEW FACILITIES

        In siting new generation, transmission or distribution, PSE is subject to the State Environmental Policy Act, and may be subject to the federal National Environmental Policy Act, if there is a federal nexus, as well as, other local siting and zoning ordinances. These requirements may potentially require mitigation of environmental impacts to the fullest extent possible as well as other measures that can add significant cost to new facilities.

RECENT AND FUTURE ENVIRONMENTAL LAW AND REGULATION

        Recent and future environmental law and regulations may be imposed at a federal, state or local level and may have a significant impact on cost of PSE operations. PSE monitors legislative and regulatory developments for environmental issues with the potential to alter the operation and cost of our generation plants, transmission and distribution system, and other assets. Recent, pending and potential future environmental law and regulations with the most significant potential impacts to PSE's operations and costs are described below.

  CLIMATE CHANGE AND GREENHOUSE GAS EMISSIONS

        PSE recognizes the growing concern that increased atmospheric concentrations of GHG contribute to climate change. PSE believes that climate change is an important issue that requires careful analysis and considered responses. A climate policy continues to evolve at the state and federal levels and PSE remains involved in state, regional and federal policymaking activities. PSE will continue to monitor the development of any climate change or climate change related air emission reduction initiative at the state and western regional levels. PSE will also consider the impact of any future legislation or new government regulation on the cost of generation in its IRP process.

        Most recent definitive federal legislative activity on climate change occurred in June 2009; the United States House of Representatives passed H.R. 2454, the American Clean Energy and Security Act. The bill implements a cap-and-trade system of allowances to reduce GHG emissions 17.0% below 2005 levels by 2020, reaching an eventual target of 83.0% below 2005 levels by 2050. However, the 111th Congress ended without enacting any major law to limit or reduce GHG emissions.

        Recent federal climate change regulation includes the Tailoring Rule, which became effective January 2, 2011. Under the rule, new sources that emit more than 100,000 tpv of total GHG and major modifications of existing sources that increase GHG emissions by 74,000 tpv will be required to implement Best Available Control Technology (BACT) to control GHG emissions. Potential impacts on Colstrip are being evaluated and impacts to our gas fleet cannot yet be determined.

        Beginning on March 31, 2011, PSE is required to submit, on an annual basis, a report of its GHG emissions to the Environmental Protection Agency (EPA) including a report of emissions from all individual power plants emitting over 25,000 tons per year of GHGs and from certain natural gas distribution operations. Capital investments to monitor GHGs from the power plants and in the distribution system are not required at this time. Since 2002, PSE has voluntarily undertaken an annual inventory of its GHG emissions associated with PSE's total electric retail load, which was 21.5 million MWh in 2011, served from a supply portfolio of owned and purchased resources. The most recent data indicate that PSE's total GHG emissions (direct and indirect) from its electric supply portfolio in 2009 were 14.4 million tons of carbon dioxide equivalent. Since 2009, new PSE generation facilities have resulted in combined GHG emissions of 591,935 tons of carbon dioxide equivalent. Approximately 36.4% of PSE's total GHG emissions in 2009 (approximately 5.3 million tons) were associated with PSE's ownership and contractual interests in Colstrip.

        In November 2010, the EPA released two more GHG reporting rules affecting PSE. The first rule, commonly referred to as Subpart DD, requires owners and operators of electric power system facilities with a total nameplate capacity exceeding 17,820 pounds of sulfur hexafluoride to report emissions from its use of electrical transmission and distribution equipment. The second rule, commonly referred to as Subpart W, requires certain oil and natural gas operations, including distribution and storage, to report GHG emissions from leaks and certain combustions activities. PSE will submit the required information as part of its annual filing to the EPA beginning on March 31, 2012.

        While Colstrip remains a significant portion of PSE's GHG emissions, Colstrip is an essential part of the diversified portfolio PSE owns and/or operates for its customers. Consequently, PSE's overall emissions strategy demonstrates a concerted effort to manage customers' needs with an appropriate balance of new renewable generation, existing generation owned and/or operated by PSE and significant energy efficiency efforts.

  MERCURY AND AIR TOXICS EMISSIONS

        The state of Montana issued regulations limiting mercury emissions from coal-fired plants in October 2006 (with a limit of 0.9 lbs/Trillion British thermal units (lbs/TBtu) for plants burning coal like that used at Colstrip) which took effect on January 1, 2010. Mercury control equipment has been installed at Colstrip and has operated at a level that meets the current Montana requirement. Compliance based on a rolling 12-month average was first confirmed in January 2011 and has continued to meet the requirement during each month of 2011.

        The final version of EPA's Mercury and Air Toxics Standard, (MATS rule) was released December 21, 2011. The final rule provides some concessions to electric generators by providing extra compliance time in certain circumstances, but overall the final rule remains largely consistent with the agency's initial proposal in March 2011. MATS sets a new federal emission limitation for mercury (1.2 lb/TBtu), for acid gases, for other toxic metal using a particulate matter (PM) surrogate (0.03 lb/MMBtu), and for sulfur dioxide and nitrogen oxides for steam electric generating units. Colstrip is currently meeting the new mercury standards. Current emissions and available control technologies are currently being evaluated to determine what will be necessary to meet the new standards for acid gases and PM. PSE cannot yet determine the outcome of these analyses.

  ADDITIONAL COLSTRIP EMISSION CONTROLS

        On June 15, 2005, the EPA issued the Clean Air Visibility rule to address regional haze or regionally-impaired visibility caused by multiple sources over a wide area. The rule defines Best Available Retrofit Technology (BART) requirements for electric generating units, including presumptive limits for sulfur dioxide, particulate matter and nitrogen oxide controls for large units. In February 2007, Colstrip was notified by the EPA that Colstrip Units 1 & 2 were determined to be subject to the EPA's BART requirements. A BART engineering analysis for Colstrip Units 1 & 2 was submitted in August 2007 and additional requested analyses were submitted in June 2008. On November 5, 2010, the EPA issued a request for additional reasonable progress information for Colstrip Units 3 & 4 which has been submitted. EPA has met with Colstrip representatives to discuss possible requirements for Units 1 & 2 to meet EPA's BART requirements, but nothing definitive has been determined. PSE cannot yet determine the outcome of these analyses or information requests.

  COAL COMBUSTION RESIDUALS

        On June 21, 2010, the EPA issued a proposed rulemaking for the "Identification and Listing of Special Wastes: Disposal of Coal Combustion Residuals from Electric Utilities" which proposes different regulatory mechanisms to regulate coal ash. The EPA received numerous comments on the respective proposals in November 2010, including comments from PSE and other Colstrip owners. The EPA has announced that a final rule will be not issued until 2012.

        To date, EPA has proposed three regulatory options. Under the first two options, coal ash could be regulated as a solid waste under Subtitle D provisions of the Resource Conservation and Recovery Act (RCRA). This would give authority to the states to oversee a set of performance standards for handling and disposal. Coal ash would be listed as non-hazardous and would allow wet handling to continue, and it would allow continued use of surface impoundments provided they are equipped with protective liners. One of these two options would require significantly less modifications to closed as well as in-use impoundments.

        Under the third option, coal ash could be regulated as a hazardous waste under Subtitle C provisions of the RCRA, which would make coal ash subject to a comprehensive program of federally enforceable requirements for waste management and disposal. Regulation under Subtitle C would essentially require the phase-out of wet handling and surface impoundments. The EPA estimates over 500 surface impoundments would be affected by this ruling. The EPA is expected to issue a final ruling in late 2012.

        Impact to Colstrip operations and PSE, could range from minimal to significant. Due to the wide range in the options proposed by EPA PSE cannot determine impacts with any more certainty at this time, but we are involved with monitoring development of the final rule and advocating for reasonable approach that would be protective of the environment and cost-effective.

  PCBs

        On April 7, 2010, the EPA issued a Advance Notice of Proposed Rule Making (ANPRM) soliciting information on a broad range of questions concerning inventory, management, use, and disposal of PCB-containing equipment. EPA is using this ANPRM to seek data to better evaluate whether to initiate a rulemaking process geared toward a mandatory phase-out of all PCBs. This would likely remove all existing use authorizations for PCBs in electrical and gas pipeline equipment. As proposed, the ANPRM would mandate a phase out of in-service PCBs through a phased process with full removal achieved by 2025.

        The end of the comment period for the ANPRM was initially July 6, 2010 but due to the volume of comments received, an extension was granted to August 20, 2010 with the suggested issuance of a Notice in May 2012. PSE provided comments through both the Utilities Solid Waste Advocacy Group (USWAG) as well as the American Gas Association (AGA). Upon receiving all comments, the EPA has rescheduled the issuance to April 2013. At this time, PSE cannot determine what the impacts of this ANPRM will have on its operations but will continue to work closely with USWAG and AGA to monitor developments and advocate for a reasonable approach that would be protective of the environment and cost-effective.

DESCRIPTION OF PROPERTY

        The principal electric generating plants and underground natural gas storage facilities owned by PSE are described above in the section entitled "Business—Electric Supply and Gas Supply." PSE owns its transmission and distribution facilities and various other properties. Substantially all properties of PSE are subject to the liens of PSE's mortgage indentures. The Company's corporate headquarters is housed in a leased building located in Bellevue, Washington.

LEGAL PROCEEDINGS

        For details on legal proceedings, see the Litigation footnote in the notes to the consolidated financial statements included with this prospectus. Contingencies arising out of the normal course of PSE's business existed as of June 30, 2012. Litigation is subject to numerous uncertainties and PSE is unable to predict the ultimate outcome of these matters.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ENERGY PORTFOLIO MANAGEMENT

        PSE maintains energy risk policies and procedures to manage commodity and volatility risks and the related effects on credit, tax accounting, financing and liquidity. PSE's Energy Management Committee establishes PSE's risk management policies and procedures and monitors compliance. The Energy Management Committee is comprised of certain PSE officers and is overseen by the PSE Board of Directors.

        PSE is focused on the commodity price exposure and risks associated with volumetric variability in the natural gas and electric portfolios and related effects noted above. It is not engaged in the business of assuming risk for the purpose of speculative trading. PSE hedges open gas and electric positions to reduce both the portfolio risk and the volatility risk in prices. The exposure position is determined by using a probabilistic risk system that models 250 simulations of how PSE's natural gas and power portfolios will perform under various weather, hydroelectric and unit performance conditions. The objectives of the hedging strategy are to:

  •
  Ensure physical energy supplies are available to reliably and cost-effectively serve retail load;

  •
  Manage the energy portfolio prudently to serve retail load at overall least cost and limit undesired impacts on PSE's customers and shareholders;

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  Reduce power costs by extracting the value of PSE's assets; and

  •
  Meet the credit, liquidity, financing, tax and accounting requirements of PSE.

        Accounting Standards Codification (ASC) 815, "Derivatives and Hedging" (ASC 815), requires a significant amount of disclosure regarding PSE's derivative activities and the nature of their impact on PSE's financial position, financial performance and cash flows. Such detail should serve as an accompaniment to Management's Discussion and Analysis included in Item 2 of this report.

        PSE employs various energy portfolio optimization strategies but is not in the business of assuming risk for the purpose of realizing speculative trading revenue. PSE's portfolio of owned and contracted electric generation resources exposes PSE and its retail electric customers to volumetric and commodity price risks within the sharing mechanism of the PCA. PSE's natural gas retail customers are served by natural gas purchase contracts which expose PSE's customers to commodity price risks through the PGA mechanism. All purchased natural gas costs are recovered through customer rates with no direct impact on PSE. Therefore, wholesale market transactions and related hedging strategies are focused on balancing PSE's energy portfolio, reducing costs and risks where feasible thus reducing volatility. PSE's energy risk portfolio management function monitors and manages these risks using analytical models and tools. In order to manage risks effectively, PSE enters into forward physical electricity and natural gas purchase and sale agreements, and floating-for-fixed swap contracts that are related to its regulated electric and natural gas portfolios. The forward physical electricity contracts are both fixed and variable (at index) while the physical natural gas contracts are variable with investment grade counterparties that do not require collateral calls on the contracts. To fix the price of wholesale electricity and natural gas, PSE may enter into floating-for-fixed swap (financial) contracts with various counterparties.

        On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated OCI is transferred to earnings in the same period or periods during which the hedged transaction affects earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

        The following table presents the Company's energy derivative instruments that do not meet the NPNS exception:

	June 30, 2012		December 31, 2011
Puget Energy and Puget Sound Energy Derivative Portfolio (Dollars in thousands)
	Assets	Liabilities	Assets	Liabilities
Electric portfolio:
Current	$4,031	$160,033	$5,212	$173,582
Long-term	9,523	50,048	5,508	90,752

Total electric derivatives	$13,554	$210,081	$10,720	$264,334

Natural gas portfolio:
Current	$2,942	$110,990	$1,435	$128,297
Long-term	6,458	49,237	4,576	78,607

Total natural gas derivatives	$9,400	$160,227	$6,011	$206,904

Total derivatives	$22,954	$370,308	$16,731	$471,238

        For further details regarding both the fair value of derivative instruments and the impacts such instruments have on current period earnings and OCI (for cash flow hedges), see Notes 3 and 4 to the consolidated financial statements for the fiscal quarter ended June 30, 2012.

        At June 30, 2012, the Company had total assets of $9.4 million and total liabilities of $160.2 million related to derivative contracts used to hedge the supply and cost of natural gas to serve natural gas customers. All fair value adjustments of derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980, "Regulated Operations" (ASC 980) due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism. As the gains and losses on the hedges are realized in future periods, they will be recorded as natural gas costs under the PGA mechanism.

        A hypothetical 10.0% increase or decrease in market prices of natural gas and electricity would change the fair value of the Company's derivative contracts by $44.6 million.

Contingent Features and Counterparty Credit Risk

        PSE is exposed to credit risk primarily through buying and selling electricity and natural gas to serve customers. Credit risk is the potential loss resulting from a counterparty's non-performance under an agreement. PSE manages credit risk with policies and procedures for, among other things, counterparty analysis and measurement, monitoring and mitigation of exposure.

        Where deemed appropriate, and when allowed under the terms of the agreements, PSE may request collateral or other security from its counterparties to mitigate the potential credit default losses. Criteria employed in this decision include, among other things, the perceived creditworthiness of the counterparty and the expected credit exposure. As of June 30, 2012, PSE held approximately $1.1 million worth of standby letters of credit in support of various electricity and REC transactions.

        It is possible that volatility in energy commodity prices could cause PSE to have material credit risk exposures with one or more counterparties. If such counterparties fail to perform their obligations under one or more agreements, PSE could suffer a material financial loss. As of June 30, 2012, approximately 94.5% of PSE's energy and natural gas portfolio exposure, including NPNS transactions, is with counterparties that are rated at least investment grade by the major rating agencies, while 5.5% are either rated below investment grade or are not rated by rating agencies. PSE assesses credit risk internally for counterparties that are not rated.

        PSE has entered into commodity master arrangements with its counterparties to mitigate credit exposure to those counterparties. PSE generally enters into the following master arrangements: (1) WSPP, Inc. (WSPP) agreements—to standardized power sales contracts in the electric industry; (2) International Swaps and Derivatives Association (ISDA) agreements—to standardized financial gas and electric contracts; and (3) North American Energy Standards Board (NAESB) agreements—to standardized physical gas contracts. PSE believes that entering into such agreements reduces the risk of default by allowing a counterparty the ability to make only one net payment.

        PSE monitors counterparties that are experiencing financial problems, have significant swings in credit default swap rates, have credit rating changes by external rating agencies or have changes in ownership. Counterparty credit risk impacts PSE's decisions on derivative accounting treatment. A counterparty may have a deterioration of credit below investment grade, potentially indicating it is no longer probable that it will fulfill its obligations under a contract (e.g., make a physical delivery upon the contract's maturity). ASC 815 specifies the requirements for derivative contracts to qualify for the NPNS scope exception. When performance is no longer probable, PSE records the fair value of the contract on the balance sheet with the corresponding amount recorded in the statements of income.

        Accumulated OCI of the cash flow hedge is also impacted by a counterparty's deterioration of credit under ASC 815 guidelines. If a forecasted transaction associated with cash flow hedge is not probable of occurring, PSE will reclassify the amounts deferred in accumulated OCI into earnings.

        Should a counterparty file for bankruptcy, which would be considered a default under master arrangements, PSE may terminate related contracts. Derivative accounting entries previously recorded would be reversed in the financial statements. PSE would compute any terminations receivable or payable, based on the terms of existing master agreements.

        The Company computes credit reserves at a master agreement level by counterparty (i.e., WSPP, ISDA or NAESB). The Company considers external credit ratings and market factors, such as credit default swaps and bond spreads, in determination of reserves. The Company recognizes that external ratings may not always reflect how a market participant perceives a counterparty's risk of default. The Company uses both default factors published by Standard & Poor's and factors derived through analysis of market risk, which reflect the application of an industry standard recovery rate. The Company selects a default factor by counterparty at an aggregate master agreement level based on a weighted average default tenor for that counterparty's deals. The default tenor is used by weighting the fair value and contract tenors of all deals for each counterparty and arriving at an average value. The default factor used is dependent upon whether the counterparty is in a net asset or a net liability position after applying the master agreement levels.

        The Company applies the counterparty's default factor to compute credit reserves for counterparties that are in a net asset position. The Company calculates a non-performance risk on its derivative liabilities by using its estimated incremental borrowing rate over the risk-free rate. The fair value of derivatives includes the impact of credit and non-performance reserves. As of June 30, 2012, the Company was in a net liability position with the majority of its counterparties, therefore the default factors of counterparties did not have a significant impact on reserves for the year. Despite its net liability position, PSE was not required to post any additional collateral with any of its counterparties. Additionally, PSE did not trigger collateral requirements with any of its counterparties, nor were any of PSE's counterparties required to post additional collateral resulting from credit rating downgrades.

Interest Rate Risk

        The Company believes its interest rate risk primarily relates to the use of short-term debt instruments, variable rate leases and anticipated long-term debt financing needed to fund capital requirements. The Company manages its interest rate risk through the issuance of mostly fixed-rate debt with varied maturities. The Company utilizes internal cash from operations, borrowings under its commercial paper program, and its credit facilities to meet short-term funding needs. Short-term obligations are commonly refinanced with fixed-rate bonds or notes when needed and when interest rates are considered favorable. The Company may also enter into swap instruments or other financial hedge instruments to manage the interest rate risk associated with its debt. As of June 30, 2012, Puget Energy had two interest rate swap contracts outstanding and PSE did not have any outstanding interest rate swap instruments.

        In February 2009, Puget Energy entered into a cash flow hedge using interest rate swap to hedge the risk associated with one-month LIBOR floating rate debt. Subsequently, in order to satisfy a commitment the Company made to the Washington Commission and to mitigate interest rate risk, the Company refinanced a portion of the underlying debt hedged by the interest rate swaps in 2010, 2011 and again during 2012. As a result of refinancing in 2010, the Company de-designated the cash flow hedge accounting relationship between the debt and interest rate swaps. A portion of the outstanding interest rate swap derivative loss associated with the probable future interest payments occurring remains in OCI, and is amortized monthly as the payments occur. The portion of the outstanding interest rate swap derivative loss associated with interest payments on the debt where future payments become remote of occurring is reclassified from OCI into earnings.

        On June 15, 2012, Puget Energy issued $450.0 million of 10-year senior secured fixed-rate notes and paid down $425.0 million of its outstanding variable rate debt, bringing the balance down to $434.0 million as of June 30, 2012. As the related forecasted transactions (i.e. future interest payments associated with the debt pay down) are now remote of occurring, Puget Energy reclassified a

$7.9 million loss from accumulated OCI into earnings. In order to better align its existing swap notional with the reduced credit facility balance, on June 18, 2012 the Company settled $550.0 million of the interest rate swaps for a $20.2 million loss, thereby reducing the swap notional to $450.0 million. Additionally, the Company amended the remaining two interest rate swap agreements ($450.0 million notional) to extend the maturities to January 2017. This strategy also allowed the Company to improve the alignment between the $450.0 million hedge and the variable rate exposure of the remaining balance of $434.0 million of the revolving senior secured credit facility.

        At June 30, 2012, the fair value of the interest rate swaps was a $20.1 million pre-tax loss. This fair value considers the risk of Puget Energy's non-performance by using Puget Energy's incremental borrowing rate on unsecured debt over the risk-free rate in the valuation estimate. The ending balance in OCI includes a loss of $7.7 million pre-tax and $5.0 million after tax, related to the interest rate swaps previously designated as a cash flow hedge. The OCI balance relates to the loss that was recorded when the cash flow hedge was de-designated in December 2010. Currently, all changes in market value are recorded in earnings instead of OCI.

        A hypothetical 10% increase or decrease in interest rates would change the fair value of Puget Energy's interest rate swaps by $1.6 million.

        The following table presents Puget Energy's interest rate swaps:

	June 30, 2012	December 31, 2011
Puget Energy Derivative Portfolio (Dollars in Thousands)
	Liabilities	Liabilities
Interest rate swaps:
Current	$6,223	$25,210
Long-term	13,924	27,199

Total	$20,147	$52,409

        From time to time PSE may enter into treasury locks or forward starting swap contracts to hedge interest rate exposure related to an anticipated debt issuance. The ending balance in OCI related to the forward starting swaps and previously settled treasury lock contracts at June 30, 2012 was a net loss of $6.8 million after tax and accumulated amortization. This compares to an after-tax loss of $6.9 million in OCI as of December 31, 2011. All financial hedge contracts of this type are reviewed by an officer, presented to the Board of Directors or a committee of the Board, as applicable, and are approved prior to execution. PSE had no treasury locks or forward starting swap contracts outstanding at June 30, 2012.

DESCRIPTION OF NOTES

General

        We will issue the exchange notes under an indenture dated as of December 6, 2010, between us and Wells Fargo Bank, N.A., as trustee, and the third supplemental indenture, dated as of June 15, 2012, also between us and Wells Fargo Bank, N.A., as trustee. We refer to the indenture and the third supplemental indenture as the "indenture." The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The following description is only a summary of the material provisions of the indenture and the Collateral Documents relating to the Notes and does not purport to be complete. We urge you to read the indenture and such Collateral Documents because they, and not this description, will define your rights as holders of the Notes. You may request copies of the proposed form of the indenture and the Collateral Documents as described under "Where You Can Find More Information."

        The Notes will:

  •
  be our senior, secured and unsubordinated obligations;

  •
  rank pari passu with all of our other existing and future senior, secured and unsubordinated obligations;

  •
  be senior in right of payment to all of our existing and future subordinated debt; and

  •
  be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including PSE.

        Except as described below under "—Certain Covenants—Limitation on Liens," the indenture does not limit our ability to incur other indebtedness or to issue other securities, including other series of debt securities.

        The Notes will be denominated in U.S. dollars and principal and interest will be paid in U.S. dollars. We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will not be subject to any conversion, amortization or sinking fund. You will not have the right to require us to redeem or repurchase the Notes at your option.

        The Notes will not be guaranteed by, or otherwise be obligations of, our parent company, any of its direct or indirect subsidiaries other than us, or the members of the consortium that own our parent company, and will not be guaranteed by any of our affiliates.

        Because we are a holding company, our rights and the rights of our creditors, including holders of the Notes, in respect of claims on the assets of our subsidiary, PSE, upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of PSE's creditors (including trade creditors of and holders of debt issued by PSE). At June 30, 2012, PSE had total long-term debt and current liabilities of approximately $4.6 billion, all of which would be effectively senior to the Notes.

        Our ability to pay interest on the Notes is dependent upon the receipt of dividends and other distributions from PSE. The availability of distributions from PSE is subject to the satisfaction of various covenants and conditions contained in PSE's existing and future financing documents.

        In the discussion that follows, "Puget Energy," "the Company," "we," "us" and "our" refer only to Puget Energy, Inc., and any successor obligor on the Notes, and not to PSE or any other subsidiary of ours. References to paying principal on the Notes are to payment at maturity or redemption.

        Definitions of certain defined terms used in this "Description of Notes" but not defined below have the meanings assigned to them under "—Definitions."

Principal, Maturity and Interest

        The Notes initially will be issued in an aggregate principal amount of $450 million. The Notes will bear interest at the rate of 5.625% per year and will mature on July 15, 2022. Interest will be payable on the Notes semi-annually on January 15 and July 15 of each year, beginning on January 15, 2013, until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the Notes will be made to the person in whose name such Notes are registered at the close of business on the January 1 and July 1 immediately preceding the relevant interest payment date. Interest will be computed based on a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date. If there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the holder of such Note as of the close of business on a date selected by the trustee which is not more than 30 days and not less than 10 days before the date proposed by the Company for payment of such defaulted interest or in any other lawful manner, if the trustee deems such manner of payment practicable.

        Payment of principal of the Notes will be made against surrender of such Notes at the corporate trust office of the trustee in New York, New York, as paying agent for us. We may change the paying agent at our discretion. For so long as the Notes are issued in book-entry form, payments of principal and interest shall be made in immediately available funds by wire transfer to The Depository Trust Company, or DTC, or its nominee.

        All amounts paid by us for the payment of principal, premium (if any) or interest on any Notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such Notes will thereafter look only to us for payment thereof.

Form and Denomination; Registration and Transfer

        The Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will initially issue the Notes in global book-entry form. So long as the Notes are in book-entry form, transfers and exchanges will be registered on the records of the depositary or its participants. If the Notes are issued in certificated form, holders of Notes may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Wells Fargo Bank, N.A., as security registrar for the Notes. We may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including us) and may remove any security registrar, all at our discretion. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. We will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. See "—Book-Entry; Delivery and Form."

Further Issuances

        The Notes initially will be limited to $450 million in aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities under the indenture having the same terms as, and ranking equally with, the Notes in all respects (except for the offering price and issue date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes. The Notes offered hereby and any such further Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Ranking

        The Notes will be:

  •
  our senior secured obligations;

  •
  pari passu in right of payment, to the extent of the value of the Collateral securing the Notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility and our existing senior secured notes constitute our only other senior secured indebtedness);

  •
  senior in right of payment to any of our future subordinated indebtedness; and

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  structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

        Because we are a holding company and substantially all of our operations are conducted by our subsidiaries (principally PSE), holders of our debt securities, including holders of the Notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally PSE, have ongoing corporate debt programs used to finance their business activities. As of June 30, 2012, PSE had approximately $3.8 billion of outstanding debt. We and PSE retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the Notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances or the repayment of loans and advances from us. The indenture does not contain any limitation on our ability to incur additional debt or on our subsidiaries' ability to incur additional debt to us or to third parties. In addition, we lend funds to our subsidiary PSE from time to time through a demand promissory note.

No Guarantees

        The Notes will not be guaranteed by any of our subsidiaries or other affiliates. Because the Notes will not be guaranteed by our subsidiaries, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See "—Ranking" above.

Security

General

        The Notes will be secured by liens (subject to Permitted Liens) on the same assets that secure our other Secured Obligations, including our Credit Agreement Obligations (other than the Lock-Up

Account), which assets currently consist of: (i) subject to certain exceptions, substantially all of our tangible and intangible assets, other than real property, including 100% of the equity interests of PSE (the "Pledged PSE Stock") and (ii) 100% of the equity interests of Puget Energy, Inc., which are owned by our parent, Puget Equico LLC (the "Pledged Puget Energy Stock" and, collectively with the Pledged PSE Stock, the "Pledged Stock").

        The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interests thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us, or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to the Uniform Commercial Code as in effect from time to time in the state of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity) and.

        Under the terms of the Collateral Agency Agreement, the Collateral securing the Notes will be shared equally and ratably (subject to Permitted Liens) with the liens securing other Secured Obligations, which includes the Credit Agreement Obligations, the existing senior secured note obligations and any future Additional Secured Obligations. As of the date hereof, obligations under our senior secured credit facility and our existing senior secured notes constitute our only other Secured Obligations.

        Pursuant to the indenture and the Collateral Documents relating to the Notes, substantial additional Indebtedness may, without the consent of holders, constitute Secured Obligations. So long as any Credit Agreement Obligations remain outstanding and a Majority Non-Controlling Voting Party Enforcement Date has not occurred, the Authorized Representative for our senior secured credit facility will have the right to control the remedies with respect to the Collateral. See "—Collateral Agency Agreement." Such rights, if exercised, could adversely affect the value of the Collateral on behalf of the holders of the Notes. We will also be able to incur additional Secured Obligations and other Indebtedness and obligations secured by Permitted Liens. The amount of such obligations could be significant. The existence of any Permitted Liens could adversely affect the value of the Collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. Your rights to the Collateral would be diluted by any increase in the obligations secured by such Collateral.

Sufficiency of Collateral

        The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and the energy industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of such assets separate from the sale of our business operations may not be feasible or of significant value.

        We and Puget Equico have limited obligations to perfect the security interest of the holders in certain specified Collateral. For example, the collateral agent and the other Authorized Representatives under the Collateral Agency Agreement may not have control over, and hence will not have a perfected security interest in, any of our deposit accounts.

After-acquired Collateral

        From and after the issue date and subject to certain limitations and exceptions, if we acquire or Puget Equico acquires any property or asset that would constitute Collateral, pursuant to the terms of the Collateral Documents relating to the Notes, holders of the Notes will obtain a lien (subject to Permitted Liens) upon such property or asset as security for the Notes. However, there can be no assurance that the trustee or the collateral agent will monitor, or that we or Puget Equico will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired property.

Foreclosure

        Upon the occurrence and during the continuance of an Event of Default, the Collateral Agency Agreement provides for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the collateral agent, subject to any requirement that the Washington Commission and FERC consent to or approve the exercise of remedies by the collateral agent as described below, at the direction of the Controlling Authorized Representative as set forth in the Collateral Agency Agreement, and the distribution of the net proceeds of any such sale to the holders of Secured Obligations, including the holders on a pro rata basis, subject to the Collateral Agency Agreement. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the Notes. Pursuant to the Collateral Agency Agreement, only the collateral agent, acting at the direction of the Controlling Authorized Representative may exercise remedies with respect to the Liens securing Secured Obligations. The Authorized Representative for our senior secured credit facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the Authorized Representative for the holders of the largest class of outstanding Secured Obligations. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

        Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because PSE is a regulated public utility, such foreclosure proceedings, the enforcement of the Collateral Documents and the right to take other actions with respect to the Pledged PSE Stock and Pledged Puget Energy Stock may be limited and subject to regulatory approval. PSE is subject to regulation at the state level by the Washington Commission. At the federal level, it is subject to regulation by FERC. See "Business—Regulation and Rates" in our Annual Report. Regulation by the Washington Commission and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions or exercise other remedies with respect to the pledged shares of PSE and Puget Energy stock could require approval by FERC and/or the Washington Commission. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Certain bankruptcy limitations

        The right and ability of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against us or Puget Equico prior to the collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold secured claims only to the extent of the value of the Collateral, and unsecured claims with respect to any shortfall.

        Any future pledge of Collateral in favor of the collateral agent, including pursuant to Collateral Documents relating to the Notes delivered after the date of the indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

        See "Risk Factors—Risks Relating to the Notes—Rights of Holders in the Collateral may be adversely affected by bankruptcy proceedings" and "Risk Factors—Risks Relating to the Notes—Any future pledge of Collateral might be voidable in bankruptcy."

Certain covenants with respect to the Collateral

        The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens securing obligations under the Notes. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents relating to the Notes and the indenture as they relate to the Collateral.

        The Collateral Documents will provide that we and Puget Equico shall, at our and Puget Equico's sole expense, do all acts which may be reasonably necessary, if requested by the collateral agent, to confirm that the collateral agent holds, for the benefit of the holders, duly created, enforceable and perfected Liens in the Collateral (subject to Permitted Liens) to the extent required by the indenture, and such Collateral Documents. As necessary, or upon reasonable request of the collateral agent, we and Puget Equico shall, at our and Puget Equico's sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the collateral agent may reasonably request, to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required thereunder.

        The Collateral Documents provide that we will (a) cause PSE not to issue any equity interests in addition to or in substitution for the equity interests issued by PSE, except to us, and (b) pledge hereunder, immediately upon our acquisition (directly or indirectly) thereof, any and all additional equity interests issued to us by PSE.

Collateral Agency Agreement

        The trustee has signed a joinder to the Collateral Agency Agreement as Authorized Representative for the holders of all notes issued under the indenture, including the Notes. The Collateral Agency Agreement governs the rights of the holders of Secured Obligations, including the holders, with respect to the Collateral, and may be amended from time to time without the consent of the trustee or the holders to add other parties holding Additional Secured Obligations permitted to be incurred under the indenture, our senior secured credit facility, any other Security Documents and the Collateral Agency Agreement.

        Under the Collateral Agency Agreement, only the Controlling Authorized Representative has the right to instruct the collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable Law or otherwise. Only the collateral agent, acting on the instructions of the Controlling Authorized Representative or the Required Voting Parties and in accordance with the applicable Security Documents, is entitled to take any such actions or exercise any such remedies with respect to the Collateral and the Authorized Representatives of all other classes of Secured Obligations have no right to instruct the collateral agent or otherwise take actions with respect to the Collateral except as described below, even though all holders of Secured Obligations will share equally and ratably in the proceeds. The Controlling Authorized Representative will initially be the Authorized Representative for our senior secured credit facility. The trustee, who will act as Authorized Representative in respect of the Notes, will have no rights to take any action under the Collateral Agency Agreement except as described below.

        The Authorized Representative for our senior secured credit facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the Controlling Authorized Representative will be the Authorized Representative of the class of Secured Obligations that constitutes the largest outstanding principal amount of any then-outstanding class of Secured Obligations with respect to the Collateral; provided, in each case, that if there occurs one or more Majority Non-Controlling Voting Party Enforcement Dates, the Controlling Authorized Representative will be the Authorized Representative representing the largest principal amount of Secured Obligations then outstanding.

        The "Majority Non-Controlling Voting Party Enforcement Dates" is, with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90-day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (i) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (ii) the collateral agent's and each other Authorized Representative's receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (x) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (y) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that such 90-day period will be stayed and the Majority Non-Controlling Voting Party Enforcement Date will be stayed and shall not occur and will be deemed not to have occurred with respect to any Collateral (1) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time we are, or Puget Equico or any grantor which has granted a security interest in such Collateral is, then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

        Only the collateral agent will act with respect to the Collateral. The Controlling Authorized Representative will have the sole right to instruct the collateral agent to act or refrain from acting with respect to the Collateral. No representative of any non-controlling secured party may contest, protest or object to any foreclosure proceeding or action brought by the collateral agent or any other exercise by the collateral agent of any rights and remedies relating to the Collateral or cause the collateral agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Authorized Representative with respect to any collateral not constituting Collateral. Neither the collateral agent nor any other Authorized Representative will accept any Lien on any Collateral other than pursuant to the Collateral Documents.

        If an event of default has occurred and is continuing under any Credit Document and the collateral agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of us or Puget Equico or any Secured Party receives any payment pursuant to any Security Documents (other than the Collateral Agency Agreement) with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the collateral agent or any other Secured Party pursuant to any such Credit Document with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Secured Obligations are entitled under any agreement (other than the Collateral Agency Agreement) will be applied pursuant to the Collateral Agency Agreement in the following order of priority:

  •
  First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

  •
  Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Credit Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

  •
  Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to us, or our respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

        Holders of Secured Obligations of each class (and not the Secured Parties of any other class) bear the risk of any determination by a court of competent jurisdiction that (a) any of the Secured Obligations of such class are unenforceable under applicable law or are subordinated to any other obligations (other than another class of Secured Obligations) and (b) any of the Secured Obligations of such class do not have an enforceable security interest in any of the Collateral securing any other class of Secured Obligations.

        In any Insolvency or Liquidation Proceeding and prior to the Discharge of Secured Obligations, the collateral agent (acting at the direction of the Required Voting Parties) on behalf of all Secured Parties and Authorized Representatives, may consent to any order: (a) for use of cash Collateral; (b) approving a debtor-in-possession financing secured by a Lien upon any property of the estate in such Insolvency or Liquidation Proceeding; (c) granting any relief on account of Secured Obligations as adequate protection (or its equivalent) for the benefit of the Secured Parties in the Collateral subject to Liens granted to the collateral agent, for the benefit of the Secured Parties; or (d) relating to a sale of our assets or assets of Puget Equico that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Liens granted to the collateral agent, for the benefit of the Secured Parties will attach to the proceeds of the sale; provided, however, that any Secured Party will retain the right to object to any cash Collateral, debtor-in-possession financing or adequate protection order to the extent such order provides for priming of Liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties.

        Unless at the direction of, or as consented to by, the Required Voting Parties, the Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Liens granted to the collateral agent, for the benefit of the Secured Parties, except that, without any action by the Required Voting Parties, they may vote their claims in respect of the Series of Secured Obligations owed to them in connection with, and have their right to object to, the confirmation of any plan of reorganization or similar dispositive restructuring plan to the extent any such action is not inconsistent with their obligations under the Collateral Agency Agreement.

        If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Puget Equico or us for any reason, including without limitation, because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party will be entitled to a reinstatement of the Secured Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Secured Obligations or Discharge of Credit Agreement Obligations, as applicable, will be deemed not to have occurred, and (b) if the Collateral Agency Agreement has been terminated prior to such recovery or avoidance action, the Collateral Agency Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

        Each Secured Party, including the holders and the trustee, agrees that (a) it will not challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Series or any Credit Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Collateral Agency Agreement; (b) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the collateral agent, (c) except in accordance with the Collateral Agency Agreement, it will have no right to direct the collateral agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral unless such Secured Party is the Controlling Authorized Representative, (d) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the collateral agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the collateral agent, any Controlling Authorized Representative or any other Secured Party will be liable for any action taken or omitted to be taken by the collateral agent, such Controlling Authorized Representative or other Secured Party with respect to any Collateral in accordance with the provisions of the Collateral Agency Agreement, (e) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral, (f) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Collateral Agency Agreement, and (g) it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by the collateral agent on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of the Collateral Agency Agreement.

        Notwithstanding the foregoing, a Secured Party will not be prohibited from taking the following actions: (a) in any Insolvency or Liquidation Proceeding commenced by or against us or Puget Equico, each Secured Party may file a claim or statement of interest with respect to its Series of Secured Obligations, as applicable, (b) each Authorized Representative may take and may direct the collateral agent to take any action (not adverse to the Liens of the collateral agent securing the Secured Parties) in order to preserve or protect its interest in and Liens created by the Security Documents on the

Collateral, (c) the Secured Parties will be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of their claims, including any claims secured by the Collateral, if any, (d) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Puget Equico or us arising under either Debtor Relief Laws or applicable non-bankruptcy law, in each case not in contravention of the terms of the Collateral Agency Agreement, (e) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to vote on any plan of reorganization, and (f) both before and during an Insolvency or Liquidation Proceeding, any Secured Party may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against us or Puget Equico in accordance with applicable Law and the termination of any agreement by the holder of any such obligation in accordance with the terms thereof.

        Each Secured Party agrees that if it obtains possession of any Collateral or realizes any proceeds or payment in respect of any such Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies at any time prior to the Discharge of each of the Secured Obligations (determined, solely for this purpose, as if the Secured Obligations owing to such Secured Party did not exist), then it will hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the collateral agent, to be distributed in accordance with the Collateral Agency Agreement.

        The collateral agent, on behalf of the holders of the Notes, and each other Secured Party will acknowledge that the Secured Obligations of any class may, subject to the limitations set forth in the other Credit Documents outstanding at such time, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Collateral Agency Agreement defining the relative rights of the Secured Parties of any class.

Collateral Agent

        Pursuant to the Collateral Agency Agreement, we have appointed JPMorgan Chase Bank, N.A. to serve as the collateral agent for the benefit of the Secured Parties.

Additional debt

        To the extent, but only to the extent, permitted by the provisions of the then-extant Credit Documents, we may incur or issue and sell one or more classes of additional Indebtedness. The obligations in respect of any such additional Indebtedness may be secured by a Lien on the Collateral on a pari passu basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the representative of any such additional class or series of Indebtedness, acting on behalf of the holders of such Indebtedness, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

        The Collateral Documents relating to the Notes and the indenture provide that the Liens on the Collateral may be released:

  (a)
  in whole, upon the Discharge of the Secured Obligations;

  (b)
  as to any Collateral that is released, sold, transferred or otherwise disposed of by us or Puget Equico to a person that is not (either before or after such release, sale, transfer or disposition) us or Puget Equico in a transaction or other circumstance that complies with the terms of the then-extant Credit Documents (for so long as any Credit Document is in effect) and is permitted by all of the then-extant Credit Documents, at the time of such release, sale, transfer or other disposition or to the extent of the interest released, sold, transferred or otherwise disposed of;

  (c)
  as to a release of less than a material portion of the Collateral, at any time prior to the Discharge of Secured Obligations, if consent to the release of all Liens on such Collateral has been given by the Required Voting Parties; and

  (d)
  as to a release of all or any material portion of the Collateral (other than upon the Discharge of Secured Obligations), if consent to release of that Collateral has been given by the Unanimous Voting Parties.

        Upon request by the collateral agent at any time, the Secured Parties will confirm in writing the collateral agent's authority to release its interest in particular types or items of property pursuant to the Collateral Agency Agreement. In each case as specified in the Collateral Agency Agreement, the collateral agent will (and each Secured Party irrevocably authorizes the collateral agent to), at our expense, execute and deliver to us or Puget Equico, as applicable, such documents as such person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of the Collateral Agency Agreement or any other Credit Document.

        Under the Collateral Agency Agreement, if at any time the collateral agent forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the collateral agent for the benefit of the holders and the Liens upon such Collateral securing all other Secured Obligations will automatically be released and discharged pursuant to the Collateral Agency Agreement and the Collateral Documents. However, any proceeds of any Collateral realized therefrom will be applied as described under "—Collateral Agency Agreement."

Amendments

        The collateral agent may, without obtaining the consent of the Required Voting Parties or any other Secured Party other than as set forth in the Collateral Agency Agreement, modify any Security Document to which it is a party or the Collateral Agency Agreement to (i) cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein, (ii) make, complete or confirm any grant of Collateral permitted or required by the Collateral Agency Agreement or the Security Documents or any release of any Collateral permitted under the Collateral Agency Agreement, or (iii) to make changes that would provide additional benefits or rights to the Secured Parties.

        Subject to certain exceptions, the Collateral Agency Agreement may be amended with the consent of the Required Voting Parties provided that if any amendment adversely affects us or any class of Secured Obligations, consent of the Authorized Representative for such class or of us, as applicable, is required.

Authorization of actions to be taken

        Each holder of Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the trustee to enter into a joinder agreement to the Collateral Agency Agreement, and to have authorized and empowered the trustee and (through the Collateral Agency Agreement) the collateral agent to bind the holders of Notes as set forth in the Collateral Documents to which they are a party and to perform its respective obligations and exercise its respective rights and powers thereunder.

Optional Redemption

        At any time prior to April 15, 2022, we may, at our option, redeem the Notes, in whole at any time or in part from time to time, upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption, at a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the Notes then outstanding to be redeemed, and

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, as calculated by an Independent Investment Banker;

        plus, in either of the above cases, accrued and unpaid interest, including additional interest, if any, thereon to the date of redemption.

        At any time on or after April 15, 2022, we may, at our option, redeem the Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

        If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected by the security registrar from the outstanding Notes not previously called for redemption by lot or by such method as Wells Fargo Bank, N.A., as trustee for the Notes, deems fair and appropriate.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such Notes.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Purchase of Notes Upon Change of Control Repurchase Event

        In the event of any Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the "Change of Control Date") each holder of a Note will have the right, at such holder's option, subject to the terms and conditions of the indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes on a date selected by us that is no earlier than 60 days nor later than 90 days (the "Purchase Date") after the mailing of written notice by us of the occurrence of such Change of Control Repurchase Event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, including additional interest, if any, thereon to the Purchase Date (the "Change of Control Purchase Price").

        Within 30 days after the Change of Control Date, we are obligated to mail to each holder of a Note a notice regarding the Change of Control Repurchase Event, which notice shall state, among other things:

  (a)
  that a Change of Control Repurchase Event has occurred and that each such holder has the right to require us to repurchase all or any part of such holder's Notes at the Change of Control Purchase Price;

  (b)
  the Change of Control Purchase Price;

  (c)
  the Purchase Date;

  (d)
  the name and address of the paying agent; and

  (e)
  the procedures that holders must follow to cause the Notes to be repurchased.

        To exercise this right, a holder must deliver a written notice (the "Change of Control Purchase Notice") to the paying agent (initially the trustee) at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state:

  (a)
  the portion of the principal amount of any Notes to be repurchased, which must be a minimum of $2,000 or an integral multiple of $1,000 in excess thereof;

  (b)
  that such Notes are to be repurchased by us pursuant to the applicable Change of Control provisions of the indenture; and

  (c)
  unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.

        Any Change of Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent not later than three business days prior to the Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a Change of Control Purchase Notice.

        If a Note is represented by a global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require us to repurchase Notes upon a Change of Control Repurchase Event. To obtain repayment with respect to such Note upon a Change of Control Repurchase Event, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (a) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (b) instructions to such broker or other entity to notify DTC of such beneficial owner's desire to cause us to repurchase such Notes. Such broker or other entity will provide to the paying agent (i) a Change of Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by us.

        Payment of the Change of Control Purchase Price for a Note in registered, certificated form (a "Certificated Note") for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the trustee, as our paying agent, at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. We may change the paying agent at our discretion. Payment of the Change of Control Purchase Price for such Certificated Note will be made promptly following the later of the Purchase Date or the time of delivery of such Certificated Note.

        If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change of Control Purchase Price of a Note on the business day following the Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the Note).

        The definition of Change of Control set forth in the indenture with respect to the Notes differs from the definition of change of control in our senior secured credit facility. Depending on the circumstances, it is possible that a change of control may occur for purposes of our senior secured credit facility without constituting a Change of Control for purposes of the indenture.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" of the assets of us and our subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all of the assets of us and our subsidiaries, considered as a whole, may be uncertain.

        Under clause (c) of the definition of Change of Control below, a Change of Control will occur when a majority of our Board of Directors (for so long as the Bylaws are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), during any period, cease to constitute a majority of our Board of Directors then in office. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the incumbent directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

        The indenture requires us to comply with the provisions of Regulation 14E and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that may then be applicable in connection with any offer by us to purchase Notes at the option of holders upon a Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control Repurchase Event purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the initial purchasers. Our management has no present intention to propose any anti-takeover measures although it is possible that we could decide to do so in the future.

        No Note may be repurchased by us as a result of a Change of Control Repurchase Event if there has occurred and is continuing an event of default described under "—Events of Default" below (other than a default in the payment of the Change of Control Purchase Price with respect to the Notes). In addition, our ability to purchase Notes may be limited by our financial resources and our inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

        The indenture will provide that we may not, directly or indirectly (a) consolidate or merge with or into another person, whether or not we are the surviving corporation, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our subsidiaries' properties or assets taken as a whole, in one or more related transactions, to another person, unless:

  (i)
  either (A) we are the surviving corporation or (B) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the person is a partnership or limited liability company, then a corporation that (1) is wholly owned by such person, (2) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (3) does not and will not have any material assets or operations, shall become a co-issuer of the Notes pursuant to a supplemental indenture duly executed by the trustee;

  (ii)
  the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the Notes and the indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee; and

  (iii)
  immediately after such consolidation or merger, no Event of Default exists.

        In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitations on Liens

        So long as the Notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Collateral, other than Permitted Liens. For purposes of this covenant, "Indebtedness" means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed.

Limitation on Sale-Leaseback Transactions

        We will not enter into any sale-leaseback transaction involving any of our properties whether now owned or hereafter acquired, whereby we sell or transfer such properties and then or thereafter lease such properties or any part thereof or any other properties which we intend to use for substantially the same purpose or purposes as the properties sold or transferred.

Reports and Other Information

        Whether or not required by the SEC's rules and regulations, so long as any Notes are outstanding, we will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes:

  (a)
  within 90 days of the end of each fiscal year and within 60 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the SEC on Forms 10-K and 10-Q if we were required to file such reports; and

  (b)
  within the time periods specified in the SEC's rules and regulations that would be applicable if we were subject to such rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

        All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm or independent auditors. In addition, we will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in clauses (a) and (b) above (unless the SEC will not accept such a filing). We agree that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will use our reasonable best efforts to post the reports referred to in the preceding paragraph on our website within the time periods specified above. To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of Notes on the date filed.

        In addition, for so long as any Notes remain outstanding, we will furnish to prospective purchasers of Notes, upon their request, the information described above as well as any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for compliance with Rule 144A.

Information Regarding Collateral

        We will furnish to the collateral agent prompt written notice of any change in our (a) legal name, (b) jurisdiction of incorporation, or (c) identity or corporate structure. We will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the collateral agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. We also agree promptly to notify the collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

        In addition, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, we will deliver to the trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

        None of our directors, officers, employees, incorporators, members or shareholders, as such, will have any liability for any of our obligations under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Events of Default

        Any one or more of the following events with respect to the Notes that has occurred and is continuing will constitute an "Event of Default" with respect to the Notes under the indenture:

  (a)
  failure to pay interest within 30 days after the same becomes due and payable;

  (b)
  failure to pay the principal of, or any premium on, the Notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

  (c)
  failure to perform or breach of any covenant, representation, warranty or other agreement contained in the indenture, the Notes or the Security Documents (other than a default referred to in clauses (a) and (b) above) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture unless the trustee, or the trustee and the holders of a principal amount of the Notes not less than the principal amount of Notes the holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of Notes, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

  (d)
  the occurrence of a matured event of default, as defined in any of our instruments or any significant subsidiary's instruments under which there is or by which there is evidenced any Indebtedness of us or any significant subsidiary, that has resulted in the acceleration of such Indebtedness in excess of $100 million, or any default in payment of Indebtedness in excess of $100 million at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument or Indebtedness shall constitute a waiver and cure of the corresponding Event of Default under the indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the indenture;

  (e)
  certain events of bankruptcy or insolvency described in the indenture with respect to us or any significant subsidiary thereof;

  (f)
  our repudiation of any of our obligations under any of the Security Documents or the unenforceability of any of the Security Documents against us for any reason if such unenforceability shall be applicable to (i) Collateral having an aggregate Fair Market Value of $100 million or more or (ii) the Pledged Stock and any such unenforceability has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture;

  (g)
  any Security Document or any lien purported to be granted thereby on (i) the Pledged Stock or (ii) assets having a Fair Market Value in excess of $100 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected and any such unenforceability or lack of perfection has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture; and

  (h)
  the failure by us to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.

        As used herein, "Fair Market Value" means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or our Board of Directors.

Remedies

Acceleration of Maturity

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary, then the principal, premium, if any, and accrued interest on the Notes will be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all of the outstanding Notes to be due and payable immediately by written notice to us (and to the trustee if given by holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, including the Notes, the trustee or the holders of not less than 25% in aggregate principal amount of such securities, considered as one class, may make such declaration of acceleration and not the holders of any one series of such securities.

        At any time after such a declaration of acceleration with respect to any series of securities outstanding under the indenture has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  (a)
  We have paid or deposited with the trustee a sum sufficient to pay:

  (i)
  all overdue interest, if any, on all securities of such series;

  (ii)
  the principal of and premium, if any, on any securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such securities;

  (iii)
  interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in the securities, to the extent that payment of such interest is lawful; and

  (iv)
  all amounts due to the trustee under the indenture in respect of compensation and reimbursement of expenses; and

  (b)
  all Events of Default with respect to the securities of such series, other than the nonpayment of the principal of the securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

Right to Direct Proceedings

        If an Event of Default with respect to any series of securities outstanding under the indenture occurs and is continuing, the holders of a majority in principal amount of such securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, the holders of a majority in aggregate principal amount of the outstanding securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee's sole discretion, be adequate, (b) the trustee does not determine that the action so directed would be unjustly prejudicial to the holders of such series of securities not taking part in such direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

        No holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

  (a)
  such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Notes;

  (b)
  the holders of at least 25% in aggregate principal amount of securities of all series outstanding under the indenture in respect of which such Event of Default has occurred, considered as one class, have made written request to the trustee to institute proceedings in respect of such Event of Default and have offered the trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

  (c)
  for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of securities then outstanding under the indenture.

        Furthermore, no holder of Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Notes.

No Impairment of Right to Receive Payment

        Notwithstanding that the right of a holder of Notes to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder.

Notice of Default

        The trustee is required to give the holders of securities outstanding under the indenture notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived, except that no such notice to holders of a default of the character described in clause (iii) under "—Events of Default" may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

Reporting

        The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers' knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture, but a failure by us to deliver such notice of a default will not constitute a default under the indenture if we have remedied such default within any applicable cure period.

Modification of Indenture

Modifications Without Consent

        We and the trustee may enter into one or more supplemental indentures without the consent of any holders of the Notes, for any of the following purposes:

  (a)
  to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of such party;

  (b)
  to add one or more covenants of the Company or other provisions for the benefit of holders of the Notes, or to surrender any right or power conferred upon us by the indenture;

  (c)
  to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Notes in any material respect, such change, elimination or addition will become effective only when no Notes are outstanding;

  (d)
  to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (e)
  to make, complete or confirm any grant of Collateral permitted or required by the Security Documents or, with the consent of the collateral agent, any release of Collateral that becomes effective as set forth in the Security Documents;

  (f)
  to establish the form or terms of securities of any series or tranche under the indenture as permitted by the indenture;

  (g)
  provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

  (h)
  to evidence and provide for the acceptance of appointment by a successor trustee;

  (i)
  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the securities under the indenture;

  (j)
  to change any place or places where—

  (i)
  the principal of and premium, if any, and interest, if any, on all or any series of securities under the indenture, or any tranche thereof, will be payable,

  (ii)
  all or any series of securities under the indenture, or any tranche thereof, may be surrendered for registration of transfer,

  (iii)
  all or any series of securities under the indenture, or any tranche thereof, may be surrendered for exchange, and

  (iv)
  notices and demands to or upon us in respect of all or any series of securities under the indenture, or any tranche thereof, and the indenture may be served;

  (k)
  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the indenture, so long as such other changes or additions do not adversely affect the interests of the holders of any series or tranche of securities under the indenture in any material respect; or

  (l)
  to waive the rights of other secured debt holders.

        In addition, if the Trust Indenture Act is amended after the date of the original indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders of securities outstanding under the indenture, enter into one or more supplemental indentures to evidence such amendment.

Modifications Requiring Consent

        Except as provided above, the consent of the holders of a majority in aggregate principal amount of all series of securities then outstanding under the indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of securities outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

  (a)
  reduce the principal amount of or change the stated maturity of any installment of principal of the Notes;

  (b)
  reduce the rate of or change the stated maturity of any interest payment on the Notes;

  (c)
  reduce the amount payable upon the redemption of the Notes, in respect of an optional redemption, change the times at which the Notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

  (d)
  waive an Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

  (e)
  make the Notes payable in money other than that stated in the Notes;

  (f)
  impair the right of any holder of Notes to receive any principal payment or interest payment on such holder's Notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;

  (g)
  make any change in the percentage of the principal amount of the Notes required for amendments or waivers; or

  (h)
  modify or change any provision of the indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

        It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance thereof.

        Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

        A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, securities of one or more specified series outstanding under the indenture, or one or more tranches thereof, or modifies the rights of the holders of securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the securities of any other series or tranche.

        If the supplemental indenture or other document establishing any series or tranche of securities under the indenture so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the holders of such securities will be deemed to have consented, by virtue of their purchase of such securities, to a supplemental indenture containing the additions, changes or eliminations to or from the indenture which are specified in such supplemental indenture or other document, no act of such holders will be required to evidence such consent and such consent may be counted in the determination of whether the holders of the requisite principal amount of securities have consented to such supplemental indenture.

Satisfaction and Discharge

        The Notes, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

  (a)
  money in an amount which will be sufficient,

  (b)
  in the case of a deposit made before the maturity of such Notes, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or

  (c)
  a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement.

        The indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and we have paid or caused to be paid all other sums payable by us under the indenture.

        Our right to cause our entire indebtedness in respect of any Notes to be deemed to be satisfied and discharged as described above will be subject to the delivery to the trustee of an opinion of counsel to the effect that in connection with any such deposit above, the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

Concerning the Trustee

        Wells Fargo Bank, N.A. is the trustee under the indenture.

        Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

        The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Book-Entry; Delivery and Form

        The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as "Global Notes." The Global Notes will be deposited on the date of the acceptance fro exchange of the original notes and the issuance of the exchange notes with, or on behalf of DTC and registered in the name of Cede & co., as DTC's nominee.

        Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC (such as Euroclear and Clearstream).

  Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Notes in registered certificated form ("Certificated Notes") if:

  (a)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and the Company fails to appoint a successor depositary within 90 days;

  (b)
  we, in our sole discretion, determine that the Notes shall no longer be represented by such Global Notes;

  (c)
  there shall have occurred a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Book-Entry Procedures for the Global Notes

        The description of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of these settlement systems and are subject to change by term from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system and its participants directly to discuss these matters.

        The following is based upon information furnished by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Beneficial Owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Security Documents. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners; in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detailed information from the issuer or agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or its nominee, agent or issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within ninety (90) days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion, subject to the procedures of the depositary and DTC, determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest, subject to DTC's procedures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Such Notes will be subject to certain restrictions on registration of transfers as described under "Notice to Investors" and will bear the legend set forth thereunder. The Notes may not be resold or transferred except as permitted under the Securities Act and the applicable state securities laws pursuant to registration or exemption therefrom. We will have no obligation to register the Notes offered hereby for resale under United States securities laws, and have no plans to do so. Furthermore, we have not registered the Notes under any other country's securities laws.

Governing Law

        The indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

        "Additional Credit Document" means any designated agreement by which we intend to incur additional obligations which shall constitute Additional Secured Obligations.

        "Additional Secured Obligations" means any of our indebtedness and obligations arising under any Additional Credit Document that we designate as Additional Secured Obligations in accordance with the terms of the Collateral Agency Agreement, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the senior secured credit facility and the other Credit Documents as of the date of such designation; provided that the holder of such indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such indebtedness or other obligation) is either a party to the Collateral Agency Agreement or shall have executed and delivered to the collateral agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to the Collateral Agency Agreement and has agreed to be bound by the obligations of a "Secured Party" under the terms of the Collateral Agency Agreement. Subject to meeting the requirements of the preceding sentence, Additional Secured Obligations will include (a) advances to us and our debts, liabilities, obligations, covenants and duties arising under any Additional Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against us, of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney fees and expenses, indemnities and other amounts payable by us under any Additional Credit Document, and (c) our obligation to reimburse any amount in respect of any of the foregoing that any Additional Secured Party, in its sole discretion, may elect to pay or advance on our behalf.

        "Additional Secured Parties" means any holders of any Additional Secured Obligations and any Authorized Representative with respect thereto.

        "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders under the Credit Agreement.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agents" means, collectively, the Credit Agreement Administrative Agent and the collateral agent.

        "Authorized Representative" means (a) in the case of any Credit Agreement Obligations or the lenders under our senior secured credit facility, the Credit Agreement Administrative Agent, (b) in the case of any Secured Hedge Obligations and the Interest Rate Hedge Banks, such Interest Rate Hedge Bank or any person appointed by such Interest Rate Hedge Bank to act as its agent or representative, (c) in the case of the indenture, the Notes and our existing senior secured notes, the trustee, and (d) in the case of any Series of Additional Secured Obligations or Additional Secured Parties that become subject to the Collateral Agency Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

        "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in the place of payment are generally authorized or required by law, regulation or executive order to remain closed.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the "beneficial owners" (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock, whether as a result of the issuance of our securities, any merger, consolidation, liquidation or dissolution of us or otherwise;

  (b)
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of us and our subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders occurs, or we merge, consolidate or amalgamate with or into any other person or any other person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of us or for Voting Stock of the surviving corporation and (b) the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, a majority of our Voting Stock or the surviving corporation immediately after such transaction;

  (c)
  during any period, individuals who at the beginning of such period constituted our board of directors (for so long as our Amended and Restated Bylaws, dated February 6, 2009 (as amended from time to time, the "Bylaws") are in effect, together with any replacement or new directors appointed to such board of directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  (d)
  our shareholders approve any plan of liquidation or dissolution of us.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Collateral" means all the "Collateral," as defined in each of the Security Documents.

        "Collateral Agency Agreement" means the Amended and Restated Collateral Agency Agreement, dated as of February 6, 2009 and amended and restated as of May 10, 2010 and further amended as of February 10, 2012, among the Collateral Agent, the Administrative Agent, certain authorized representatives, Puget Equico LLC and the Puget Energy, Inc.

        "Collateral Documents" means the Collateral Agency Agreement, the Pledge Agreement and the Security Agreement.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (b) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Controlling Authorized Representative" means (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement Administrative Agent and (b) from and after the earlier to occur of (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the Authorized Representative for the Majority Non-Controlling Voting Parties at such time.

        "Credit Agreement Administrative Agent" means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the lenders under the Credit Agreement.

        "Credit Agreement" means the Credit Agreement dated as of February 10,k 2012 among Puget Energy, Inc., the Administrative Agent, the other agents party thereto and the lenders party thereto.

        "Credit Agreement Obligations" means all Obligations as such term is defined under the Credit Agreement.

        "Credit Documents" means, collectively (without duplication), each Financing Document and any Additional Credit Document providing for or evidencing any Additional Secured Obligations.

        "Debtor Relief Laws" means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Discharge of Credit Agreement Obligations" means, except as expressly set forth in the Financing Documents, the payment in full in cash of all outstanding principal amount of Loans under the Credit Agreement, all interest due (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and any post-petition interest) on all "Obligations" outstanding under the Credit Agreement and all fees payable or otherwise accrued under the Financing Documents (other than any contingent indemnity obligations that expressly survive the termination of the Financing Documents).

        "Discharge of Secured Obligations" means, except as otherwise provided in the Financing Documents, the payment in full in cash of all (a) outstanding Secured Obligations under any Credit Document, (b) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Credit Document after the maturity of the Loans or other indebtedness or other relevant Secured Obligations and postpetition interest) on all Secured Obligations outstanding under any Credit Document, and (c) all fees and other Secured Obligations outstanding under each Credit Document (other than any contingent indemnity obligations that expressly survive the termination of the Credit Documents).

        "Equity Interests" means, with respect to any person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such person of any of the foregoing (including through convertible securities).

        "Event of Default" means (a) an "event of default" under and as defined in the Credit Agreement or any Additional Credit Document or (b) any event leading to an "early termination date" or an "early termination event" under any Interest Rate Hedging Agreement with respect to which Puget Equico is or we are the defaulting party or affected party, as the case may be.

        "Financing Documents" means the Credit Agreement, the Collateral Agency Agreement, the Security Agreement and the Pledge Agreement.

        "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

        "Indebtedness" means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

  (a)
  all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, hybrid debt securities;

  (b)
  letters of credit (including standby and commercial), bankers' acceptances, bank guaranties and similar instruments issued or created by or for the account of such person;

  (c)
  net obligations of such person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation);

  (d)
  all obligations of such person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses in the ordinary course of business, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, and (iv) obligations with respect to commodity purchase contracts);

  (e)
  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

  (f)
  for any capital lease, the capitalized amount that would appear on a balance sheet prepared in accordance with GAAP;

  (g)
  all Obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such person or any other or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

  (h)
  all guarantees of such person in respect of Indebtedness referred to in any of the foregoing clauses (a) through (g).

        "Indenture Securities" means all debt securities outstanding under the indenture.

        "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, or their respective successors, or if any such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by us.

        "Insolvency or Liquidation Proceeding" means (a) any voluntary or involuntary case or proceeding under Debtor Relief Laws with respect to Puget Equico or us, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Puget Equico or us or with respect to a material portion of their or our respective assets, (c) any liquidation, dissolution, reorganization or winding up of Puget Equico or us whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Puget Equico or us.

        "Intercreditor Vote" means a vote conducted in accordance with the procedures set forth in Article 3 of the Collateral Agency Agreement among the Voting Parties for the Series entitled to vote with respect to the particular decision at issue.

        "Interest Hedging Agreements" means any rate swap, cap or collar agreement or similar arrangement between one or more interest rate hedge providers and us designed to protect such person against fluctuations in interest rates. For purposes of the Collateral Agency Agreement, our indebtedness at any time under an Interest Hedging Agreement will be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

        "Interest Rate Hedge Banks" means (a) any person that is a lender under our senior secured credit facility or an Affiliate of a lender under our senior secured credit facility at the time it enters into an Interest Hedging Agreement or (b) Macquarie Bank Limited to the extent it enters into an Interest Hedging Agreement, in each case, in its capacity as a party to such Interest Hedging Agreement and only for so long as any of our obligations remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that such Interest Rate Hedge Bank executes a Joinder Agreement pursuant to the terms of the Collateral Agency Agreement; and provided, further, that no Affiliate of ours other than Macquarie Bank Limited and its successors may become an Interest Rate Hedge Bank.

        "Investment Grade" means BBB- or higher by S&P and Baa3 or higher by Moody's, or the equivalent of such ratings by S&P or Moody's or, if either S&P or Moody's does not make a rating on the Notes publicly available, another Rating Agency.

        "Investors" means (i) Macquarie Infrastructure Partners I, (ii) Macquarie Infrastructure Partners II, (iii) Macquarie Capital Group Limited, (iv) Macquarie-FSS Infrastructure Trust, (v) the Canada Pension Plan Investment Board, (vi) the British Columbia Investment Management Corporation, (vii) the Alberta Investment Management Corporation and (viii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term "portfolio companies" does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds' or investment vehicles' Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

        "Joinder Agreement" means a Joinder Agreement executed by the collateral agent and each Authorized Representative for the Secured Obligations subject thereto in accordance with the terms of the Collateral Agency Agreement.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing).

        "Loan" means a loan made pursuant to the Credit Agreement.

        "Majority Non-Controlling Voting Parties" means, at any time, the Secured Parties owed or holding Secured Obligations that constitute the largest total outstanding amount of any then outstanding Series of Secured Obligations.

        "Permitted Holders" means each of the Investors and members of our management (or of our direct or indirect parent) who are holders of our Voting Stock (or any of its direct or indirect parent companies) on the issue date of the Notes and any "group" (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of our Voting Stock.

        "Permitted Liens" means liens securing our Indebtedness and liens permitted by our senior secured credit facility (and any amendments, refinancings and replacements thereof).

        "Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of February 6, 2009, as amended and restated as of May 10, 2010, and as amended by Amendment No. 1 to Amended and Restated Pledge Agreement dated as of February 10, 2012.

        "Rating Agency" means each of Standard & Poor's and Moody's or, if Standard & Poor's or Moody's or both does not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by us (as certified by a resolution of our board of directors), which will be substituted for Standard & Poor's or Moody's, or both, as the case may be.

        "Ratings Event" means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then "Ratings Event" means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

        "Reference Treasury Dealer" means (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successor, J.P. Morgan Securities LLC or its successor, and a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") selected by Wells Fargo Securities, LLC or its successor and (b) one other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Required Voting Parties" means, with respect to any proposed decision or action hereunder, the Secured Parties owed or holding more than 50% of the Total Outstandings at such time under (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement and (b) from and after the earlier to occur of the (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the applicable Credit Document governing the Series of Secured Obligations of the Majority Non-Controlling Voting Parties at such time.

        "Secured Hedge Obligations" means all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement.

        "Secured Obligations" means, (a) all Credit Agreement Obligations, (b) all Secured Hedge Obligations, and (c) any Additional Secured Obligations, in each case, whether fixed or contingent, matured or unmatured, whether or not allowed or allowable in an Insolvency and Liquidation Proceeding.

        "Secured Parties" means, collectively, the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks, any Additional Secured Parties and each co-agent or sub-agent appointed by any Agent or from time to time pursuant to any Credit Document or the Collateral Agency Agreement.

        "Security Agreement" means the Amended and Restated Borrower Security Agreement, dated as of February 6, 2009, as amended and restated as of May 10, 2010, and as further amended as of February 10, 2012 between the Borrower and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time).

        "Security Documents" means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks and the Additional Secured Parties, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the collateral agent for the benefit of the Secured Parties.

        "Series" means each of (a) the Credit Agreement Obligations, (b) any Additional Obligations incurred pursuant to any Additional Credit Document which, pursuant to any Joinder Agreement, are represented hereunder by a common Authorized Representative (in its capacity as such for such Secured Obligations) and (c) the Secured Hedge Obligations.

        "Significant Subsidiary" means any subsidiary that would be considered a "significant subsidiary" under Article 1 of Regulation S-X under the Exchange Act..

        "Total Outstandings" means, with respect to any Credit Document (other than any Interest Rate Hedging Agreement), at any time, an amount equal to the sum of, without duplication, the aggregate unpaid principal amount of Loans or other indebtedness outstanding under such Credit Document at such time after giving effect to any borrowings, advances and prepayments or repayments of any Loans or indebtedness under the Credit Agreement or such other Credit Document, as the case may be, on such date, plus the amount of any unfunded commitments under the Credit Agreement or such other Credit Document, as the case may be, on such date.

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Unanimous Voting Parties" means, with respect to any Intercreditor Vote, each of the Credit Agreement Administrative Agent, each of the Authorized Representatives appointed under each Additional Credit Document and each Interest Rate Hedge Bank, in each case casting votes representing 100% of the Voting Party Percentage applicable to each such Series of Secured Obligations.

        "Voting Parties" means the lenders under our senior secured credit facility, any Additional Secured Party and, subject to the terms of the Collateral Agency Agreement, each Interest Rate Hedge Bank.

        "Voting Party Percentage" means, in connection with any proposed decision or action under the Collateral Agency Agreement, the actual percentage, as determined pursuant to the terms of the

Collateral Agency Agreement, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

        "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below.

        We encourage holders to consult their own tax advisors regarding the United States federal tax consequences of the exchange offer and being a holder of the notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

        Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act if:

  •
  you are not our affiliate within the meaning of Rule 405 under the Securities Act;

  •
  you are acquiring such exchange notes in the ordinary course of your business;

  •
  you do not intend to participate in the distribution of exchange notes; and

  •
  you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

        We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

  •
  our affiliate within the meaning of Rule 405 under the Securities Act, or

  •
  a broker-dealer that acquired original notes as a result of market-making or other trading activities.

        The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

        If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Procedures for Tendering" and "—Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer acquired original notes as a result of market-making activities or other trading activities, it may exchange them for exchange notes, however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer and such broker-dealer will be required to acknowledge the same. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may use this prospectus, as amended or supplemented, in connection with these resales, and all dealers effecting transactions in the exchange notes may be required to deliver a prospectus, as amended or supplemented for 180 days following consummation of the exchange offer or until such time that the broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will provide copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents during such 180-day (or shorter, if no longer required to deliver a prospectus) period in order to facilitate such resales. We have agreed to pay all expenses incident to the exchange offer (including certain expenses of counsel for the initial purchasers) other than dealers' and brokers' discounts, commissions and counsel fees and will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the exchange notes, or

  •
  a combination of such methods of resale.

        The prices at which these sales occur may be:

  •
  at market prices prevailing at the time of resale,

  •
  at prices related to such prevailing market prices, or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any profit on any resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation.

LEGAL MATTERS

        Certain legal matters in connection with the exchange of the Notes will be passed upon for us by Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington.

EXPERTS

        The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2011 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We and our subsidiary PSE each file reports and information statements and other information with the SEC. You can inspect and copy reports and other information filed by us and PSE at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC's website on the Internet at http://www.sec.gov. Additionally, Puget Energy's and PSE's reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge at the Company's website, www.pugetenergy.com.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Reports of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm—Puget Energy	F-2
Report of Independent Registered Public Accounting Firm—Puget Energy (Predecessor)	F-4
Audited Consolidated Financial Statements of Puget Energy:
Consolidated Statements of Income—Years Ended December 31, 2011, 2010, February 6, 2009 to December 31, 2009 (Successor) and January 1, 2009 to February 5, 2009 (Predecessor)	F-5
Consolidated Statements of Comprehensive Income—Years Ended December 31, 2011, 2010, February 6, 2009 to December 31, 2009 (Successor) and January 1, 2009 to February 5, 2009 (Predecessor)	F-6
Consolidated Balance Sheets—December 31, 2011 and 2010	F-7
Consolidated Statements of Common Shareholder's Equity—Years Ended December 31, 2011, 2010, February 6, 2009 to December 31, 2009 (Successor) and January 1, 2009 to February 5, 2009 (Predecessor)	F-9
Consolidated Statements of Cash Flows—Years Ended December 31, 2011, 2010, February 6, 2009 to December 31, 2009 (Successor) and January 1, 2009 to February 5, 2009 (Predecessor)	F-10
Notes to Consolidated Financial Statements	F-11
Unaudited Consolidated Financial Statements of Puget Energy
Consolidated Statements of Income—Three and Six Months Ended June 30, 2012 and 2011	F-86
Consolidated Statements of Comprehensive Income—Three and Six Months Ended June 30, 2012 and 2011	F-87
Consolidated Balance Sheets—June 30, 2012 and December 31, 2011	F-88
Consolidated Statements of Cash Flows—Six Months Ended June 30, 2012 and 2011	F-90
Notes to Consolidated Financial Statements	F-91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Puget Energy, Inc.

        In our opinion, the consolidated balance sheets and the related consolidated statements of income, comprehensive income, common shareholder's equity and cash flows present fairly, in all material respects, the financial position of Puget Energy, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended and for the period from February 6, 2009 through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules of Condensed Financial Information of Puget Energy, Inc. and the schedule of Valuation and Qualifying Accounts and Reserves for the years ended December 31, 2011 and 2010 and for the period from February 6, 2009 through December 31, 2009, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 5, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Puget Energy, Inc.

        In our opinion, the consolidated statements of income, comprehensive income, common shareholder's equity and cash flows for the period January 1, 2009 to February 5, 2009 present fairly in all material respects the results of operations and cash flows of Puget Energy, Inc. and its subsidiaries (Predecessor Company) for the period from January 1, 2009 to February 5, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the schedule of Condensed Financial Information of Puget Energy, Inc. and the schedule of Valuation and Qualifying Accounts and Reserves for the period from January 1, 2009 to February 5, 2009 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
February 25, 2010

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Operating revenue:
Electric	$2,147,220	$2,107,469	$1,885,118	$213,618
Gas	1,168,850	1,011,531	1,034,744	190,001
Other	2,695	3,217	5,286	94

Total operating revenue	3,318,765	3,122,217	2,925,148	403,713

Operating expenses:
Energy costs:
Purchased electricity	771,405	773,429	796,040	90,737
Electric generation fuel	199,471	268,147	196,483	11,961
Residential exchange	(71,147)	(75,109)	(83,962)	(12,542)
Purchased gas	622,088	535,933	597,935	120,925
Unrealized (gain) loss on derivative instruments, net	11,494	54,095	(156,601)	3,867
Utility operations and maintenance	497,921	486,701	449,745	37,650
Non-utility expense and other	9,442	23,952	16,672	112
Merger and related costs	—	—	2,731	44,324
Depreciation	299,597	292,634	242,477	21,773
Amortization	72,381	71,572	63,466	4,969
Conservation amortization	107,646	90,109	58,875	7,592
Taxes other than income taxes	323,527	292,520	266,424	36,935

Total operating expenses	2,843,825	2,813,983	2,450,285	368,303

Operating income	474,940	308,234	474,863	35,410
Other income (deductions):
Other income	58,052	45,196	49,158	3,653
Other expense	(5,380)	(5,673)	(6,154)	(369)
Non-hedged interest rate derivative expense	(28,601)	(7,955)	—	—
Charitable contributions	—	—	(5,000)	—
Interest charges:
AFUDC	29,949	14,157	8,864	350
Interest expense	(371,910)	(321,167)	(265,675)	(17,291)

Income (loss) before income taxes	157,050	32,792	256,056	21,753
Income tax (benefit) expense	33,760	2,481	82,041	8,997

Net income (loss)	$123,290	$30,311	$174,015	$12,756

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands)

	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Net income (loss)	$123,290	$30,311	$174,015	$12,756

Other comprehensive income (loss):
Net unrealized gain (loss) on interest rate swaps during the period, net of tax	—	(58,175)	(22,777)	—
Reclassification of net unrealized loss on interest rate swaps during the period, net of tax	25,443	22,027	18,884	—
Net unrealized gain (loss) from pension and postretirement plans, net of tax	(54,826)	5,172	34,458	315
Net unrealized loss on energy derivative instruments during the period, net of tax	—	—	(26,222)	(24,162)
Reclassification of net unrealized loss on energy derivative instruments settled during the period, net of tax	1,545	4,420	19,144	4,509
Amortization of financing cash flow hedge contracts to earnings, net of tax	—	—	—	26

Other comprehensive income (loss)	(27,838)	(26,556)	23,487	(19,312)

Comprehensive income (loss)	$95,452	$3,755	$197,502	$(6,556)

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

ASSETS

	DECEMBER 31,
	2011	2010
Utility plant (including construction work in progress of $1,282,463 and $628,387, respectively):
Electric plant	$6,067,672	$5,253,786
Gas plant	2,238,741	2,129,200
Common plant	418,236	318,615
Less: Accumulated depreciation and amortization	(674,782)	(429,038)

Net utility plant	8,049,867	7,272,563

Other property and investments:
Goodwill	1,656,513	1,656,513
Investment in exchange power contract	19,396	22,923
Other property and investments	123,352	125,918

Total other property and investments	1,799,261	1,805,354

Current assets:
Cash and cash equivalents	37,235	36,557
Restricted cash	4,183	5,470
Accounts receivable, net of allowance for doubtful accounts of $8,495 and $9,784, respectively	336,530	327,615
Unbilled revenue	191,150	194,088
Purchased gas adjustment receivable	—	5,992
Materials and supplies, at average cost	76,068	85,413
Fuel and gas inventory, at average cost	100,491	96,633
Unrealized gain on derivative instruments	6,647	7,500
Income taxes	11,553	76,183
Prepaid expense and other	13,969	14,835
Power contract acquisition adjustment gain	65,096	134,553
Deferred income taxes	101,934	83,086

Total current assets	944,856	1,067,925

Other long-term and regulatory assets:
Regulatory asset for deferred income taxes	62,304	73,337
Power cost adjustment mechanism	6,818	15,618
Regulatory assets related to power contracts	46,202	116,116
Other regulatory assets	766,825	814,603
Unrealized gain on derivative instruments	10,084	8,233
Power contract acquisition adjustment gain	517,740	624,667
Other	180,753	130,920

Total other long-term and regulatory assets	1,590,726	1,783,494

Total assets	$12,384,710	$11,929,336

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in Thousands)

CAPITALIZATION AND LIABILITIES

	DECEMBER 31,
	2011	2010
Capitalization:
Common shareholder's equity:
Common stock $0.01 par value, 1,000 share authorized, 200 shares outstanding	$—	$—
Additional paid-in capital	3,308,957	3,308,957
Earnings reinvested in the business	22,873	17,024
Accumulated other comprehensive income (loss), net of tax	(30,907)	(3,069)

Total common shareholder's equity	3,300,923	3,322,912

Long-term debt:
First mortgage bonds and senior notes	3,362,000	2,792,000
Pollution control bonds	161,860	161,860
Junior subordinated notes	250,000	250,000
Long-term debt	1,793,000	1,490,000
Debt discount and other	(289,493)	(311,147)

Total long-term debt	5,277,367	4,382,713

Total capitalization	8,578,290	7,705,625

Current liabilities:
Accounts payable	339,361	291,148
Short-term debt	25,000	247,000
Current maturities of long-term debt	—	260,000
Purchased gas adjustment liability	25,940	—
Accrued expenses:
Taxes	90,727	81,505
Salaries and wages	40,892	34,453
Interest	69,329	59,182
Unrealized loss on derivative instruments	327,089	273,100
Power contract acquisition adjustment loss	8,547	69,915
Other	74,409	114,409

Total current liabilities	1,001,294	1,430,712

Long-term and regulatory liabilities:
Deferred income taxes	1,153,755	1,127,611
Unrealized loss on derivative instruments	196,558	183,135
Regulatory liabilities	346,225	305,936
Regulatory liabilities related to power contracts	582,836	759,220
Power contract acquisition adjustment loss	37,655	46,779
Other deferred credits	488,097	370,318

Total long-term and regulatory liabilities	2,805,126	2,792,999

Commitments and contingencies (Note 19)
Total capitalization and liabilities	$12,384,710	$11,929,336

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY

(Dollars in Thousands)

	COMMON STOCK			EARNINGS REINVESTED IN THE BUSINESS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
			ADDITIONAL PAID-IN CAPITAL			TOTAL EQUITY
	SHARES	AMOUNT
PREDECESSOR
Balance at December 31, 2008	129,678,489	$1,297	$2,275,225	$259,483	$(262,804)	$2,273,201
Net income	—	—	—	12,756	—	12,756
Common stock dividend	—	—	—	(38,188)	—	(38,188)
Common stock expense	—	—	(455)	—	—	(455)
Vesting of employee common stock	—	—	1,531	—	—	1,531
Other comprehensive loss	—	—	—	—	(19,312)	(19,312)

Balance at February 5, 2009	129,678,489	$1,297	$2,276,301	$234,051	$(282,116)	$2,229,533

SUCCESSOR
Capitalization at merger	200	$—	$3,308,529	$—	$—	$3,308,529
Net income	—	—	—	174,015	—	174,015
Common stock dividend	—	—	—	(82,991)	—	(82,991)
Employee stock plan tax windfall	—	—	428	—	—	428
Other comprehensive income	—	—	—	—	23,487	23,487

Balance at December 31, 2009	200	$—	$3,308,957	$91,024	$23,487	$3,423,468
Net income	—	—	—	30,311	—	30,311
Common stock dividend	—	—	—	(104,311)	—	(104,311)
Other comprehensive income	—	—	—	—	(26,556)	(26,556)

Balance at December 31, 2010	200	$—	$3,308,957	$17,024	$(3,069)	$3,322,912
Net income	—	—	—	123,290	—	123,290
Common stock dividend	—	—	—	(117,441)	—	(117,441)
Other comprehensive income	—	—	—	—	(27,838)	(27,838)

Balance at December 31, 2011	200	$—	$3,308,957	$22,873	$(30,907)	$3,300,923

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

			SUCCESSOR	PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Operating activities:
Net income (loss)	$123,290	$30,311	$174,015	$12,756
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	299,597	292,634	242,477	21,773
Amortization	72,381	71,572	63,466	4,969
Conservation amortization	107,646	90,109	58,875	7,592
Deferred income taxes and tax credits, net	33,318	(32,955)	244,216	(512)
Net unrealized (gain) loss on derivative instruments	45,043	50,495	(156,601)	3,867
Derivative contracts classified as financing activities due to merger	182,710	371,621	524,397	—
AFUDC—equity	(32,431)	(12,677)	(4,108)	(69)
Pension funding	(5,000)	(12,000)	(18,400)	—
Regulatory assets	26,631	26,198	(5,276)	(1,668)
Regulatory liabilities	21,031	28,821	18,436	(126)
Other long-term assets	(59,094)	(50,009)	(17,963)	2,845
Other long-term liabilities	46,473	31,944	(12,536)	1,141
Change in certain current assets and liabilities:
Accounts receivable and unbilled revenue	(5,977)	7,261	91,515	(31,332)
Materials and supplies	8,154	(19,378)	808	(3,388)
Fuel and gas inventory	(4,852)	3,591	16,786	7,605
Income taxes	64,630	58,434	(133,773)	18,277
Prepayments and other	605	(2,345)	5,745	(3,295)
Purchased gas adjustment	31,932	(55,579)	38,984	1,711
Accounts payable	1,098	(26,396)	(85,073)	(40,203)
Taxes payable	9,222	4,203	4,949	(3,340)
Accrued expenses and other	43,921	10,094	(40,369)	59,172

Net cash provided by operating activities	1,010,328	865,949	1,010,570	57,775

Investing activities:
Construction expenditures—excluding equity AFUDC	(976,513)	(859,091)	(726,157)	(49,531)
Energy efficiency expenditures	(94,405)	(95,726)	(82,258)	(4,918)
Treasury grant payment received	—	28,675	—	—
Restricted cash	1,287	14,374	(945)	(10)
Other	(7,184)	6,001	26,284	959

Net cash used in investing activities	(1,076,815)	(905,767)	(783,076)	(53,500)

Financing activities:
Change in short-term debt and leases, net	(227,651)	141,941	38,807	(151,800)
Dividends paid	(117,441)	(104,311)	(121,179)	—
Long-term notes and bonds issued	1,382,000	1,025,000	400,211	250,000
Redemption of preferred stock	—	—	—	(1,889)
Redemption of bonds and notes	(769,000)	(675,000)	(158,000)	—
Derivative contracts classified as financing activities due to merger	(182,710)	(371,621)	(524,397)	—
Issuance cost of bonds and other	(18,033)	(18,161)	(16,372)	7,133

Net cash provided by (used in) financing activities	67,165	(2,152)	(380,930)	103,444

Net increase (decrease) in cash and cash equivalents	678	(41,970)	(153,436)	107,719
Cash and cash equivalents at beginning of period	36,557	78,527	231,963	38,526

Cash and cash equivalents at end of period	$37,235	$36,557	$78,527	$146,245

Supplemental cash flow information:
Cash payments for interest (net of capitalized interest)	$280,847	$278,926	$247,247	$1,239
Cash payments (refunds) for income taxes	(64,016)	(22,243)	(47,740)	—

The accompanying notes are an integral part of the consolidated financial statements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

BASIS OF PRESENTATION

        Puget Energy, Inc. (Puget Energy) is an energy services holding company that owns Puget Sound Energy, Inc. (PSE). PSE is a public utility incorporated in the state of Washington that furnishes electric and natural gas services in a territory covering 6,000 square miles, primarily in the Puget Sound region. On February 6, 2009, Puget Holdings LLC (Puget Holdings), a consortium of long-term infrastructure investors, completed its merger with Puget Energy. As a result of the merger, all of Puget Energy's common stock is indirectly owned by Puget Holdings. The acquisition of Puget Energy was accounted for in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, "Business Combinations" (ASC 805), as of the date of the merger. ASC 805 requires the acquirer to recognize and measure identifiable assets acquired and liabilities assumed at fair value as of the merger date. Puget Energy's consolidated financial statements and accompanying footnotes have been segregated to present pre-merger activity as the "Predecessor" Company and post-merger activity as the "Successor" Company.

        The consolidated financial statements of Puget Energy reflect the accounts of Puget Energy and its subsidiary, PSE. PSE's consolidated financial statements include the accounts of PSE and its subsidiaries. Puget Energy and PSE are collectively referred to herein as "the Company." The consolidated financial statements are presented after elimination of all significant intercompany items and transactions. PSE's consolidated financial statements continue to be accounted for on a historical basis and PSE's financial statements do not include any ASC 805 purchase accounting adjustments. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Certain prior year amounts have been reclassified to conform to the current year presentation.

UTILITY PLANT

        PSE capitalizes, at original cost, additions to utility plant, including renewals and betterments. Costs include indirect costs such as engineering, supervision, certain taxes, pension and other employee benefits and an Allowance For Funds Used During Construction (AFUDC). Replacements of minor items of property and major maintenance are included in maintenance expense when the utility plant is retired and removed from service, the original cost of the property is charged to accumulated depreciation and costs associated with removal of the property, less salvage, are charged to the cost of removal regulatory liability.

        Puget Energy remeasured the carrying amount of utility plant to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, Puget Energy follows the same capitalization policy for utility plan additions as PSE.

NON-UTILITY PROPERTY, PLANT AND EQUIPMENT

        For PSE, the costs of other property, plant and equipment are stated at historical cost. Expenditures for refurbishment and improvements that significantly add to productive capacity or extend useful life of an asset are capitalized. Replacement of minor items is expensed on a current basis. Gains and losses on assets sold or retired are reflected in earnings.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        For Puget Energy, the carrying amount of non-utility property, plant and equipment was remeasured to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, Puget Energy follows the same capitalization policy for non-utility property, plant and equipment as PSE.

DEPRECIATION AND AMORTIZATION

        For financial statement purposes, the Company provides for depreciation and amortization on a straight-line basis. Amortization is recorded for intangibles such as regulatory assets and liabilities, computer software and franchises. The depreciation of automobiles, trucks, power-operated equipment, tools and office equipment is allocated to asset and expense accounts based on usage. The annual depreciation provision stated as a percent of a depreciable electric utility plant was 2.7%, 2.7% and 2.6% in 2011, 2010 and 2009, respectively; depreciable gas utility plant was 3.5%, 3.6% and 3.6% in 2011, 2010 and 2009, respectively; and depreciable common utility plant was 11.3%, 11.8% and 9.6% in 2011, 2010 and 2009, respectively. Depreciation on other property, plant and equipment is calculated primarily on a straight-line basis over the useful lives of the assets. The cost of removal is collected from PSE's customers through depreciation expense and any excess is recorded as a regulatory liability.

GOODWILL

        On February 6, 2009, Puget Holdings completed its merger with Puget Energy. Puget Energy remeasured the carrying amount of all its assets and liabilities to fair value, which resulted in recognition of approximately $1.7 billion in goodwill. ASC 350, "Intangibles—Goodwill and Other" (ASC 350), requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the Company's business or regulatory outlook, legal factors, a sale or disposition of a significant portion of a reporting unit or significant changes in the financial markets which could influence the Company's access to capital and interest rates. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units and the determination of the fair value of the reporting units. Management has determined Puget Energy has only one reporting unit.

        The goodwill recorded by Puget Energy represents the potential long-term return to the Company's investors. Goodwill is tested for impairment annually using a two-step process. The first step compares the carrying amount of the reporting unit with its fair value, with a carrying value higher than fair value indicating potential impairment. If the first step test fails, the second step is performed. This would entail a full valuation of Puget Energy's assets and liabilities and comparing the valuation to its carrying amounts, with the aggregate difference indicating the amount of impairment. Goodwill of a reporting unit is required to be tested for impairment on an interim basis if an event occurs or circumstances change that would cause the fair value of a reporting unit to fall below its carrying amount.

        Puget Energy conducted its annual impairment test in 2011 using an October 1, 2011 measurement date. The fair value of Puget Energy's reporting unit was estimated using both discounted cash flow and market approach. Such approaches are considered methodologies that market participants would use. This analysis requires significant judgments, including estimation of future cash flows, which is

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

dependent on internal forecasts, estimation of long-term rate of growth for Puget Energy business, estimation of the useful life over which cash flows will occur, the selection of utility holding companies determined to be comparable to Puget Energy and determination of an appropriate weighted-average cost of capital or discount rate. The market approach estimates the fair value of the business based on market prices of stocks of comparable companies engaged in the same or similar lines of business. In addition, indications of market value are estimated by deriving multiples of equity or invested capital to various measures of revenue, earnings or cash flow. Changes in these estimates and or assumptions could materially affect the determination of fair value and goodwill impairment of the reporting unit. Based on the test performed, management has determined that there was no indication of impairment of Puget Energy's goodwill as of October 1, 2011. There were no events or circumstances from the date of the assessment through December 31, 2011 that would impact management's conclusion.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of demand bank deposits and short-term highly liquid investments with original maturities of three months or less at the time of purchase. The cash and cash equivalents balance at Puget Energy was $37.2 million and $36.6 million as of December 31, 2011 and 2010, respectively. The 2011 and 2010 balance consisted of cash equivalents, which are reported at cost and approximates fair value, and were $16.8 million and $20.6 million, respectively.

RESTRICTED CASH

        Restricted cash represents cash to be used for specific purposes. The restricted cash balance was $4.2 million and $5.5 million at December 31, 2011 and 2010, respectively. The restricted cash included $0.7 million, in both 2011 and 2010, which represents funds held by Puget Western, Inc., a PSE subsidiary, for a real estate development project. As of December 31, 2011, other restricted cash includes $2.0 million in a Benefit Protection Trust and $1.5 million in other restricted cash accounts.

MATERIALS AND SUPPLIES

        Materials and supplies are used primarily in the operation and maintenance of electric and natural gas distribution and transmission systems as well as spare parts for combustion turbines used for the generation of electricity. PSE records these items at weighted-average cost.

        Puget Energy remeasured the carrying amount of materials and supplies to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, Puget Energy follows the same policy for recording materials and supplies as PSE.

FUEL AND GAS INVENTORY

        Fuel and gas inventory is used in the generation of electricity and for future sales to the Company's natural gas customers. Fuel inventory consists of coal, diesel and natural gas used for generation. Gas inventory consists of natural gas and liquefied natural gas (LNG) held in storage for future sales. PSE records these items at the lower of cost or market value using the weighted-average cost method.

        For Puget Energy, the carrying amount of fuel and gas inventory was remeasured to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, Puget Energy follows the same policy for recording additional inventory as PSE.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

REGULATORY ASSETS AND LIABILITIES

        PSE accounts for its regulated operations in accordance with ASC 980 "Regulated Operations" (ASC 980). ASC 980 requires PSE to defer certain costs that would otherwise be charged to expense, if it were probable that future rates will permit recovery of such costs. It similarly requires deferral of revenues or gains and losses that are expected to be returned to customers in the future. Accounting under ASC 980 is appropriate as long as rates are established by or subject to approval by independent third-party regulators; rates are designed to recover the specific enterprise's cost of service; and in view of demand for service, it is reasonable to assume that rates set at levels that will recover costs can be charged to and collected from customers. In most cases, PSE classifies regulatory assets and liabilities as long-term assets or liabilities. The exception is the Purchased Gas Adjustment (PGA) which can be a current asset or current liability.

        Below is a chart with the allowed return on the net regulatory assets and liabilities and the associated time periods:

PERIOD	RATE OF RETURN	AFTER-TAX RETURN
April 8, 2010 - present	8.10%	6.90%
November 1, 2008 - April 7, 2010	8.25	7.00

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        The net regulatory assets and liabilities at December 31, 2011 and 2010 included the following:

			DECEMBER 31,
	REMAINING AMORTIZATION PERIOD
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)			2011	2010
PGA deferral of unrealized losses on derivative instruments		(a)	$200,893	$149,681
Chelan PUD contract initiation	20 years		140,580	133,888
Storm damage costs electric	2 to 7 years	(a)	87,303	103,630
Environmental remediation		(a)	65,167	62,240
Baker Dam licensing operating and maintenance costs	47 years		63,272	63,459
Deferred income taxes		(a)	61,344	73,337
Deferred Washington Commission AFUDC	Varies up to 26 years		56,315	53,378
Energy conservation costs	1 to 2 years		35,111	48,367
Unamortized loss on reacquired debt	1 to 40 years		33,023	18,304
White River relicensing and other costs		(a)	30,993	32,260
Mint Farm ownership and operating costs	13.3 years		26,582	29,364
Investment in Bonneville Exchange power contract	5.5 years		19,396	22,923
PCA mechanism		(a)	6,818	15,618
PURPA electric energy supply contract buyout costs	N/A		—	40,629
PGA receivable	N/A		—	5,992
Various other regulatory assets	Varies		21,346	34,544

Total PSE regulatory assets			$848,143	$887,614

Cost of removal		(b)	$(219,087)	$(193,765)
Production tax credits		(c)	(93,618)	(20,186)
PGA payable	1 year		(25,940)	—
Summit purchase option buy-out	9 years		(13,913)	(15,488)
Deferred credit on gas pipeline capacity	Varies up to 6.8 years		(7,987)	(13,310)
Renewable energy credits		(a)	(2,780)	(48,493)
Various other regulatory liabilities	Up to 4.5 years		(3,522)	(5,642)

Total PSE regulatory liabilities			$(366,847)	$(296,884)

PSE net regulatory assets and liabilities			$481,296	$590,730

(a)
Amortization periods vary depending on timing of underlying transactions or awaiting regulatory approval in a future Washington Utilities and Transportation Commission (Washington Commission) rate proceeding.

(b)
The balance is dependent upon the cost of removal of underlying assets and the life of utility plant.

(c)
Amortization will begin once PTCs are utilized by PSE on its tax return.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

			DECEMBER 31,
	REMAINING AMORTIZATION PERIOD
PUGET ENERGY (DOLLARS IN THOUSANDS)			2011	2010
Total PSE regulatory assets		(a)	$848,143	$887,614
Puget Energy acquisition adjustments:
Regulatory assets related to power contracts	1 year to 26 years		46,202	116,116
Service provider contracts	1 to 2 years		5,751	15,933
Various other regulatory assets	Varies		1,449	28,926

Total Puget Energy regulatory assets			$901,545	$1,048,589

Total PSE regulatory liabilities		(a)	$(366,847)	$(296,884)
Puget Energy acquisition adjustments:
Regulatory liabilities related to power contracts	1 to 41 years		(582,836)	(759,220)
Various other regulatory liabilities	Varies		(5,318)	(9,052)

Total Puget Energy regulatory liabilities			$(955,001)	$(1,065,156)

Puget Energy net regulatory asset and liabilities			$(53,456)	$(16,567)

(a)
Puget Energy's regulatory assets and liabilities include purchase accounting adjustments as a result of the merger. For additional information, see Note 3.

        If the Company determines that it no longer meets the criteria for continued application of ASC 980, the Company would be required to write off its regulatory assets and liabilities related to those operations not meeting ASC 980 requirements. Discontinuation of ASC 980 could have a material impact on the Company's financial statements.

        In accordance with guidance provided by ASC 410, "Asset Retirement and Environmental Obligations," PSE reclassified from accumulated depreciation to a regulatory liability $219.1 million and $193.8 million in 2011 and 2010, respectively, for the cost of removal of utility plant. These amounts are collected from PSE's customers through depreciation rates.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

        AFUDC represents the cost of both the debt and equity funds used to finance utility plant additions during the construction period. The amount of AFUDC recorded in each accounting period varies depending principally upon the level of construction work in progress and the AFUDC rate used. AFUDC is capitalized as a part of the cost of utility plant and is credited to interest expense and as a non-cash item to other income. Cash inflow related to AFUDC does not occur until these charges are reflected in rates.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        The authorized AFUDC rates authorized by the Washington Utilities and Transportation Commission (Washington Commission) for natural gas and electric utility plant additions based on the effective dates is as follows:

EFFECTIVE DATE	WASHINGTON COMMISSION AFUDC RATES
April 8, 2010 - present	8.10%
November 1, 2008 - April 7, 2010	8.25

        The Washington Commission authorized the Company to calculate AFUDC using its allowed rate of return. To the extent amounts calculated using this rate exceed the AFUDC calculated rate using the Federal Energy Regulatory Commission (FERC) formula, PSE capitalizes the excess as a deferred asset, crediting other income. The deferred asset is being amortized over the average useful life of PSE's non-project electric utility plant which is approximately 30 years.

        The following table presents the AFUDC amounts:

	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2011	2010	2009
Equity AFUDC	$32,431	$12,677	$4,177
Washington Commission AFUDC	5,108	3,715	10,693

Total in other income	37,539	16,392	14,870
Debt AFUDC	29,949	14,157	9,214

Total AFUDC	$67,488	$30,549	$24,084

REVENUE RECOGNITION

        Operating utility revenue is recognized when the basis of services is rendered, which includes estimated unbilled revenue, in accordance with ASC 605, "Revenue Recognition" (ASC 605). Sales to other utilities are recognized in accordance with ASC 605 and ASC 815, "Derivatives and Hedging" (ASC 815). Non-utility subsidiaries recognize revenue when services are performed or upon the sale of assets. Revenue from retail sales is billed based on tariff rates approved by the Washington Commission. Sales of RECs are deferred as a regulatory liability.

        PSE collected Washington state excise taxes (which are a component of general retail rates) and municipal taxes totaling $252.5 million, $231.1 million and $247.8 million for 2011, 2010 and 2009, respectively. The Company's policy is to report such taxes on a gross basis in operating revenue and taxes other than income taxes in the accompanying consolidated statements of income.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

        Allowance for doubtful accounts are provided for electric and natural gas customer accounts based upon a historical experience rate of write-offs of energy accounts receivable as compared to operating revenue. The allowance account is adjusted monthly for this experience rate. Other non-energy receivable balances are reserved in the allowance account based on facts and circumstances surrounding the receivable including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk, indicating some or all of the balance is uncollectible. The

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

allowance account is maintained until either receipt of payment or the likelihood of collection is considered remote at which time the allowance account and corresponding receivable balance are written off.

        The Company's allowance for doubtful accounts at December 31, 2011 and 2010 was $8.5 million and $9.8 million, respectively.

SELF-INSURANCE

        PSE currently has no insurance coverage for storm damage and recent environmental contamination occurring on PSE-owned property. PSE is self-insured for a portion of the risk associated with comprehensive liability, workers' compensation claims and catastrophic property losses other than those which are storm related. The Washington Commission has approved the deferral of certain uninsured qualifying storm damage costs that exceed $8.0 million which will be requested for collection in future rates. Additionally, costs may only be deferred if the outage meets the Institute of Electrical and Electronics Engineers (IEEE) outage criteria for system average interruption duration index.

FEDERAL INCOME TAXES

        For presentation in Puget Energy and PSE's separate financial statements, income taxes are allocated to the subsidiaries on the basis of separate company computations of tax, modified by allocating certain consolidated group limitations which are attributed to the separate company. Taxes payable or receivable are settled with Puget Holdings.

RATE ADJUSTMENT MECHANISMS

        PSE has a Power Cost Adjustment (PCA) mechanism that provides for a rate adjustment process if PSE's costs to provide customers' electricity varies from a baseline power cost rate established in a rate proceeding. All significant variable power supply cost drivers are included in the PCA mechanism (hydroelectric generation variability, market price variability for purchased power and surplus power sales, natural gas and coal fuel price variability, generation unit forced outage risk and wheeling cost variability). The PCA mechanism apportions increases or decreases in power costs, on a graduated scale, between PSE and its customers. Any unrealized gains and losses from derivative instruments accounted for under ASC 815, are deferred in proportion to the cost-sharing arrangement under the PCA mechanism. On January 10, 2007, the Washington Commission approved the PCA mechanism with the same annual graduated scale but without a cap on excess power costs.

        The graduated scale is as follows:

ANNUAL POWER COST VARIABILITY	CUSTOMERS' SHARE	COMPANY'S SHARE
+/- $20 million	0%	100%
+/- $20 million - $40 million	50%	50%
+/- $40 million - $120 million	90%	10%
+/- $120 + million	95%	5%

        For the years ended December 31, 2011, 2010 and 2009, the annual power cost variability was between $20.0 million and $40.0 million. Accordingly, PSE and the customer shared the costs in excess of $20.0 million in equal proportion.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        The differences between the actual cost of PSE's natural gas supplies and natural gas transportation contracts and costs currently allowed by the Washington Commission are deferred and recovered or repaid through the PGA mechanism. The PGA mechanism allows PSE to recover expected natural gas and transportation costs, and defer, as a receivable or liability, any gas costs that exceed or fall short of this expected gas cost amount in the PGA mechanism rates, including interest.

NATURAL GAS OFF-SYSTEM SALES AND CAPACITY RELEASE

        PSE contracts for firm natural gas supplies and holds firm transportation and storage capacity sufficient to meet the expected peak winter demand for natural gas by its firm customers. Due to the variability in weather, winter peaking consumption of natural gas by most of its customers and other factors, PSE holds contractual rights to natural gas supplies and transportation and storage capacity in excess of its average annual requirements to serve firm customers on its distribution system. For much of the year, there is excess capacity available for third-party natural gas sales, exchanges and capacity releases. PSE sells excess natural gas supplies, enters into natural gas supply exchanges with third parties outside of its distribution area and releases to third parties excess interstate natural gas pipeline capacity and natural gas storage rights on a short-term basis to mitigate the costs of firm transportation and storage capacity for its core natural gas customers. The proceeds from such activities, net of transactional costs, are accounted for as reductions in the cost of purchased natural gas and passed on to customers through the PGA mechanism, with no direct impact on net income. As a result, PSE nets the sales revenue and associated cost of sales for these transactions in purchased natural gas.

NON-CORE GAS SALES

        As part of the Company's electric operations, PSE provides natural gas to its gas-fired generation facilities. The projected volume of natural gas for power is relative to the price of natural gas. Based on the market prices for natural gas, PSE may use the gas it has already purchased to generate power or PSE may sell the already purchased natural gas. The net proceeds from selling natural gas for power are accounted for in other electric operating revenue and are included in the PCA mechanism.

PRODUCTION TAX CREDIT

        Production Tax Credits (PTCs) represent federal income tax incentives available to companies that generate energy from qualifying renewable sources. Prior to July 1, 2010, PTCs that were generated were passed-through to customers in retail sales. After July 1, 2010, PTCs which are generated and owed to customers are recorded as a regulatory liability with a corresponding reduction in electric operating revenue until PSE utilizes the tax credit on its tax return, at which time the PTCs will be credited to customers in retail sales.

ACCOUNTING FOR DERIVATIVES

        ASC 815 requires that all contracts considered to be derivative instruments be recorded on the balance sheet at their fair value unless the contracts qualify for an exception. PSE enters into derivative contracts to manage its energy resource portfolio and interest rate exposure including forward physical and financial contracts and swaps. Some of PSE's physical electric supply contracts qualify for the Normal Purchase Normal Sale (NPNS) exception to derivative accounting rules. PSE may enter into financial fixed contracts to economically hedge the variability of certain index-based contracts. Those contracts that do not meet the NPNS exception are marked-to-market to current earnings in the

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

statements of income, subject to deferral under ASC 980, for energy related derivatives due to the PCA mechanism and PGA mechanism.

        On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts used to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated other comprehensive income (OCI) is transferred to earnings in the same period or periods during which the hedged transaction affects earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

        The Company may enter into swap instruments or other financial derivative instruments to manage the interest rate risk associated with its long-term debt financing and debt instruments. As of December 31, 2011, Puget Energy has interest rate swap contracts outstanding related to its long-term debt. For additional information, see Note 11.

FAIR VALUE MEASUREMENTS OF DERIVATIVES

        ASC 820, "Fair Value Measurements and Disclosures" (ASC 820), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). However, as permitted under ASC 820, the Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical expedient for valuing the majority of its assets and liabilities measured and reported at fair value. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements as it believes that the approach is used by market participants for these types of assets and liabilities. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

        The Company values derivative instruments based on daily quoted prices from an independent external pricing service. When external quoted market prices are not available for derivative contracts, the Company uses a valuation model that uses volatility assumptions relating to future energy prices based on specific energy markets and utilizes externally available forward market price curves. All derivative instruments are sensitive to market price fluctuations that can occur on a daily basis. For additional information, see Note 12.

STOCK-BASED COMPENSATION

        The Company applies the fair value approach to stock compensation and estimates fair value in accordance with provisions of ASC 718, "Compensation—Stock Compensation." Effective February 6, 2009, as a result of the merger, all outstanding shares of the Company were accelerated and vested, the stock compensation plan was terminated and there was no stock-based compensation. The Company recognized $14.5 million of stock compensation expense which was recorded in merger and related costs.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

DEBT RELATED COSTS

        Debt premiums, discounts, expenses and amounts received or incurred to settle hedges are amortized over the life of the related debt for the Company. The premiums and costs associated with reacquired debt are deferred and amortized over the life of the related new issuance, in accordance with ratemaking treatment for PSE.

STATEMENTS OF CASH FLOWS

        PSE funds cash dividends to pay the shareholder of Puget Energy.

        The following non-cash investing and financing activities have occurred at the Company:

  •
  PSE incurred capital lease obligations of $37.9 million for automatic meter reading modules and network for the year ended December 31, 2011. PSE did not incur any capital lease obligations for the year ended December 31, 2010. PSE incurred capital lease obligations of $15.9 million for vehicles for the year ended December 31, 2009.

  •
  In connection with the February 6, 2009 merger, Puget Energy assumed $779.3 million of long-term debt in order to pay down PSE short-term debt and assumed $587.8 million of long-term debt to pay off the previous shareholders. This amount was included as part of the purchase price consideration.

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        The following tables set forth the components of the Company's accumulated other comprehensive income (loss) at December 31:

	DECEMBER 31,
PUGET ENERGY (DOLLARS IN THOUSANDS)	2011	2010
Net unrealized loss on energy derivatives	$(1,113)	$(2,658)
Net unrealized loss on interest rate swaps	(14,599)	(40,041)
Net unrealized gain and prior service cost on pension plans	(15,195)	39,630

Total Puget Energy, net of tax	$(30,907)	$(3,069)

	DECEMBER 31,
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010
Net unrealized loss on energy derivatives	$(12,934)	$(34,612)
Net unrealized loss on treasury interest rate swaps	(6,941)	(7,257)
Net unrealized loss and prior service cost on pension plans	(168,704)	(115,778)

Total PSE, net of tax	$(188,579)	$(157,647)

(2) New Accounting Pronouncements

RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

        Intangibles—Goodwill and Other.    In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". ASU 2011-08 allows an entity the option to qualitatively

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) New Accounting Pronouncements (Continued)

assess whether it must perform the two-step goodwill impairment test in FASB ASC 350-20, Intangibles—Goodwill and Other. An entity has the option to qualitatively assess whether it is more likely than not (more than 50% likelihood) that the fair value of the reporting unit is less than its carrying amount. If an entity elects to perform the qualitative assessment and determines that it is more likely than not that the reporting unit's fair value is in excess of its carrying amount, no further evaluation is necessary. Otherwise, an entity would perform Step 1 of the goodwill impairment test in ASC 350-20.

        ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, and therefore will become effective for the Company on January 1, 2012 for the quarter ending March 31, 2012. Puget Energy is currently assessing the effects to its impairment testing process, although ASU 2011-08 is not expected to have a significant impact on Puget Energy's consolidated financial statements.

        Comprehensive Income.    In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income." ASU 2011-05 allows an entity the option to present the total of comprehensive income, the components of net income, and the components of OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of OCI along with a total for OCI, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of OCI as part of the statement of changes in stockholders' equity. The amendments to the ASC in the ASU do not change the items that must be reported in OCI or when an item of OCI must be reclassified to net income.

        On December 23, 2011, the FASB issued ASU 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05." This ASU defers the implementation of only those provisions in ASU 2011-05 that relate to the presentation of reclassification adjustments. The amendments are intended to allow the FASB time to redeliberate whether it is necessary to require entities to present reclassification adjustments from accumulated other comprehensive income in both the statement where net income is presented and the statement where other comprehensive income is presented. ASU 2011-12 affects none of the other requirements in ASU 2011-05, including the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive statements.

        The amendments in ASU 2011-12 and ASU 2011-05 are effective at the same time and should be applied retrospectively. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and therefore will become effective for the Company on January 1, 2012 for the quarter ending March 31, 2012. The Company already complies with the presentation requirement, as the Company presents the total of comprehensive income, the components of net income, and the components of OCI in two separate but consecutive statements. Therefore neither ASU 2011-12 nor ASU 2011-05 will have an impact on the Company's consolidated financial statements.

        Fair Value Measurement.    In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This ASU represents the converged guidance of the FASB and the International Accounting Standards Board on fair value measurement. Many of the amendments to

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) New Accounting Pronouncements (Continued)

ASC 820, eliminate unnecessary wording differences between International Financial Reporting Standards (IFRS) and GAAP. The ASU expands ASC 820's existing disclosure requirements for fair value measurements categorized in Level 3 by requiring (1) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (2) a description of the valuation processes in place, and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and the interrelationships between those inputs. In addition, the level in the fair value hierarchy of items that are not measured at fair value in the statement of financial position whose fair value must be disclosed.

        Other amendments to ASC 820 include clarifying the highest and best use and valuation premise for nonfinancial assets, net risk position fair value measurement option for financial assets and liabilities with offsetting positions in market risks or counterparty credit risk, premiums and discounts in fair value measurement, and fair value of an instrument classified in a reporting entity's shareholders' equity.

        ASU 2011-04 is effective during interim and annual periods beginning after December 15, 2011, and therefore will become effective for the Company on January 1, 2012 for the quarter ending March 31, 2012. Other than the disclosure requirements, ASU 2011-04 is not expected to have a significant impact on the Company's consolidated financial statements.

        Balance Sheet.    On December 16, 2011, the FASB issued ASU 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." The ASU is the result of a joint project with the IASB designed to enhance and provide converged disclosures about financial and derivative instruments that are either offset on the balance sheet, or are subject to an enforceable master netting arrangement (or other similar arrangement). The ASU does not change the conditions for when offsetting is appropriate in US GAAP.

        In general, an entity should disclose the effect or potential effect of any rights of setoff associated with recognized assets and liabilities within the scope of the ASU. This information should enable financial statement users to evaluate the impact or potential impact of netting arrangements on its balance sheet.

        The ASU is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. Retrospective application of the disclosures is required for all periods presented within the financial statements. Other than the disclosure requirements, ASU 2011-11 is not expected to have an impact on the Company's consolidated financial statements.

(3) Business Combinations (Puget Energy Only)

        On February 6, 2009, Puget Holdings completed its merger with Puget Energy. As a result of the merger, Puget Energy is the direct wholly-owned subsidiary of Puget Equico, which is an indirect wholly-owned subsidiary of Puget Holdings. After the merger, Puget Energy has 1,000 shares authorized, of which 200 shares have been issued at a par value of $0.01 per share.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Business Combinations (Puget Energy Only) (Continued)

        At the time of the merger, each issued and outstanding share of common stock of Puget Energy was cancelled and converted automatically into the right to receive $30.00 in cash, without interest. The fair value of consideration transferred was $3.9 billion, including funding by Puget Holdings of $3.0 billion, debt of $0.6 billion issued by Puget Energy and $0.3 billion that was the result of the stepped-up basis of the investors' previously owned shares.

        The table below is the statement of fair value of assets acquired and accrued liabilities assumed as of February 6, 2009 measured in accordance with ASC 805. There were no adjustments subsequent to the merger transaction date.

(DOLLARS IN THOUSANDS)	AMOUNT
Net utility plant	$6,346,032
Other property and investments	151,913
Goodwill	1,656,513
Current assets	1,259,505
Long-term and regulatory assets	2,497,355
Long-term debt	2,490,544
Current liabilities	2,173,079
Long-term liabilities	3,358,000

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Business Combinations (Puget Energy Only) (Continued)

        The following tables present the fair value adjustments to Puget Energy's balance sheet and recognition of goodwill in accordance with ASC 805:

ASSETS

(DOLLARS IN THOUSANDS)	FEBRUARY 6, 2009 INCREASE (DECREASE)
Utility plant:
Electric plant	$(2,367,756)
Gas plant	(666,278)
Common plant	(302,015)
Less: Accumulated depreciation and amortization	3,381,095

Net utility plant	45,046

Other property and investments:
Goodwill	1,656,513
Non-utility property	4,250

Total other property and investments	1,660,763

Current assets:
Materials and supplies	13,700
Fuel and gas inventory	(27,561)
Unrealized gain on derivative instruments	3,765
Power contract acquisition adjustment gain	123,975
Deferred income taxes	32,772

Total current assets	146,651

Other long-term and regulatory assets:
Other regulatory assets	145,711
Unrealized gain on derivative instruments	1,359
Regulatory asset related to power contracts	317,800
Power contract acquisition adjustment gain	1,016,225
Other	(17,072)

Total other long-term and regulatory assets	1,464,023

Total assets	$3,316,483

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Business Combinations (Puget Energy Only) (Continued)

CAPITALIZATION AND LIABILITIES

(DOLLARS IN THOUSANDS)	FEBRUARY 6, 2009 INCREASE (DECREASE)
Capitalization:
Common shareholders' equity	$1,660,160
Long-term debt	(280,315)

Total capitalization	1,379,845

Current liabilities:
Unrealized loss on derivative instruments	84,603
Current portion of deferred income taxes	171
Power contract acquisition adjustment loss	118,167
Other	42,679

Total current liabilities	245,620

Long-term liabilities and regulatory liabilities:
Deferred income taxes	161,094
Unrealized loss on derivative instruments	50,979
Regulatory liabilities	17,417
Regulatory liabilities related to power contracts	1,140,200
Power contract acquisition adjustment loss	199,633
Other deferred credits	121,695

Total long-term liabilities and regulatory liabilities	1,691,018

Total capitalization and liabilities	$3,316,483

        The carrying values of net utility plant and the majority of regulatory assets and liabilities were determined to be stated at fair value at the acquisition date based on a conclusion that individual assets are subject to regulation by the Washington Commission and the FERC. As a result, the future cash flows associated with the assets are limited to the carrying value plus a return, and management believes that a market participant would not expect to recover any more or less than the carrying value. Furthermore, management believes that the current rate of return on plant assets is consistent with an amount that market participants would expect. ASC 805 requires that the beginning balance of fixed depreciable assets be shown net, with no accumulated amortization recorded, at the date of acquisition, consistent with fresh start accounting.

        Other property and investments includes the carrying value of the investments in PSE subsidiaries and other non-utility assets adjusted to fair value based on a combination of the income approach, the market based approach and the cost approach.

        The fair values of materials and supplies, which included emission allowances, RECs and carbon financial instruments, were established using a variety of approaches to estimate the market price. The carrying value of fuel inventory was adjusted to its fair value by applying market cost at the date of acquisition.

        Energy derivative contracts were reassessed and revalued at the merger date based on forward market prices and forecasted energy requirements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Business Combinations (Puget Energy Only) (Continued)

        The fair value assigned to the power contracts was determined using an income approach comparing the contract rate to the market rate for power over the remaining period of the contracts incorporating nonperformance risk. Management also incorporated certain assumptions related to quantities and market presentation that it believes market participants would make in the valuation. The fair value of the power contracts will be amortized as the contracts settle.

        Other regulatory assets include service contracts which were valued using the income approach comparing the contract rate to the market rate over the remaining period of the contract.

        The fair value of leases was determined using the income approach which calculated the favorable/unfavorable leasehold interests as the net present value of the difference between the contract lease rent and market lease rent over the remaining terms of the contracted lease obligation.

        The fair value assigned to long-term debt was determined using two different methodologies. For those securities which were quoted by a third party pricing service based on observable market data, the best indication of fair value was assumed to be the third party's quoted price. For those securities for which the third party did not provide regular pricing, the fair value of the debt was estimated by forecasting out all coupon and principal payments and discounting them to the present value at an approximated discount rate based on PSE's risk of nonperformance as of the merger date.

        The merger also triggered a new basis of accounting for Puget Energy's postretirement benefit plans sponsored by PSE under ASC 805 which required remeasuring plan liabilities without the five year smoothing of market-related asset gains and losses.

        For the year ended December 31, 2009, Puget Energy incurred pre-tax merger expenses of $47.1 million primarily related to legal fees, transaction advisory services, new credit facility fees, change of control provisions and real estate excise tax. Puget Energy's merger costs in 2009 are not indicative for periods following the acquisition.

        One day prior to the merger, PSE defeased its preferred stock in the amount of $1.9 million. In conjunction with the merger on February 6, 2009, Puget Energy contributed $805.3 million in capital to PSE, of which $779.3 million was used to pay off short-term debt owed by PSE, including $188.0 million in short-term debt outstanding through the PSE Funding accounts receivable securitization program that was terminated upon closing of the merger. An additional $26.0 million of the capital contribution was used to pay change in control costs associated with the merger.

(4) Regulation and Rates

FERC TRANSMISSION RATE FILING

        On January 6, 2012, PSE filed an electric transmission rate case with FERC as well as an increase in ancillary service charges. PSE is requesting a rate increase of $3.8 million with an effective date of April 1, 2012. In the filing, PSE requested a formula transmission rate for network and point-to-point transmission service. A formula rate is a fixed methodology for calculating a rate based upon various cost and billing determinant inputs to recover the operating costs of the transmission system. The formula rate is updated annually and posted on PSE's Open Access Same-Time Information System (OASIS) with an informational filing to FERC. This streamlined process allows PSE to recover its costs on a timely basis, provides for a transparent process with transmission customers and seeks to ensure that there is no under or over collection. Formula transmission rates are encouraged and broadly accepted by FERC.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

ELECTRIC REGULATION AND RATES

STORM DAMAGE DEFERRAL ACCOUNTING

        The Washington Commission issued a general rate case order that defined deferrable catastrophic/extraordinary losses and provided that costs in excess of $8.0 million annually may be deferred for qualifying storm damage costs that meet the modified IEEE outage criteria for system average interruption duration index. PSE's storm accounting allows deferral of certain storm damage costs. In 2011 and 2010, PSE incurred $4.6 million and $23.5 million, respectively, in storm-related electric transmission and distribution system restoration costs, of which $14.0 million was deferred in 2010. There were no costs deferred in 2011. In January 2012, a storm occurred that resulted in PSE incurring storm damage costs of approximately $65.0 million. Of this amount, approximately $55.6 million was deferred as a regulatory asset.

ELECTRIC GENERAL RATE CASE

        On June 13, 2011, PSE filed a general rate increase with the Washington Commission which proposed an increase in electric rates of $160.7 million or 8.1%, to be effective May 2012. PSE requested a weighted cost of capital of 8.42%, or 7.29% after-tax, and a capital structure of 48.0% in common equity with a return on equity of 10.8%. The filing also proposes a conservation savings adjustment mechanism related to energy efficiency services for business and residential customers. On September 1, 2011, PSE filed supplemental testimony to adjust the electric rate increase to $152.3 million, a 7.7% increase, due to changes in projected power costs. On January 17, 2012, PSE filed rebuttal testimony which included a reduction to the requested electric rate increase to $126.0 million. The $26.3 million reduction was primarily due to updates to power costs and to a change to the weighted cost of capital to 8.26%, or 7.17% after-tax, which included a change to the return on equity to 10.75%. Hearings related to this matter were held on February 14 through 17, 2012.

        On April 2, 2010, the Washington Commission issued its order in PSE's consolidated electric rate case filed in May 2009 which approved a general rate increase for electric customers of 3.7% annually, or $74.1 million, effective April 8, 2010. In its order, the Washington Commission approved a weighted cost of capital of 8.1% and a capital structure that included 46.0% common equity with an after-tax return on equity of 10.1%.

POWER COST ONLY RATE CASE

        Power Cost Only Rate Case (PCORC), a limited-scope proceeding, was approved in 2002 by the Washington Commission to periodically reset power cost rates. In addition to providing the opportunity to reset all power costs, the PCORC proceeding also provides for timely review of new resource acquisition costs and inclusion of such costs in rates at the time the new resource goes into service. To achieve this objective, the Washington Commission has used an expedited six-month PCORC decision timeline rather than the statutory 11-month timeline for a general rate case.

ACCOUNTING ORDERS AND PETITIONS

        On May 21, 2008, PSE filed an accounting petition for a Washington Commission order that authorizes the deferral of a settlement payment of $10.7 million incurred as a result of the recent settlement of a lawsuit in the state of Montana over alleged damages caused by the operation of the Colstrip Montana coal-fired steam electric generation facility (Colstrip). The payment was expensed

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

pending resolution of the accounting petition. In the April 2, 2010 general rate case order, the Washington Commission allowed recovery of $8.4 million in PSE's operating costs, which represents the amount of the settlement, net of insurance proceeds.

        On November 5, 2008, PSE filed an accounting petition for a Washington Commission order authorizing the deferral and recovery of interest due the Internal Revenue Service (IRS) for tax years 2001 to 2006 along with carrying costs incurred in connection with the interest due. In October 2005, the Washington Commission issued an order authorizing the deferral and recovery of costs associated with increased borrowings necessary to remit deferred taxes to the IRS. In the April 2, 2010 general rate case order, the Washington Commission denied recovery of the interest due to the IRS. PSE expensed the interest deferral of $6.9 million in April 2010.

        On November 6, 2008, PSE filed an accounting petition for a Washington Commission order authorizing accounting treatment and amortization related to payments received for taking assignment of Westcoast Pipeline Capacity. The accounting petition seeks deferred accounting treatment and amortization of the regulatory liability to power costs beginning in November 2009 and extending over the remaining primary term of the pipeline capacity contract through October 31, 2018. In the April 2, 2010 general rate case order, the Washington Commission approved the deferral of $7.5 million and amortization as proposed.

        On April 17, 2009, the Washington Commission issued an order approving and adopting a settlement agreement that authorized PSE to defer certain ownership and operating costs related to its purchase of the Mint Farm Electric Generating Station (Mint Farm) that were incurred prior to PSE recovering such costs in electric customer rates. Under Washington state law, a jurisdictional electric utility may defer the costs associated with purchasing and operating a natural gas plant that complies with the greenhouse gas (GHG) emissions performance standard until the plant is included in rates or for two years from the date of purchase, whichever occurs sooner. In the April 2, 2010 general rate case order, the Washington Commission approved the prudence of the Mint Farm acquisition and recovery of the deferred costs from the plant's in-service date to the date of the order. The deferred costs are to be amortized over 15 years. As of December 31, 2011, the balance of the regulatory asset, net of amortization was $26.3 million.

        On March 13, 2009, PSE filed with the Washington Commission an application for authority to sell and transfer certain assets related to the Company's White River Hydroelectric Project (the Project) to the Cascade Water Alliance (CWA). PSE also requested in its application that the Washington Commission waive applicable provisions of the Revised Code of Washington and Washington Administrative Code with regard to certain surplus property related to the Project, which PSE expects to sell in the near future but which is not part of the CWA transaction. On May 14, 2009, the application for authority to transfer certain assets to CWA was approved by the Washington Commission and the application for waiver with regard to the Surplus Property was denied and requires PSE to seek approval prior to the sale of any property.

        On September 30, 2009, PSE filed an accounting petition requesting that the Washington Commission authorize PSE to normalize over 10 years a Treasury grant of $28.7 million received under Section 1603 of the American Recovery and Reinvestment Act of 2009 associated with the Wild Horse expansion project. Treasury grants are tax free grants related to certain renewable energy infrastructure that are available in lieu of the PTC allowed under the Internal Revenue Code. The Washington Commission issued an order approving the accounting petition on December 10, 2009.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

        On October 16, 2009, PSE filed an accounting petition requesting that the Washington Commission authorize the deferral and recovery of incremental costs associated with protecting the Company's infrastructure, facilitating public safety, and preparing PSE's electric and natural gas system in the Green River Valley flood plain in anticipation of release of water from the United States Army Corps of Engineers' (Corps) Howard Hanson Dam (Dam). In the event of actual flooding, PSE also petitioned the Washington Commission to allow the deferral of costs associated with the repair and restoration of any electric and gas system infrastructure affected by a flood.

        On January 28, 2010, the Washington Commission approved PSE's request for authorization to defer the costs associated with restoring the Company's infrastructure, facilitating public safety, and repairing the Company's electric and natural gas system in the Green River Valley flood plain in the event evacuation is required or flooding occurs due to operations associated with the Dam. This authorization is conditioned on PSE incurring incremental operation and maintenance costs in excess of $5.0 million per year associated with repair or restoration of the Company's systems around the Green River. The Washington Commission's order will be effective until the date the Corps confirms that the Dam has been permanently repaired and that Corps' operations will return to normal.

        The Washington Commission issued an order in 2010 relating to how REC proceeds should be handled for regulatory accounting and ratemaking purposes. The order required REC proceeds to be recorded as regulatory liabilities and that amounts recorded would accrue interest at the Company's approved after-tax rate of return. In its petition, PSE had sought approval for the use of $21.1 million of REC proceeds to be used as an offset against its California wholesale energy sales regulatory asset. In response to the order, PSE adjusted the carrying value of its regulatory asset in the second quarter of 2010 by $17.8 million (from $21.1 million to $3.3 million), with the $3.3 million then offset against the Company's RECs regulatory liability. The Company's California wholesale energy sales regulatory asset represented unpaid bills for power sold into the markets maintained by the California Independent System Operator during the 2000-2001 California Energy Crisis, the claims of which were settled along with all counterclaims against PSE in a settlement agreement approved by the FERC on July 1, 2009.

        On May 20, 2010, PSE filed an accounting petition requesting that the Washington Commission approve: (1) the creation of a regulatory asset account for the prepayments made to the Bonneville Power Administration (BPA) associated with network upgrades to the Central Ferry substation related to the Lower Snake River wind project; (2) the monthly accrual of carrying charges on that regulatory asset at PSE's approved net of tax rate of return; and (3) the ability to provide customers the BPA interest received through a reduction to transmission expense. The petition is still pending approval by the Washington Commission.

PRODUCTION TAX CREDIT / RENEWABLE ENERGY CREDIT

        PSE has a tariff which passes the benefits of the PTCs to customers. The tariff is not subject to the sharing bands in the PCA. Prior to July 1, 2010, PSE could adjust the PTC tariff annually based on differences between the PTC credits provided to the customers and the PTC credits actually earned, plus estimated PTC credits for the following year, less interest associated with the deferred tax balance for the PTC credits. Since customers received the benefit of the tax credits as they were generated and the Company did not receive a credit from the IRS until the tax credits were utilized, the Company will be reimbursed for its carrying costs. PSE was reimbursed for carrying costs through December 31, 2011 when the credits that were provided and not used were fully received from customers.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

        Effective July 1, 2010, the Washington Commission approved a change in PSE's PTC tariff as PSE has not been able to utilize PTCs since 2007, due to insufficient taxable income caused primarily by bonus tax depreciation. The Washington Commission approved PSE suspending its PTC tariff, effective July 1, 2010. This resulted in an overall increase in PSE's electric rates of 1.7%; however, this will not result in an increase in earnings as the benefit of PTCs will pass-through to customers. The tariff also addresses additional federal incentives and therefore has been renamed the Federal Incentive Tracker.

        On September 22, 2010, a joint proposal and accounting petition was filed with the Washington Commission by PSE, Washington Commission Staff and Industrial Customers of Northwest Utilities which addressed how to recover PTCs provided to customers that have not been utilized and addresses REC proceeds to be returned to customers. On October 26, 2010, the Washington Commission issued an order granting the joint proposal and accounting petition. The order allows the Company to credit customers for REC revenue received and deferred through November 2009. This credit was set to reduce rates by $27.7 million, or 2.9%, over five months beginning November 2010 through March 2011. RECs received after November 2009 will be retained by PSE and will be used to recapture the benefit of PTCs previously provided to customers.

        Due to the uncertainty of realizing the benefit of PTCs, the PTCs will pass-through to customers following the year in which they are able to be utilized on PSE's tax return, rather than in the same year in which they are generated by qualifying wind powered facilities.

TREASURY GRANT

        Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 (Section 1603) authorizes the United States Department of the Treasury (U.S. Treasury) to make grants to corporations who place specified energy property in service provided certain conditions are met. The Wild Horse expansion facility was placed into service on November 9, 2009. The Wild Horse facility was expanded from 229 megawatts (MW) to 273 MW through the addition of wind turbines. On December 22, 2009, PSE filed an application with the U.S. Treasury to request a grant on the expansion in the amount of $28.7 million. Section 1603 precludes a recipient from claiming PTCs on property for which a grant is claimed. On February 19, 2010, the U.S. Treasury approved the grant and payment was received in February 2010.

        On December 30, 2010, the Washington Commission approved revisions to PSE's Federal Incentive Tracker tariff, effective January 1, 2011, which changed the methodology by which federal benefits are passed-through to customers. The rate schedule will pass-through $5.5 million of the $28.7 million Treasury Grant in 2011. The order authorized PSE to pass back one-tenth of the Treasury Grant on an annual basis and includes 23 months of Treasury Grant amortization to customers from February 2010 through December 2011, which represents the month the Treasury Grant funds were received through the end of the period over which the rates will be set. This represents an overall average rate reduction of 0.3%, with no impact to net income.

PCA MECHANISM

        In 2002, the Washington Commission approved a PCA mechanism that provides for a rate adjustment process if PSE's costs to provide customers' electricity varies from a baseline power cost rate established in a rate proceeding. On January 10, 2007, the Washington Commission approved the continuation of the PCA mechanism under the same annual graduated scale but without a cap on excess power costs. All significant variable power supply cost variables (hydroelectric and wind

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

generation, market price for purchased power and surplus power, natural gas and coal fuel price, generation unit forced outage risk and transmission cost) are included in the PCA mechanism.

        The PCA mechanism apportions increases or decreases in power costs, on a calendar year basis, between PSE and its customers on a graduated scale. For a discussion of the accounting policy and PCA graduated scale, see Note 1.

GAS REGULATION AND RATES

GAS GENERAL RATE CASE

        On June 13, 2011, PSE filed a general rate increase with the Washington Commission which proposed an increase in natural gas rates of $31.9 million or 3.0%, to be effective May 2012. PSE requested a weighted cost of capital of 8.42%, or 7.29% after-tax, and a capital structure of 48.0% in common equity with a return on equity of 10.8%. The filing also proposes a conservation savings adjustment mechanism related to energy efficiency services for business and residential customers. On January 17, 2012, PSE filed rebuttal testimony which included a reduction to the requested natural gas rate increase to $28.6 million. The $3.3 million reduction was primarily due to a change to the weighted cost of capital to 8.26%, or 7.17% after-tax, which included a change to the return on equity to 10.75%. Hearings related to this matter were held on February 14 through 17, 2012.

        On April 26, 2011, PSE filed a new tariff for a Natural Gas Pipeline Integrity Program. This program is intended to enhance pipeline safety by providing for the timely recovery of the Company's cost to replace certain natural gas system infrastructure that would emphasize system reliability, integrity and safety which would increase natural gas revenue by $1.9 million or 0.2%. The Washington Commission held a hearing for November 17, 2011 and a Commission Order is the next awaited step in the proceeding.

        On March 14, 2011, the Washington Commission issued its order authorizing PSE to increase its natural gas general tariff rates by $19.0 million or 1.8% on an annual basis effective April 1, 2011.

        On April 2, 2010, the Washington Commission issued its order, effective April 8, 2010, in PSE's natural gas general rate case filed in May 2009, approving a general rate increase of 0.8% annually or $10.1 million. In its order, the Washington Commission approved a weighted cost of capital of 8.1% and a capital structure that included 46.0% common equity with an after-tax return on equity of 10.1%.

PURCHASED GAS ADJUSTMENT

        On October 27, 2011, the Washington Commission approved PSE's PGA natural gas tariff filing effective November 1, 2011, to decrease the rates charged to customers under the PGA. The estimated revenue impact of the approved charge is a decrease of $43.5 million, or 4.3% annually. The rate adjustment has no impact on PSE's net income.

        PSE has a PGA mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. Variations in natural gas rates are passed through to customers; therefore, PSE's net income is not affected by such variations. Changes in the PGA rates affect PSE's revenue, but do not impact net income as the changes to revenue are offset by increased or decreased purchased gas and gas transportation costs.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Regulation and Rates (Continued)

        The following table sets for PGA rate adjustments approved by the Washington Commission and the corresponding impact on PSE's annual revenue based on the effective dates:

EFFECTIVE DATE	PERCENTAGE INCREASE (DECREASE) IN RATES	ANNUAL INCREASE (DECREASE) IN REVENUE (DOLLARS IN MILLIONS)
November 1, 2011	(4.3)%	$(43.5)
November 1, 2010 - October 31, 2011	1.9	18.3
October 1, 2009 - October 31, 2010	(17.1)	(198.1)
June 1, 2009 - May 31, 2010	(1.8)	(21.2)
October 1, 2008 - September 30, 2009	11.1	108.8

(5) Dividend Payment Restrictions

        The payment of dividends by PSE to Puget Energy is restricted by provisions of certain covenants applicable to long-term debt contained in PSE's electric and natural gas mortgage indentures. At December 31, 2011, approximately $448.6 million of unrestricted retained earnings was available for the payment of dividends under the most restrictive mortgage indenture covenant.

        Beginning February 6, 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if PSE's common equity ratio, calculated on a regulatory basis, is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE may not declare or make any distribution unless on the date of distribution PSE's corporate credit/issuer rating is investment grade, or, if its credit ratings are below investment grade, PSE's ratio of Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than 3 to one. The common equity ratio, calculated on a regulatory basis, was 48.2% at December 31, 2011 and the EBITDA to interest expense was 4.4 to one for the 12 months ended December 31, 2011.

        PSE's ability to pay dividends is also limited by the terms of its credit facilities pursuant to which, PSE is not permitted to pay dividends during any Event of Default, or if the payment of dividends would result in an Event of Default (as defined in the facilities), such as failure to comply with certain financial covenants.

        Puget Energy's ability to pay dividends is also limited by the merger order issued by the Washington Commission as well as by the terms of its credit facilities. Pursuant to the merger order, Puget Energy may not declare or make a distribution unless on such date Puget Energy's ratio of consolidated EBITDA to consolidated interest expense for the four most recently ended fiscal quarters prior to such date is equal to or greater than 2 to one. The EBITDA to interest expense was 2.7 to one for the 12 months ended December 21, 2011.

        In accordance with terms of the Puget Energy credit facilities, Puget Energy is limited to paying a dividend within an eight-day period that begins seven days following the delivery of quarterly or annual financial statements to the facility agent. Puget Energy is not permitted to pay dividends during any Event of Default, or if the payment of dividends would result in an Event of Default (as defined in the facilities), such as failure to comply with certain financial covenants. In addition, in order to declare or pay unrestricted dividends, Puget Energy's interest coverage ratio may not be less than 1.5 to one and its cash flow to net debt outstanding ratio may not be less than 8.25% for the 12 months ending each

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Dividend Payment Restrictions (Continued)

quarter-end. Puget Energy is also subject to other restrictions such as a "lock up" provision that, in certain circumstances, such as failure to meet certain cash flow tests, may further restrict Puget Energy's ability to pay dividends.

        At December 31, 2011, the Company was in compliance with all applicable covenants, including those pertaining to the payment of dividends.

(6) Utility Plant

		PUGET ENERGY		PUGET SOUND ENERGY
		AT DECEMBER 31,		AT DECEMBER 31,
	ESTIMATED USEFUL LIFE (YEARS)
UTILITY PLANT (DOLLARS IN THOUSANDS)		2011	2010	2011	2010
Electric, gas and common utility plant classified by prescribed accounts :
Distribution plant	10 - 50	$4,552,087	$4,313,447	$6,279,340	$6,054,961
Production plant	25 - 125	1,618,196	1,575,694	2,616,855	2,585,864
Transmission plant	45 - 65	391,080	337,163	516,461	463,546
General plant	5 - 35	442,216	390,732	499,559	449,980
Intangible plant (including capitalized software)	3 - 50	112,118	97,458	187,948	184,706
Plant acquisition adjustment	7 - 30	188,628	183,142	228,593	223,108
Underground storage	25 - 60	27,139	26,869	40,815	40,558
Liquefied natural gas storage	25 - 45	12,622	12,440	14,492	14,310
Plant held for future use	NA	18,381	53,945	18,534	54,098
Recoverable Cushion Gas	NA	8,514	8,058	8,514	8,057
Plant not classified	NA	38,998	58,822	38,998	58,822
Capital leases, net of accumulated amortization(1)	1 - 5	32,207	15,444	32,207	—
Less: accumulated provision for depreciation		(674,782)	(429,038)	(3,714,912)	(3,509,277)

Subtotal		$6,767,404	$6,644,176	$6,767,404	$6,628,733

Construction work in progress	NA	1,282,463	628,387	1,282,463	628,387

Net utility plant		$8,049,867	$7,272,563	$8,049,867	$7,257,120

(1)
Accumulated amortization of capital leases at Puget Energy was $5.7 million in 2011 and $29.6 million in 2010. Accumulated amortization of capital leases at PSE was $5.7 million in 2011. PSE did not have any capital leases in 2010.

        Jointly owned generating plant service costs are included in utility plant service cost. The following table indicates the Company's percentage ownership and the extent of the Company's investment in

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Utility Plant (Continued)

jointly owned generating plants in service at December 31, 2011. These amounts are also included in the Utility Plant table above.

			PUGET ENERGY'S SHARE		PUGET SOUND ENERGY'S SHARE
JOINTLY OWNED GENERATING PLANTS (DOLLARS IN THOUSANDS)	ENERGY SOURCE (FUEL)	COMPANY'S OWNERSHIP SHARE	PLANT IN SERVICE AT COST	ACCUMULATED DEPRECIATION	PLANT IN SERVICE AT COST	ACCUMULATED DEPRECIATION
Colstrip Units 1 & 2	Coal	50%	$135,623	$(5,153)	$279,391	$(148,922)
Colstrip Units 3 & 4	Coal	25%	217,813	(16,246)	501,837	(300,269)
Colstrip Units 1 - 4 Common Facilities(1)	Coal	various	83	(10)	252	(179)
Frederickson 1	Gas	49.85%	62,146	570	71,095	(8,379)

(1)
The Company's ownership is 50% for Colstrip Units 1 & 2 and 25% for Colstrip Units 3 & 4.

        There were no valuation adjustments to asset retirement obligations (ARO) in conjunction with the merger in 2009. The Company recognized a new ARO in 2011 in the amount of $0.4 million. The Company did not recognize any new AROs in 2010.

        The following table describes all changes to the Company's ARO liability:

	AT DECEMBER 31,
(DOLLARS IN THOUSANDS)	2011	2010
Asset retirement obligation at beginning of period	$25,416	$24,095
New asset retirement obligation recognized in the period	350	—
Liability settled in the period	(1,722)	(2,341)
Revisions in estimated cash flows	1,154	2,413
Accretion expense	1,342	1,249

Asset retirement obligation at end of period	$26,540	$25,416

        The Company has identified the following obligations, as defined by ASC 410, "Asset Retirement and Environmental Obligations," which were not recognized at December 31, 2011 and 2010:

  •
  a legal obligation under Federal Dangerous Waste Regulations to dispose of asbestos-containing material in facilities that are not scheduled for remodeling, demolition or sales. The disposal cost related to these facilities could not be measured since the retirement date is indeterminable; therefore, the liability cannot be reasonably estimated;

  •
  an obligation under Washington state law to decommission the wells at the Jackson Prairie natural gas storage facility upon termination of the project. Since the project is expected to continue as long as the Northwest pipeline continues to operate, the liability cannot be reasonably estimated;

  •
  an obligation to pay its share of decommissioning costs at the end of the functional life of the major transmission lines. The major transmission lines are expected to be used indefinitely; therefore, the liability cannot be reasonably estimated;

  •
  a legal obligation under Washington state environmental laws to remove and properly dispose of certain under and above ground fuel storage tanks. The disposal costs related to under and

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Utility Plant (Continued)

    above ground storage tanks could not be measured since the retirement date is indeterminable; therefore, the liability cannot be reasonably estimated;

  •
  a potential legal obligation may arise upon the expiration of an existing FERC hydropower license if FERC orders the project to be decommissioned, although PSE contends that FERC does not have such authority. Given the value of ongoing generation, flood control and other benefits provided by these projects, PSE believes that the potential for decommissioning is remote and cannot be reasonably estimated;

(7) Long-Term Debt

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)
FIRST MORTGAGE BONDS, POLLUTION CONTROL BONDS , SENIOR NOTES AND JUNIOR SUBORDINATED NOTES
		AT DECEMBER 31,				AT DECEMBER 31,
Series	Due	2011	2010	Series	Due	2011	2010
7.690%	2011	$—	$260,000	5.000%(1)	2031	$138,460	$138,460
6.830%	2013	3,000	3,000	5.100%(1)	2031	23,400	23,400
6.900%	2013	10,000	10,000	5.483%	2035	250,000	250,000
5.197%	2015	150,000	150,000	6.724%	2036	250,000	250,000
7.350%	2015	10,000	10,000	6.274%	2037	300,000	300,000
7.360%	2015	2,000	2,000	5.757%	2039	350,000	350,000
6.750%	2016	250,000	250,000	5.764%	2040	250,000	250,000
6.740%	2018	200,000	200,000	5.795%	2040	325,000	325,000
9.570%	2020	—	25,000	4.434%	2041	250,000	—
7.150%	2025	15,000	15,000	5.638%	2041	300,000	—
7.200%	2025	2,000	2,000	4.700%	2051	45,000	—
7.020%	2027	300,000	300,000	6.974%(2)	2067	250,000	250,000
7.000%	2029	100,000	100,000

Total PSE long-term debt						$3,773,860	$3,463,860
Unamortized discount on senior notes						(15)	—

Net PSE long-term debt						$3,773,845	$3,463,860

(1)
Pollution Control Bonds

(2)
Junior Subordinated Notes

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Long-Term Debt (Continued)

		AT DECEMBER 31,
PUGET ENERGY (DOLLARS IN THOUSANDS)	DUE	2011	2010
PSE long-term debt	Various	$3,773,845	$3,463,860
Fair value adjustment of PSE long-term debt(1)		(276,322)	(284,187)
Term-loan	2014	298,000	782,000
Capital expenditures facility	2014	545,000	258,000
6.500% senior secured note	2020	450,000	450,000
6.000% senior secured note	2021	500,000	—
Original discount on Puget Energy term-loan and capital expenditures facility	N/A	(13,144)	(26,947)
Unamortized discount on senior secured note	N/A	(12)	(13)

Total Puget Energy long-term debt		$5,277,367	$4,642,713

(1)
For additional information regarding fair value adjustments, see Note 3

PUGET SOUND ENERGY LONG-TERM DEBT

        PSE has in effect a shelf registration statement under which it may issue, from time to time, senior notes secured by first mortgage bonds. The Company remains subject to the restrictions of PSE's indentures and credit agreements on the amount of first mortgage bonds that PSE may issue.

        On November 22, 2011, PSE issued $45.0 million of senior notes secured by first mortgage bonds. The notes have a term of 40 years and an interest rate of 4.700%. Net proceeds from the offering were used to repay a $25.0 million PSE bond maturing in 2020, with an interest rate of 9.570%

        On November 16, 2011, PSE issued $250.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30 years and an interest rate of 4.434%. Net proceeds from the offering were used to repay short-term indebtedness under PSE's capital expenditure credit facility.

        On March 25, 2011, PSE issued $300.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30-years and an interest rate of 5.638%. Net proceeds from the note offering were used by PSE to repay short-term debt outstanding under its capital expenditures credit facility, which debt was incurred to fund utility capital expenditures and replenish cash used to repay the February 2011 maturity of $260.0 million of medium-term notes with a 7.69% interest rate.

        On June 29, 2010, PSE issued $250.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30 years and an interest rate of 5.764%. Net proceeds from the note offering were used to repay $7.0 million of medium-term notes with a 7.12% interest rate that matured on September 13, 2010 and to repay short-term debt outstanding under the $400.0 million capital expenditure credit facility.

        On March 8, 2010, PSE issued $325.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30 years and an interest rate of 5.795%. Net proceeds from the offering were used to replenish funds utilized to repay $225.0 million of senior medium-term notes which matured on February 22, 2010 and carried a 7.96% interest rate. Remaining net proceeds were used to pay down debt under PSE's capital expenditure credit facility.

        Substantially all utility properties owned by PSE are subject to the lien of the Company's electric and natural gas mortgage indentures. To issue additional first mortgage bonds under these indentures,

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Long-Term Debt (Continued)

PSE's earnings available for interest must exceed certain minimums as defined in the indentures. At December 31, 2011, the earnings available for interest exceeded the required amount.

PUGET SOUND ENERGY POLLUTION CONTROL BONDS

        PSE has two series of Pollution Control Bonds outstanding. Amounts outstanding were borrowed from the City of Forsyth, Montana who obtained the funds from the sale of Customized Pollution Control Refunding Bonds issued to finance pollution control facilities at Colstrip Units 3 & 4.

        Each series of bonds is collateralized by a pledge of PSE's first mortgage bonds, the terms of which match those of the Pollution Control Bonds. No payment is due with respect to the related series of first mortgage bonds so long as payment is made on the Pollution Control Bonds.

PUGET ENERGY LONG-TERM DEBT

        On June 3, 2011, Puget Energy issued $500.0 million of senior secured notes. The notes are secured by an interest in substantially all of Puget Energy's assets, which consists mainly of all the issued and outstanding stock of PSE and the stock of Puget Energy held by Puget Equico LLC (Puget Equico). The notes mature on September 1, 2021 and have an interest rate of 6.0%. Net proceeds from the note offering were used by Puget Energy to repay $484.0 million of its five-year term-loans and $9.9 million to unwind three outstanding interest rate swaps.

        On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. The notes have a term of ten years and an interest rate of 6.5%. The notes are secured by an interest in substantially all of Puget Energy's assets, which consists mainly of all the issued and outstanding stock of PSE and the stock of Puget Energy held by Puget Equico. The notes contain a change of control provision pursuant to which holders of the notes may have the right to require Puget Energy to repurchase all or any part of the notes at a purchase price in cash equal to 101.0% of the principal amount of the notes, plus accrued and unpaid interest. Net proceeds from the note offering were used by Puget Energy to repay a portion of Puget Energy's $1.225 billion five-year term loan.

        At the time of the merger in February 2009, Puget Energy entered into a $1.225 billion five-year term-loan and a $1.0 billion credit facility for funding capital expenditures. As of December 31, 2011, Puget Energy had fully drawn the five-year term-loan which, after previous repayments, had a remaining outstanding balance of $298.0 million. Also, as of December 31, 2011, Puget Energy had drawn $545.0 million under the $1.0 billion capital expenditure facility. The term-loan and capital expenditure facility mature in February 2014. These credit agreements contain usual and customary affirmative and negative covenants which are similar to PSE's credit facilities. Puget Energy's credit agreements contain financial covenants based on the following three ratios: cash flow interest coverage, cash flow to net debt outstanding and debt service coverage (cash available for debt service to borrower interest), each as specified in the facilities. Puget Energy certifies its compliance with these covenants each quarter. As of December 31, 2011, Puget Energy was in compliance with all applicable covenants.

        In May 2010, Puget Energy's credit facilities were amended, in part, to include a provision for the sharing of collateral with future note holders when notes are issued to repay and reduce the size of the credit facilities.

        These facilities contain similar terms and conditions and are syndicated among numerous committed lenders. The agreements provide Puget Energy with the ability to borrow at different interest rate options and include variable fee levels. Borrowings may be at the bank's prime rate or at

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Long-Term Debt (Continued)

floating rates based on London Interbank Offered Rate (LIBOR) plus a spread based upon Puget Energy's credit rating. Puget Energy must pay a commitment fee on the unused portion of the $1.0 billion facility. The spreads and the commitment fee depend on Puget Energy's credit ratings. As of the date of this report, the spread over prime rate is 1.0%, the spread to the LIBOR is 2.0% and the commitment fee is 0.75%.

LONG-TERM DEBT MATURITIES

        The principal amounts of long-term debt maturities for the next five years and thereafter are as follows:

(DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	THEREAFTER	TOTAL
Maturities of:
PSE long-term debt	$—	$13,000	$—	$162,000	$250,000	$3,348,860	$3,773,860
Puget Energy long-term debt	—	—	843,000	—	—	950,000	1,793,000

Puget Energy long-term debt	$—	$13,000	$843,000	$162,000	$250,000	$4,298,860	$5,566,860

FINANCIAL COVENANTS

        The Company's credit facilities contain financial covenants related to cash flow interest coverage, cash flow to net debt outstanding and debt service coverage, each as specified in the facilities. As of December 31, 2011, the Company is in compliance with its long-term debt financial covenants.

(8) Estimated Fair Value of Financial Instruments

PUGET ENERGY

        The following table presents the carrying amounts and estimated fair value of Puget Energy's financial instruments at December 31, 2011 and 2010:

	DECEMBER 31, 2011		DECEMBER 31, 2010
(DOLLARS IN THOUSANDS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets:
Cash and cash equivalents	$37,235	$37,235	$36,557	$36,557
Restricted cash	4,183	4,183	5,470	5,470
Notes receivable and other	73,031	73,031	72,419	72,419
Electric derivatives	10,720	10,720	9,762	9,762
Gas derivatives	6,011	6,011	5,971	5,971

Financial liabilities:
Short-term debt	$25,000	$25,000	$247,000	$247,000
Junior subordinated notes	250,000	248,583	250,000	246,864
Current maturities of long-term debt (fixed-rate)	—	—	260,000	261,472
Long-term debt (fixed-rate), net of discount	4,197,511	5,503,571	3,119,660	3,718,303
Long-term debt (variable-rate), net of discount	829,856	856,978	1,013,053	1,083,117
Electric derivatives	264,334	264,334	242,581	242,581
Gas derivatives	206,904	206,904	155,651	155,651
Interest rate derivatives	52,409	52,409	58,003	58,003

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Estimated Fair Value of Financial Instruments (Continued)

PUGET SOUND ENERGY

        The following table presents the carrying amounts and estimated fair value of PSE's financial instruments at December 31, 2011 and 2010:

	DECEMBER 31, 2011		DECEMBER 31, 2010
(DOLLARS IN THOUSANDS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets:
Cash and cash equivalents	$31,010	$31,010	$36,320	$36,320
Restricted cash	4,183	4,183	5,470	5,470
Notes receivable and other	73,031	73,031	72,419	72,419
Electric derivatives	10,720	10,720	9,762	9,762
Gas derivatives	6,011	6,011	5,971	5,971
Financial liabilities:
Short-term debt	$25,000	$25,000	$247,000	$247,000
Short-term debt owed by PSE to Puget Energy(1)	29,998	29,998	22,598	22,598
Junior subordinated notes	250,000	248,583	250,000	246,864
Current maturities of long-term debt (fixed-rate)	—	—	260,000	261,472
Non-current maturities of long-term debt (fixed-rate)	3,523,845	4,499,295	2,953,860	3,267,994
Electric derivatives	264,334	264,334	242,581	242,581
Gas derivatives	206,904	206,904	155,651	155,651

(1)
Short-term debt owed by PSE to Puget Energy is eliminated upon consolidation of Puget Energy.

        The fair value of long-term notes and variable rate notes were estimated using U.S. Treasury yields and related current market credit spreads, interpolating to the maturity date of each issue.

        The carrying values of short-term debt and notes receivable are considered to be a reasonable estimate of fair value. The carrying amount of cash, which includes temporary investments with original maturities of three months or less, is also considered to be a reasonable estimate of fair value.

(9) Liquidity Facilities and Other Financing Arrangements

        As of December 31, 2011 and 2010, PSE had $25.0 million and $247.0 million in short-term debt outstanding, respectively, exclusive of the demand promissory note with Puget Energy. Outside of the consolidation of PSE's short-term debt, Puget Energy had no short-term debt outstanding in either year as borrowings under its credit facilities are classified as long-term. PSE's weighted-average interest rate on short-term debt, including borrowing rate, commitment fees and the amortization of debt issuance costs, during 2011 and 2010 was 4.39% and 5.11%, respectively. As of December 31, 2011, PSE and Puget Energy had several committed credit facilities that are described below.

Puget Sound Energy Credit Facilities

        PSE maintains three committed unsecured revolving credit facilities that provide, in the aggregate, $1.15 billion in short-term borrowing capability and which mature concurrently in February 2014. These facilities include a $400.0 million credit agreement for working capital needs, a $400.0 million credit

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Liquidity Facilities and Other Financing Arrangements (Continued)

facility for funding capital expenditures and a $350.0 million facility to support energy hedging activities.

        PSE's credit agreements contain usual and customary affirmative and negative covenants that, among other things, place limitations on PSE's ability to incur additional indebtedness and liens, issue equity, pay dividends, transact with affiliates and make asset dispositions and investments. The credit agreements also contain financial covenants which include a cash flow interest coverage ratio and, in addition, if PSE has a below investment grade credit rating, a cash flow to net debt outstanding ratio (each as specified in the facilities). PSE certifies its compliance with such covenants to participating banks each quarter. As of December 31, 2011, PSE was in compliance with all applicable covenants.

        These credit facilities contain similar terms and conditions and are syndicated among numerous committed lenders. The agreements provide PSE with the ability to borrow at different interest rate options and include variable fee levels. The credit agreements allow PSE to borrow at the bank's prime rate or to make floating rate advances at the LIBOR plus a spread that is based upon PSE's credit rating. The working capital facility, as amended, includes a swing line feature allowing same day availability on borrowings up to $50.0 million. The $400.0 million working capital facility and $350.0 million credit agreement to support energy hedging allow for issuing standby letters of credit. PSE must also pay a commitment fee on the unused portion of the credit facilities. The spreads and the commitment fee depend on PSE's credit ratings. As of the date of this report, the spread to the LIBOR is 0.85% and the commitment fee is 0.26%. The $400.0 million working capital facility also serves as a backstop for PSE's commercial paper program.

        As of December 31, 2011, $25.0 million was drawn and outstanding under PSE's $400.0 million working capital facility. A $12.5 million letter of credit supporting contracts was outstanding under the facility and there were no amounts outstanding under the commercial paper program. The $400.0 million capital expenditure facility had no amounts drawn and outstanding. No amounts were drawn or outstanding (including letters of credit) under PSE's $350.0 million facility supporting energy hedging. Outside of the credit agreements, PSE had a $5.3 million letter of credit in support of a long-term transmission contract.

        Demand Promissory Note.    On June 1, 2006, PSE entered into a revolving credit facility with Puget Energy, in the form of a credit agreement and a Demand Promissory Note (Note) pursuant to which PSE may borrow up to $30.0 million from Puget Energy subject to approval by Puget Energy. Under the terms of the Note, PSE pays interest on the outstanding borrowings based on the lower of the weighted-average interest rates of PSE's outstanding commercial paper interest rate or PSE's senior unsecured revolving credit facility. Absent such borrowings, interest is charged at one-month LIBOR plus 0.25%. At December 31, 2011, the outstanding balance of the Note was $30.0 million. The outstanding balance and the related interest under the Note are eliminated by Puget Energy upon consolidation of PSE's financial statements.

Puget Energy Credit Facilities

        At the time of the merger in February 2009, Puget Energy entered into a $1.225 billion five-year term-loan and a $1.0 billion credit facility for funding capital expenditures. As of December 31, 2011, Puget Energy had fully drawn the five-year term-loan which, after previous repayments, had a remaining outstanding balance of $298.0 million. Also, as of December 31, 2011, Puget Energy had drawn $545.0 million under the $1.0 billion capital expenditure facility. The term-loan and capital expenditure facility mature in February 2014. These credit agreements, which in May 2010 were

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Liquidity Facilities and Other Financing Arrangements (Continued)

amended to include a provision for the sharing of collateral with note holders, contained usual and customary affirmative and negative covenants similar to those in PSE's credit facilities.

        On February 10, 2012, Puget Energy entered into a $1.0 billion five-year revolving credit facility. Initial borrowings under this facility were used to repay debt outstanding under Puget Energy's term loan and capital expenditure facilities and those agreements were terminated. As a revolving facility, amounts borrowed may be repaid without a reduction in the size of the facility. The revolving credit facility provides Puget Energy the ability to borrow at different interest rate options and includes variable fee levels. Interest rates may be based on the prime rate or LIBOR, plus a spread based on Puget Energy's credit ratings. Puget Energy must pay a commitment fee on the unused portion of the facility. At the inception of this facility, $864.0 million was outstanding, the spread over LIBOR was 2.0% and the commitment fee was 0.375%.

(10) Leases

        PSE leases buildings and assets under operating leases.    Certain leases contain purchase options, renewal options and escalation provisions. Operating lease expense net of sublease receipts were:

(DOLLARS IN THOUSANDS) AT DECEMBER 31,
2011	$24,789
2010	22,493
2009	31,747

        Payments received for the subleases of properties was approximately $0.1 million for each of the years ended 2011, 2010 and 2009.

        Future minimum lease payments for non-cancelable leases net of sublease receipts are:

(DOLLARS IN THOUSANDS) AT DECEMBER 31,	OPERATING	CAPITAL
2012	$13,873	$8,160
2013	14,131	8,160
2014	12,964	8,160
2015	13,008	8,160
2016	14,881	2,718
Thereafter	59,238	—

Total minimum lease payments	$128,095	$35,358

        PSE leased a portion of its owned natural gas transmission pipeline infrastructure under a non-cancelable operating lease to a third party which expired in 2009.

(11) Accounting for Derivative Instruments and Hedging Activities

        PSE employs various portfolio optimization strategies, but is not in the business of assuming risk for the purpose of realizing speculative trading revenue. The nature of serving regulated electric customers with its portfolio of owned and contracted electric generation resources exposes PSE and its customers to some volumetric and commodity price risks within the sharing mechanism of the PCA. Therefore, wholesale market transactions are focused on balancing PSE's energy portfolio, reducing

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

costs and risks where feasible and reducing volatility in costs and margins in the portfolio. PSE's energy risk portfolio management function monitors and manages these risks using analytical models and tools. In order to manage risks effectively, PSE enters into physical and financial transactions which are appropriate for the service territory of PSE and are relevant to its regulated electric and natural gas portfolios.

        On the date of the merger, Puget Energy de-designated its derivative contracts that were designated on PSE's books as NPNS or cash flow hedges and recorded such contracts at fair value as either assets or liabilities. Certain contracts meeting the criteria defined in ASC 815 were subsequently re-designated as NPNS or cash flow hedges.

        On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to electric supply contracts and natural gas swap contracts used to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated OCI is transferred to earnings in the same period or periods during which the hedged transaction affects earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods. The amount of losses reclassified from OCI to earnings as a result of de-designated cash flow hedges specific to transactions that are probable of not occurring during 2011 for Puget Energy and PSE was $18.4 million and $2.2 million, respectively.

        The Company manages its interest rate risk through the issuance of mostly fixed-rate debt of various maturities. The Company utilizes internal cash from operations, commercial paper, and credit facilities to meet short-term funding needs. Short-term obligations are commonly refinanced with fixed-rate bonds or notes when needed and when interest rates are considered favorable. The Company may enter into swap instruments or other financial hedge instruments to manage the interest rate risk associated with these debts. As of December 31, 2011, Puget Energy had four interest rate swap contracts outstanding and PSE did not have any outstanding interest rate swap instruments.

        In February 2009, Puget Energy entered into the interest rate swap transactions to hedge risk associated with one-month LIBOR floating rate debt. Subsequently, in order to satisfy a commitment the Company made to the Washington Commission and to mitigate refinancing risk, the Company refinanced a portion of the underlying debt hedged by the interest rate swaps during 2010 and again during 2011. As a result of refinancing, the Company de-designated the cash flow hedge accounting relationship between the debt and interest rate swaps in 2010. All fair value gains or losses associated with the interest rate swaps subsequent to the de-designation are recorded in earnings. At December 31, 2011, the outstanding notional balance of the interest rate swaps is $1.28 billion, compared to the variable rate debt balance of only $843 million. Under the existing credit agreements, the Company may retain a portion of those swaps that are in excess of the underlying debt (not economic hedges) until June 2012 at which point the Company may decide to unwind or follow other strategies to mitigate the risk of those un-hedged swaps. During the period in which the Company's interest rate swaps are in excess of the Company's variable rate debt, the Company will be subject to additional interest rate risk. The Company has settled approximately $277 million of the interest rate swaps on February 15, 2012. The transaction did not impact the consolidated statements of income as the fair value losses for those swaps had already been recorded through earnings.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The Company refinanced the remaining $843 million of outstanding variable rate debt on February 10, 2012 in order to further stagger debt maturity dates. Since the refinancing replaced debt with like debt, the original hedged forecast interest payments are still probable of occurring and there is no anticipated reclassification of existing amounts deferred in accumulated OCI to earnings as a result of this transaction. Puget Energy recorded a $21.2 million loss related to the swaps to interest expense during 2011.

        The following tables present the fair value and locations of Puget Energy's derivative instruments recorded on the balance sheets at December 31, 2011 and 2010:

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS

	DECEMBER 31, 2011		DECEMBER 31, 2010
PUGET ENERGY (DOLLARS IN THOUSANDS)	ASSETS(1)	LIABILITIES(1)	ASSETS(1)	LIABILITIES(1)
Interest rate swaps:
Current	$—	$25,210	$—	$30,047
Long-term		27,199	—	27,956

Electric portfolio:
Current	5,212	173,582	4,716	142,780
Long-term	5,508	90,752	5,046	99,801

Gas portfolio:(2)
Current	1,435	128,297	2,784	100,273
Long-term	4,576	78,607	3,187	55,378

Total derivatives	$16,731	$523,647	$15,733	$456,235

(1)
Balance sheet location: Unrealized (gain) loss on derivative instruments.

(2)
Puget Energy had a derivative liability and an offsetting regulatory asset of $200.9 million at December 31, 2011 and $149.7 million at December 31, 2010 related to financial contracts used to economically hedge the cost of physical gas purchased to serve natural gas customers. All fair value adjustments on derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980 due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism and the gains and losses on the hedges in future periods will be recorded as gas costs.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The following table presents the fair value and locations of PSE's derivative instruments recorded on the balance sheet at December 31, 2011 and 2010:

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS

	DECEMBER 31, 2011		DECEMBER 31, 2010
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	ASSETS(1)	LIABILITIES(1)	ASSETS(1)	LIABILITIES(1)
Electric portfolio:
Current	$5,212	$173,582	$4,716	$142,780
Long-term	5,508	90,752	5,046	99,801

Gas portfolio:(2)
Current	1,435	128,297	2,784	100,273
Long-term	4,576	78,607	3,187	55,378

Total derivatives	$16,731	$471,238	$15,733	$398,232

(1)
Balance sheet location: Unrealized (gain) loss on derivative instruments.

(2)
PSE had a derivative liability and an offsetting regulatory asset of $200.9 million at December 31, 2011 and $149.7 million at December 31, 2010 related to financial contracts used to economically hedge the cost of physical gas purchased to serve natural gas customers. All fair value adjustments on derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980 due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism and the gains and losses on the hedges in future periods will be recorded as gas costs.

        For further details regarding the fair value of derivative instruments and their Level categorization, see Note 12.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The following table presents the net unrealized (gain) loss of Puget Energy's derivative instruments recorded on the statements of income for the years ended December 31, 2011, 2010 and 2009:

	SUCCESSOR			PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Gas / Power NPNS(1)	$(11,677)	$(40,564)	$(42,328)	$—
Gas for power generation	(23,993)	37,535	(71,921)	3,696
Power exchange	—	(2,619)	(2,247)	(588)
Power	47,164	59,743	(51,698)	759
Credit reserve(2)	—	—	11,593	—

Total net unrealized (gain) loss on derivative instruments	$11,494	$54,095	$(156,601)	$3,867

Interest expense—interest rate swaps	$21,159	$(10,918)	$—	$—

Other deductions—interest rate swaps	$12,388	$7,319	$—	$—

(1)
Amount represents amortization expense related to contracts that were recorded at fair value at the time of the merger order.

(2)
Beginning in the second quarter 2009, the credit reserve was incorporated as a component of the individual derivative value and not recorded separately.

        The following table presents the net unrealized (gain) loss of PSE's derivative instruments recorded on the statements of income for the years ended December 31, 2011, 2010 and 2009:

	YEAR ENDED DECEMBER 31,
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2009
Gas for power generation	$(4,043)	$91,666	$(2,835)
Power exchange	—	(2,620)	(2,822)
Power	58,189	77,907	4,321
Credit reserve(1)		—	82

Total net unrealized (gain) loss on derivative instruments	$54,146	$166,953	$(1,254)

(1)
Beginning in the second quarter 2009, the credit reserve was incorporated as a component of the individual derivative value and not recorded separately.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The following tables present the effect of hedging instruments on Puget Energy's OCI and statements of income for the years ended December 31, 2011, 2010 and 2009:

	YEAR ENDED DECEMBER 31, 2011
				GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING(3))
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES(1) (EFFECTIVE PORTION(2))
		GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(3))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
		LOCATION		LOCATION
Interest rate contracts:	$—	Interest expense	$(39,143)		$—
Commodity contracts:
Electric derivatives	—	Electric generation fuel	(679)	Net unrealized gain on derivative instruments	—
Electric derivatives	—	Purchased electricity	(1,699)	Net unrealized loss on derivative instruments	—

Total	$—		$(41,521)		$—

	YEAR ENDED DECEMBER 31, 2010
				GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING(3))
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES(1) (EFFECTIVE PORTION(2))
		GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(3))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
		LOCATION		LOCATION
Interest rate contracts:	$(58,175)	Interest expense	$(33,887)		$—
Commodity contracts:
Electric derivatives	—	Electric generation fuel	(3,347)	Net unrealized gain on derivative instruments	—
Electric derivatives	—	Purchased electricity	(3,453)	Net unrealized loss on derivative instruments	—

Total	$(58,175)		$(40,687)		$—

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

	SUCCESSOR FEBRUARY 6, 2009 - DECEMBER 31, 2009
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES(1) (EFFECTIVE PORTION(2))			GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING(3))
		GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(3))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
		LOCATION		LOCATION
Interest rate contracts:	$(22,777)	Interest expense	$(29,052)		$—
Commodity contracts:
Electric derivatives	(19,933)	Electric generation fuel	(25,296)	Net unrealized gain on derivative instruments	325
Electric derivatives	(6,289)	Purchased electricity	(4,157)	Net unrealized loss on derivative instruments	(2,897)

Total	$(48,999)		$(58,505)		$(2,572)

(1)
On July 1, 2009 all electric and gas related cash flow hedge relationships were de-designated. Subsequent measurements of fair value are recorded through earnings, not OCI.

(2)
Changes in OCI are reported in after-tax dollars.

(3)
A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

	PREDECESSOR JANUARY 1, 2009 - FEBRUARY 5, 2009
				GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING(3))
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION(1)(2))
		GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(3))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
		LOCATION		LOCATION
Interest rate contracts:	$—	Interest expense	$(41)		$—
Commodity contracts:
Electric derivatives	(20,791)	Electric generation fuel	(5,003)	Net unrealized loss on derivative instruments	—
Electric derivatives	(3,371)	Purchased electricity	(1,934)	Net unrealized loss on derivative instruments	(986)

Total	$(24,162)		$(6,978)		$(986)

(1)
Changes in OCI are reported in after-tax dollars.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

(2)
The balances associated with the components of accumulated other comprehensive income (loss) on the Predecessor basis were eliminated as a result of push-down accounting effective February 6, 2009, when the Successor period began.

(3)
A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

        The following table presents the effect of hedging instruments on PSE's OCI and statements of income for the years ended December 31, 2011, 2010 and 2009:

	YEAR ENDED DECEMBER 31,
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES(1) (EFFECTIVE PORTION(2))
								GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING(3))
				GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(3))
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
	2011	2010	2009	LOCATION	2011	2010	2009	LOCATION	2011	2010	2009
Interest rate contracts:	$—	$—	$—	Interest expense	$(488)	$(488)	$(488)		$—	$—	$—
Commodity contracts:
Electric derivatives:	—	—	(49,848)	Electric generation fuel	(20,625)	(57,479)	(117,524)	Net unrealized gain on derivative instruments	—	—	—
Electric derivatives	—	—	(11,429)	Purchased electricity	(12,726)	(17,207)	(20,686)	Net unrealized loss on derivative instruments	—	—	(2,749)

Total	$—	$—	$(61,277)		$(33,839)	$(75,174)	$(138,698)		$—	$—	$(2,749)

(1)
On July 1, 2009 all electric and gas related cash flow hedge relationships were de-designated. Subsequent measurements of fair value are recorded through earnings, not OCI.

(2)
Changes in OCI are reported in after-tax dollars.

(3)
A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

        For derivative instruments that meet cash flow hedge criteria, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivatives representing hedge ineffectiveness are recognized in current earnings. Puget Energy expects that $14.0 million of losses in OCI will be reclassified into earnings within the next twelve months. PSE expects that $12.9 million of losses in OCI will be reclassified into earnings within the next twelve months. The maximum length of time over which Puget Energy and PSE are hedging their exposure to the variability in future cash flows extends to February 2015 for purchased electricity contracts and to October 2015 for gas for power generation contracts. For Puget Energy interest rate swaps, the maximum length of forecasted transactions deferred in OCI extends to February 2014.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The following tables present the effect of Puget Energy's derivatives not designated as hedging instruments on income during the years ended December 31, 2011, 2010 and 2009:

PUGET ENERGY (DOLLARS IN THOUSANDS)	LOCATION	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010
Interest rate contracts:
	Other deductions	$(28,601)	$(7,955)
	Interest expense	(46,045)	9,423

Commodity contracts:
Electric derivatives	Net unrealized gain (loss) on derivative instruments	(23,170) (1)	(94,659) (2)
	Electric generation fuel	(98,208)	(100,514)
	Purchased electricity	(66,845)	(36,886)

Total gain (loss) recognized in income on derivatives		$(262,869)	$(230,591)

		SUCCESSOR	PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	LOCATION	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Interest rate contracts:
	Other deductions	$—	$—
	Interest income	$—	$—

Commodity contracts:
Electric derivatives	Net unrealized gain (loss) on derivative instruments	117,515 (3)	(2,881) (4)
	Electric generation fuel	(88,185)	(863)
	Purchased electricity	(56,498)	(243)

Total gain (loss) recognized in income on derivatives		$(27,168)	$(3,987)

(1)
Differs from the amount stated in the statements of income as it does not include $11.7 million of amortization expense related to contracts that were recorded at fair value at the time of the merger and subsequently designated as NPNS.

(2)
Differs from the amount stated in the statements of income as it does not include $40.6 million of amortization expense related to contracts that were recorded at fair value at the time of the merger and subsequently designated as NPNS.

(3)
Differs from the amount stated in the statements of income as it does not include $41.7 million of amortization expense related to contracts that were recorded at fair value at the time of the merger and subsequently designated as NPNS and $(2.6) million related to hedge ineffectiveness.

(4)
Differs from the amount stated in the statements of income as it does not include $(1.0) million related to hedge ineffectiveness.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The following table presents the effect of PSE's derivatives not designated as hedging instruments on income during the years ended December 31, 2011, 2010 and 2009:

		YEAR ENDED DECEMBER 31,
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LOCATION	2011	2010	2009
Commodity contracts:
Electric derivatives	Net unrealized gain (loss) on derivative instruments	$(54,146)	$(166,953)	$4,003 (1)
	Electric generation fuel	(98,208)	(100,514)	(89,255)
	Purchased electricity	(66,845)	(36,886)	(40,770)

Total gain (loss) recognized in income on derivatives		$(219,199)	$(304,353)	$(126,022)

(1)
Differs from the amount stated in the statements of income as it does not include $(2.7) million related to hedge ineffectiveness

        The Company had the following outstanding contracts as of December 31, 2011:

PUGET ENERGY AT DECEMBER 31, 2011	NUMBER OF UNITS
Derivatives not designated as hedging instruments:
Interest rate swaps	$1.277 billion

PUGET ENERGY AND PUGET SOUND ENERGY AT DECEMBER 31, 2011	NUMBER OF UNITS
Derivatives not designated as hedging instruments:
Gas derivatives(1)	486,950,216 MMBtus
Electric generation fuel	140,557,000 MMBtus
Purchased electricity	12,264,650 MWhs

(1)
Unrealized gains (losses) on gas derivatives are offset by a regulatory asset or liability in accordance with ASC 980 due to the PGA mechanism.

        The Company is exposed to credit risk primarily through buying and selling electricity and natural gas to serve its customers. Credit risk is the potential loss resulting from a counterparty's non-performance under an agreement. The Company manages credit risk with policies and procedures for, among other things, counterparty credit analysis, exposure measurement, exposure monitoring, and exposure mitigation.

        The Company monitors counterparties that have significant swings in credit default swap rates, have credit rating changes by external rating agencies, have changes in ownership or are experiencing financial problems. Where deemed appropriate, the Company may request collateral or other security from its counterparties to mitigate potential credit default losses. Criteria employed in this decision include, among other things, the perceived creditworthiness of the counterparty and the expected credit exposure.

        It is possible that volatility in energy commodity prices could cause the Company to have material credit risk exposure with one or more counterparties. If such counterparties fail to perform their

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

obligations under one or more agreements, the Company could suffer a material financial loss. However, as of December 31, 2011, approximately 99.9% of the Company's energy portfolio exposure, excluding NPNS transactions, is with counterparties that are rated at least investment grade by the major rating agencies and 0.1% are either rated below investment grade or not rated by rating agencies. The Company assesses credit risk internally for counterparties that are not rated.

        The Company generally enters into the following master agreements: (1) WSPP, Inc. (WSPP) agreements—standardized power sales contract in the electric industry; (2) International Swaps and Derivatives Association (ISDA) agreements—standardized financial gas and electric contracts; and (3) North American Energy Standards Board (NAESB) agreements—standardized physical gas contracts. The Company believes that such agreements reduce credit risk exposure because such agreements provide for the netting and offset of monthly payments and, in the event of counterparty default, termination payments.

        The Company computes credit reserves at a master agreement level by counterparty (i.e., WSPP, ISDA, or NAESB). The Company considers external credit ratings and market factors, such as credit default swaps and bond spreads, in determination of reserves. The Company recognizes that external ratings may not always reflect how a market participant perceives a counterparty's risk of default. The Company uses both default factors published by Standard & Poor's and factors derived through analysis of market risk, which reflect the application of an industry standard recovery rate. The Company selects a default factor by counterparty at an aggregate master agreement level based on a weighted average default tenor for that counterparty's deals. The default tenor is used by weighting the fair value and contract tenors for all deals for each counterparty and coming up with an average value. The default factor used is dependent upon whether the counterparty is in a net asset or a net liability position after applying the master agreement levels.

        The Company applies the counterparty's default factor to compute credit reserves for counterparties that are in a net asset position. Moreover, the Company applies its own default factor to compute credit reserves for counterparties that are in a net liability position. Credit reserves are booked as contra accounts to unrealized gain (loss) positions. As of December 31, 2011, the Company was in a net liability position with the majority of counterparties, so the default factors of counterparties did not have a significant impact on reserves for the year. The majority of the Company's derivative contracts are with financial institutions and other utilities operating within the Western Electricity Coordinating Council. Despite its net liability position, PSE was not required to post any additional collateral with any of its counterparties. Additionally, PSE did not trigger any collateral requirements with any of its counterparties nor were any of PSE's counterparties required to post additional collateral resulting from credit rating downgrades.

        As of December 31, 2011, the Company did not have any outstanding energy supply and interest rate swap contracts with counterparties that contained credit risk related contingent features, which could result in a counterparty requesting immediate payment or demanding immediate and ongoing full overnight collateralization on derivative instruments in a net liability position.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Accounting for Derivative Instruments and Hedging Activities (Continued)

        The table below presents the fair value of the overall contractual contingent liability positions for the Company's derivative activity at December 31, 2011:

PUGET ENERGY AND PUGET SOUND ENERGY CONTINGENT FEATURE (DOLLARS IN THOUSANDS)	FAIR VALUE(1) LIABILITY	POSTED COLLATERAL	CONTINGENT COLLATERAL
Credit rating(2)	$(52,048)	$—	$52,048
Requested credit for adequate assurance	(95,959)	—	—
Forward value of contract(3)	(16,342)	—	—

Total	$(164,349)	$—	$52,048

(1)
Represents the derivative fair value of contracts with contingent features for counterparties in net derivative liability positions at December 31, 2011. Excludes NPNS, accounts payable and accounts receivable liability.

(2)
Failure by PSE to maintain an investment grade credit rating from each of the major credit rating's agencies provides counterparties a contractual right to demand collateral.

(3)
Collateral requirements may vary, based on changes in forward value of underlying transactions relative to contractually defined collateral thresholds.

(12) Fair Value Measurements

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by ASC 820 are as follows:

    Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities. Equity securities that are also classified as cash equivalents are considered Level 1 if there are unadjusted quoted prices in active markets for identical assets or liabilities.

    Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Fair Value Measurements (Continued)

    Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers' needs. At each balance sheet date, the Company performs an analysis of all instruments subject to ASC 820 and includes in Level 3 all of those instruments whose fair value is based on significant unobservable inputs.

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. If a fair value measurement relies on inputs from different levels of the hierarchy, the entire measurement must be placed based on the lowest level input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. On a daily basis, the Company obtains quoted forward prices for the electric and natural gas market from an independent external pricing service. Those forward price quotes are then used in addition to other various inputs to determine the reported fair value. Some of the inputs include the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), assumptions for time value and also the impact of the Company's nonperformance risk on its liabilities.

        As of December 31, 2011, the Company considered the markets for its electric and natural gas Level 2 derivative instruments to be actively traded. Management's assessment is based on the trading activity volume in real-time and forward electric and natural gas markets. The Company regularly confirms the validity of pricing service quoted prices (e.g. Level 2 in the fair value hierarchy) used to value commodity contracts to the actual prices of commodity contracts entered into during the most recent quarter.

        The following tables set forth, by level within the fair value hierarchy, the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis and the reconciliation of

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Fair Value Measurements (Continued)

the changes in the fair value of derivatives classified as Level 3 in the fair value hierarchy as of December 31, 2011 and 2010:

	FAIR VALUE MEASUREMENT AT DECEMBER 31, 2011				FAIR VALUE MEASUREMENT AT DECEMBER 31, 2010
PUGET ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Cash equivalents	$14,809	$1,958	$—	$16,767	$15,184	$5,450	$—	$20,634
Restricted cash	2,043	735	—	2,778	3,246	—	—	3,246
Electric derivative instruments	—	2,340	8,380	10,720	—	1,874	7,888	9,762
Gas derivative instruments	—	—	6,011	6,011	—	1,487	4,484	5,971
Interest rate derivative instruments	—	—	—	—	—	—	—	—

Total assets	$16,852	$5,033	$14,391	$36,276	$18,430	$8,811	$12,372	$39,613

Liabilities:
Electric derivative instruments	$—	$165,643	$98,691	$264,334	$—	$147,257	$95,324	$242,581
Gas derivative instruments	—	195,852	11,052	206,904	—	147,308	8,343	155,651
Interest rate derivative instruments	—	52,409	—	52,409	—	58,003	—	58,003

Total liabilities	$—	$413,904	$109,743	$523,647	$—	$352,568	$103,667	$456,235

	SUCCESSOR			PREDECESSOR
PUGET ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY) (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Balance at beginning of period	$(91,295)	$(100,333)	$(185,813) (1)	$(132,256)
Changes during period:
Realized and unrealized energy derivatives
—included in earnings	(56,499)	(112,180)	(14,832)	(627)
—included in other comprehensive income	—	—	(17,429)	(14,821)
—included in regulatory assets/liabilities	(250)	(2,665)	(4,345)	(1,410)
Settlements(2)	37,482	29,832	26,374	2,154
Transferred into Level 3	(306)	225	(8,611)	—
Transferred out of Level 3	15,516	93,826	104,323	8,560

Balance at end of period	$(95,352)	$(91,295)	$(100,333)	$(138,400)

(1)
The beginning balance for the Successor period was adjusted to reflect the impact of certain fair value adjustments from the merger transaction.

(2)
There were no purchases or issuances for 2011 or prior years.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Fair Value Measurements (Continued)

	FAIR VALUE MEASUREMENT AT DECEMBER 31, 2011				FAIR VALUE MEASUREMENT AT DECEMBER 31, 2010
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Cash equivalents	$9,200	$1,958	$—	$11,158	$15,184	$5,450	$—	$20,634
Restricted cash	2,043	735	—	2,778	3,246	—	—	3,246
Electric derivative instruments	—	2,340	8,380	10,720	—	1,874	7,888	9,762
Gas derivative instruments	—	—	6,011	6,011	—	1,487	4,484	5,971

Total assets	$11,243	$5,033	$14,391	$30,667	$18,430	$8,811	$12,372	$39,613

Liabilities:
Electric derivative instruments	$—	$165,643	$98,691	$264,334	$—	$147,257	$95,324	$242,581
Gas derivative instruments	—	195,852	11,052	206,904	—	147,308	8,343	155,651

Total liabilities	$—	$361,495	$109,743	$471,238	$—	$294,565	$103,667	$398,232

	YEAR ENDED DECEMBER 31,
PUGET SOUND ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY) (DOLLARS IN THOUSANDS)
	2011	2010	2009
Balance at beginning of period	$(91,295)	$(100,333)	$(132,256)
Changes during period:
Realized and unrealized energy derivatives
—included in earnings	(56,499)	(112,180)	(776)
—included in other comprehensive income	—	—	(38,047)
—included in regulatory assets/liabilities	(250)	(2,665)	(7,824)
Settlements(1)	37,482	29,832	28,779
Transferred into Level 3	(306)	225	(6,778)
Transferred out of Level 3	15,516	93,826	56,569

Balance at end of period	$(95,352)	$(91,295)	$(100,333)

(1)
There were no purchases or issuances for 2011 or prior years.

        Realized gains and losses on energy derivatives for Level 3 recurring items are included in energy costs in the Company's consolidated statements of income under purchased electricity, electric generation fuel or purchased natural gas when settled.

        Unrealized gains and losses on energy derivatives for Level 3 recurring items are included in the net unrealized (gain) loss on derivative instruments section in the Company's consolidated statements of income.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Fair Value Measurements (Continued)

        Certain energy derivative instruments are classified as Level 3 in the fair value hierarchy because Level 3 inputs are significant to their fair value measurement. Energy derivatives transferred out of Level 3 represent existing assets or liabilities that were classified as Level 3 at the start of the reporting period for which the lowest significant input became observable during the current reporting period and were transferred into Level 2. Conversely, energy derivatives transferred into Level 3 from Level 2 represent scenarios in which the lowest significant input became unobservable during the current reporting period. The Company had no transfers between Level 2 and Level 1 during the year ended December 31, 2011, 2010 or 2009.

(13) Employee Investment Plans

        The Company has a qualified Employee Investment Plan under which employee salary deferrals and after-tax contributions are used to purchase several different investment fund options. For employees under the Cash Balance formula, PSE will match 100% of an employee retirement plan contribution up to 6% of an employee annual salary and make an additional year-end contribution equal to 1% of base pay. For employees grandfathered under the Final Average Earning formula pension plan, PSE will match 55% of an employee's investment plan contribution up to 6% of an employee annual salary. PSE's contributions to the Employee Investment Plan were $13.5 million, $11.8 million and $11.4 million for the years 2011, 2010 and 2009, respectively. The Employee Investment Plan eligibility requirements are set forth in the plan documents.

(14) Retirement Benefits

        PSE has a defined benefit pension plan covering substantially all PSE employees. Pension benefits earned are a function of age, salary and years of service. PSE also maintains a non-qualified Supplemental Executive Retirement Plan (SERP) for its key senior management employees. In addition to providing pension benefits, PSE provides certain health care and life insurance benefits for employees. These benefits are provided principally through an insurance company. The insurance premiums are based on the benefits provided during the year, and are paid primarily by retirees.

        The February 6, 2009 merger of Puget Energy with Puget Holdings triggered a new basis of accounting for PSE's retirement benefit plans in the Puget Energy consolidated financial statements. Such purchase accounting adjustments associated with the remeasurement of retirement plans are recorded at Puget Energy.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

        The following tables summarize Puget Energy's change in benefit obligation, change in plan assets, net periodic benefit cost and other changes in OCI for the years ended December 31, 2011 and 2010:

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS			OTHER BENEFITS
PUGET ENERGY	2011	2010	2011		2010	2011	2010
(DOLLARS IN THOUSANDS)
Change in benefit obligation:
Benefit obligation at beginning of period	$532,615	$504,786	$44,322		$39,152	$16,579	$15,953
Service cost	15,822	16,089	1,241		1,024	113	106
Interest cost	26,263	27,975	2,192		2,165	807	880
Amendment	—	(21,866)	—		—	—	—
Actuarial loss	18,485	32,163	4,467		3,663	384	867
Benefits paid	(27,188)	(26,532)	(2,687)		(1,682)	(1,855)	(2,030)
Medicare part D subsidy received	—	—	—		—	408	803
Curtailment loss/(gain)	—	—	(1,165)	(1)	—	—	—

Benefit obligation at end of period	$565,997	$532,615	$48,370		$44,322	$16,436	$16,579

(1)
A curtailment gain was recognized in OCI due to the plan amendment that ceased SERP benefits for non-officers still in the plan as of December 31, 2011.

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET ENERGY	2011	2010	2011	2010	2011	2010
(DOLLARS IN THOUSANDS)
Change in plan assets:
Fair value of plan assets at beginning of period	$526,469	$485,689	$—	$—	$8,288	$8,790
Actual return on plan assets	(24,495)	55,312	—	—	(170)	1,140
Employer contribution	5,000	12,000	2,687	1,682	943	388
Benefits paid	(27,188)	(26,532)	(2,687)	(1,682)	(1,855)	(2,030)

Fair value of plan assets at end of period	$479,786	$526,469	$—	$—	$7,206	$8,288

Funded status at end of period	$(86,211)	$(6,146)	$(48,370)	$(44,322)	$(9,230)	$(8,291)

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET ENERGY	2011	2010	2011	2010	2011	2010
(DOLLARS IN THOUSANDS)
Amounts recognized in Statement of Financial Position consist of:
Current liabilities	$—	$—	$(6,137)	$(3,506)	$(468)	$(44)
Noncurrent liabilities	(86,211)	(6,146)	(42,233)	(40,816)	(8,762)	(8,247)

Total	$(86,211)	$(6,146)	$(48,370)	$(44,322)	$(9,230)	$(8,291)

Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net loss/(gain)	$34,781	$(43,544)	$8,038	$5,095	$282	$(820)
Prior service cost	(19,721)	(21,701)	—	—	—	—

Total	$15,060	$(65,245)	$8,038	$5,095	$282	$(820)

	QUALIFIED PENSION BENEFITS
	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
PUGET ENERGY
(DOLLARS IN THOUSANDS)
Components of net periodic benefit cost:
Service cost	$15,822	$16,089	$12,469	$1,090
Interest cost	26,263	27,975	25,912	2,302
Expected return on plan assets	(35,344)	(32,941)	(27,583)	(3,585)
Amortization of prior service cost/(credit)	(1,980)	(165)	—	95
Amortization of net loss	—	70	—	269

Net periodic benefit cost	$4,761	$11,028	$10,798	$171

	SERP PENSION BENEFITS
	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
PUGET ENERGY
(DOLLARS IN THOUSANDS)
Components of net periodic benefit cost:
Service cost	$1,241	$1,024	$951	$89
Interest cost	2,192	2,165	2,178	193
Amortization of prior service cost	—	—	—	51
Amortization of net loss/(gain)	360	—	—	74

Net periodic benefit cost	$3,793	$3,189	$3,129	$407

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

	OTHER BENEFITS
	SUCCESSOR			PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
Components of net periodic benefit cost:
Service cost	$113	$106	$114	$11
Interest cost	806	880	894	89
Expected return on plan assets	(502)	(510)	(379)	(37)
Amortization of prior service cost	—	—	—	7
Amortization of net loss/(gain)	(46)	(67)	—	(15)
Amortization of transition obligation	—	—	—	4

Net periodic benefit cost	$371	$409	$629	$59

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2011	2010	2011	2010
Other changes (pre-tax) in plan assets and benefit obligations recognized in other comprehensive income:
Net loss/(gain)	$78,324	$9,791	$3,302	$3,663	$1,056	$236
Amortization of net loss/(gain)	—	(70)	(360)	—	46	67
Prior service credit	—	(21,866)	—	—	—	—
Amortization of prior service credit	1,980	165	—	—	—	—

Total change in other comprehensive income for year	$80,304	$(11,980)	$2,942	$3,663	$1,102	$303

        The estimated net/(loss) gain and prior service/(cost) credit for the pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2012 are $(0.6) million and $2.0 million, respectively. The estimated net (loss)/gain and prior service (cost)/credit for the SERP that will be amortized from accumulated OCI into net periodic benefit cost in 2012 are $(0.7) million and zero, respectively. The estimated net (loss)/gain, prior service cost/(credit) and transition/(obligation) asset for the other postretirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2012 are immaterial. The following tables summarize PSE's change in benefit obligation,

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

change in plan assets, net periodic benefit cost and other changes in OCI for the years ended December 31, 2011 and 2010:

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS			OTHER BENEFITS
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2011		2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of period	$532,615	$504,786	$44,322		$39,152	$16,579	$15,953
Service cost	15,822	16,089	1,241		1,024	113	106
Interest cost	26,263	27,975	2,192		2,165	807	880
Amendment	—	(21,866)	—		—	—	—
Actuarial loss/(gain)	18,485	32,163	4,467		3,663	384	867
Benefits paid	(27,188)	(26,532)	(2,687)		(1,682)	(1,855)	(2,030)
Medicare part D subsidiary received	—	—	—		—	408	803
Curtailment loss/(gain)	—	—	(1,165	)(1)	—	—	—

Benefit obligation at end of period	$565,997	$532,615	$48,370		$44,322	$16,436	$16,579

(1)
A curtailment gain was recognized in OCI due to the plan amendment that ceased SERP benefits for non-officers still in the plan as of December 31, 2011.

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2011	2010	2011	2010
Change in plan assets:
Fair value of plan assets at beginning of period	$526,469	$485,689	$—	$—	$8,288	$8,790
Actual return on plan assets	(24,495)	55,312	—	—	(170)	1,140
Employer contribution	5,000	12,000	2,687	1,682	943	388
Benefits paid	(27,188)	(26,532)	(2,687)	(1,682)	(1,855)	(2,030)

Fair value of plan assets at end of period	$479,786	$526,469	$—	$—	$7,206	$8,288

Funded status at end of period	$(86,211)	$(6,146)	$(48,370)	$(44,322)	$(9,230)	$(8,291)

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2011	2010	2011	2010
Amounts recognized in Statement of Financial Position consist of:
Current liabilities	$—	$—	$(6,137)	$(3,506)	$(468)	$(44)
Noncurrent liabilities	(86,211)	(6,146)	(42,233)	(40,816)	(8,762)	(8,247)

Total	$(86,211)	$(6,146)	$(48,370)	$(44,322)	$(9,230)	$(8,291)

Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net loss/(gain)	$264,098	$187,240	$13,878	$11,770	$(2,955)	$(4,492)
Prior service cost/(credit)	(15,671)	(17,245)	305	867	72	134
Transition obligations	—	—	—	—	50	100

Total	$248,427	$169,995	$14,183	$12,637	$(2,833)	$(4,258)

	QUALIFIED PENSION BENEFITS			SERP PENSION BENEFITS			OTHER BENEFITS
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2009	2011	2010	2009	2011	2010	2009
Components of net periodic benefit cost:
Service cost	$15,822	$16,089	$14,141	$1,241	$1,024	$1,068	$113	$106	$125
Interest cost	26,263	27,975	27,734	2,192	2,165	2,315	806	880	960
Expected return on plan assets	(44,128)	(43,892)	(43,453)	—	—	—	(502)	(509)	(455)
Amortization of prior service cost/(credit)	(1,573)	548	1,134	563	562	616	63	132	83
Amortization of net loss/(gain)	10,250	7,325	3,702	1,194	769	886	(481)	(553)	(460)
Amortization of transition obligation	—	—	—	—	—	—	50	50	50

Net periodic benefit cost	$6,634	$8,045	$3,258	$5,190	$4,520	$4,885	$49	$106	$303

	QUALIFIED PENSION BENEFIT		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2011	2010	2011	2010	2011	2010
Other changes (pre-tax) in plan assets and benefit obligations recognized in other comprehensive income:
Net loss/(gain)	$87,108	$20,743	$3,302	$3,663	$1,056	$236
Amortization of net (loss)/gain	(10,250)	(7,325)	(1,194)	(769)	481	553
Prior service cost/(credit)	—	(21,867)	—	—	—	—
Amortization of prior service cost/(credit)	1,573	(546)	(562)	(562)	(62)	(132)
Amortization of transition obligation	—	—	—	—	(50)	(50)

Total change in other comprehensive income for year	$78,431	$(8,995)	$1,546	$2,332	$1,425	$607

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

        The estimated net (loss)/gain and prior service (cost)/credit for the pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2012 are $(14.9) million and $1.6 million, respectively. The estimated net loss/(gain) and prior service (cost)/credit for the SERP that will be amortized from accumulated OCI into net periodic benefit cost in 2012 are $(1.4) million and $(0.3) million, respectively. The estimated net (loss)/gain for the other postretirement plan that will be amortized from accumulated OCI into net periodic benefit cost in 2012 is $0.2 million and prior service (cost)/credit and transition (obligation)/asset for the other postretirement plans are immaterial.

        The aggregate expected contributions by the Company to fund the retirement plan, SERP and the other postretirement plans for the year ending December 31, 2012 are expected to be at least $22.8 million, $6.1 million and $0.9 million, respectively.

        As a result of the Patient Protection and Affordable Care Act of 2010, PSE recorded a one-time tax expense of $0.8 million during the three months ended March 31, 2010, related to a Medicare D subsidy that PSE receives. These subsidies have been non-taxable in the past and will be subject to federal income taxes after 2012 as a result of the legislation.

        As part of PSE's contract with the International Brotherhood of Electrical Workers (IBEW) Local 77 union, which took effect September 1, 2010, the benefit calculation formula changed for Company employees covered by the contract. IBEW represented employees hired after August 31, 2010 and employees not vested in a plan benefit as of July 31, 2010 participate in the cash balance formula of the retirement program, with any accrued benefit converted to a beginning cash balance account. Employees who were vested in a plan benefit as of July 31, 2010 had a choice to convert to the cash balance formula or remain on a final average earnings formula based on qualified pay and years of service. All employees accruing benefits under the cash balance formula receive the same investment plan match and Company contribution. Effective December 1, 2010, the IBEW represented employees who accrue benefits under the cash balance formula receive a higher matching contribution and an additional Company contribution as compared to IBEW represented employees who are covered by the final average earnings formula. These are the same formulas applied to non-union represented employees. IBEW represented employees who were rehired after August 31, 2010, will accrue future benefits under the cash balance formula and will be able to elect to convert their prior benefits to the cash balance formula. As a result of these changes to the IBEW contract, approximately 88.0% of the employees are in the cash balance formula and approximately 12.0% of the employees are in the final average earnings formula.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

ASSUMPTIONS

        In accounting for pension and other benefit obligations and costs under the plans, the following weighted-average actuarial assumptions were used by the Company:

	QUALIFIED PENSION BENEFITS			SERP PENSION BENEFITS			OTHER BENEFITS
	2011	2010	2009	2011	2010	2009	2011	2010	2009
BENEFIT OBLIGATION ASSUMPTIONS
Discount rate(1)	4.75%	5.15%	5.75%	4.75%	5.15%	5.75%	4.75%	5.15%	5.75%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Medical trend rate	—	—	—	—	—	—	7.50%	8.00%	7.50%

BENEFIT COST ASSUMPTIONS
Discount rate	5.15%	5.75%	6.50% (2)	5.15%	5.75%	6.50% (2)	5.15%	5.75%	6.50% (2)
Rate of plan assets	7.75%	8.00%	8.25%	—	—	—	7.80%	7.80%	7.60%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Medical trend rate	—	—	—	—	—	—	8.00%	8.50%	9.00%

(1)
The Company calculates the present value of the pension liability using a discount rate of 4.75% which represents the single-rate equivalent of the AA rated corporate bond yield curve.

(2)
6.50% is the benefit cost discount rate used by Puget Energy. 6.20% is the benefit cost discount rate use by PSE. The discount rates for the net periodic costs for Puget Energy and PSE were different because of the discount rates in effect as of February 5, 2009, the date of the merger of Puget Energy with Puget Holdings.

        The assumed medical inflation rate used to determine benefit obligations is 7.5% in 2012 grading down to 4.90% in 2013. A 1.0% change in the assumed medical inflation rate would have the following effects:

	2011		2010
(DOLLARS IN THOUSANDS)	1% INCREASE	1% DECREASE	1% INCREASE	1% DECREASE
Effect on post-retirement benefit obligation	$97	$85	$97	$85
Effect on service and interest cost components	5	4	6	5

        The Company has selected the expected return on plan assets based on a historical analysis of rates of return and the Company's investment mix, market conditions, inflation and other factors. The expected rate of return is reviewed annually based on these factors. The Company's accounting policy for calculating the market-related value of assets for the Company's retirement plan is as follows. PSE market-related value of assets is based on a five-year smoothing of asset gains/losses measured from the expected return on market-related assets. This is a calculated value that recognizes changes in fair value in a systematic and rational manner over five years. The same manner of calculating market-related value is used for all classes of assets, and is applied consistently from year to year.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

        Puget Energy's pension and other postretirement benefits income or costs depend on several factors and assumptions, including plan design, timing and amount of cash contributions to the plan, earnings on plan assets, discount rate, expected long-term rate of return, mortality and health care costs trends. Changes in any of these factors or assumptions will affect the amount of income or expense that Puget Energy records in its financial statements in future years and its projected benefit obligation. Puget Energy has selected an expected return on plan assets based on a historical analysis of rates of return and Puget Energy's investment mix, market conditions, inflation and other factors. As required by merger accounting rules, market-related value was reset to market value effective with the merger.

        The discount rates were determined by using market interest rate data and the weighted-average discount rate from Citigroup Pension Liability Index Curve. The Company also takes into account in determining the discount rate the expected changes in market interest rates and anticipated changes in the duration of the plan liabilities.

        The aggregate expected contributions and payments by the Company to fund the retirement plan, SERP and the other postretirement plans for the year ending December 31, 2012 are expected to be at least $22.8 million, $6.1 million and $0.9 million, respectively.

PLAN BENEFITS

        The expected total benefits to be paid under the qualified pension plans for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

(DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	2017 - 2021
Total benefits	$47,100	$37,300	$37,000	$38,000	$38,400	$208,800

        The expected total benefits to be paid under the SERP for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

        The expected total benefits to be paid under the other benefits for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

(DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	2017 - 2021
Total benefits	$6,137	$1,889	$3,492	$3,284	$3,328	$18,652

(DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	2017 - 2021
Total benefits	$1,354	$1,315	$1,259	$1,198	$1,231	$6,453

Total benefits without Medicare Part D subsidy	$1,778	$1,770	$1,739	$1,700	$1,652	$7,476

PLAN ASSETS

        Plan contributions and the actuarial present value of accumulated plan benefits are prepared based on certain assumptions pertaining to interest rates, inflation rates and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimations and assumptions process, changes in these estimates and assumptions in the near term may be material to the financial statements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

        The Company has a Retirement Plan Committee that establishes investment policies, objectives and strategies designed to balance expected return with a prudent level of risk. All changes to the investment policies are reviewed and approved by the Retirement Plan Committee prior to being implemented.

        The Retirement Plan Committee invests trust assets with investment managers who have historically achieved above-median long-term investment performance within the risk and asset allocation limits that have been established. Interim evaluations are routinely performed with the assistance of an outside investment consultant. To obtain the desired return needed to fund the pension benefit plans, the Retirement Plan Committee has established investment allocation percentages by asset classes as follows:

	ALLOCATION
ASSET CLASS	MINIMUM	TARGET	MAXIMUM
Domestic large cap equity	25%	32%	40%
Domestic small cap equity	0%	10%	15%
Non-U.S. equity	10%	20%	30%
Tactical asset allocation	0%	5%	10%
Fixed income	15%	23%	30%
Real estate	0%	0%	10%
Absolute return	5%	10%	15%
Cash	0%	0%	5%

PLAN FAIR VALUE MEASUREMENTS

        Effective December 31, 2009, ASC 715, "Compensation—Retirement Benefits" (ASC 715) directs companies to provide additional disclosures about plan assets of a defined benefit pension or other postretirement plan. The objectives of the disclosures are to disclose the following: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) major categories of plan assets; (3) inputs and valuation techniques used to measure the fair value of plan assets; (4) effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets.

        In September 2009, the FASB issued ASU 2009-12, "Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)." The standard allows the reporting entity, as a practical expedient, to measure the fair value of investments that do not have readily determinable fair values on the basis of the net asset value per share of the investment if the net asset value of the investment is calculated in a matter consistent with ASC 946, "Financial Services—Investment Companies." The standard requires disclosures about the nature and risk of the investments and whether the investments are probable of being sold at amounts different from the net asset value per share.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

        The following table sets forth by level, within the fair value hierarchy, the qualified pension plan assets that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010:

	RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2011				RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2010
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Equities:
Non-US equity(1)	$48,382	$42,132	$—	$90,514	$54,298	$52,418	$—	$106,716
Domestic large cap equity(2)	124,303	29,547	—	153,850	144,431	28,376	—	172,807
Domestic small cap equity(3)	45,650	—	—	45,650	55,750	—	—	55,750

Total equities	218,335	71,679	—	290,014	254,479	80,794	—	335,273

Tactical asset allocation(4)	—	26,922	—	26,922	—	29,566	—	29,566
Fixed income securities(5)	106,573	580	—	107,153	102,314	1,982	—	104,296
Absolute return(6)	—	—	45,319	45,319	—	—	48,100	48,100
Cash and cash equivalents(7)	—	9,015	—	9,015	—	6,737	—	6,737

Subtotal	$324,908	$108,196	$45,319	$478,423	$356,793	$119,079	$48,100	$523,972

Net receivables				1,088				2,272
Accrued income				275				225

Total assets				$479,786				$526,469

(1)
Non-US Equity investments are comprised of a (1) mutual fund; and a (2) commingled fund. The investment in the mutual fund is valued using quoted market prices multiplied by the number of shares owned as of December 31, 2011. The investment in the commingled fund is valued at the net asset value per share multiplied by the number of shares held as of December 31, 2011.

(2)
Domestic large cap equity investments are comprised of (1) common stock, and a (2) commingled fund. Investments in common stock are valued using quoted market prices multiplied by the number of shares owned as of December 31, 2011. The investment in the commingled fund is valued at the net asset value per share multiplied by the number of shares held as of December 31, 2011.

(3)
Domestic small cap equity investments are comprised of common stock and are valued using quoted market prices multiplied by the number of shares owned as of December 31, 2011.

(4)
The tactical asset allocation investment is compromised of a commingled fund, which is valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(5)
Fixed income securities consist of a mutual fund and corporate bonds. The investment in the mutual fund is valued using quoted market prices multiplied by the number of shares owned as of December 31, 2011. The corporate bonds are valued using various valuation techniques such as matrix pricing.

(6)
As of December 31, 2011 absolute return investments consist of two partnerships. The partnerships are valued using the financial reports as of December 31, 2011. These investments are a Level 3 under ASC 820 because the significant valuation inputs are primarily internal to the partnerships with little third party involvement.

(7)
The investment consists of a money market fund, which is valued at the net asset value per share of $1.00 per unit as of December 31, 2011. The money market fund invests primarily in commercial paper, notes, repurchase agreements, and other evidences of indebtedness which are payable on demand or which have a maturity date not exceeding thirteen months from the date of purchase.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Retirement Benefits (Continued)

LEVEL 3 ROLL-FORWARD

        The following table sets forth a reconciliation of changes in the fair value of the plan's Level 3 assets for the years ended December, 31, 2011 and 2010:

	AS OF DECEMBER 31, 2011			AS OF DECEMBER 31, 2010
(DOLLARS IN THOUSANDS)	PARTNERSHIP	MUTUAL FUNDS	TOTAL	PARTNERSHIP	MUTUAL FUNDS	TOTAL
Balance at beginning of year	$35,481	$12,619	$48,100	$23,214	$23,012	$46,226
Additional investments	11,635	—	11,635	10,473	—	10,473
Distributions	—	(11,635)	(11,635)	—	(11,716)	(11,716)
Realized losses on distributions	—	(290)	(290)	—	(1,370)	(1,370)
Unrealized gains relating to instruments still held at the reporting date	(1,797)	599	(1,198)	1,794	2,693	4,487
Transferred out of level 3(1)	—	(1,293)	(1,293)	—	—	—

Balance at end of year	$45,319	$—	$45,319	$35,481	$12,619	$48,100

(1)
The plan had no transfers between level 2 and level 1 during the years ended December 31, 2011 or 2010.

        The following table sets forth by level, within the fair value hierarchy, the Other Benefits plan assets which consist of insurance benefits for retired employees, at fair value as of December 31, 2011 and 2010:

	RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2011			RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2010
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	TOTAL	LEVEL 1	LEVEL 2	TOTAL
Assets:
Mutual fund(1)	$7,137	$—	$7,137	$8,115	$—	$8,115
Cash equivalents(2)	—	130	130	—	173	173

Total assets	$7,137	$130	$7,267	$8,115	$173	$8,288

(1)
This is a publicly traded balanced mutual fund. The fund seeks regular income, conservation of principal, and an opportunity for long-term growth of principal and income. The fair value is determined by taking the number of shares owned by the plan, and multiplying by the market price as of December 31, 2011.

(2)
This consists of a deposit fund and a money market fund. The fair value of the deposit fund is calculated by using the financial reports available as of December 31, 2011. The money market fund investments are valued at the net asset value per share of $1.00 per unit as of December 31, 2011. The money market fund invests primarily in commercial paper, notes, repurchase agreements, and other evidences of indebtedness which are payable on demand or which have a maturity date not exceeding thirteen months from the date or purchase.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Stock-based Compensation Plans

        Prior to the merger on February 6, 2009, the Company granted equity awards, including stock awards, performance awards, stock options and restricted stock to officers and key employees of the Company under the Company's Long-Term Incentive Plan (LTI Plan), approved by the shareholders in 2005. Any shares awarded were either purchased on the open market or were a new issuance. With the completion of the merger, all shares outstanding under the LTI Plan were fully vested and settled in cash to plan participants. Puget Energy paid and recognized $14.5 million of merger expense in connection to the vesting of the LTI Plan shares.

PERFORMANCE SHARE GRANTS

        The Company generally awarded performance share grants annually under the LTI Plan to key employees which vested at the end of three years. The number of shares awarded and the amount of expense recorded depended on Puget Energy's performance as compared to other companies and service quality indices for customer service. Compensation expense related to performance share grants was $9.6 million for 2009.

        Performance shares activity from December 31, 2008 to February 5, 2009 was as follows:

PREDECESSOR	NUMBER OF SHARES	WEIGHTED- AVERAGE FAIR VALUE PER SHARE
Total at December 31, 2008:	244,390	$25.65
Granted	—	—
Vested	(244,390)	25.65
Forfeited	—	—

Performance Shares Outstanding at February 5, 2009:	—	$—

        Plan participants meeting the Company's stock ownership guidelines could elect to be paid up to 50.0% of the share award in cash. The portion of the performance share grants that could be paid in cash was classified and accounted for as a liability. As a result, the compensation expense of these liability awards was recognized over the performance period based on the fair value (i.e. cash value) of the award, and was periodically updated based on expected ultimate cash payout. Compensation cost recognized during the performance period for the liability portion of the performance grants was based on the closing price of the Company's common stock on the date of measurement and the number of months of service rendered during the period. The equity portion was valued based on the closing price of the Company's common stock on the grant date. In connection with the completion of the merger in 2009, all performance shares vested and the Company paid and recognized $9.6 million recorded in merger and related costs for such shares.

STOCK OPTIONS

        In 2002, Puget Energy's Board of Directors granted 40,000 stock options under the LTI Plan and an additional 260,000 options outside the LTI Plan (for a total of 300,000 non-qualified stock options) to the former President and Chief Executive Officer. These options could be exercised at the grant date market price of $22.51 per share and vested annually over four and five years, respectively. The fair value of the stock option award was estimated at $3.33 per share on the date of grant using the Black-Scholes option valuation model. The options were cancelled at the time of the merger and $2.3 million

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Stock-based Compensation Plans (Continued)

was paid in cash to the former President and Chief Executive Officer based on the terms of the merger agreement.

RESTRICTED STOCK

        Restricted stock activity for the year ended December 31, 2009 was as follows:

PREDECESSOR	NUMBER OF SHARES	WEIGHTED- AVERAGE FAIR VALUE PER SHARE
Restricted Stock Outstanding at December 31, 2008:	227,643	$24.64
Granted	—	—
Vested	(227,643)	24.64
Forfeited	—	—

Restricted Stock Outstanding at February 5, 2009:	—	$—

        Compensation expense related to the restricted shares was $2.2 million for 2009.

NON-EMPLOYEE DIRECTOR STOCK PLAN

        Prior to February 6, 2009, the Company had a non-employee director stock plan for all non-employee directors of Puget Energy and PSE. An amended and restated plan was approved by shareholders in 2005. Under the plan, non-employee directors received a portion of their quarterly retainer fees in Puget Energy stock except that 100.0% of quarterly retainers were paid in Puget Energy stock until the director held a number of shares equal in value to two years of their retainer fees. Directors could choose to continue to receive their entire retainer in Puget Energy stock. The compensation expense related to the director stock plan was $0.4 million in 2009. The director stock plan was terminated on February 6, 2009 by action of the Board of Directors upon completion of the merger and outstanding shares thereunder were settled.

(16) Income Taxes

        The details of income tax (benefit) expense are as follows:

	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
PUGET ENERGY
(DOLLARS IN THOUSANDS)
Charged to operating expenses:
Current:
Federal	$785	$42,061	$(161,087)	$10,185
State	(50)	385	(988)	87
Deferred:
Federal	32,706	(38,717)	244,116	(1,275)
State	319	(1,248)	—	—

Total income tax expense	$33,760	$2,481	$82,041	$8,997

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Income Taxes (Continued)

	YEAR ENDED DECEMBER 31,
PUGET SOUND ENERGY	2011	2010	2009
(DOLLARS IN THOUSANDS)
Charged to operating expenses:
Current:
Federal	$653	$32,331	$(126,156)
State	—	385	(901)
Deferred:
Federal	76,369	(31,346)	194,701
State	1,095	(1,248)	—

Total income tax expense	$78,117	$122	$67,644

        The following reconciliation compares pre-tax book income at the federal statutory rate of 35.0% to the actual income tax expense in the Statements of Income:

	SUCCESSOR			PREDECESSOR
	YEAR ENDED DECEMBER 31, 2011	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
PUGET ENERGY
(DOLLARS IN THOUSANDS)
Income taxes at the statutory rate	$54,968	$11,477	$89,620	$7,613

Increase (decrease):
Production tax credit	(23,310)	(19,972)	(13,871)	(5,870)
AFUDC excluded from taxable income	(22,861)	(9,970)	(5,326)	(1,771)
Capitalized interest	17,592	8,244	5,028	914
Utility plant differences	5,849	6,162	4,323	1,472
Tenaska gas contract	7,094	5,889	3,049	1,429
Transaction costs	—	—	201	5,544
Other—net	(5,572)	651	(983)	(334)

Total income tax expense	$33,760	$2,481	$82,041	$8,997

Effective tax rate	21.5%	7.6%	32.0%	41.4%

	YEAR ENDED DECEMBER 31,
PUGET SOUND ENERGY	2011	2010	2009
(DOLLARS IN THOUSANDS)
Income taxes at the statutory rate	$98,783	$9,176	$79,414

Increase (decrease):
Production tax credit	(23,310)	(19,972)	(19,741)
AFUDC excluded from taxable income	(22,861)	(9,970)	(7,097)
Capitalized interest	17,592	8,244	5,942
Utility plant differences	5,849	6,162	5,795
Tenaska gas contract	7,094	5,889	4,478
Other—net	(5,030)	593	(1,147)

Total income tax expense	$78,117	$122	$67,644

Effective tax rate	27.7%	0.5%	29.8%

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Income Taxes (Continued)

        The Company's deferred tax liability at December 31, 2011 and 2010 is composed of amounts related to the following types of temporary differences:

	AT DECEMBER 31,
PUGET ENERGY	2011	2010
(DOLLARS IN THOUSANDS)
Utility plant and equipment	$1,200,796	$1,099,857
Fair value of debt instruments	90,535	92,661
Regulatory asset for income taxes	62,304	73,337
Pensions and other compensation	14,146	46,084
Storm damage	30,556	36,286
Other deferred tax liabilities	85,367	106,714

Subtotal deferred tax liabilities	1,483,704	1,454,939

Net operating loss carryforward	(165,088)	(168,463)
Fair value of derivative instruments	(96,374)	(116,320)
Production tax credit carryforward	(89,226)	(60,613)
Other deferred tax assets	(81,194)	(65,018)

Subtotal deferred tax assets	(431,882)	(410,414)

Total	$1,051,822	$1,044,525

	AT DECEMBER 31,
PUGET SOUND ENERGY	2011	2010
(DOLLARS IN THOUSANDS)
Utility plant and equipment	$1,200,796	$1,099,857
Regulatory asset for income taxes	61,344	73,337
Storm damage	30,556	36,286
Other deferred tax liabilities	81,928	85,206

Subtotal deferred tax liabilities	1,374,624	1,294,686

Fair value of derivative instruments	(92,502)	(85,394)
Production tax credit carryforward	(89,226)	(60,613)
Net operating loss carryforward	(50,281)	(105,140)
Pensions and other compensation	(63,234)	(31,312)
Other deferred tax assets	(75,946)	(57,925)

Subtotal deferred tax assets	(371,189)	(340,384)

Total	$1,003,435	$954,302

        The above amounts have been classified in the Balance Sheets as follows:

	AT DECEMBER 31
PUGET ENERGY	2011	2010
(DOLLARS IN THOUSANDS)
Current deferred taxes	$(101,934)	$(83,086)
Non-current deferred taxes	1,153,756	1,127,611

Total	$1,051,822	$1,044,525

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Income Taxes (Continued)

	AT DECEMBER 31
PUGET SOUND ENERGY	2011	2010
(DOLLARS IN THOUSANDS)
Current deferred taxes	$(112,204)	$(80,215)
Non-current deferred taxes	1,115,639	1,034,517

Total	$1,003,435	$954,302

        The Company calculates its deferred tax assets and liabilities under ASC 740, "Income Taxes" (ASC 740). ASC 740 requires recording deferred tax balances, at the currently enacted tax rate, on assets and liabilities that are reported differently for income tax purposes than for financial reporting purposes. The utilization of deferred tax assets requires sufficient taxable income in the future years. ASC 740 requires a valuation allowance on deferred tax assets when it is more likely than not that the deferred tax asset will not be realized. The Company's PTC carryforwards expire from 2026 through 2031. The Company's net operating loss carryforwards expire from 2029 through 2030.

        For ratemaking purposes, deferred taxes are not provided for certain temporary differences. PSE has established a regulatory asset for income taxes recoverable through future rates related to those temporary differences for which no deferred taxes have been provided, based on prior and expected future ratemaking treatment.

        The Company accounts for uncertain tax position under ASC 740, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 requires the use of a two-step approach for recognizing and measuring tax positions taken or expected to be taken in a tax return. First, a tax position should only be recognized when it is more likely than not, based on technical merits, that the position will be sustained upon challenge by the taxing authorities and taken by management to the court of last resort. Second, a tax position that meets the recognition threshold should be measured at the largest amount that has a greater than 50.0% likelihood of being sustained.

        As of December 31, 2011 and 2010, the Company had no material unrecognized tax benefits. As a result, no interest or penalties were accrued for unrecognized tax benefits during the year.

        For ASC 740 purposes, the Company has open tax years from 2006 through 2011. The Company is under audit by the IRS for tax years 2006 and 2009. The Company classifies interest as interest expense and penalties as other expense in the financial statements.

(17) Litigation

RESIDENTIAL EXCHANGE

        The Northwest Power Act, through the Residential Exchange Program (REP), provides access to the benefits of low-cost federal hydroelectric power to residential and small farm customers of regional utilities, including PSE. The program is administered by the Bonneville Power Administration (the BPA). Pursuant to agreements (including settlement agreements) between the BPA and PSE, the BPA has provided payments of REP benefits to PSE, which PSE has passed through to its residential and small farm customers in the form of electricity bill credits.

        In 2007, the U.S. Court of Appeals for the Ninth Circuit ruled that REP agreements of the BPA with PSE and a number of other investor-owned utilities were inconsistent with the Northwest Power Act. Since that time, those investor-owned utilities, including PSE, the BPA and other parties have been involved in ongoing litigation at the Ninth Circuit relating to the amount of REP benefits paid to utilities, including PSE, for the period fiscal year 2002 through fiscal year 2011 and the amount of REP benefits to be paid going forward.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Litigation (Continued)

        In July 2011, the BPA, PSE and a number of other parties entered into a settlement agreement that by its terms if upheld in their entirety would resolve the disputes between BPA and PSE regarding REP benefits paid for the period fiscal year 2002-fiscal year 2011. In October 2011, certain other parties challenged BPA decisions with regard to its entering into this most recent settlement agreement. Pending disposition of this challenge, the other pending Ninth Circuit litigation regarding REP benefits for the period fiscal year 2002 through fiscal year 2011 has been stayed by the Ninth Circuit.

        Due to the pending and ongoing proceedings, PSE is unable to reasonably estimate any amounts of REP payments—either to be recovered by the BPA or to be paid for any future periods to PSE—and is unable to determine the impact, if any, these proceedings and litigation may have on PSE. However, it is unlikely that any unfavorable outcome would have a material adverse effect on PSE because REP benefits received by PSE are passed through to PSE's residential and small farm customers.

PACIFIC NORTHWEST REFUND PROCEEDING

        In October 2000, PSE filed a complaint with the FERC (Docket No. EL01-10) against "all jurisdictional sellers" in the Pacific Northwest seeking prospective price caps consistent with any result the FERC ordered for the California markets. The FERC issued an order including price caps in July 2001, and PSE moved to dismiss the proceeding. In response to PSE's motion, various entities intervened and sought to convert PSE's complaint into one seeking retroactive refunds in the Pacific Northwest. The FERC rejected that effort, after holding what the FERC referred to as a "preliminary evidentiary hearing" before an administrative law judge. On October 3, 2011, after appellate reviews, the FERC issued an Order on Remand and set the matter for hearing before an administrative law judge, but first requiring the parties to engage in settlement talks that began in the fall of 2011 and are ongoing. As such, the hearing date itself is not known. PSE has not taken any reserve on this matter as it believes it has no exposure, and intends to vigorously defend its position but is unable to predict the outcome of this matter.

OTHER PROCEEDINGS

        The Company is also involved in litigation relating to claims arising out of its operations in the normal course of business. The Company has recorded a total of $3.8 million and $3.1 million relating to these claims as of December 31, 2011 and 2010, respectively.

(18) Variable Interest Entities

        In accordance with ASC 810, "Consolidation" (ASC 810), a business entity that has a controlling financial interest in a variable interest entity (VIE) should consolidate the VIE in its financial statements. A primary beneficiary of a VIE is the variable interest holder that has both the power to direct matters that significantly impact the activities of the VIE and has the obligation to absorb losses or the right to receive benefits. The Company enters into a variety of contracts for energy with other counterparties and evaluates all contracts to determine if they are variable interests. The Company's variable interests primarily arise through power purchase agreements where it is required to buy all or a majority of generation from a plant at rates set forth in the agreement.

        The Company evaluated its power purchase agreements and determined it was not the primary beneficiary of any VIEs. The Company had previously disclosed two potentially significant variable interests in prior periods; both entities were qualifying facilities contracts that expired at the end of

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Variable Interest Entities (Continued)

2011. The Company requested information from the relevant entities; however, they refused to provide the necessary information, as they were not required to do so under their contracts. However, if the variable interests had been determined to be VIEs, the Company concluded it would not have been the primary beneficiary of these entities based on available information and it had no exposure to loss on these contracts. For the years ended December 31, 2011, 2010 and 2009, the Company's purchased power expense for these entities was $175.9 million, $190.3 million and $181.2 million, respectively.

(19) Commitments and Contingencies

        For the year ended December 31, 2011, approximately 24.2% of the Company's energy output was obtained at an average cost of approximately $0.015 per kilowatt hour (kWh) through long-term contracts with three of the Washington Public Utility Districts (PUDs) that own hydroelectric projects on the Columbia River. The purchase of power from the Columbia River projects is on a pro rata share basis under which the Company pays a proportionate share of the annual debt service, operating and maintenance costs and other expenses associated with each project in proportion to the contractual shares that PSE obtains from that project. In these instances, PSE's payments are not contingent upon the projects being operable; therefore, PSE is required to make the payments even if power is not delivered. These projects are financed through substantially level debt service payments and their annual costs should not vary significantly over the term of the contracts unless additional financing is required to meet the costs of major maintenance, repairs or replacements, or license requirements. The Company's share of the costs and the output of the projects is subject to reduction due to various withdrawal rights of the PUDs and others over the contract lives.

        The following table summarizes the Company's estimated payment obligations for power purchases from the Columbia River projects, contracts with other utilities and contracts under non-utility generators under the Public Utility Regulatory Policies Act. These contracts have varying terms and may include escalation and termination provisions.

(DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	THEREAFTER	TOTAL
Columbia River projects	$72,634	$71,336	$73,039	$74,888	$74,407	$683,436	$1,049,740
Other utilities	135,481	75,994	52,432	47,982	40,544	264,981	617,414
Non-utility generators	2,814	3,555	4,277	5,227	2,981	—	18,854

Total	$210,929	$150,885	$129,748	$128,097	$117,932	$948,417	$1,686,008

        Total purchased power contracts provided the Company with approximately 8.5 million, 8.2 million and 8.3 million megawatt hours (MWh) of firm energy at a cost of approximately $391.8 million, $420.6 million and $363.3 million for the years 2011, 2010 and 2009, respectively.

        The Company has natural gas-fired generation facility obligations for natural gas supply amounting to an estimated $33.3 million in 2012. Longer term agreements for natural gas supply amount to an estimated $340.4 million for 2013 through 2029.

        PSE enters into short-term energy supply contracts to meet its core customer needs. These contracts are sometimes classified as NPNS, however in most cases recorded at fair value in accordance with ASC 815. Commitments under these contracts are $200.5 million, $92.5 million and $25.2 million in 2012, 2013 and 2014, respectively.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) Commitments and Contingencies (Continued)

NATURAL GAS SUPPLY OBLIGATIONS

        The Company has also entered into various firm supply, transportation and storage service contracts in order to ensure adequate availability of natural gas supply for its firm customers. Many of these contracts, which have remaining terms from less than one year to 34 years, provide that the Company must pay a fixed demand charge each month, regardless of actual usage. The Company contracts for its long-term natural gas supply on a firm basis, which means the Company has a 100% daily take obligation and the supplier has a 100% daily delivery obligation to ensure service to PSE's customers and generation requirements. The Company incurred demand charges in 2011 for firm natural gas supply, firm transportation service and firm storage and peaking service of $0.1 million, $142.8 million and $6.5 million, respectively. The Company incurred demand charges in 2011 for firm transportation and firm storage service for the natural gas supply for its combustion turbines in the amount of $32.3 million, which is included in the total Company demand charges.

        The following table summarizes the Company's obligations for future demand charges through the primary terms of its existing contracts. The quantified obligations are based on the FERC authorized rates, which are subject to change.

DEMAND CHARGE OBLIGATIONS (DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	THEREAFTER	TOTAL
Firm transportation service	$142,586	$138,528	$134,357	$126,484	$122,375	$595,779	$1,260,109
Firm storage service	8,822	4,134	1,574	1,574	1,574	6,225	23,903

Total	$151,408	$142,662	$135,931	$128,058	$123,949	$602,004	$1,284,012

SERVICE CONTRACTS

        The following table summarizes the Company's estimated obligations for service contracts through the terms of its existing contracts.

SERVICE CONTRACT OBLIGATIONS (DOLLARS IN THOUSANDS)	2012	2013	2014	2015	2016	THEREAFTER	TOTAL
Energy production service contracts(1)	$28,815	$24,968	$25,873	$31,843	$10,437	$53,669	$175,605
Information technology service contracts	22,374	13,951	—	—	—	—	36,325
Automated meter reading system(2)	19,340	20,513	21,161	21,897	14,198	109,069	206,178

Total	$70,529	$59,432	$47,034	$53,740	$24,635	$162,738	$418,108

(1)
Energy production service contracts include operations and maintenance contracts on Mint Farm, Wild Horse, Goldendale electric generating facility (Goldendale), Hopkins Ridge, Frederickson 1, Sumas and Lower Snake River facilities.

(2)
Automated meter reading system contractual obligation is the service component of the Landis and Gyr contract.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) Commitments and Contingencies (Continued)

SURETY BOND

        The Company has a self-insurance surety bond in the amount of $3.7 million, which expires on July 1, 2012 and is renewed annually, guaranteeing compliance with the Industrial Insurance Act (workers' compensation) and eight self-insurer's pension bonds totaling $1.2 million.

ENVIRONMENTAL REMEDIATION

        The Company is subject to environmental laws and regulations by the federal, state and local authorities and is required to undertake certain environmental investigative and remedial efforts as a result of these laws and regulations. The Company has been named by the Environmental Protection Agency (EPA), the Washington State Department of Ecology and/or other third parties as potentially responsible at several contaminated sites and manufactured gas plant sites. PSE has implemented an ongoing program to test, replace and remediate certain underground storage tanks (UST) as required by federal and state laws. The UST replacement component of this effort is finished, but PSE continues its work remediating and/or monitoring relevant sites. During 1992, the Washington Commission issued orders regarding the treatment of costs incurred by the Company for certain sites under its environmental remediation program. The orders authorize the Company to accumulate and defer prudently incurred cleanup costs paid to third parties for recovery in rates established in future rate proceedings, subject to Washington Commission review. The Washington Commission consolidated the gas and electric methodological approaches to remediation and deferred accounting in an order issued October 8, 2008. Per the guidance of ASC 450, "Contingencies," the Company reviews its estimated future obligations and adjusts loss reserves quarterly. Management believes it is probable and reasonably estimable that the impact of the potential outcomes of disputes with certain property owners and other potentially responsible parties will result in environmental remediation costs ranging from $39.1 million to $57.3 million for gas and from $8.2 million to $27.9 million for electric. The Company does not consider any amounts within those ranges as being a better estimate and has therefore accrued $39.1 million and $8.2 million for gas and electric, respectively. The Company believes a significant portion of its past and future environmental remediation costs are recoverable from insurance companies, from third parties or from customers under a Washington Commission order. For the year ended December 31, 2011, the Company incurred deferred electric and natural gas environmental costs of $9.6 million and $5.5 million, net of insurance proceeds, respectively.

(20) Related Party Transactions

        On June 1, 2006, PSE entered into a revolving credit facility with Puget Energy in the form of a Demand Promissory Note (Note). Through the Note, PSE may borrow up to $30.0 million from Puget Energy, subject to approval by Puget Energy. Under the terms of the Note, PSE pays interest on the outstanding borrowings based on the lowest of the weighted-average interest rate of PSE's outstanding commercial paper interest rate or PSE's senior unsecured revolving credit facility. Absent such borrowings, interest is charged at one-month LIBOR plus 0.25%. At December 31, 2011 and December 31, 2010, the outstanding balance of the Note was $30.0 million and $22.6 million, respectively, and the interest rate was 1.6% and 1.1%, respectively. The outstanding balance and the related interest under the Note are eliminated by Puget Energy upon consolidation of PSE's financial statements. The $30.0 million credit facility with Puget Energy was unaffected by the merger.

        On June 3, 2011, Puget Energy issued $500.0 million of senior secured notes. Macquarie Capital (USA) Inc. acted as a co-manager and underwriter of this issue. Net proceeds of $484.0 million from

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Related Party Transactions (Continued)

these notes were used to repay a portion of the outstanding $782.0 million term-loan. Puget Energy's term-loan and credit facility for funding capital expenditures both mature in February 2014, contain similar terms and conditions and are syndicated among numerous committed banks and other financial institutions. One of these banks is Macquarie Bank Limited, which as of December 31, 2011 had commitments of $6.9 million under the term-loan and $50.6 million under the capital expenditure credit facility. Concurrent with the borrowings under these credit agreements, Puget Energy entered into several interest rate swap instruments to hedge volatility associated with these two loans. Two of the swap instruments were entered into with Macquarie Bank Limited with a total notional amount of $444.9 million. On June 3, 2011 Puget Energy settled one of the swaps with a notional amount of $77.4 million, while the other swap instrument, with a notional amount of $367.5 million, remains outstanding as of December 31, 2011.

(21) Fair Value of Intangible Assets

        At the time of merger, Puget Energy recorded the fair value of its intangible assets in accordance with ASC 360, "Property, Plant, and Equipment," (ASC 360). The fair value assigned to the power contracts was determined using an income approach comparing the contract rate to the market rate for power over the remaining period of the contracts incorporating nonperformance risk. Management also incorporated certain assumptions related to quantities and market presentation that it believes market participants would make in the valuation. The fair value of the power contracts is amortized as the contracts settle. ASC 360 requires long-lived assets to be tested for impairment on an on-going basis, whenever events or circumstances would more likely than not reduce the fair value of the long-lived assets below its carrying value. One such triggering event is a significant decrease in market price.

        Puget Energy completed a valuation and impairment test as of December 31, 2011 for long-term power purchase contracts. The valuation indicated impairment to two of the purchased power contracts, the WNP-3 BPA Exchange Power contract and the Rock Island hydro contract. As of December 31, 2011, the carrying value for the WNP-3 BPA intangible asset contract was $1.9 million but its fair value on a discounted basis was less than zero thereby requiring a full write-off of the intangible asset with a corresponding reduction in the regulatory liability. The carrying value for Rock Island intangible asset contract was $44.9 million and its fair value on a discounted basis was determined to be $9.8 million thereby requiring a $35.1 million write-off of the intangible asset with a corresponding reduction in the regulatory liability.

        Puget Energy completed a valuation and impairment test as of December 31, 2010 for long-term power purchase contracts and SO2 emission allowance assets. The carrying value of Puget Energy's power contracts and SO2 emission allowances as of December 31, 2010 was approximately $864.7 million and $7.9 million, respectively. The excess of the carrying value over the fair value of the power contracts was $105.8 million which was written-off against regulatory liabilities at December 31, 2010. The excess of the carrying value over the fair value of the SO2 emissions was $7.9 million which was expensed at December 31, 2010.

(22) Segment Information

        Puget Energy operates one business segment referred to as the regulated utility segment. The regulated utility segment includes the account receivables securitization program which was terminated during the merger. Puget Energy's regulated utility operation generates, purchases and sells electricity and purchases, transports and sells natural gas. The service territory of PSE covers approximately 6,000 square miles in the state of Washington.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) Segment Information (Continued)

        Non-utility business segment includes two PSE subsidiaries and Puget Energy, and is described as Other. The PSE subsidiaries are a real estate investment and development company and a holding company for a small non-utility wholesale generator which was sold in 2010. Reconciling items between segments are not significant.

        Effective February 6, 2009, all merger related fair value adjustments were retained in Puget Energy. Accordingly, only the financial statements of Puget Energy were adjusted to reflect the purchase accounting. Prior to the merger, the business segment financial statements for Puget Energy and PSE were the same.

	YEAR ENDED DECEMBER 31, 2011
PUGET ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,319,105	$(340)	$3,318,765
Depreciation and amortization	371,977	1	371,978
Income tax (benefit) expense	91,464	(57,704)	33,760
Operating income	477,730	(2,790)	474,940
Interest charges, net of AFUDC	210,463	131,498	341,961
Net income	228,908	(105,618)	123,290
Total assets	10,648,493	1,736,217	12,384,710
Construction expenditures—excluding equity AFUDC	976,513	—	976,513

	YEAR ENDED DECEMBER 31, 2011
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,319,106	$697	$3,319,803
Depreciation and amortization	371,977	1	371,978
Income tax expense	78,451	(334)	78,117
Operating income	431,553	(510)	431,043
Interest charges, net of AFUDC	201,467	—	201,467
Net income	204,740	(620)	204,120
Total assets	10,042,263	43,284	10,085,547
Construction expenditures—excluding equity AFUDC	976,513	—	976,513

	YEAR ENDED DECEMBER 31, 2010
PUGET ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,121,934	$283	$3,122,217
Depreciation and amortization	364,205	1	364,206
Income tax (benefit) expense	35,905	(33,424)	2,481
Operating income	310,130	(1,896)	308,234
Interest charges, net of AFUDC	220,922	86,088	307,010
Net income	92,927	(62,616)	30,311
Total assets	10,180,532	1,748,804	11,929,336
Construction expenditures—excluding equity AFUDC	859,091	—	859,091

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) Segment Information (Continued)

	YEAR ENDED DECEMBER 31, 2010
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,121,935	$282	$3,122,217
Depreciation and amortization	364,204	2	364,206
Income tax (benefit) expense	60	62	122
Operating income	207,647	(56)	207,591
Interest charges, net of AFUDC	220,854	—	220,854
Net income	26,358	(263)	26,095
Total assets	9,260,675	50,109	9,310,784
Construction expenditures—excluding equity AFUDC	859,091	—	859,091

	SUCCESSOR		PREDECESSOR
	FEBRUARY 6, 2009 - DECEMBER 31, 2009		JANUARY 1, 2009 - FEBRUARY 5, 2009
					YEAR ENDED DECEMBER 31, 2009
	REGULATED UTILITY		REGULATED UTILITY
PUGET ENERGY (DOLLARS IN THOUSANDS)		OTHER		OTHER	TOTAL
Revenue	$2,921,550	$3,598	$403,713	$—	$3,328,861
Depreciation and amortization	305,904	39	26,742	—	332,685
Income tax (benefit) expense	113,241	(31,200)	10,537	(1,540)	91,038
Operating income	477,082	(2,219)	55,830	(20,420)	510,273
Interest charges, net of AFUDC	176,858	79,953	16,966	(25)	273,752
Net income	229,973	(55,958)	31,611	(18,855)	186,771
Total assets	10,117,563	1,782,577	8,507,548	87,288	11,900,140
Construction expenditures—excluding equity AFUDC	726,157	—	49,531	—	775,688

	YEAR ENDED DECEMBER 31, 2009
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,325,263	$3,238	$3,328,501
Depreciation and amortization	332,646	206	332,852
Income tax (benefit) expense	69,890	(2,246)	67,644
Operating income	387,652	(4,517)	383,135
Interest charges, net of AFUDC	202,527	—	202,527
Net income	161,508	(2,256)	159,252
Total assets	8,765,189	51,382	8,816,571
Construction expenditures—excluding equity AFUDC	775,688	—	775,688

SUPPLEMENTAL QUARTERLY FINANCIAL DATA

        The following unaudited amounts, in the opinion of the Company, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods. Quarterly amounts vary during the year due to the seasonal nature of the utility business.

	2011 QUARTER
PUGET ENERGY (UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$1,019,593	$732,675	$597,776	$968,721
Operating income	218,145	114,693	20,663	121,439
Net income (loss)	107,431	5,035	(36,470)	47,294

	2010 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$878,206	$673,287	$622,829	$947,895
Operating income	45,403	71,726	(2,184)	193,289
Net income	(19,191)	3,663	(37,899)	83,738

	2011 QUARTER
PUGET SOUND ENERGY (UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$1,019,593	$733,364	$597,776	$969,070
Operating income	190,436	107,380	17,198	116,029
Net income (loss)	103,439	50,913	(9,107)	58,875

	2010 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$878,206	$673,287	$622,829	$947,895
Operating income	(4,984)	48,794	(16,593)	180,374
Net income	(38,274)	507	(29,559)	93,421

 SCHEDULE I: CONDENSED FINANCIAL INFORMATION OF PUGET ENERGY

PUGET ENERGY

CONDENSED STATEMENTS OF INCOME

(Dollars in Thousands)

			SUCCESSOR	PREDECESSOR
	YEAR ENDED DECEMBER 31,
			FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
	2011	2010
Equity in earnings of subsidiary(1)	$228,288	$92,700	$231,978	$31,611
Non-utility expense and other	(2,280)	(1,895)	(1,526)	(4)
Merger and related costs	—	—	(2,731)	(20,416)
Other income (deductions):
Charitable foundation contributions	—	—	(5,000)	—
Unhedged interest rate derivative expense	(28,601)	(7,955)	—	—
Interest income	215	260	240	25
Interest expense	(131,702)	(86,304)	(80,193)	—
Income taxes	57,370	33,505	31,247	1,540

Net income	$123,290	$30,311	$174,015	$12,756

(1)
Equity earnings of subsidiary included earnings from PSE of $204.1 million and $26.1 million for the years ended December 31, 2011 and 2010, respectively, and purchase accounting adjustments recorded at Puget Energy for PSE of $24.2 million and $66.6 million for the years ended December 31, 2011 and 2010, respectively.

See accompanying notes to the consolidated financial statements.

PUGET ENERGY

CONDENSED BALANCE SHEETS

(Dollars in Thousands)

	DECEMBER 31,
	2011	2010
Assets:
Investment in subsidiaries(1)	$3,314,195	$3,063,356

Other property and investments:
Goodwill	1,656,513	1,656,513

Current assets:
Cash	6,224	237
Receivables from affiliates(2)	30,291	23,509
Income taxes	—	14,069
Deferred income taxes	8,824	10,516

Total current assets	45,339	48,331

Long-term assets:
Deferred income taxes	117,110	71,967
Other	13,544	8,267

Total long-term assets	130,654	80,234

Total assets	$5,146,701	$4,848,434

Capitalization and liabilities:
Common equity	$3,300,923	$3,322,912
Long-term debt	1,779,844	1,463,039

Total capitalization	5,080,767	4,785,951

Current liabilities:
Interest	13,525	4,480
Unrealized loss on derivative instruments	25,210	30,047

Total current liabilities	38,735	34,527

Long-term liabilities:
Unrealized loss on derivative instruments	27,199	27,956

Total long-term liabilities	27,199	27,956

Total capitalization and liabilities	$5,146,701	$4,848,434

(1)
Investment in subsidiaries for successor include Puget Energy business combination accounting adjustments under ASC 805 that are recorded at Puget Energy.

(2)
Eliminated in consolidation.

See accompanying notes to the consolidated financial statements.

PUGET ENERGY

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

			SUCCESSOR	PREDECESSOR
	YEAR ENDED DECEMBER 31,
			FEBRUARY 6, 2009 - DECEMBER 31, 2009	JANUARY 1, 2009 - FEBRUARY 5, 2009
	2011	2010
Operating activities:
Net income	$123,290	$30,311	$174,015	$12,756
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized gain on derivative instruments	33,549	(3,599)	—	—
Deferred income taxes and tax credits—net	(57,151)	(52,364)	(7,886)	—
Equity in earnings of subsidiary(1)	(228,288)	(92,700)	(231,978)	(31,611)
Other	12,837	18,169	3,153	(14)
Dividends received from subsidiaries	212,875	186,733	183,071	—
Accounts receivable	618	(891)	—	—
Income taxes	14,069	20,601	(21,951)	(1,539)
Accounts payable	—	(48)	(88,912)	—
Affiliated payables	—	—	—	20,015
Accrued interest	9,045	(926)	5,406	—

Net cash provided by (used in) operating activities	120,844	105,286	14,918	(393)

Investing activities:
Investment in subsidiaries	(287,000)	—	(25,960)	—
(Increase) decrease in loan to subsidiaries	(7,400)	300	2,828	346

Net cash provided by (used in) investing activities	(294,400)	300	(23,132)	346

Financing activities:
Dividends paid	(117,441)	(104,311)	(121,178)	—
Issuance of bond	787,000	450,000	50,211	—
Redemption of term-loan	(484,000)	(443,000)
Issue costs	(6,016)	(8,157)	(6,428)	—

Net cash provided by (used in) by financing activities	179,543	(105,468)	(77,395)	—

Increase (decrease) in cash	5,987	118	(85,609)	(47)
Cash at beginning of year	237	119	85,728	57

Cash at end of year	$6,224	$237	$119	$10

(1)
Equity earnings of subsidiary included earnings from PSE of $204.1 million and $26.1 million for the years ended December 31, 2011 and 2010, respectively, and purchase accounting adjustments recorded at Puget Energy for PSE of $24.2 million and $66.6 million for the years ended December 31, 2011 and 2010, respectively.

See accompanying notes to the consolidated financial statements.

SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

PUGET ENERGY (DOLLARS IN THOUSANDS)	BALANCE AT BEGINNING OF PERIOD	ADDITIONS CHARGED TO COSTS AND EXPENSES	DEDUCTIONS	BALANCE AT END OF PERIOD
YEAR ENDED DECEMBER 31, 2011
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$9,784	$18,449	$19,738	$8,495

YEAR ENDED DECEMBER 31, 2010
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$8,094	$23,875	$22,185	$9,784

SUCCESSOR
PERIOD FROM FEBRUARY 6, 2009 TO DECEMBER 31, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$—	$25,378	$17,284	$8,094

PREDECESSOR
PERIOD FROM JANUARY 1, 2009 TO FEBRUARY 5, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$6,392	$1,285	$7,677	$—

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	BALANCE AT BEGINNING OF PERIOD	ADDITIONS CHARGED TO COSTS AND EXPENSES	DEDUCTIONS	BALANCE AT END OF PERIOD
YEAR ENDED DECEMBER 31, 2011
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$9,784	$18,449	$19,738	$8,495

YEAR ENDED DECEMBER 31, 2010
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$8,094	$23,875	$22,185	$9,784

YEAR ENDED DECEMBER 31, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$6,392	$20,220	$18,518	$8,094

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2012	2011	2012	2011
Operating revenue:
Electric	$470,511	$487,721	$1,082,038	$1,087,454
Gas	207,823	245,014	643,789	663,638
Other	283	(60)	1,302	1,176

Total operating revenue	678,617	732,675	1,727,129	1,752,268

Operating expenses:
Energy costs:
Purchased electricity	156,098	180,022	355,213	407,918
Electric generation fuel	19,861	25,886	89,798	71,109
Residential exchange	(15,302)	(15,293)	(38,637)	(36,975)
Purchased gas	96,462	127,174	329,981	363,928
Unrealized (gain) loss on derivative instruments, net	(64,076)	(16,995)	(59,350)	(50,113)
Utility operations and maintenance	128,195	123,852	256,241	241,820
Non-utility expense and other	(74)	2,022	787	4,941
Depreciation	84,552	73,579	163,558	148,361
Amortization	11,547	18,450	24,890	36,423
Conservation amortization	28,518	23,871	62,921	56,084
Taxes other than income taxes	72,960	75,414	172,830	175,935

Total operating expenses	518,741	617,982	1,358,232	1,419,431

Operating income	159,876	114,693	368,897	332,837
Other income (deductions):
Other income	18,337	15,679	33,273	28,218
Other expense	(1,947)	(1,278)	(5,700)	(2,233)
Non-hedging interest rate derivative expense	(7,297)	(25,412)	(6,770)	(25,460)
Interest charges:
AFUDC	4,687	7,597	11,982	12,001
Interest expense	(95,964)	(108,961)	(203,165)	(190,009)

Income (loss) before income taxes	77,692	2,318	198,517	155,354
Income tax (benefit) expense	20,000	(2,717)	52,346	42,888

Net income (loss)	$57,692	$5,035	$146,171	$112,466

The accompanying notes are an integral part of the financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2012	2011	2012	2011
Net income (loss)	$57,692	$5,035	$146,171	$112,466

Other comprehensive income (loss):
Reclassification of net unrealized (gain) loss on interest rate swaps during the period, net of tax of $3,817, $8,486, $5,167 and $10,766, respectively	7,088	15,760	9,596	19,993
Net unrealized gain (loss) from pension and postretirement plans, net of tax of $(56), $(142), $(112) and $(283), respectively	(104)	(263)	(209)	(525)
Reclassification of net unrealized (gain) loss on energy derivative instruments, net of tax of $66, $95, $(39) and $196, respectively	122	177	(73)	364

Other comprehensive income (loss)	7,106	15,674	9,314	19,832

Comprehensive income (loss)	$64,798	$20,709	$155,485	$132,298

The accompanying notes are an integral part of the financial statements.

PUGET SOUND ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

ASSETS

	(UNAUDITED)
	JUNE 30, 2012	DECEMBER 31, 2011
Utility plant (including construction work in progress of $707,257 and $1,282,463, respectively):
Electric plant	$6,336,530	$6,067,672
Gas plant	2,314,874	2,238,741
Common plant	439,872	418,236
Less: Accumulated depreciation and amortization	(828,083)	(674,782)

Net utility plant	8,263,193	8,049,867

Other property and investments:
Goodwill	1,656,513	1,656,513
Investment in exchange power contract	17,633	19,396
Other property and investments	116,203	123,352

Total other property and investments	1,790,349	1,799,261

Current assets:
Cash and cash equivalents	16,133	37,235
Restricted cash	3,544	4,183
Accounts receivable, net of allowance for doubtful accounts of $7,689 and $8,495, respectively	233,225	336,530
Unbilled revenue	120,102	191,150
Materials and supplies, at average cost	89,790	76,068
Fuel and gas inventory, at average cost	69,154	100,491
Unrealized gain on derivative instruments	6,973	6,647
Income taxes	9,661	11,553
Prepaid expense and other	18,157	13,969
Power contract acquisition adjustment gain	47,012	65,096
Deferred income taxes	87,931	101,934

Total current assets	701,682	944,856

Other long-term and regulatory assets:
Regulatory asset for deferred income taxes	67,830	62,304
Power cost adjustment mechanism	—	6,818
Regulatory assets related to power contracts	39,227	46,202
Other regulatory assets	866,036	766,825
Unrealized gain on derivative instruments	15,981	10,084
Power contract acquisition adjustment gain	490,354	517,740
Other	82,334	180,753

Total other long-term and regulatory assets	1,561,762	1,590,726

Total assets	$12,316,986	$12,384,710

The accompanying notes are an integral part of the financial statements.

PUGET SOUND ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in Thousands)

CAPITALIZATION AND LIABILITIES

	(UNAUDITED)
	JUNE 30, 2012	DECEMBER 31, 2011
Capitalization:
Common shareholder's equity:
Common stock $0.01 par value, 1,000 shares authorized, 200 shares outstanding	$—	$—
Additional paid-in capital	3,308,957	3,308,957
Earnings reinvested in the business	80,600	22,873
Accumulated other comprehensive income (loss), net of tax	(21,593)	(30,907)

Total common shareholder's equity	3,367,964	3,300,923

Long-term debt:
First mortgage bonds and senior notes	3,362,000	3,362,000
Pollution control bonds	161,860	161,860
Junior subordinated notes	250,000	250,000
Long-term debt	1,834,000	1,793,000
Debt discount and other	(270,227)	(289,493)

Total long-term debt	5,337,633	5,277,367

Total capitalization	8,705,597	8,578,290

Current liabilities:
Accounts payable	214,847	339,361
Short-term debt	38,000	25,000
Purchased gas adjustment liability	49,611	25,940
Accrued expenses:
Taxes	79,892	90,727
Salaries and wages	29,058	40,892
Interest	69,480	69,329
Unrealized loss on derivative instruments	277,246	327,089
Power contract acquisition adjustment loss	4,050	8,547
Other	69,381	74,409

Total current liabilities	831,565	1,001,294

Long-term and regulatory liabilities:
Deferred income taxes	1,202,949	1,153,755
Unrealized loss on derivative instruments	113,209	196,558
Power cost adjustment mechanism	19,433	—
Regulatory liabilities	375,748	346,225
Regulatory liabilities related to power contracts	537,366	582,836
Power contract acquisition adjustment loss	35,177	37,655
Other deferred credits	495,942	488,097

Total long-term and regulatory liabilities	2,779,824	2,805,126

Commitments and contingencies
Total capitalization and liabilities	$12,316,986	$12,384,710

The accompanying notes are an integral part of the financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	SIX MONTHS ENDED JUNE 30,
	2012	2011
Operating activities:
Net income (loss)	$146,171	$112,466
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	163,558	148,361
Amortization	24,890	36,423
Conservation amortization	62,921	56,084
Deferred income taxes and tax credits, net	52,657	43,278
Net unrealized (gain) loss on derivative instruments	(76,850)	(23,542)
Pension funding	(11,400)	(5,000)
Derivative contracts classified as financing activities due to merger	47,423	123,951
AFUDC—Equity	(14,485)	(12,033)
Regulatory assets	(61,856)	18,450
Regulatory liabilities	37,752	(3,203)
Other long-term assets	7,302	(23,919)
Other long-term liabilities	45,284	32,113
Change in certain current assets and liabilities:
Accounts receivable and unbilled revenue	174,353	169,838
Materials and supplies	(13,722)	6,416
Fuel and gas inventory	31,138	28,880
Income taxes	1,892	63,893
Prepayments and other	(4,190)	(2,154)
Purchased gas adjustment	23,671	18,716
Accounts payable	(86,438)	(51,557)
Taxes payable	(10,835)	(6,726)
Accrued expenses and other	6,621	10,632

Net cash provided by operating activities	545,857	741,367

Investing activities:
Construction expenditures—excluding equity AFUDC	(398,900)	(567,837)
Energy efficiency expenditures	(48,232)	(37,758)
Restricted cash	639	1,018
Other	(28,410)	1,525

Net cash used in investing activities	(474,903)	(603,052)

Financing activities:
Change in short-term debt and leases, net	9,211	(248,765)
Dividends paid	(88,444)	(116,691)
Long-term notes and bonds issued	1,314,000	1,087,000
Redemption of bonds and notes	(1,273,000)	(744,000)
Derivative contracts classified as financing activities due to merger	(47,423)	(123,951)
Issuance cost of bonds and other	(6,400)	(5,593)

Net cash provided by (used in) financing activities	(92,056)	(152,000)

Net increase (decrease) in cash and cash equivalents	(21,102)	(13,685)
Cash and cash equivalents at beginning of period	37,235	36,557

Cash and cash equivalents at end of period	$16,133	$22,872

Supplemental cash flow information:
Cash payments for interest (net of capitalized interest)	$170,262	$152,789
Cash payments (refunds) for income taxes	(1,898)	(64,018)

The accompanying notes are an integral part of the financial statements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

BASIS OF PRESENTATION

        Puget Energy, Inc. (Puget Energy) is an energy services holding company that owns Puget Sound Energy, Inc. (PSE). PSE is a public utility incorporated in the state of Washington that furnishes electric and natural gas services in a territory covering 6,000 square miles, primarily in the Puget Sound region. Following the merger with Puget Holdings LLC (Puget Holdings) on February 6, 2009, Puget Energy is an indirect wholly-owned subsidiary of Puget Holdings.

        The consolidated financial statements of Puget Energy reflect the accounts of Puget Energy and its subsidiary, PSE. PSE's consolidated financial statements include the accounts of PSE and its subsidiaries. Puget Energy and PSE are collectively referred to herein as "the Company." The consolidated financial statements are presented after elimination of all significant intercompany items and transactions. PSE's consolidated financial statements continue to be accounted for on a historical basis and do not include any purchase accounting adjustments. Certain prior year amounts in the consolidated statements of cash flows have been reclassified to conform to current year presentation.

        The consolidated financial statements contained in this Form 10-Q are unaudited. In the respective opinions of the management of Puget Energy and PSE, all adjustments necessary for a fair statement of the results for the interim periods have been reflected and were of a normal recurring nature. These consolidated financial statements should be read in conjunction with the audited financial statements (and the Combined Notes thereto) included in the combined Puget Energy and PSE Annual Report on Form 10-K for the year ended December 31, 2011.

        The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

        Operating utility revenue is recognized when the basis of services is rendered, which includes estimated unbilled revenue. In March 2012, PSE changed its estimate of unbilled revenue from a calculation that was based on system load and billing information from its customers to a calculation using meter readings from its automated meter reading (AMR) system. The new estimate calculates unbilled usage at the end of each month as the difference between the customer meter readings on the last day of the month and the last customer meter readings billed. The unbilled usage is then priced at published rates for each schedule to estimate the unbilled revenues by customer. As a result of further refinements, the estimate of unbilled revenue at June 30, 2012, PSE has additionally identified $4.4 million of revenue that were recorded during the second quarter that should have been included in the estimated unbilled calculation at March 31, 2012. The impact on net income was $2.9 million. This had no impact to cash flow from operations or total cash flows.

        Sales to other utilities are recognized in accordance with Accounting Standards Codification (ASC) 605, "Revenue Recognition" (ASC 605) and ASC 815, "Derivatives and Hedging" (ASC 815). Non-utility subsidiaries recognize revenue when services are performed or upon the sale of assets. Revenue from retail sales is billed based on tariff rates approved by the Washington Commission. Sales of RECs are deferred as a regulatory liability.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        PSE collected Washington State excise taxes (which are a component of general retail customer rates) and municipal taxes totaling $53.7 million and $134.7 million for the three and six months ended June 30, 2012, respectively, and $57.1 million and $137.4 million for the three and six months ended June 30, 2011, respectively. The Company reports the collection of such taxes on a gross basis in operating revenue and as expense in taxes other than income taxes in the accompanying consolidated statements of income.

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        The following tables present the components of the Company's accumulated other comprehensive income (OCI) at June 30, 2012 and December 31, 2011:

PUGET ENERGY (DOLLARS IN THOUSANDS)	JUNE 30, 2012	DECEMBER 31, 2011
Net unrealized loss on energy derivative instruments	$(1,186)	$(1,113)
Net unrealized loss on interest rate swaps	(5,003)	(14,599)
Net unrealized loss and prior service cost on pension plans	(15,404)	(15,195)

Total Puget Energy, net of tax	$(21,593)	$(30,907)

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	JUNE 30, 2012	DECEMBER 31, 2011
Net unrealized loss on energy derivative instruments	$(8,143)	$(12,934)
Net unrealized loss on treasury interest rate swaps	(6,782)	(6,941)
Net unrealized loss and prior service cost on pension plans	(165,061)	(168,704)

Total PSE, net of tax	$(179,986)	$(188,579)

STATEMENTS OF CASH FLOWS

        The Company has refinancing transactions that do not result in an actual exchange of cash. For these transactions, the Company evaluates if the non-exchange of cash is for convenience purposes and if so, the Company considers the transaction as if it had constructively received and disbursed the cash and presents the transaction as gross on the financing section of the statements of cash flows.

(2) New Accounting Pronouncements

INTANGIBLES—GOODWILL AND OTHER

        On January 1, 2012, Puget Energy adopted Accounting Standards Update (ASU) 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (ASU 2011-08). ASU 2011-08 allows an entity the option to qualitatively assess whether it must perform the two-step goodwill impairment test in FASB ASC 350-20, Intangibles—Goodwill and Other. An entity has the option to qualitatively assess whether it is more likely than not (more than 50% likelihood) that the fair value of the reporting unit is less than its carrying amount. If an entity elects to perform the qualitative assessment and determines that it is more likely than not that the reporting unit's fair value is in excess of its carrying amount, no further evaluation is necessary. Otherwise, an entity would perform Step 1 of the goodwill impairment test in ASC 350-20.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) New Accounting Pronouncements (Continued)

        ASU 2011-08 was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. ASU 2011-08 did not have a material impact on the financial reporting of Puget Energy.

COMPREHENSIVE INCOME

        On January 1, 2012, the Company adopted ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 allows an entity the option to present the total of comprehensive income, the components of net income, and the components of OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of OCI along with a total for OCI, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of OCI as part of the statement of changes in stockholders' equity. The ASU also requires the presentation of reclassification adjustments for items that are reclassified from OCI to net income on the financial statements. However, the FASB has deferred this requirement. The amendments to the ASC in the ASU do not change the items that must be reported in OCI or when an item of OCI must be reclassified to net income.

        ASU 2011-05 should be applied retrospectively, and was effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Prior to the effective date of the ASU, the Company had already complied with the presentation requirement, as the Company presents the total of comprehensive income, the components of net income, and the components of OCI in two separate statements. Therefore, ASU 2011-05 did not have an impact on the Company's consolidated financial statements.

FAIR VALUE MEASUREMENT

        On January 1, 2012, the Company adopted ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (IFRS) (ASU 2011-04). ASU 2011-04 represents the converged guidance of the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board on fair value measurement. Many of the amendments to ASC 820, "Fair Value Measurements and Disclosures" (ASC 820), eliminate unnecessary wording differences between IFRS and GAAP. ASU 2011-04 expands ASC 820's existing disclosure requirements for fair value measurements categorized in Level 3 by requiring (1) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (2) a description of the valuation processes in place, and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and the interrelationships between those inputs. In addition, ASU 2011-04 requires the Company to indicate the level in the fair value hierarchy of items that are not recorded at fair value but whose fair value must be disclosed.

        Other amendments to ASC 820 include clarifying the highest and best use and valuation premise for nonfinancial assets, net risk position fair value measurement option for financial assets and liabilities with offsetting positions in market risks or counterparty credit risk, premiums and discounts in fair value measurement, and fair value of an instrument classified in a reporting entity's shareholders' equity.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) New Accounting Pronouncements (Continued)

        ASU 2011-04 was effective for interim and annual periods beginning after December 15, 2011. Adoption of ASU 2011-04 did not have a significant impact on the Company's consolidated financial statements.

(3) Accounting for Derivative Instruments and Hedging Activities

        PSE employs various energy portfolio optimization strategies, but is not in the business of assuming risk for the purpose of realizing speculative trading revenue. The nature of serving regulated electric customers with its portfolio of owned and contracted electric generation resources exposes PSE and its customers to some volumetric and commodity price risks within the sharing mechanism of the PCA. Therefore, wholesale market transactions and related hedging strategies are focused on balancing PSE's energy portfolio, reducing costs and risks where feasible thus reducing volatility in costs in the portfolio. PSE's energy risk portfolio management function monitors and manages these risks using analytical models and tools. In order to manage risks effectively, PSE enters into physical and financial transactions which are appropriate for the service territory of PSE and are relevant to its regulated electric and natural gas portfolios.

        At the February 2009 merger date, Puget Energy recorded all derivative contracts at fair value as either assets or liabilities. Certain contracts meeting the criteria defined in ASC 815 were subsequently designated as Normal Purchase Normal Sale (NPNS) or cash flow hedges. The difference in the derivative unrealized gains/losses recorded through earnings between Puget Energy and PSE will occur through March 2015.

        On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts used to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated OCI is transferred to earnings in the same period or periods during which the hedged transaction affects earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

        The Company manages its interest rate risk through the issuance of mostly fixed-rate debt with varied maturities. The Company utilizes internal cash from operations, borrowings under its commercial paper program, and its credit facilities to meet short-term funding needs. Short-term obligations are commonly refinanced with fixed-rate bonds or notes when needed and when interest rates are considered favorable. The Company may enter into swap instruments or other financial hedge instruments to manage the interest rate risk associated with these debts. As of June 30, 2012, Puget Energy had two interest rate swap contracts outstanding and PSE did not have any outstanding interest rate swap instruments.

        In February 2009, Puget Energy entered into a cash flow hedge using interest rate swaps to hedge the risk associated with one-month London Interbank Offered Rate (LIBOR) floating rate debt. Subsequently, in order to satisfy a commitment the Company made to the Washington Commission and to mitigate interest rate risk, the Company refinanced a portion of the underlying debt hedged by the interest rate swaps in 2010, 2011 and again during 2012. As a result of refinancing in 2010, the Company de-designated the cash flow hedge accounting relationship between the debt and interest rate swaps. A portion of the outstanding interest rate swap derivative loss associated with the probable

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

future interest payments occurring remains in OCI, and is amortized monthly as the payments occur. The portion of the outstanding interest rate swap derivative loss associated with interest payments on the debt where future payments become remote of occurring is reclassified from OCI into earnings.

        On June 15, 2012, Puget Energy issued $450.0 million of 10-year senior secured fixed-rate notes and paid down $425.0 million of its outstanding variable rate debt, bringing the balance down to $434.0 million as of June 30, 2012. As the related forecasted transactions (i.e. future interest payments associated with the debt pay down) are now remote of occurring, Puget Energy reclassified a $7.9 million loss from accumulated OCI into earnings. In order to better align its existing swap notional with the reduced balance outstanding under the variable rate senior secured credit facility balance, on June 18, 2012, the Company settled $550.0 million of the interest rate swaps for a $20.2 million loss, thereby reducing the swap notional to $450.0 million. Additionally, the Company amended the remaining two interest rate swap agreements ($450.0 million notional) to extend the maturities to January 2017. This strategy allowed the Company to improve the alignment between the $450.0 million hedge and the variable rate exposure of the remaining balance of $434.0 million of the revolving senior secured credit facility.

        The following tables present the fair value and locations of the Company's derivative instruments recorded on the balance sheets:

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS

	JUNE 30, 2012		DECEMBER 31, 2011
PUGET ENERGY (DOLLARS IN THOUSANDS)	ASSETS(1)	LIABILITIES(2)	ASSETS(1)	LIABILITIES(2)
Interest rate swaps:
Current	$—	$6,223	$—	$25,210
Long-term	—	13,924	—	27,199

Total interest rate swaps	$—	$20,147	$—	$52,409

Puget Energy and Puget Sound Energy
Electric portfolio:
Current	$4,031	$160,033	$5,212	$173,582
Long-term	9,523	50,048	5,508	90,752

Natural gas portfolio:(3)
Current	2,942	110,990	1,435	128,297
Long-term	6,458	49,237	4,576	78,607

Total energy derivatives	$22,954	$370,308	$16,731	$471,238

(1)
Balance sheet location: Unrealized gain on derivative instruments.

(2)
Balance sheet location: Unrealized loss on derivative instruments.

(3)
PSE had a net derivative liability and an offsetting regulatory asset of $150.8 million at June 30, 2012 and $200.9 million at December 31, 2011 related to financial contracts used to economically hedge the cost of physical gas purchased to serve natural gas customers. All fair value adjustments on derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980, "Regulated Operations" (ASC 980) due to the Purchased Gas Adjustment (PGA) mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism and the gains and losses on the hedges in future periods will be recorded as gas costs.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

        For further details regarding the fair value of derivative instruments, see Note 4.

        The following tables present the net unrealized (gain) loss of the Company's derivative instruments recorded on the statements of income:

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
PUGET ENERGY (DOLLARS IN THOUSANDS)	2012	2011	2012	2011
Natural gas / Power NPNS(1)	$—	$(2,720)	$(2,151)	$(10,769)
Natural gas for power generation	(13,647)	1,261	(13,698)	(40,262)
Power	(50,429)	(15,536)	(43,501)	918

Total net unrealized (gain) loss on derivative instruments	$(64,076)	$(16,995)	$(59,350)	$(50,113)

Interest expense—interest rate swaps	$(8,563)	$14,171	$(4,102)	$12,245

Other deductions—interest rate swaps	$925	$16,126	$(13,398)	$14,326

(1)
Amount represents amortization related to contracts that were recorded at fair value as of the date of the merger.

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	2012	2011	2012	2011
Natural gas for power generation	$(13,647)	$1,476	$(13,696)	$(23,201)
Power	(46,203)	(11,124)	(36,019)	7,569

Total net unrealized (gain) loss on derivative instruments	$(59,850)	$(9,648)	$(49,715)	$(15,632)

        The following tables present the effect of hedging instruments on Puget Energy's OCI and statements of income, related to derivatives that were in a previous cash flow hedge relationship:

	THREE MONTHS ENDED JUNE 30,
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION(1))
			GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(2))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
	2012	2011	LOCATION	2012	2011
Interest rate contracts:	$—	$—	Interest expense	$(10,905)	$(24,246)
Commodity contracts:
Electric derivatives	—	—	Electric generation fuel	—	(20)
			Purchased electricity	(188)	(252)

Total	$—	$—		$(11,093)	$(24,518)

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

	SIX MONTHS ENDED JUNE 30,
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION(1))
			GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(2))
PUGET ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
	2012	2011	LOCATION	2012	2011
Interest rate contracts:	$—	$—	Interest expense	$(14,763)	$(30,758)
Commodity contracts:
Electric derivatives	—	—	Electric generation fuel	100	(50)
			Purchased electricity	12	(510)

Total	$—	$—		$(14,651)	$(31,318)

(1)
Changes in OCI are reported in after-tax dollars.

(2)
A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

        The following tables present the effect of hedging instruments on PSE's OCI and statements of income, related to derivatives that were in a previous cash flow hedge relationship:

	THREE MONTHS ENDED JUNE 30,
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION(1))
			GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(2))
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
	2012	2011	LOCATION	2012	2011
Interest rate contracts:	$—	$—	Interest expense	$(122)	$(123)
Commodity contracts:
Electric derivatives	—	—	Electric generation fuel	(4,414)	(237)
			Purchased electricity	—	(4,663)

Total	$—	$—		$(4,536)	$(5,023)

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

	SIX MONTHS ENDED JUNE 30,
	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION(1))
			GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION(2))
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS) DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
	2012	2011	LOCATION	2012	2011
Interest rate contracts:	$—	$—	Interest expense	$(244)	$(246)
Commodity contracts:
Electric derivatives	—	—	Electric generation fuel	97	(17,109)
			Purchased electricity	(7,468)	(7,159)

Total	$—	$—		$(7,615)	$(24,514)

(1)
Changes in OCI are reported in after-tax dollars.

(2)
A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

        For derivative instruments designated as cash flow hedges, the effective portion of the gain or loss on the derivative was reported as a component of OCI, then reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Puget Energy expects that $6.1 million of losses in accumulated OCI will be reclassified into earnings within the next twelve months. PSE expects that $8.3 million of losses in accumulated OCI will be reclassified into earnings within the next twelve months. The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows extends to June 2015 for purchased electricity contracts, October 2018 for gas for power generation contracts and January 2017 for interest rate swaps.

        The following tables present the effect of the Company's derivatives not designated as hedging instruments on income:

		THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
PUGET ENERGY (DOLLARS IN THOUSANDS)	LOCATION	2012	2011	2012	2011
Interest rate contracts:	Other deductions	$(7,297)	$(25,412)	$(6,770)	$(25,460)
	Interest expense	(9,902)	(22,699)	(19,264)	(27,276)
Commodity contracts:
Electric derivatives	Unrealized gain (loss) on derivative instruments, net(1)	64,076	14,275	57,199	39,344
	Electric generation fuel	(2,981)	(8,808)	(25,974)	(49,622)
	Purchased electricity	(39,540)	(19,158)	(84,953)	(33,830)

Total gain (loss) recognized in income on derivatives		$4,356	$(61,802)	$(79,762)	$(96,844)

(1)
Differs from the amounts stated in the statements of income as it does not include amortization related to contracts that were recorded at fair value at the time of the February 2009 merger and subsequently designated as NPNS of $0.0 million and $2.2 million for the three and six months

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

  ended June 30, 2012 and $2.7 million and $10.8 million for the three and six months ended June 30, 2011, respectively.

		THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LOCATION	2012	2011	2012	2011
Commodity contracts:
Electric derivatives	Unrealized gain (loss) on derivative instruments, net	$59,850	$9,648	$49,715	$15,632
	Electric generation fuel	(2,981)	(8,808)	(25,974)	(49,622)
	Purchased electricity	(39,540)	(19,158)	(84,953)	(33,830)

Total gain (loss) recognized in income on derivatives		$17,329	$(18,318)	$(61,212)	$(67,820)

          The Company had the following outstanding interest rate and commodity contracts as of June 30, 2012:

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS:	NUMBER OF UNITS
PUGET ENERGY:
Interest rate swaps	$450.0 million
PUGET ENERGY AND PUGET SOUND ENERGY:
Natural gas derivatives	508,805,338 MMBtus
Electric generation fuel	137,635,000 MMBtus
Purchased electricity	11,629,550 MWhs

          The Company is exposed to credit risk primarily through buying and selling electricity and natural gas to serve its customers. Credit risk is the potential loss resulting from a counterparty's non-performance under an agreement. The Company manages credit risk with policies and procedures for, among other things, counterparty credit analysis, exposure measurement, exposure monitoring and exposure mitigation.

          The Company monitors counterparties that have significant swings in credit default swap rates, have credit rating changes by external rating agencies, have changes in ownership or are experiencing financial problems. Where deemed appropriate, the Company may request collateral or other security from its counterparties to mitigate potential credit default losses. Criteria employed in this decision include, among other things, the perceived creditworthiness of the counterparty and the expected credit exposure.

          It is possible that volatility in energy commodity prices could cause the Company to have material credit risk exposure with one or more counterparties. If such counterparties fail to perform their obligations under one or more agreements, the Company could suffer a material financial loss. However, as of June 30, 2012, approximately 99.9% of the Company's energy portfolio exposure, excluding NPNS transactions, is with counterparties that are rated at least investment grade by the major rating agencies and 0.1% are either rated below investment grade or not rated by rating agencies. The Company assesses credit risk internally for counterparties that are not rated.

          The Company generally enters into the following master agreements: (1) WSPP, Inc. (WSPP) agreements—standardized power sales contract in the electric industry; (2) International Swaps and

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

  Derivatives Association (ISDA) agreements—standardized financial gas and electric contracts; and (3) North American Energy Standards Board (NAESB) agreements—standardized physical gas contracts. The Company believes that such agreements reduce credit risk exposure because such agreements provide for the netting and offsetting of monthly payments and, in the event of counterparty default, termination payments.

          The Company computes credit reserves at a master agreement level by counterparty (i.e., WSPP, ISDA, or NAESB). The Company considers external credit ratings and market factors, such as credit default swaps and bond spreads, in the determination of reserves. The Company recognizes that external ratings may not always reflect how a market participant perceives a counterparty's risk of default. The Company uses both default factors published by Standard & Poor's and factors derived through analysis of market risk, which reflect the application of an industry standard recovery rate. The Company selects a default factor by counterparty at an aggregate master agreement level based on a weighted average default tenor for that counterparty's deals. The default tenor is used by weighting the fair value and contract tenors for all deals for each counterparty and coming up with an average value. The default factor used is dependent upon whether the counterparty is in a net asset or a net liability position after applying the master agreement levels.

          The Company applies the counterparty's default factor to compute credit reserves for counterparties that are in a net asset position. Moreover, the Company applies its own default factor to compute credit reserves for counterparties that are in a net liability position. Credit reserves are booked as contra accounts to unrealized gain (loss) positions. As of June 30, 2012, the Company was in a net liability position with the majority of counterparties, so the default factors of counterparties did not have a significant impact on reserves for the quarter. The majority of the Company's derivative contracts are with financial institutions and other utilities operating within the Western Electricity Coordinating Council. Despite its net liability position, PSE was not required to post any additional collateral with any of its counterparties. Additionally, PSE did not trigger any collateral requirements with any of its counterparties nor were any of PSE's counterparties required to post additional collateral resulting from credit rating downgrades.

          As of June 30, 2012, the Company did not have any outstanding energy supply contracts with counterparties that contained credit risk related contingent features, which could result in a counterparty requesting immediate payment or demanding immediate and ongoing full overnight collateralization on derivative instruments in a net liability position.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Accounting for Derivative Instruments and Hedging Activities (Continued)

          The table below presents the fair value of the overall contractual contingent liability positions for the Company's derivative activity at June 30, 2012:

PUGET ENERGY AND PUGET SOUND ENERGY CONTINGENT FEATURE (DOLLARS IN THOUSANDS)	FAIR VALUE(1) LIABILITY	POSTED COLLATERAL	CONTINGENT COLLATERAL
Credit rating(2)	$(37,833)	$—	$37,833
Requested credit for adequate assurance	(74,936)	—	—
Forward value of contract(3)	(12,093)	—	—

Total	$(124,862)	$—	$37,833

(1)
Represents the derivative fair value of contracts with contingent features for counterparties in net derivative liability positions at June 30, 2012. Excludes NPNS, accounts payable and accounts receivable.

(2)
Failure by PSE to maintain an investment grade credit rating from each of the major credit rating agencies provides counterparties a contractual right to demand collateral.

(3)
Collateral requirements may vary, based on changes in the forward value of underlying transactions relative to contractually defined collateral thresholds.

(4) Fair Value

        GAAP established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy categorizes the inputs into three levels with the highest priority given to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority given to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

    Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities. Equity securities that are also classified as cash equivalents are considered Level 1 if there are unadjusted quoted prices in active markets for identical assets or liabilities.

    Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

    Level 3—Pricing inputs include significant inputs that have little or no observability as of the reporting date. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. If a fair value measurement relies on inputs from different levels of the hierarchy, the entire measurement must be placed based on the lowest level input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy. The Company primarily determines fair value measurements classified as Level 2 or Level 3 using a combination of the income and market valuation approaches. The process of determining the fair values is the responsibility of the derivative accounting department which reports to the Controller and Principal Accounting Officer. On a daily basis, the Company obtains quoted forward prices for the electric and natural gas market from an independent external pricing service. These forward price quotes are used in addition to other various inputs to determine the reported fair value. Some of the inputs, which are not significant, include the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), assumptions for time value, and also the impact of the Company's nonperformance risk of its liabilities. For interest rate swaps, the Company obtains monthly mark-to-market values from an independent external pricing service for LIBOR forward rates, which is a significant input. Some of the inputs of the interest rate swap valuations, which are not significant, include the credit standing of the counterparties, assumptions for time value and the impact of the Company's nonperformance risk of its liabilities. Cash equivalents and restricted cash classified as Level 2 fair value instruments consist of special money market funds and premium checking accounts. The Company valued Level 2 cash equivalents and restricted cash using the market approach based on the fair value of underlying investments at reporting date.

        The Company considers its electric, natural gas and interest rate swap contracts as Level 2 derivative instruments as such contracts are commonly traded as over-the-counter forwards with indirectly observable price quotes. However, certain energy derivative instruments are classified as Level 3 in the fair value hierarchy since Level 3 inputs are significant to the fair value measurement. Management's assessment was based on the trading activity in real-time and forward electric and natural gas markets. Each quarter, the Company confirms the validity of pricing service quoted prices (e.g., Level 2 in the fair value hierarchy) used to value commodity contracts with the actual prices of commodity contracts entered into during the most recent quarter.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

Assets and Liabilities with Estimated Fair Value

        The following table presents the fair value hierarchy by level, the carrying value for cash, cash equivalents, restricted cash, notes receivable and short-term debt. The carrying values below are representative of fair values due to the short-term nature of these financial instruments.

	CARRYING / FAIR VALUE AT JUNE 30, 2012				CARRYING / FAIR VALUE AT DECEMBER 31, 2011
PUGET ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Cash and Cash Equivalents	$1,314	$14,819	$—	$16,133	$14,809	$22,426	$—	$37,235
Restricted Cash	1,174	2,370	—	3,544	2,043	2,140	—	4,183
Notes Receivable and Other	—	65,883	—	65,883	—	73,031	—	73,031

Total assets	$2,488	$83,072	$—	$85,560	$16,852	$97,597	$—	$114,449

Liabilities:
Short Term Debt	$—	$38,000	$—	$38,000	$—	$25,000	$—	$25,000

Total liabilities	$—	$38,000	$—	$38,000	$—	$25,000	$—	$25,000

	CARRYING / FAIR VALUE AT JUNE 30, 2012				CARRYING / FAIR VALUE AT DECEMBER 31, 2011
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Cash and Cash Equivalents	$200	$14,430	$—	$14,630	$9,200	$21,810	$—	$31,010
Restricted Cash	1,174	2,370	—	3,544	2,043	2,140	—	4,183
Notes Receivable and Other	—	65,883	—	65,883	—	73,031		73,031

Total assets	$1,374	$82,683	$—	$84,057	$11,243	$96,981	$—	$108,224

Liabilities:
Short Term Debt	$—	$38,000	$—	$38,000	$—	$25,000	$—	$25,000
Short Term Debt owed to parent	—	29,998	—	29,998	—	29,998	—	29,998

Total liabilities	$—	$67,998	$—	$67,998	$—	$54,998	$—	$54,998

        The fair value of the junior subordinated and long-term notes were estimated using the discounted cash flow method with U.S. Treasury yields and Company credit spreads as inputs, interpolating to the maturity date of each issue. Carrying values and estimated fair values were as follows:

		JUNE 30, 2012		DECEMBER 31, 2011
PUGET ENERGY (DOLLARS IN THOUSANDS)	LEVEL	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE
Liabilities:
Junior subordinated notes	2	$250,000	$252,313	$250,000	$248,583
Long-term debt (fixed-rate), net of discount	2	4,653,633	6,077,979	4,197,511	5,503,571
Long-term debt (variable-rate), net of discount	2	434,000	434,000	829,856	856,978

Total		$5,337,633	$6,764,292	$5,277,367	$6,609,132

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

		JUNE 30, 2012		DECEMBER 31, 2011
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LEVEL	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE
Liabilities:
Junior subordinated notes	2	$250,000	$252,313	$250,000	$248,583
Long-term debt (fixed-rate), net of discount	2	3,523,846	4,606,220	3,523,845	4,499,295

Total		$3,773,846	$4,858,533	$3,773,845	$4,747,878

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables present the Company's financial assets and liabilities by level, within the fair value hierarchy, that were accounted for at fair value on a recurring basis and the reconciliation of the changes in the fair value of Level 3 derivatives in the fair value hierarchy. The Company did not have any transfers between Level 2 and Level 1 during the three and six months ended June 30, 2012 and 2011.

	FAIR VALUE AT JUNE 30, 2012				FAIR VALUE AT DECEMBER 31, 2011
PUGET ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Electric derivative instruments	$—	$4,116	$9,438	$13,554	$—	$2,340	$8,380	$10,720
Natural gas derivative instruments	—	3,375	6,025	9,400	—	—	6,011	6,011

Total derivative assets	$—	$7,491	$15,463	$22,954	$—	$2,340	$14,391	$16,731

Liabilities:
Electric derivative instruments	$—	$120,190	$89,891	$210,081	$—	$165,643	$98,691	$264,334
Natural gas derivative instruments	—	151,383	8,844	160,227	—	195,852	11,052	206,904
Interest rate derivative instruments	—	20,147	—	20,147	—	52,409	—	52,409

Total derivative liabilities	$—	$291,720	$98,735	$390,455	$—	$413,904	$109,743	$523,647

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

	FAIR VALUE AT JUNE 30, 2012				FAIR VALUE AT DECEMBER 31, 2011
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Electric derivative instruments	$—	$4,116	$9,438	$13,554	$—	$2,340	$8,380	$10,720
Natural gas derivative instruments	—	3,375	6,025	9,400	—	—	6,011	6,011

Total assets	$—	$7,491	$15,463	$22,954	$—	$2,340	$14,391	$16,731

Liabilities:
Electric derivative instruments	$—	$120,190	$89,891	$210,081	$—	$165,643	$98,691	$264,334
Natural gas derivative instruments	—	151,383	8,844	160,227	—	195,852	11,052	206,904

Total liabilities	$—	$271,573	$98,735	$370,308	$—	$361,495	$109,743	$471,238

	THREE MONTHS ENDED JUNE 30,
	2012			2011
PUGET ENERGY AND PUGET SOUND ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY) (DOLLARS IN THOUSANDS)
	ELECTRIC	GAS	TOTAL	ELECTRIC	GAS	TOTAL
Balance at beginning of period	$(107,364)	$(3,167)	$(110,531)	$(89,758)	$(1,785)	$(91,543)
Changes during period
Realized and unrealized energy derivatives:
Included in earnings(1)	5,077	—	5,077	(4,244)	—	(4,244)
Included in regulatory assets / liabilities	—	(4)	(4)	—	1,860	1,860
Settlements(3)	14,372	324	14,696	8,234	(1,127)	7,107
Transferred into Level 3	(38,674)	(297)	(38,971)	—	363	363
Transferred out of Level 3	46,136	325	46,461	4,475	445	4,920

Balance at end of period	$(80,453)	$(2,819)	$(83,272)	$(81,293)	$(244)	$(81,537)

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

	SIX MONTHS ENDED JUNE 30,
	2012			2011
PUGET ENERGY AND PUGET SOUND ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY) (DOLLARS IN THOUSANDS)
	ELECTRIC	GAS	TOTAL	ELECTRIC	GAS	TOTAL
Balance at beginning of period	$(90,311)	$(5,041)	$(95,352)	$(87,436)	$(3,859)	$(91,295)
Changes during period:
Realized and unrealized energy derivatives:
Included in earnings(2)	(16,870)	—	(16,870)	(19,951)	—	(19,951)
Included in regulatory assets / liabilities	—	(1,287)	(1,287)	—	2,979	2,979
Settlements(3)	35,415	105	35,520	19,139	(1,592)	17,547
Transferred into Level 3	(55,548)	(297)	(55,845)	—	363	363
Transferred out of Level 3	46,861	3,701	50,562	6,955	1,865	8,820

Balance at end of period	$(80,453)	$(2,819)	$(83,272)	$(81,293)	$(244)	$(81,537)

(1)
Income Statement location: Unrealized (gain) loss on derivative instruments, net. Includes unrealized gains (losses) on derivatives still held in position as of the reporting date for electric derivatives of $6.2 million and $(5.0) million for the three months ended June 30, 2012 and 2011, respectively.

(2)
Income Statement location: Unrealized (gain) loss on derivative instruments, net. Includes unrealized gains (losses) on derivatives still held in position as of the reporting date for electric derivatives of $(12.8) million and $(17.5) million for the six months ended June 30, 2012 and 2011, respectively.

(3)
The Company had no purchases, sales or issuances during the reported periods.

        Realized gains and losses on energy derivatives for Level 3 recurring items are included in energy costs in the Company's consolidated statements of income under purchased electricity, electric generation fuel or purchased natural gas when settled. Unrealized gains and losses on energy derivatives for Level 3 recurring items are included in net unrealized (gain) loss on derivative instruments in the Company's consolidated statements of income.

        In order to determine which assets and liabilities are classified as Level 3, the Company receives market data from its independent external pricing service defining the tenor of observable market quotes. To the extent any of the Company's commodity contracts extend beyond what is considered observable as defined by its independent pricing service, the contracts are classified as Level 3. The actual tenor of what the independent pricing service defines as observable is subject to change depending on market conditions. Therefore, as the market changes, the same contract may be designated Level 3 one month and Level 2 the next, and vice versa. The changes of fair value classification into or out of Level 3 are recognized each month, and reported in the Level 3 Roll-forward table above. The Company does periodically transact at locations, or market price points, that are illiquid or for which no prices are available from the independent pricing service. In such circumstances the Company uses a more liquid price point and performs a 15-month regression against the illiquid locations to serve as a proxy for market prices. Such transactions are classified as Level 3. The Company does not use internally developed models to make adjustments to significant unobservable pricing inputs. The only significant unobservable input into the fair value measurement of

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

the Company's Level 3 assets and liabilities is the forward price for electric and natural gas contracts. Below are the forward price ranges for the Company's purchased commodity contracts, as of June 30, 2012:

(Dollars in Thousands)

	FAIR VALUE				RANGE
			VALUATION TECHNIQUE	UNOBSERVABLE INPUT			WEIGHTED AVERAGE
DERIVATIVE INSTRUMENT	ASSETS(1)	LIABILITIES(1)			LOW	HIGH
Electric	$9,438	$89,891	Discounted cash flow	Power Prices	$6.11 per MWh	$46.86 per MWh	$29.93 per MWh
Natural gas	$6,025	$8,844	Discounted cash flow	Natural Gas Prices	$1.77 per MMBtu	$4.79 per MMBtu	$3.88 per MMBtu

(1)
The valuation techniques, unobservable inputs and ranges are the same for asset and liability positions.

        The significant unobservable inputs listed above would have a direct impact on the fair values of the above instruments if they were adjusted. Consequently significant increases or decreases in the forward prices of electricity or natural gas in isolation would result in a significantly higher or lower fair value for Level 3 assets and liabilities. Generally, interrelationships exist between market prices of natural gas and power. As such, an increase in natural gas pricing would potentially have a similar impact on forward power markets. At June 30, 2012, a hypothetical 10% increase or decrease in market prices of natural gas and electricity would change the fair value of the Company's derivative portfolio, classified as Level 3 within the fair value hierarchy, by $18.7 million.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

        At the time of merger, Puget Energy recorded the fair value of its intangible assets in accordance with ASC 360, "Property, Plant, and Equipment," (ASC 360). The fair value assigned to the power contracts was determined using an income approach comparing the contract rate to the market rate for power over the remaining period of the contracts incorporating nonperformance risk. Management also incorporated certain assumptions related to quantities and market presentation that it believes market participants would make in the valuation. The fair value of the power contracts is amortized as the contracts settle. ASC 360 requires long-lived assets to be tested for impairment on an on-going basis, whenever events or circumstances would more likely than not reduce the fair value of the long-lived assets below its carrying value. One such triggering event is a significant decrease in market price.

        Due to decreasing forward wholesale market prices at March 31, 2012, Puget Energy completed a valuation and impairment test for long-term power purchase contracts, and the valuation indicated impairment to one of the purchased power contracts. As of March 31, 2012, the carrying value for the intangible asset contract was $113.3 million and its fair value on a discounted basis was determined to be $96.7 million, thereby requiring a $16.6 million write-off of the intangible asset with a corresponding reduction in the regulatory liability.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Fair Value (Continued)

        The valuation was measured using the income approach. Significant inputs included forward electricity prices and power contract pricing which provided future net cash flow estimates which are classified as Level 3 within the fair value hierarchy. An insignificant input is the discount rate reflective of PSE's cost of capital used in the valuation. Below are the quarterly significant unobservable inputs used in estimating the long-term power purchase contracts' fair value of $513.6 million during the period ended March 31, 2012:

VALUATION TECHNIQUE	UNOBSERVABLE INPUT	LOW	HIGH	WEIGHTED AVERAGE
Discounted cash flow	Power prices	$10.36 per MWh	$49.78 per MWh	$34.98 per MWh
Discounted cash flow	Power contract costs (in thousands)	$3,185 per qtr	$5,030 per qtr	$4,663 per qtr

(5) Retirement Benefits

        PSE has a defined benefit pension plan covering substantially all PSE employees. Pension benefits earned are a function of age, salary, years of service and, in the case of employees in the cash balance formula plan, the applicable annual interest crediting rates. PSE also maintains a non-qualified Supplemental Executive Retirement Plan (SERP) for its key senior management employees. In addition to providing pension benefits, PSE provides group health care and life insurance benefits for certain retired employees. These benefits are provided principally through an insurance company. The insurance premiums, paid primarily by retirees, are based on the benefits provided during the year.

        The February 6, 2009 merger of Puget Energy with Puget Holdings triggered a new basis of accounting for PSE's retirement benefit plans in the Puget Energy consolidated financial statements. Such purchase accounting adjustments associated with the remeasurement of the retirement plans are recorded at Puget Energy.

        The following tables summarize the Company's net periodic benefit cost for the three and six months ended June 30, 2012 and 2011:

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS
					OTHER BENEFITS
PUGET ENERGY THREE MONTHS ENDED JUNE 30, (DOLLARS IN THOUSANDS)
	2012	2011	2012	2011	2012	2011
Components of net periodic benefit cost:
Service cost	$4,229	$4,059	$268	$310	$32	$31
Interest cost	6,551	6,630	538	548	188	204
Expected return on plan assets	(9,101)	(8,860)	—	—	(109)	(125)
Amortization of prior service cost	(495)	(495)	—	—	—	—
Amortization of net loss (gain)	234	—	176	90	17	1

Net periodic benefit cost	$1,418	$1,334	$982	$948	$128	$111

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Retirement Benefits (Continued)

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS
					OTHER BENEFITS
PUGET ENERGY SIX MONTHS ENDED JUNE 30, (DOLLARS IN THOUSANDS)
	2012	2011	2012	2011	2012	2011
Components of net periodic benefit cost:
Service cost	$8,463	$8,119	$537	$620	$70	$62
Interest cost	12,993	13,259	1,076	1,096	375	409
Expected return on plan assets	(18,102)	(17,720)	—	—	(218)	(250)
Amortization of prior service cost	(990)	(990)	—	—	—	—
Amortization of net loss (gain)	384	—	351	180	27	1

Net periodic benefit cost	$2,748	$2,668	$1,964	$1,896	$254	$222

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS
					OTHER BENEFITS
PUGET SOUND ENERGY THREE MONTHS ENDED JUNE 30, (DOLLARS IN THOUSANDS)
	2012	2011	2012	2011	2012	2011
Components of net periodic benefit cost:
Service cost	$4,229	$4,059	$268	$310	$32	$31
Interest cost	6,551	6,630	538	548	188	204
Expected return on plan assets	(10,434)	(11,056)	—	—	(109)	(125)
Amortization of prior service cost	(393)	(394)	74	141	9	16
Amortization of net loss (gain)	3,790	2,695	358	298	(63)	(109)
Amortization of transition obligation	—	—	—	—	12	13

Net periodic benefit cost	$3,743	$1,934	$1,238	$1,297	$69	$30

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS
					OTHER BENEFITS
PUGET SOUND ENERGY SIX MONTHS ENDED JUNE 30, (DOLLARS IN THOUSANDS)
	2012	2011	2012	2011	2012	2011
Components of net periodic benefit cost:
Service cost	$8,463	$8,119	$537	$620	$70	$62
Interest cost	12,993	13,259	1,076	1,096	375	409
Expected return on plan assets	(20,767)	(22,112)	—	—	(217)	(250)
Amortization of prior service cost	(787)	(786)	146	281	18	31
Amortization of net loss (gain)	7,508	5,389	716	598	(123)	(217)
Amortization of transition obligation	—	—	—	—	25	25

Net periodic benefit cost	$7,410	$3,869	$2,475	$2,595	$148	$60

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Retirement Benefits (Continued)

        The following table summarizes the Company's change in benefit obligation for the periods ended June 30, 2012 and December 31, 2011:

	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
PUGET ENERGY AND PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	SIX MONTHS ENDED JUNE 30, 2012	YEAR ENDED DECEMBER 31, 2011	SIX MONTHS ENDED JUNE 30, 2012	YEAR ENDED DECEMBER 31, 2011	SIX MONTHS ENDED JUNE 30, 2012	YEAR ENDED DECEMBER 31, 2011
Change in benefit obligation:
Benefit obligation at beginning of period	$565,997	$532,615	$48,370	$44,322	$16,436	$16,579
Service cost	8,463	15,822	537	1,241	70	113
Interest cost	12,993	26,263	1,076	2,192	375	807
Actuarial loss/(gain)	2,030	18,485	—	4,467	(132)	384
Benefits paid	(20,950)	(27,188)	(4,271)	(2,687)	(866)	(1,855)
Medicare part D subsidiary received	—	—	—	—	505	408
Curtailment loss/(gain)(1)	—	—	—	(1,165)	—	—

Benefit obligation at end of period	$568,533	$565,997	$45,712	$48,370	$16,388	$16,436

(1)
A curtailment gain was recognized in OCI due to the plan amendment that ceased SERP benefits for non-officers still in the plan as of December 31, 2011.

        The fair value of the Company's qualified pension plan assets was $498.7 million and $479.8 million at June 30, 2012 and December 31, 2011, respectively.

        The aggregate expected contributions by the Company to fund the qualified pension plan, SERP and the other postretirement plans for the year ending December 31, 2012 are expected to be at least $18.8 million, $6.1 million and $0.9 million, respectively. During the three months ended June 30, 2012, the Company contributed $5.7 million, $0.4 million and $0.1 million to fund the qualified pension plan, SERP and the other postretirement plan, respectively. During the six months ended June 30, 2012, the Company contributed $11.4 million, $4.3 million and $0.5 million to fund the qualified pension plan, SERP and the other postretirement plan, respectively.

(6) Regulation and Rates

        On May 7, 2012, the Washington Commission issued its order in PSE's consolidated electric and natural gas general rate case filed in June 2011, approving a general rate increase for electric customers of $63.3 million or 3.2% annually, and an increase in natural gas rates of $13.4 million or 1.3% annually. The rate increases for electric and natural gas customers became effective May 14, 2012. In its order, the Washington Commission approved a weighted cost of capital of 7.8% and a capital structure that included 48.0% common equity with a return on equity of 9.80%.

        On June 1, 2012, PSE filed with the Washington Commission a petition seeking an Accounting Order authorizing PSE to change the existing natural gas conservation tracker mechanism into a rider

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Regulation and Rates (Continued)

mechanism to be consistent with the electric conservation program recovery. The accounting petition requested the ability to recover the costs associated with the Company's current gas conservation programs via transfers from amounts deferred for the over-recovery of commodity costs in the Company's PGA commodity account. The Commission granted PSE's accounting petition on June 28, 2012. The approved accounting petition resulted in an increase to gas conservation revenues of $6.9 million and an increase to conservation amortization expense of $6.6 million, the difference being recognized as revenue sensitive taxes.

(7) Litigation

        Residential Exchange.    The Northwest Power Act, through the Residential Exchange Program (REP), provides access to the benefits of low-cost federal hydroelectric power to residential and small farm customers of regional utilities, including PSE. The program is administered by the Bonneville Power Administration (BPA). Pursuant to agreements (including settlement agreements) between the BPA and PSE, the BPA has provided payments of REP benefits to PSE, which PSE has passed through to its residential and small farm customers in the form of electricity bill credits.

        In 2007, the U.S. Court of Appeals for the Ninth Circuit ruled that REP agreements of the BPA with PSE and a number of other investor-owned utilities were inconsistent with the Northwest Power Act. Since that time, those investor-owned utilities, including PSE, the BPA and other parties have been involved in ongoing litigation at the Ninth Circuit relating to the amount of REP benefits paid to utilities, including PSE, for the fiscal year 2002 through fiscal year 2011 period and the amount of REP benefits to be paid going forward.

        In July 2011, the BPA, PSE and a number of other parties entered into a settlement agreement that by its terms if upheld in its entirety would resolve the disputes between BPA and PSE regarding REP benefits paid for the fiscal year 2002-fiscal year 2011 period. In October 2011, certain other parties challenged BPA decisions with regard to its entering into this most recent settlement agreement. Pending disposition of this challenge, the other pending Ninth Circuit litigation regarding REP benefits for the fiscal year 2002 through fiscal year 2011 period has been stayed by the Ninth Circuit.

        Due to the pending and ongoing proceedings, PSE is unable to reasonably estimate any amounts of REP payments—either to be recovered by the BPA or to be paid for any future periods to PSE—and is unable to determine the impact, if any, these proceedings and litigation may have on PSE. However, the Company believes it is unlikely that any unfavorable outcome would have a material adverse effect on PSE because REP benefits received by PSE are passed through to PSE's residential and small farm customers.

        Pacific Northwest Refund Proceeding.    In October 2000, PSE filed a complaint with the FERC (Docket No. EL01-10) against "all jurisdictional sellers" in the Pacific Northwest seeking prospective price caps consistent with any result the FERC ordered for the California markets. The FERC issued an order including price caps in July 2001, and PSE moved to dismiss the proceeding. In response to PSE's motion, various entities intervened and sought to convert PSE's complaint into one seeking retroactive refunds in the Pacific Northwest. The FERC rejected that effort, after holding what the FERC referred to as a "preliminary evidentiary hearing" before an administrative law judge. On October 3, 2011, after appellate reviews, the FERC issued an Order on Remand and set the matter for hearing before an administrative law judge, but first requiring the parties to engage in settlement talks that began in the fall of 2011 and are ongoing. On July 2, 2012 PSE and one of the parties to the refund proceeding (Tacoma) filed a settlement as to Tacoma's claims against PSE, under which PSE

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Litigation (Continued)

will pay Tacoma for a full release. Seattle City Light and the Port of Seattle are the other parties that have asserted claims against PSE. PSE cannot predict whether settlement with those parties can be achieved. The hearing as to all unresolved claims is expected to begin in April 2013. PSE has not taken any reserve on this matter as it believes it has no exposure, and intends to vigorously defend its position but is unable to predict the outcome of this matter.

        Other Proceedings.    The Company is also involved in litigation relating to claims arising out of its operations in the normal course of business. The Company has recorded reserves of $3.6 million and $2.6 million relating to these claims as of June 30, 2012 and 2011, respectively.

(8) Other

        Bond Issuances.    On June 15, 2012, Puget Energy issued $450.0 million of senior secured notes. The notes are secured by substantially all of Puget Energy's assets, which consist primarily of the equity interests it holds in PSE. The notes mature on July 15, 2022 and have an interest rate of 5.625%. Net proceeds from the note offering were used by Puget Energy to pay down $425.0 million of the $859.0 million balance outstanding on a five-year $1.0 billion revolving senior secured credit facility put in place in February 2012. As of June 30, 2012, the balance on the senior secured credit facility was $434.0 million.

        Allowance for Funds Used During Construction (AFUDC).    AFUDC represents the cost of both debt and equity funds used to finance utility plant additions during the construction period. The amount of AFUDC recorded in each accounting period varies depending principally upon the level of construction work in progress and the AFUDC rate used. AFUDC is capitalized as a part of the cost of utility plant and is credited to interest expense and as a non-cash item to other income. Cash inflow related to AFUDC does not occur until these charges are reflected in rates.

        The AFUDC rates authorized by the Washington Commission for natural gas and electric utility plant additions is 7.8% which was effective May 14, 2012.

        The Washington Commission authorized the Company to calculate AFUDC using its allowed rate of return. To the extent amounts calculated using this rate exceed the AFUDC calculated rate using the FERC formula, PSE capitalizes the excess as a deferred asset, crediting other income. The deferred asset is amortized over the average useful life of PSE's non-project electric utility plant, which is approximately 30 years.

        The following table presents the Company's AFUDC amounts:

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(DOLLARS IN THOUSANDS)	2012	2011	2012	2011
Equity AFUDC	$5,179	$8,299	$14,485	$12,033
Washington Commission AFUDC	178	365	319	4,271

Total in other income	5,357	8,664	14,804	16,304
Debt AFUDC	4,687	7,597	11,982	12,001

Total AFUDC	$10,044	$16,261	$26,786	$28,305

Puget Energy, Inc.

OFFER TO EXCHANGE ITS
5.625% Senior Secured Notes due 2022
that have been registered under the
Securities Act of 1933, as amended
for any and all of its outstanding
5.625% Senior Secured Notes due 2022
that were issued and sold in a transaction
exempt from registration
under the Securities Act of 1933, as amended

P R O S P E C T U S

October 30, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article 8 of Puget Energy's amended and restated articles of incorporation and Article VII of Puget Energy's amended and restated bylaws provide for indemnification of Puget Energy's directors and officers to the maximum extent permitted by Washington law, except for (i) acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law by the person, (ii) conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property, or services to which such person was not legally entitled.

        Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of Puget Energy's amended and restated articles of incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to Puget Energy and its shareholders.

        Officers and directors of Puget Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

          Reference is made to the Exhibit Index starting on page E-1.

Item 21.    Undertakings

        The undersigned Registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 30th day of October, 2012.

PUGET ENERGY, INC.
By:	/s/ DANIEL A. DOYLE
	Name:	Daniel A. Doyle
	Title:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on October 30, 2012.

Signature	Title

* Kimberly J. Harris	President and Chief Executive Officer (Principal Executive Officer)
/s/ DANIEL A. DOYLE Daniel A. Doyle	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MICHAEL J. STRANIK Michael J. Stranik	Controller and Principal Accounting Officer
* William S. Ayer	Director
* Andrew Chapman	Director
* Melanie J. Dressel	Director
* Daniel Fetter	Director

S-1

Signature	Title

* Benjamin Hawkins	Director
* Alan W. James	Director
* Christopher J. Leslie	Director
* John D. McMahon	Director
* Mary O. McWilliams	Director
* Chris Trumpy	Director
* Mark Wiseman	Director

*By:	/s/ DONALD E. GAINES Donald E. Gaines Attorney-in-Fact

S-2

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated October 25, 2007, by and among Puget Energy, Inc., Padua Holdings LLC, Padua Intermediate Holdings Inc. and Padua Merger Sub Inc. (incorporated herein by reference to Exhibit 2.1 to Puget Energy's Current Report on Form 8-K, dated October 25, 2007, Commission File No. 1-16305).
3.1	Amended Articles of Incorporation of Puget Energy (incorporated herein by reference to Exhibit 3.1 to Puget Energy's Current Report on Form 8-K, dated February 6, 2009, Commission File No. 1-16305).
3.2
Amended and Restated Bylaws of Puget Energy dated February 6, 2009 (incorporated herein by reference to Exhibit 3.3 to Puget Energy's Current Report on Form 8-K, dated February 6, 2009, Commission File No. 1-16305).
4.1	Indenture dated December 6, 2010 (incorporated herein by reference to Exhibit 4.1 to Puget Energy's Current Report on Form 8-K, dated December 1, 2010, Commission File No. 1-16305).
4.2	First Supplemental Indenture dated December 6, 2010 (incorporated herein by reference to Exhibit 4.2 to Puget Energy's Current Report on Form 8-K, dated December 1, 2010, Commission File No. 1-16305).
4.3	Second Supplemental Indenture dated June 3, 2011 (incorporated herein by reference to Exhibit 4.1 to Puget Energy's Current Report on Form 8-K, dated June 6, 2011, Commission File No. 1-16305).
4.3	Third Supplemental Indenture dated June 15, 2012 (incorporated herein by reference to Exhibit 4.1 to Puget Energy's Current Report on Form 8-K, dated June 15, 2012, Commission File No. 1-16305).
4.4
Registration Rights Agreement, dated as of June 15, 2012, among Puget Energy, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several initial purchasers party thereto (incorporated herein by reference to Exhibit 4.4 to Puget Energy's Current Report on Form 8-K, dated June 15, 2012, Commission File No. 1-16305).
4.5
Form of Puget Energy, Inc. 5.625% Exchange Note due 2022 (incorporated herein by reference to Exhibit 4.5 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
5.1
Opinion of Perkins Coie LLP as to legality of the Exchange Notes issued by Puget Energy, Inc (incorporated herein by reference to Exhibit 5.1 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
12.1
Computation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 12.1 to Puget Energy's Quarterly Report on Form 10-Q for the period ended June 30, 2012, Commission File No. 1-16305).
21.1	List of Subsidiaries of Registrant (incorporated herein by reference Exhibit 21.1 to Puget Energy's Annual Report on Form 10-K for the period ended December 31, 2011, Commission File No. 1-16305).
23.1	Consent of Independent Registered Public Accounting Firm.

E-1

Exhibit Number	Description
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1) (incorporated herein by reference to Exhibit 23.2 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
24.1	Power of Attorney (incorporated herein by reference to Exhibit 24.1 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
25.1
Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as Trustee under the Indenture relating to Energy's 5.625% Senior Secured Notes due 2022 (incorporated herein by reference to Exhibit 25.1 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
99.1	Form Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
99.2	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.2 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
99.3	Form of Letter to DTC Participants (incorporated herein by reference to Exhibit 99.3 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
99.4	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.4 to Puget Energy's Registration Statement on Form S-4 filed on August 30, 2012, Commission File No. 333-183628).
*101.INS	XBRL Instance Document.
*101.SCH	XBRL Taxonomy Extension Schema Document.
*101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
*101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
*101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
*101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
*
In accordance with Rule 406T of Regulation S-T, the XBRL information in Exhibit 101 to this registration statement shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

E-2